      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2001

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ANTIGENICS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              2836                             06-1562417
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                            ------------------------

                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                              GARO H. ARMEN, PH.D.
                                ANTIGENICS INC.
                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

                  PAUL M. KINSELLA                                                       JEFFREY R. HARDER
                 PALMER & DODGE LLP                                                 ANDREWS & KURTH L.L.P.
                 ONE BEACON STREET                                        2170 BUCKTHORNE PLACE, SUITE 150
            BOSTON, MASSACHUSETTS 02108                                         THE WOODLANDS, TEXAS 77380
                   (617) 573-0100                                                           (713) 220-4312

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as practicable after the effective time of this Registration Statement and the effective time of the merger contemplated by the Agreement and Plan of Merger among Antigenics Inc., Nasa Merger Corp. and Aronex Pharmaceuticals, Inc., dated as of April 23, 2001, which is attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                                  MAXIMUM AGGREGATE        PROPOSED
          TITLE OF EACH CLASS OF               AMOUNT TO BE        OFFERING PRICE      MAXIMUM AGGREGATE        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED            PER UNIT          OFFERING PRICE      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Antigenics Inc. common stock, par value
  $0.01 per share.........................     3,216,925(1)        Not Applicable       $32,959,909(2)          $8,240(3)
Contingent Value Rights(4)................     31,378,366(5)       Not Applicable       Not Applicable       Not Applicable
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock of the Registrant to be issued in connection with the merger of Aronex Pharmaceuticals with a wholly owned subsidiary of the Registrant (including shares of Antigenics common stock underlying the contingent value rights). Based upon an exchange ratio of .0917 of a share of Antigenics common stock for each share of Aronex Pharmaceuticals common stock and assumes (a) 26,020,191 shares of Aronex Pharmaceuticals common stock outstanding on May 16, 2001 and (b) 4,783,462 shares of Aronex Pharmaceuticals common stock that may be issued between May 16, 2001 and the closing of the merger.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). Based upon the average of the high and low sales prices for Aronex Pharmaceuticals common stock on May 17, 2001 as reported on the Nasdaq National Market.

(3) Calculated pursuant to Rules 457(f) and 457(c) under the Securities Act.

(4) Contingent Value Rights issued to holders of shares of Aronex
    Pharmaceuticals common stock in connection with the merger of Aronex Pharmaceuticals and a subsidiary of Antigenics, assuming the exercise of all underlying Aronex Pharmaceuticals options, warrants, and convertible note (whether or not currently exercisable).

(5) Based on one contingent value right for each share of Aronex Pharmaceuticals common stock outstanding on May 16, 2001, assuming the exercise of all underlying Aronex Pharmaceuticals options, warrants, and convertible note (whether or not exercisable).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 23, 2001

                  [ARONEX LOGO]                                      [ANTIGENICS LOGO]
       PROXY STATEMENT FOR SPECIAL MEETING                     PROSPECTUS OF ANTIGENICS INC.
               OF STOCKHOLDERS OF                          UP TO      SHARES OF COMMON STOCK AND
          ARONEX PHARMACEUTICALS, INC.                      UP TO      CONTINGENT VALUE RIGHTS.

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Antigenics Inc. and Aronex Pharmaceuticals, Inc. have unanimously approved a merger agreement between Aronex Pharmaceuticals, Antigenics and a wholly-owned subsidiary of Antigenics. As a result of the merger, Aronex Pharmaceuticals will become a wholly-owned subsidiary of Antigenics.

     In the merger, each share of Aronex Pharmaceuticals common stock will be converted into between 0.0550 and 0.0917 of a share of Antigenics common stock. In addition, each share of Aronex Pharmaceuticals common stock will receive a contingent value right that may entitle its holder to between .0075 and .0125 of a share of Antigenics common stock in the event that a milestone is achieved by July 6, 2002. Antigenics common stock is listed on the Nasdaq National Market
under the trading symbol "AGEN," and on May   , 2001, AGEN closed at $     per
share.

     AFTER CAREFUL CONSIDERATION, ARONEX PHARMACEUTICALS'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS. ARONEX PHARMACEUTICALS'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT.

     This proxy statement/prospectus provides you with detailed information about Aronex Pharmaceuticals, Antigenics and the merger. Each company has provided the information about itself. Please give all of the information contained in this proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE [ ] OF THIS PROXY STATEMENT/PROSPECTUS BEFORE YOU VOTE.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT. THE FAILURE TO VOTE BY NOT RETURNING YOUR PROXY CARD, OR THE FAILURE TO INSTRUCT YOUR BROKER TO VOTE, OPERATES AS A VOTE AGAINST THE MERGER.

                             GEOFFREY F. COX, PH.D.
               Chairman of the Board and Chief Executive Officer
                          Aronex Pharmaceuticals, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE ANTIGENICS COMMON STOCK OR CONTINGENT VALUE RIGHTS TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated                , 2001 and was
first mailed to stockholders on or about                , 2001.

                                           , 2001

                         [ARONEX PHARMACEUTICALS LOGO]

                          8707 TECHNOLOGY FOREST PLACE
                        THE WOODLANDS, TEXAS 77381-1191

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON             , 2001 AT 9:00 A.M.

                            ------------------------

To the Stockholders of Aronex Pharmaceuticals, Inc.:

     We will hold a special meeting of our stockholders at the offices of Palmer
& Dodge LLP, One Beacon Street,   Floor, Boston, Massachusetts 02108, on
            , 2001, at 9:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to adopt the merger agreement among us, Antigenics Inc., and its merger subsidiary. In the merger, we will become a wholly-owned subsidiary of Antigenics, and each outstanding share of our common stock will be converted into the right to receive between 0.0550 and 0.0917 of a share of Antigenics common stock and contingent value rights to receive between 0.0075 and 0.0125 of a share of Antigenics common stock upon the achievement of a milestone.

     2. To transact such other business as may properly be brought before the special meeting or any adjournment of it by our board of directors.

     We cannot complete the merger unless a majority of the shares outstanding
on             , 2001, the record date for the special meeting, affirmatively adopt the merger agreement. Only stockholders who owned shares of our common
stock at the close of business on             , 2001 are entitled to notice of,
and to vote at, the special meeting and any adjournments or postponements of it.

     For more information about the merger, please review the accompanying proxy statement/prospectus and the merger agreement attached as Annex A.

                                          By Order of the Board of Directors,

                                          Terance A. Murnane,
                                          Secretary

The Woodlands, Texas
            , 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Antigenics and Aronex Pharmaceuticals from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

               ANTIGENICS INC.                          ARONEX PHARMACEUTICALS, INC.
              INVESTOR RELATIONS                             INVESTOR RELATIONS
         630 FIFTH AVENUE, SUITE 2100                   8707 TECHNOLOGY FOREST PLACE
           NEW YORK, NEW YORK 10111                     THE WOODLANDS, TX 77381-1191
                (212) 332-4774                                 (281) 367-1666

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [INSERT DATE NO LATER THAN 5 BUSINESS DAYS PRIOR TO MEETING] IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     See "Where You Can Find More Information" beginning on page   .

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Questions & Answers About The Merger........................     1
Summary.....................................................     2
Antigenics Selected Historical Financial Data...............     8
Aronex Pharmaceuticals Selected Historical Financial Data...    10
Selected Unaudited Pro Forma Consolidated Financial
  Information...............................................    12
Comparative Per Share Data..................................    13
Risk Factors................................................    14
Special Note Regarding Forward-Looking Statements...........    29
The Aronex Pharmaceuticals Special Meeting..................    30
Background and Reasons For the Merger.......................    33
  Background................................................    33
  Joint Reasons for the Merger..............................    34
  Aronex Pharmaceuticals's Reasons For The Merger...........    35
  Recommendation of Aronex Pharmaceuticals's Board of
     Directors..............................................    36
  Opinion of Aronex Pharmaceuticals's Financial Advisor.....    36
  Antigenics's Reasons for the Merger.......................    43
  Potential Conflicts and Interests of Aronex
     Pharmaceuticals Management in the Merger...............    43
The Merger and the Merger Agreement.........................    45
  General Description of the Merger.........................    45
  Effective Time............................................    45
  Merger Consideration for Aronex Pharmaceuticals Stock and
     Exchange Ratios........................................    45
  No Fractional Shares......................................    46
  Exchange of Aronex Pharmaceuticals Stock Certificates.....    47
  Treatment of Aronex Pharmaceuticals Stock Options,
     Warrants, and Convertible Note.........................    47
  Treatment of Aronex Pharmaceuticals Benefits and Stock
     Purchase Plans and Other Employee Matters..............    49
  Accounting Treatment......................................    49
  Material United States Federal Income Tax Consequences of
     the Merger.............................................    50
  Representations and Warranties............................    53
  Conditions to the Merger..................................    54
  Termination of the Merger Agreement.......................    55
  Termination Fees and Expenses.............................    55
  Amendments and Waivers....................................    56
  Appraisal or Dissenters' Rights...........................    56
  Nasdaq Listing of Antigenics common stock.................    56
  Delisting of Aronex Pharmaceuticals Stock.................    56
  Resales of Antigenics common stock by Aronex
     Pharmaceuticals Affiliates.............................    57
  Regulatory Matters........................................    57
Business Of Antigenics......................................    58
Business of Aronex Pharmaceuticals..........................    59
Aronex Pharmaceuticals Management's Discussion and Analysis
  of Financial Condition and Results of Operations..........    74
Material Contracts with Aronex Pharmaceuticals..............    79
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................    80
Management After the Merger.................................    86
Stock Ownership of Directors, Executive Officers and
  Principal Stockholders....................................    87

                                                               PAGE
                                                               ----
Comparative Stock Prices and Dividends......................    88
Comparison of Rights of Antigenics and Aronex
  Pharmaceuticals Stockholders..............................    90
Legal Matters...............................................    94
Experts.....................................................    94
Future Aronex Pharmaceuticals Stockholder Proposals.........    94
Other Matters...............................................    95
Where You Can Find More Information.........................    95
Index To Financial Statements...............................    F-1
ANNEXES
Agreement and Plan of Merger................................  Annex A
Form of Contingent Value Right Agreement....................  Annex B
Opinion of Robertson Stephens, Inc..........................  Annex C

NOTE REGARDING TRADEMARKS

     Oncophage(R), Stimulon(R), Quilimmune(TM), Quilimmune-P(TM),
Quilimmune-M(TM), Quilvax(TM), and Quilvax-FeLV(TM) are trademarks of Antigenics Inc.

     ATRAGEN(R), Nyotran(R), Annamycin, and Aroplatin(TM) are trademarks of Aronex Pharmaceuticals, Inc.

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q:  WHAT DO I NEED TO DO NOW?

A: Carefully read and consider the information contained in this proxy statement/prospectus. Then, please complete, sign and date your proxy and return it as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy, your shares will be voted as you indicate in your proxy. If you sign and send in your proxy, but do not indicate how you want to vote, Aronex Pharmaceuticals will count your proxy as a vote FOR adoption of the merger agreement. IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE BY NOT RETURNING YOUR PROXY CARD, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER AGREEMENT.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy dated after the date of your original proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Aronex Pharmaceuticals at 8707 Technology Forest Place, The Woodlands, Texas 77381-1191. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Follow the information provided to you by your broker. WITHOUT YOUR INSTRUCTIONS, YOUR BROKER WILL NOT VOTE YOUR SHARES, WHICH WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

Q:  SHOULD I SEND IN MY ARONEX PHARMACEUTICALS STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If approved by the Aronex Pharmaceuticals stockholders, Antigenics expects to
    complete the merger by the end of             , 2001.

Q: HOW MANY SHARES OF ANTIGENICS COMMON STOCK WILL BE ISSUED TO ARONEX PHARMACEUTICALS'S STOCKHOLDERS?

A:  It is estimated that Antigenics will issue approximately
    shares of its common stock and                contingent value rights to
    Aronex Pharmaceuticals stockholders in the merger, based on the number of shares of Aronex Pharmaceuticals common stock outstanding on
                   , 2001, and based on the average closing price of Antigenics common stock as reported on the Nasdaq National Market for the ten trading
    days prior to                , 2001.

Q:  WHAT PERCENTAGE OF ANTIGENICS'S COMMON STOCK OUTSTANDING WILL THIS
    REPRESENT?

A:  These shares (not including the shares underlying the contingent value
    rights) will represent approximately      % of the outstanding Antigenics
    common stock after the merger. Antigenics shares held by its stockholders
    before the merger will represent approximately      % of the outstanding
    Antigenics shares after the merger.

                                    SUMMARY

This summary highlights what we believe is the most important information about the merger. To more fully understand the transaction, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can
Find More Information" on page   . The page references in parentheses will
direct you to a more detailed description of each topic presented in this summary.

                                 THE COMPANIES

ANTIGENICS (SEE PAGE   )

     Antigenics is a biotechnology company engaged in the discovery and development of novel immunotherapeutic drugs for the treatment of life threatening and chronic medical conditions.

     The principal executive offices of Antigenics, a Delaware corporation, are located at 630 Fifth Avenue, Suite 2100, New York, New York 10111 and its telephone number at these offices is (212) 332-4774.

ARONEX PHARMACEUTICALS (SEE PAGE   )

     Aronex Pharmaceuticals is a biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat infectious diseases and cancers.

     The principal offices of Aronex Pharmaceuticals, a Delaware corporation, are located at 8707 Technology Forest Place, The Woodlands, Texas 77381-1191, and its telephone number at these offices is (281) 367-1666.

                                   THE MERGER

SUMMARY OF THE TRANSACTION (SEE PAGE   )

     In the proposed merger, Nasa Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Antigenics, will be merged into Aronex
Pharmaceuticals. Aronex Pharmaceuticals will be the surviving corporation and the name of the surviving corporation will be Aronex Pharmaceuticals, Inc.

     The proposed merger will occur following adoption of the merger agreement by the Aronex Pharmaceuticals stockholders and satisfaction or waiver of the other conditions to the merger. The merger agreement is attached as Annex A. We encourage you to read it because it is the legal document that governs the merger.

WHAT THE HOLDERS OF ARONEX PHARMACEUTICALS COMMON STOCK WILL RECEIVE IN THE
MERGER (SEE PAGE   )

     In the proposed merger, Aronex Pharmaceuticals common stockholders will receive Antigenics common stock and contingent value rights to receive additional shares of Antigenics common stock. When Antigenics and Aronex Pharmaceuticals complete the merger, each outstanding share of Aronex Pharmaceuticals common stock will convert into a right to receive a fraction of a share of Antigenics common stock at an exchange ratio based on Antigenics common stock's then-average closing price. The average closing price will be Antigenics common stock's average closing price for the 10 trading days ending the second trading day before the closing of the merger. If the average closing price falls within $12.00 and $20.00, then the exchange ratio will equal $1.10 divided by that price. If the average closing price is less than $12.00, then the exchange ratio will be 0.0917. If the average closing price is greater than $20.00, then the exchange ratio will be 0.0550. Antigenics will not issue any fractional shares of Antigenics common stock in the merger. Instead, Aronex Pharmaceuticals stockholders will receive cash for fractional shares.

     The contingent value rights will be governed by the contingent value rights agreement, the form of which is attached to this proxy statement/prospectus as Annex B. We encourage you to read this agreement carefully. A contingent value right represents the right to receive a fraction of a share of Antigenics common stock if the U.S. Food and Drug Administration, commonly known as the FDA, approves ATRAGEN(R) for the treatment of acute promyelocytic leukemia, or APL, which is referred to in this proxy statement/prospectus as the "milestone," on or before July 6, 2002. The fraction shall equal an exchange ratio, which is calculated by dividing $0.15 by the average per share closing price of Antigenics common stock during a 10-day trading period ending the third trading day prior to the date the milestone is achieved. If the average closing price falls within $12.00 and $20.00, then the exchange ratio will equal $0.15 divided by that price. If the average closing price is less than $12.00, then the exchange ratio will be 0.0125. If the average closing price is greater than $20.00, then the exchange ratio will be .0075. In addition, the exchange ratio will be reduced in 10% increments for each $50,000 increment above $4,000,000 that Aronex Pharmaceuticals incurs certain merger transaction expenses. If these merger transaction expenses exceed $4,500,000, the exchange ratio will be 0, and no Antigenics common stock shall be issued under the contingent value rights. See "The Merger and the Merger Agreement -- Merger Consideration for Aronex Pharmaceuticals Stock and Exchange Ratios" for a description of the transaction expenses.

     If the milestone is not achieved on or before July 6, 2002 or specific merger transaction expenses are greater than $4,500,000, the holders of contingent value rights will not receive any additional shares of Antigenics common stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE   )

     We intend that the merger qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code. If the merger does qualify as a reorganization, no gain or loss will be recognized by Aronex Pharmaceuticals, Antigenics or the merger subsidiary by reason of the merger. Except for any cash you receive instead of fractional shares, you will not recognize gain or loss on your receipt of Antigenics common stock, including your receipt of any additional shares of Antigenics common stock pursuant to the contingent value rights agreement, in exchange for your shares of Aronex Pharmaceuticals stock in the merger.

     BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON EACH ARONEX PHARMACEUTICALS STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, ANTIGENICS URGES YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE   )

     Under Section 262(b) of the Delaware General Corporation Law, Aronex Pharmaceuticals stockholders do not have appraisal or dissenters' rights in connection with the merger.

ARONEX PHARMACEUTICALS'S REASONS FOR THE MERGER (SEE PAGE   )

     The Aronex Pharmaceuticals board concluded that the merger was in the best interests of Aronex Pharmaceuticals and its stockholders. In reaching its decision, the board considered, among other things:

     - Aronex Pharmaceuticals's difficulty in raising additional capital to meet its ongoing commitments as well as its drug development goals;

     - Aronex Pharmaceuticals's inability to meet the continued listing requirements of the Nasdaq National Market and the current difficulty, in light of the recent FDA non-approval letter for ATRAGEN for APL, of raising sufficient capital to satisfy such requirements;

     - increased ability of the combined company to fund research and development of Aronex Pharmaceuticals's products;

     - the opportunity the merger affords Aronex Pharmaceuticals's stockholders to reduce their exposure to the risks inherent in Aronex
       Pharmaceuticals's reliance on a limited number of currently uncommercialized products;

     - the difficulties in competing against larger companies with greater financial resources;

     - the merger will allow holders of Aronex Pharmaceuticals common stock to retain an equity interest in the combined company, to achieve greater liquidity than could be achieved by continuing to hold Aronex Pharmaceuticals common stock, and to participate in the potential growth of Antigenics;

     - the board's belief that the exchange ratio fractions are favorable based upon the recent trading prices for Aronex Pharmaceuticals and Antigenics common stock;

     - the likelihood that the merger will be consummated, including the terms and conditions of the merger agreement, and the limited conditions to the consummation of the merger;

     - the oral opinion of Robertson Stephens delivered April 20, 2001 (subsequently confirmed in a written opinion dated April 23, 2001) that as of such date and based on and subject to the assumptions, limitations, and qualifications referred to in the written opinion, the merger consideration was fair to holders of Aronex Pharmaceuticals common stock from a financial point of view; and

     - although the FDA recently rejected Aronex Pharmaceuticals's New Drug Application, or NDA, for ATRAGEN in APL, Aronex Pharmaceuticals's stockholders have the opportunity for recognizing additional consideration should the NDA be approved on or before July 6, 2002.

OPINION OF ARONEX PHARMACEUTICALS'S FINANCIAL ADVISOR (SEE PAGE   )

     In deciding to approve the merger, the Aronex Pharmaceuticals board considered an opinion from its financial advisor, Robertson Stephens, Inc. On April 23, 2001, Robertson Stephens delivered its written opinion to the Aronex Pharmaceuticals board, that as of that date and based on and subject to the assumptions, limitations, and qualifications referred to in the opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to the holders of Aronex Pharmaceuticals common stock. The full text of this written opinion is attached as Annex C to this proxy statement/prospectus. Aronex Pharmaceuticals encourages you to read this opinion carefully in its entirety. The opinion of Robertson Stephens is directed to the Aronex Pharmaceuticals board and is not a recommendation to any stockholder on how to vote on the merger or the merger agreement.

ANTIGENICS REASONS FOR THE MERGER (SEE PAGE   )

     In reaching its decision to approve the merger, the Antigenics board considered, among other things, the benefits of:

     - Aronex Pharmaceuticals's products, technology, and patent portfolio;

     - the positive effect on Antigenics's ability to produce effective therapies from acquiring Aronex Pharmaceuticals's technology; and

     - the expansion of Antigenics's product pipeline, particularly by the addition of products in the later stages of FDA approval.

                              THE SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE   )

     A special meeting of Aronex Pharmaceuticals stockholders will be held at
the offices of Palmer & Dodge LLP, One Beacon Street,                Floor,
Boston, Massachusetts 02108 on             , 2001 at 9:00 a.m., local time.

RECORD DATE; VOTING RIGHTS (SEE PAGE   )

     If you owned shares of Aronex Pharmaceuticals common stock as of the close
of business on             , 2001, the record date for the special meeting, you
may vote on the adoption of the merger agreement.

     On that date, there were        shares of Aronex Pharmaceuticals common
stock outstanding. Aronex Pharmaceuticals stockholders will have one vote at the meeting for each share of common stock they owned on the record date.

QUORUM; REQUIRED VOTES (SEE PAGES      )

     The holders of a majority of the outstanding shares of Aronex Pharmaceuticals common stock must be present, in person or by proxy, at the Aronex Pharmaceuticals special meeting for there to be a quorum. To approve the merger, holders of a majority of the outstanding shares of Aronex Pharmaceuticals common stock must vote to adopt the merger agreement. IF YOU FAIL TO VOTE BY NOT RETURNING YOUR PROXY CARD OR BY ABSTAINING FROM VOTING, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. A broker who holds Aronex Pharmaceuticals stock as your nominee generally will not have authority to vote your shares unless you provide the broker with voting instructions.

     On the record date, directors and officers of Antigenics as a group owned no shares of Aronex Pharmaceuticals stock, and directors and officers of Aronex
Pharmaceuticals as a group owned approximately      % of the outstanding shares
of Aronex Pharmaceuticals common stock.

RECOMMENDATION OF THE ARONEX PHARMACEUTICALS BOARD (SEE PAGE   )

     ARONEX PHARMACEUTICALS'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF ARONEX PHARMACEUTICALS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                           OTHER SELECTED INFORMATION

POTENTIAL CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS (SEE PAGE   )

     The officers and directors of Aronex Pharmaceuticals may have interests in the merger that are different from, or in addition to, those of Aronex Pharmaceuticals stockholders. The Aronex Pharmaceuticals and Antigenics boards were aware of these interests and considered them in approving the merger agreement.

VOTING AGREEMENTS (SEE PAGE   )

     Two Aronex Pharmaceuticals stockholders and all of Aronex Pharmaceuticals's directors and executive officers holding Aronex Pharmaceuticals stock have entered into voting agreements with Antigenics, in which they agreed to vote their shares of Aronex Pharmaceuticals common stock in favor of adopting the merger agreement. They also granted irrevocable proxies to an executive officer of Antigenics to vote their shares of Aronex Pharmaceuticals common stock at the special meeting. Approximately 3,113,764 shares of Aronex Pharmaceuticals common stock and options to acquire an additional 1,450,286 shares that are exercisable
during the 60 days following April 24, 2001, or approximately   % of the
outstanding shares and approximately % of the outstanding shares including the options, are subject to the voting agreements and irrevocable proxies. These
voting agreements effectively ensure that   % of the outstanding shares of
Aronex Pharmaceuticals common stock will vote in favor of adoption of the merger agreement.

TREATMENT OF STOCK OPTIONS AND WARRANTS (SEE PAGE   )

     Under the terms of Aronex Pharmaceuticals's amended and restated 1989 stock option plan and the amended and restated 1998 stock option plan and their related option agreements, all of the options granted under those plans shall accelerate in full and be fully exercisable immediately prior to the merger. In addition, except for an option granted to one of Aronex Pharmaceuticals's directors, all of the options granted under the Aronex Pharmaceuticals's amended and restated 1993 non-employee director stock option plan are fully exercisable or will be fully exercisable as a result of the merger.

     Each option and warrant to purchase shares of Aronex Pharmaceuticals stock outstanding after the merger will be assumed by Antigenics and will become an option or warrant, as the case may be, to acquire Antigenics common stock. Antigenics will adjust the number of shares issuable upon exercise and the exercise prices to reflect the merger's exchange ratio. If the option or warrant is exercised prior to July 6, 2002 or the date the milestone is achieved, whichever is earlier, the option holder or warrant holder will receive that number of contingent value rights equal to the number of shares of Antigenics common stock subject to the option or warrant; and if the option or warrant is exercised after the date the milestone is achieved (so long as it is achieved prior to July 6, 2002), the option holder or warrant holder will receive that number of shares of Antigenics common stock that would have been issued, if any, had the holder of the option or warrant held the contingent value rights on the date the milestone was achieved. All of the options that were accelerated as a result of the merger as described above shall remain fully exercisable following the merger.

EMPLOYEE MATTERS (SEE PAGE   )

     Antigenics has agreed to give credit for services rendered to Aronex Pharmaceuticals while employed there under its employee benefit plans to Aronex Pharmaceuticals employees who remain with the company after the merger. Antigenics has also agreed to assume Aronex Pharmaceuticals's employment, severance and other compensation agreements.

ACCOUNTING TREATMENT (SEE PAGE   )

     Antigenics expects to account for the merger under the purchase method of accounting, which means the assets and liabilities of Aronex Pharmaceuticals, including its intangible assets, will be recorded on Antigenics's books at their fair values. The results of operations and cash flows of Aronex Pharmaceuticals will be included in Antigenics's consolidated financial statements prospectively as of the closing of the merger.

REGULATORY APPROVALS (SEE PAGE   )

     We are not aware of any governmental or regulatory approvals required for closing the merger other than compliance with federal securities laws.

CONDITIONS TO THE MERGER (SEE PAGE   )

     We must satisfy the following conditions before completing the merger:

     - Aronex Pharmaceuticals stockholders must adopt the merger agreement; and

     - the registration statement of which this proxy statement/prospectus is a part must not be the subject of any stop order or related proceeding.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

     We can mutually terminate the merger agreement without completing the merger. Either Antigenics or Aronex Pharmaceuticals may terminate the agreement if the merger is not completed by September 30, 2001, and under other circumstances, including failure to obtain required stockholder approval.

TERMINATION FEES AND EXPENSES (SEE PAGE   )

     If Antigenics terminates the merger agreement under circumstances involving an alternative acquisition proposal made to or by Aronex Pharmaceuticals, or through a tender or exchange offer, or if Antigenics's closing conditions are not satisfied by Aronex Pharmaceuticals, Aronex Pharmaceuticals may be required to pay a termination fee of $1,200,000 to Antigenics. If Aronex Pharmaceuticals's closing conditions are not satisfied by Antigenics, Antigenics may be required to pay $1,200,000 to Aronex Pharmaceuticals.

     If Antigenics and Aronex Pharmaceuticals do not complete the merger, each party generally will pay its own expenses. However, if the agreement is terminated by Antigenics because Aronex Pharmaceuticals's directors have undertaken certain actions permitted under the agreement in furtherance of an alternative transaction, Aronex Pharmaceuticals will pay Antigenics's reasonable fees and expenses. If Antigenics and Aronex Pharmaceuticals complete the merger, the combined company will be responsible for unpaid expenses.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE   )

     When Antigenics and Aronex Pharmaceuticals complete the merger, Aronex Pharmaceuticals stockholders will hold shares of Antigenics common stock. Their rights will thus be governed by Antigenics's charter and by-laws.

COMPARATIVE STOCK PRICE INFORMATION AND DIVIDEND INFORMATION (SEE PAGE   )

     Antigenics common stock (Nasdaq: AGEN) and Aronex Pharmaceuticals stock (Nasdaq: ARNX) are quoted on the Nasdaq National Market. The following table presents the market value of Antigenics common stock (on a historical basis) and the market value of Aronex Pharmaceuticals common stock (on a historical and equivalent per share basis) as of April 23, 2001, the last business day before Antigenics and Aronex Pharmaceuticals publicly announced the merger agreement. The equivalent per share value of Aronex Pharmaceuticals common stock equals the closing price of Antigenics common stock multiplied by .0707.

                                                                                              EQUIVALENT PER
                                                                  ARONEX PHARMACEUTICALS      SHARE VALUE OF
                                    ANTIGENICS COMMON STOCK            COMMON STOCK               ARONEX
                                  ---------------------------    -------------------------    PHARMACEUTICALS
                                   HIGH      LOW      CLOSING    HIGH      LOW     CLOSING     COMMON STOCK
                                  ------    ------    -------    -----    -----    -------    ---------------
April 23, 2001..................  $16.05    $14.72    $15.55     $0.88    $0.80     $0.85          $1.10

     We encourage you to obtain current market quotations for Antigenics common stock and Aronex Pharmaceuticals common stock.

     The market price of Antigenics common stock is likely to fluctuate before and after the merger is completed. Antigenics cannot predict the future prices for its stock, or on which markets it will be traded in the future.

     No cash dividends have ever been paid or declared on shares of Aronex Pharmaceuticals common stock or Antigenics common stock. Antigenics does not anticipate paying cash dividends on its stock in the foreseeable future.

                 ANTIGENICS SELECTED HISTORICAL FINANCIAL DATA

     Antigenics is providing the following information to aid you in your analysis of the financial aspects of the merger. Antigenics derived the selected balance sheet data set forth below as of December 31, 1999 and 2000, and the statement of operations data for each of the years in the three-year period ended December 31, 2000, from its audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. Antigenics derived the selected balance sheet data as of December 31, 1998, and selected statement of operations data for the two years ended December 31, 1996 and 1997, from its audited financial statements which are not included in this proxy statement/prospectus.

     Antigenics derived the selected financial data for the three months ended March 31, 2000 and 2001 from its unaudited consolidated financial statements which are incorporated by reference into this proxy statement/prospectus. The unaudited consolidated financial statement data includes, in Antigenics's opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of their financial position and the results of their operations for these periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2001. This information is only a summary and you should read it in conjunction with Antigenics's historical consolidated financial statements and related notes and "Antigenics's Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Antigenics's annual reports, quarterly reports, and other information on file with the SEC. For more details on how you can obtain these reports and other information, you should read the section of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on
page   .

     Prior to Antigenics's converting to a corporation in February 2000, as a limited liability company, no federal, state or local income taxes were levied on Antigenics. Each member of the limited liability company was individually responsible for reporting his share of Antigenics's net income or loss on his personal tax returns. As a result, Antigenics will not be able to offset future taxable income, if any, against losses incurred prior to the closing of the conversion to a corporation.

     Given Antigenics's history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets, net of deferred tax liabilities, will not be realized. Therefore, there is no income tax benefit in the consolidated financial statements for periods ended after February 2000 because of a loss before income taxes and the need to recognize a valuation allowance on net deferred tax assets.

     Increases in cash and cash equivalents, total current assets, total assets and stockholders' equity in the periods presented below include the effects of the receipt of net proceeds from Antigenics's equity offerings that totaled approximately $18.0 million, $41.4 million, and $66.8 million in 1998, 1999, and 2000. In addition, in November 2000, Antigenics acquired Aquila Biopharmaceuticals, Inc. through the issuance of Antigenics common stock. The acquisition of Aquila was accounted for as a purchase and resulted in increases in total assets, liabilities and stockholders' equity of $14.6 million, $5.3 million and $16.9 million respectively, after the write-off of acquired in-process research and development of $25.8 million.

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                       YEAR ENDED DECEMBER 31,                    MARCH 31,
                                          -------------------------------------------------   -----------------
                                           1996      1997      1998       1999       2000      2000      2001
                                          -------   -------   -------   --------   --------   -------   -------
                                                                                                 (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue...............................  $    --   $    --   $    --   $     --   $    443   $    --   $   884
  Expenses:
    Cost of sales.......................       --        --        --         --       (363)       --      (226)
    Research and development............   (2,077)   (2,725)   (5,947)   (11,377)   (17,575)   (3,530)   (6,168)
    General and administrative..........   (1,800)   (1,589)   (3,693)    (7,480)    (9,190)   (1,900)   (2,949)
    Acquired in-process research and
      development.......................       --        --        --         --    (25,800)       --        --
                                          -------   -------   -------   --------   --------   -------   -------
  Operating loss........................   (3,877)   (4,314)   (9,640)   (18,857)   (52,485)   (5,430)   (8,459)
  Interest income, net..................      281       481       736        723      5,756     1,067     1,152
  Non-operating income..................      250        --        --         10         --        --        --
                                          -------   -------   -------   --------   --------   -------   -------
  Net loss(1)...........................  $(3,346)  $(3,833)  $(8,904)  $(18,124)  $(46,729)  $(4,363)  $(7,307)
                                          =======   =======   =======   ========   ========   =======   =======
  Net loss per share, basic and
    diluted.............................  $ (0.23)  $ (0.25)  $ (0.54)  $  (1.00)  $  (1.90)  $ (0.19)  $ (0.27)
                                          =======   =======   =======   ========   ========   =======   =======
  Weighted average number of shares
    outstanding, basic and diluted......   14,602    15,401    16,459     18,144     24,659    22,991    27,341
                                          =======   =======   =======   ========   ========   =======   =======

                                                       AS OF DECEMBER 31,        AS OF MARCH 31, 2001
                                                  ----------------------------   --------------------
                                                   1998      1999       2000         (UNAUDITED)
                                                  -------   -------   --------   --------------------
BALANCE SHEET DATA:
  Cash and cash equivalents.....................  $22,168   $46,418   $ 99,139         $ 90,078
  Total current assets..........................   22,447    47,672    101,593           93,082
  Total assets..................................   26,636    56,004    127,966          119,251
  Total current liabilities.....................    2,285     2,171      8,611            6,819
  Long-term liabilities, less current portion...      709     2,155      2,651            2,264
  Stockholders' equity..........................   23,641    51,678    116,703          110,168

---------------
(1) Prior to Antigenics's conversion from a limited liability company to a corporation in February 2000, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on United States limited liability companies, each member of the limited liability company was individually responsible for reporting his share of the company's net income or loss. Accordingly, Antigenics has not provided for income taxes in their consolidated financial statements for periods before February 2000. Given Antigenics's history of incurring operating losses, no income tax benefit is recognized in their consolidated financial statements for periods after February 2000 because of a loss before income taxes and the need to recognize a valuation allowance on net deferred tax assets.

           ARONEX PHARMACEUTICALS SELECTED HISTORICAL FINANCIAL DATA

     The selected financial data set forth below are derived from Aronex Pharmaceuticals's financial statements as of and for each of the years in the five-year period ended December 31, 2000, which have been audited by Arthur Andersen LLP, independent public accountants and unaudited financial statements for the three months ended March 31, 2000 and 2001. In order to complete the development and other activities to commercialize Aronex Pharmaceuticals's products, additional financing will be required. Accordingly, Aronex Pharmaceuticals's independent public accountants' report on the financial statements for the year ended December 31, 2000 includes an explanatory fourth paragraph expressing substantial doubt about Aronex Pharmaceuticals's ability to continue as a going concern. In Aronex Pharmaceuticals's opinion, the information for the three months ended March 31, 2000 and 2001 reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and financial condition. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary and you should read it in conjunction with Aronex Pharmaceuticals's historical financial statements and related notes and "Aronex Pharmaceuticals Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this proxy statement/prospectus.

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                      YEAR ENDED DECEMBER 31,                     MARCH 31,
                                        ---------------------------------------------------   -----------------
                                         1996       1997       1998       1999       2000      2000      2001
                                        -------   --------   --------   --------   --------   -------   -------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Research and development grants and
    contracts.........................  $ 2,670   $    841   $  6,737   $ 11,052   $  3,219   $ 1,451   $    92
                                        -------   --------   --------   --------   --------   -------   -------
Expenses:
  Research and development............   10,357     13,993     22,793     21,494     16,611     5,800     2,090
  Purchase of in-process research and
    development.......................      242      3,000         --         --         --        --        --
  Selling, general and
    administrative....................    1,620      2,641      3,354      4,652      3,241       699     1,009
                                        -------   --------   --------   --------   --------   -------   -------
  Total expenses......................   12,219     19,634     26,147     26,146     19,852     6,499     3,099
                                        -------   --------   --------   --------   --------   -------   -------
Operating loss........................   (9,549)   (18,793)   (19,410)   (15,094)   (16,633)   (5,048)   (3,007)
Other income (expense):
  Interest income.....................    1,692      2,059      1,265      1,330        926       221       106
  Gain on sale of investments.........       --         --         --         --      2,653     2,653        --
  Interest expense and other..........     (173)      (257)       (86)      (330)      (448)     (127)     (162)
                                        -------   --------   --------   --------   --------   -------   -------
  Other income (expense), net.........    1,519      1,802      1,179      1,000      3,131     2,747       (56)
Net loss before cumulative effect of
  change in accounting principle......   (8,030)   (16,991)   (18,231)   (14,094)   (13,502)   (2,301)   (3,063)
Cumulative effect of change in
  accounting principle................       --         --         --         --     (4,455)   (4,455)       --
                                        -------   --------   --------   --------   --------   -------   -------
    Net loss..........................  $(8,030)  $(16,991)  $(18,231)  $(14,094)  $(17,957)  $(6,756)  $(3,063)
                                        =======   ========   ========   ========   ========   =======   =======
Loss per share before cumulative
  effect of change in accounting
  principle...........................  $ (0.62)  $  (1.14)  $  (1.17)  $  (0.65)  $  (0.54)  $ (0.10)  $ (0.12)
Cumulative effect of change in
  accounting principle................       --         --         --         --      (0.18)    (0.19)       --
                                        -------   --------   --------   --------   --------   -------   -------
    Net loss per share................  $ (0.62)  $  (1.14)  $  (1.17)  $  (0.65)  $  (0.72)  $ (0.29)  $ (0.12)
                                        =======   ========   ========   ========   ========   =======   =======

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                      YEAR ENDED DECEMBER 31,                     MARCH 31,
                                        ---------------------------------------------------   -----------------
                                         1996       1997       1998       1999       2000      2000      2001
                                        -------   --------   --------   --------   --------   -------   -------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)             (UNAUDITED)
Weighted average shares used in
  computing basic and diluted loss per
  share...............................   13,048     14,896     15,571     21,727     24,847    22,881    25,974
Pro forma amounts assuming the
  accounting change is applied
  retroactively:
    Net loss..........................  $(8,030)  $(16,991)  $(23,104)  $(13,676)
                                        =======   ========   ========   ========
    Net loss per share................  $ (0.62)  $  (1.14)  $  (1.48)  $  (0.63)
                                        =======   ========   ========   ========

                                                      AS OF DECEMBER 31,                     AS OF MARCH 31, 2001
                                    ------------------------------------------------------   --------------------
                                      1996       1997       1998       1999        2000
                                    --------   --------   --------   ---------   ---------       (UNAUDITED)
                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term and long-term
  investments.....................  $ 41,388   $ 29,954   $ 20,390   $  20,252   $   9,075        $   5,258
Total assets......................    44,281     32,125     23,045      22,734      11,042            7,183
Total long-term obligations.......       146          6      1,012       3,517       3,620            3,445
Deficit accumulated during
  development stage...............   (52,213)   (69,204)   (87,435)   (101,529)   (119,486)        (122,549)
Total stockholders' equity
  (deficit).......................    40,477     27,379     13,610      14,731       2,665             (398)

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following selected unaudited pro forma consolidated financial data present the consolidated financial data of Antigenics and Aronex Pharmaceuticals after giving effect to the merger, assuming the merger had been effective for the periods indicated. The selected unaudited pro forma consolidated financial data for the year ended December 31, 2000 and as of March 31, 2001 and for the three months then ended were derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations, including the notes, which are contained in this proxy statement/prospectus. You should read the selected unaudited pro forma condensed consolidated financial data in conjunction with the historical financial statements of both Antigenics and Aronex Pharmaceuticals, which are incorporated by reference or contained in this proxy statement/prospectus. Antigenics has presented the selected unaudited pro forma condensed consolidated financial data for illustration purposes only in accordance with the assumptions set forth below. This data does not necessarily show what the operating results or financial position would have been if the merger had been completed at the beginning of the period indicated, nor does it indicate the future operating results or financial position of the combined enterprise. The selected unaudited pro forma condensed consolidated financial data do not include any adjustments to reflect any cost savings or other synergies anticipated as a result of the merger.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                       YEAR ENDED        THREE MONTHS ENDED
                                                    DECEMBER 31, 2000      MARCH 31, 2001
                                                    -----------------    ------------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...........................................      $  7,762              $    976
Cost of sales.....................................        (1,614)                 (226)
Research and development..........................       (39,966)               (8,365)
General and administration........................       (16,284)               (3,947)
                                                        --------              --------
Operating loss....................................       (50,102)              (11,562)
Interest income...................................         7,140                 1,420
Other, net........................................         1,380                  (324)
                                                        --------              --------
Loss before non-recurring charges directly
  attributable to the Aquila Biopharmaceuticals,
  Inc. and Aronex Pharmaceuticals, Inc.
  acquisitions and change in accounting
  principle.......................................      $(41,582)             $(10,466)
                                                        ========              ========
Loss before non-recurring charges directly
  attributable to the Aquila Biopharmaceuticals,
  Inc. and Aronex Pharmaceuticals, Inc.
  acquisitions and change in accounting principle
  per common share, basic and diluted.............      $  (1.58)             $  (0.36)
                                                        ========              ========
Weighted average number of common shares,
  outstanding, basic and diluted..................        26,335                29,017
                                                        ========              ========

SELECTED UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA:

                                                              MARCH 31, 2001
                                                              --------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................     $ 94,563
Total current assets........................................       97,812
Total assets................................................      129,996
Total current liabilities...................................       14,252
Long-term debt, less current portion........................        5,335
Stockholders' equity........................................      110,409

                           COMPARATIVE PER SHARE DATA

     We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with Antigenics's historical consolidated financial statements that are incorporated by reference into this proxy statement/prospectus and Aronex Pharmaceuticals's historical financial statements and unaudited pro forma consolidated financial statements and the related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma consolidated per share data presented below reflects the purchase method of accounting for business combinations. The results may have been different if Antigenics and Aronex Pharmaceuticals had always been consolidated.

     Both Antigenics and Aronex Pharmaceuticals have fiscal years ending on December 31. The Aronex Pharmaceuticals pro forma equivalent per share data equals an assumed exchange ratio of 0.0645 multiplied by the Antigenics pro forma consolidated per share data. This exchange ratio is based on an assumed value of Antigenics common stock of $17.051 based on the average closing price for the ten trading days ending the second trading day before closing the merger, assuming the closing occurred on May 18, 2001. The pro forma per share data are not necessarily indicative of the results that would have occurred if the merger had been completed on the date indicated or the results that will occur after the merger. See "Selected Unaudited Pro Forma Consolidated Financial Information."

                                                                               ARONEX PHARMACEUTICALS
                                                                                    STOCKHOLDERS
                                                  ANTIGENICS STOCKHOLDERS     ------------------------
                                                 -------------------------                  PRO FORMA
                                                 ADJUSTED AND    PRO FORMA                  EQUIVALENT
                                                  HISTORICAL     PER SHARE    HISTORICAL    PER SHARE
                                                 ------------    ---------    ----------    ----------
Loss before non-recurring charges directly
  attributable to the Aquila
  Biopharmaceuticals, Inc. and Aronex
  Pharmaceuticals, Inc. acquisition and change
  in accounting principle per share:
  Year ended December 31, 2000.................     $(1.12)(1)    $(1.58)       $(0.72)       $(0.10)
  Three months ended March 31, 2001............      (0.27)        (0.36)        (0.12)        (0.02)
Dividends per share:
  Year ended December 31, 2000.................         --            --            --            --
  Three months ended March 31, 2001............         --            --            --            --
Book value per share at March 31, 2001.........       4.02          3.80         (0.02)         0.25

---------------
(1) Adjusted to reflect the acquisition of Aquila Biopharmaceuticals, Inc. on November 16, 2000 as if it had occurred on January 1, 2000 and to eliminate the related write-off of acquired in-process research and development costs of $25,800,000 recorded on November 16, 2000 because the charge is nonrecurring in nature.

                                  RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. You should keep these risk factors in mind when you read forward-looking statements.

                          RISKS RELATING TO THE MERGER

     YOU MAY RECEIVE LESS THAN $1.10 WORTH OF ANTIGENICS COMMON STOCK FOR EACH SHARE OF ARONEX PHARMACEUTICALS COMMON STOCK YOU OWN, AND YOU MAY NOT RECEIVE ANY ADDITIONAL SHARES FOR THE CONTINGENT VALUE RIGHTS.

     In the merger, each share of Aronex Pharmaceuticals common stock will be converted into the right to receive a fraction of a share of Antigenics common stock equal to the exchange ratio. The exchange ratio will be between 0.0550 and 0.0917, depending on the market price for Antigenics common stock. If the average closing price of Antigenics common stock is less than $12.00 during the 10-day trading period ending the second trading day before the closing date of the merger, you will receive 0.0917 of a share of Antigenics common stock for each share of Aronex Pharmaceuticals common stock. This may be less than $1.10 worth of Antigenics common stock. Aronex Pharmaceuticals cannot terminate the merger agreement because this value is below $1.10. The actual number of shares of Antigenics common stock issued will not be determined until two trading days before the closing date of the merger. The market value of Antigenics common stock on and after the closing date of the merger may vary significantly from the prices on the date of execution of the merger agreement, the date of this proxy statement/prospectus or the date on which you vote on the merger.

     In the merger, each share of Aronex Pharmaceuticals common stock will also convert into a contingent value right. The contingent value right represents the right to receive a fraction of a share of Antigenics common stock equal to an exchange ratio if the milestone is achieved and the transaction expenses are below a certain amount. The milestone may not be achieved on or before July 6, 2002 due to numerous factors, including a delay in the FDA's approval of ATRAGEN in APL or the transaction expenses may exceed $4,500,000. In either case, you would not receive any Antigenics common stock for your contingent value rights.

ANTIGENICS FACES DIFFERENT MARKET RISKS FROM THOSE FACED BY ARONEX PHARMACEUTICALS, AND THESE RISKS MAY CAUSE THE VALUE OF THE SHARES OF ANTIGENICS COMMON STOCK ISSUED TO YOU TO DECLINE.

     In the merger you will receive shares of Antigenics common stock. Antigenics common stock has recently experienced extreme fluctuations in price and volume. The business, strategy and financial condition of Antigenics is somewhat different from that of Aronex Pharmaceuticals. Antigenics's results of operations, as well as the price of Antigenics common stock, may be affected by various factors different from those affecting Aronex Pharmaceuticals's results of operations and its common stock price. Future events that may not have affected the price of Aronex Pharmaceuticals stock may cause the price of Antigenics common stock to fall.

     For a description of and other information about Antigenics common stock and the differences between Antigenics common stock and Aronex Pharmaceuticals
stock, see "Comparative Per Share Data" on page   , "Comparative Stock Prices
and Dividends" on page   , and "Comparison of Rights of Antigenics and Aronex
Pharmaceuticals Stockholders" on page   .

ANTIGENICS AND ARONEX PHARMACEUTICALS MAY NOT SUCCESSFULLY INTEGRATE OPERATIONS, AND THE INTEGRATION OF THE BUSINESSES MAY BE COSTLY.

     After the merger, Antigenics and Aronex Pharmaceuticals, each of which previously operated independently, will have to integrate operations. The integration will require significant efforts from each company, including coordinating research and development efforts. Aronex Pharmaceuticals's collaborators, customers, distributors or suppliers may terminate their arrangements with Aronex Pharmaceuticals or demand new arrangements. Integrating operations may distract management's attention from the day-to-day business of the combined company. If Antigenics is unable to successfully integrate the operations of the two companies or if this integration process costs more than expected, Antigenics's future results will be negatively impacted.

OFFICERS AND DIRECTORS OF ARONEX PHARMACEUTICALS MAY HAVE INTERESTS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THOSE OF ARONEX PHARMACEUTICALS STOCKHOLDERS GENERALLY.

     You should be aware of potential conflicts of interest, and the benefits available to officers and directors of Aronex Pharmaceuticals when considering the Aronex Pharmaceuticals board's recommendation of the merger. The officers and directors of Aronex Pharmaceuticals have interests in the merger that are in addition to, or different from, their interests as Aronex Pharmaceuticals stockholders. The Aronex Pharmaceuticals board was aware of these conflicts of interest when it approved the merger. These interests include the right of Aronex Pharmaceuticals's officers and directors to:

     - accelerated vesting of their stock options upon consummation of the merger;

     - receipt of severance benefits under employee retention agreements in the event they are terminated by Antigenics after the merger; and

     - indemnification and insurance coverage with respect to acts and omissions in their capacities as officers and directors of Aronex Pharmaceuticals.

     For a more detailed discussion of potential conflicts of interests of Aronex Pharmaceuticals management, see "Background and Reasons for the
Merger -- Potential Conflicts of Interests of Aronex Pharmaceuticals Management
in the Merger" on page   of this proxy statement/prospectus.

    RISKS RELATING TO ARONEX PHARMACEUTICALS IF THE MERGER IS NOT COMPLETED.

IF THE MERGER IS NOT CONSUMMATED, ARONEX PHARMACEUTICALS WILL REQUIRE FUTURE CAPITAL WHICH MAY NOT BE AVAILABLE.

     In the event that the merger is not consummated, Aronex Pharmaceuticals will continue to require substantial additional funds for its operations. At March 31, 2001, Aronex Pharmaceuticals had $5.3 million in cash, cash equivalents and investments, which it believes would not be sufficient to fund operations through the end of 2001. Furthermore, Aronex Pharmaceuticals's accountants have issued a qualified opinion on its consolidated financial statements for the year ended December 31, 2000 expressing substantial doubt about its ability to continue as a going concern. Aronex Pharmaceuticals may have to close operations and/or seek legal protection from its creditors if the merger is not consummated on a timely basis, or at all. Aronex Pharmaceuticals does not know if additional funding will be available at all or on acceptable terms. If Aronex Pharmaceuticals raises funds by selling more stock, share ownership by its current stockholders will be diluted. In addition, Aronex Pharmaceuticals may grant future investors rights which are superior to those of current stockholders.

IF THE MERGER IS NOT CONSUMMATED, ARONEX PHARMACEUTICALS'S COMMON STOCK WILL PROBABLY BE DELISTED FROM NASDAQ.

     Although Aronex Pharmaceuticals's common stock presently lists on the Nasdaq National Market, it must maintain certain minimum financial requirements for continued inclusion on Nasdaq. On April 9, 2001, Aronex Pharmaceuticals received a letter from Nasdaq informing Aronex Pharmaceuticals that it no longer meets these criteria. Aronex Pharmaceuticals replied to Nasdaq's letter on April 23, 2001, in which Aronex Pharmaceuticals stated that it was undertaking the merger with Antigenics in order to address Nasdaq's concerns. Nasdaq has advised Aronex Pharmaceuticals that it will waive these requirements through August 31, 2001 and that it will consider an extension of this waiver if the merger is not yet consummated by that date. If the merger is not consummated by that date (or, if an extension is granted, by such later date) or if the merger agreement is terminated prior to that date, Nasdaq will most likely delist Aronex Pharmaceuticals's common stock. In such event, trading in Aronex Pharmaceuticals's common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of Aronex Pharmaceuticals's common stock could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reductions in the security analysts' and the news media's coverage of Aronex Pharmaceuticals, and lower prices for its common stock that it might otherwise attain.

IF ARONEX PHARMACEUTICALS'S COMMON STOCK IS DELISTED, IT MAY BE SUBJECT TO THE "PENNY STOCK" REGULATIONS WHICH MAY AFFECT YOUR ABILITY TO SELL YOUR SHARES.

     If Nasdaq delists Aronex Pharmaceuticals's common stock, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse's income). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of the holders of Aronex Pharmaceuticals's common stock to sell their shares in the secondary market.

     Regulations of the Commission define "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction of penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. The Commission also requires disclosure about commissions payable to both of the broker-dealer and the registered representative and current quotations of the securities. Finally, the Commission requires monthly statements to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     These penny stock restrictions will not apply to Aronex Pharmaceuticals's common stock if Nasdaq continues to list it and has certain price and volume information provided on a current and continuing basis, and Aronex Pharmaceuticals meets certain minimum net tangible assets or average revenue criteria. At the present time, Aronex Pharmaceuticals does not meet these criteria. Even if Aronex Pharmaceuticals's common stock were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If Aronex Pharmaceuticals's common stock were subject to the rules on penny stocks, the market liquidity for its common stock could be severely and adversely affected.

THE TERMINATION FEE, THE RESTRICTIONS ON SOLICITATION CONTAINED IN THE MERGER AGREEMENT, AND THE VOTING AGREEMENTS MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE ARONEX PHARMACEUTICALS.

     Until the completion of the merger, and with some exceptions, Aronex Pharmaceuticals is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Antigenics. In addition, Aronex Pharmaceuticals agreed to pay a termination fee to Antigenics in specified circumstances, including when a third party acquires or seeks to acquire Aronex Pharmaceuticals. These provisions could discourage other companies from trying to acquire Aronex Pharmaceuticals even though those other companies might be willing to offer greater value to Aronex Pharmaceuticals stockholders than Antigenics has offered in the merger. The payment of the termination fee could also have a material adverse effect on Aronex Pharmaceuticals's financial condition. Furthermore, two Aronex Pharmaceuticals stockholders and all directors and officers who own Aronex Pharmaceuticals common stock, beneficially owning an aggregate of approximately
     % of the Aronex Pharmaceuticals common stock outstanding on the record date have entered into voting agreements with Antigenics whereby they have agreed to vote their shares in favor of the approval of the merger agreement and against any competing transaction. These agreements could discourage other companies from trying to acquire Aronex Pharmaceuticals even though those other companies might be willing to offer greater value to Aronex Pharmaceuticals stockholders than Antigenics has offered in the merger agreement.

                          RISKS RELATING TO ANTIGENICS

     In the merger, Antigenics will issue shares of its common stock in exchange for Aronex Pharmaceuticals common stock. Accordingly, before voting on the merger, you should carefully consider the following factors affecting the business of Antigenics. These risks could result in material adverse consequences to Antigenics's business, financial condition, operating results or cash flows. This could cause the trading price of Antigenics common stock to decline.

ANTIGENICS CANNOT GUARANTEE THAT IT WILL EVER COMMERCIALIZE ANY OF ITS THERAPEUTIC OR PROPHYLACTIC VACCINES AND GENERATE ADDITIONAL REVENUE IN THE FUTURE.

     Antigenics must receive separate regulatory approvals for each of its vaccines in each indication before it can sell them commercially for any such indication in the United States or internationally.

     To obtain regulatory approvals, Antigenics must, among other requirements, complete clinical trials demonstrating that a particular therapeutic or prophylactic vaccine is safe and effective. Antigenics has a number of therapeutic or prophylactic vaccines in clinical trials. Any delays or difficulties that Antigenics encounters in these clinical trials may have a substantial adverse impact on its operations and cause its stock price to decline significantly. Antigenics has limited clinical data, and future clinical trials may not show that its vaccines are safe and effective. In addition, Antigenics or the FDA might delay or halt the clinical trials for various reasons, including:

     - its vaccines may not appear to be more effective than current therapies;

     - its vaccines may have adverse side effects;

     - the time required to determine whether its vaccines are effective may be longer than expected;

     - patients may die during a clinical trial because their disease is too advanced or because they experience medical problems that may not be related to Antigenics's vaccines;

     - sufficient numbers of patients may not enroll in the trials; or

     - Antigenics may not be able to produce sufficient quantities of a vaccine to complete the trials.

     Antigenics relies on third party clinical investigators to conduct its clinical trials. As a result, Antigenics may encounter delays outside its control. Furthermore, the success of these third parties in performing their responsibilities under license agreements may affect the timing and amount of license fee payments, royalties and revenues from product sales, and Antigenics cannot assure you that these collaborations will be successful.

     Antigenics may not be able to establish additional acceptable collaborative arrangements or license agreements should it deem these necessary to develop and commercialize product candidates, nor can Antigenics assure you that such future arrangements will be successful.

     The process of obtaining and maintaining regulatory approvals for new therapeutic products is lengthy, expensive and uncertain. It also can vary substantially, based on the type, complexity and novelty of the product involved. To date, the FDA and foreign regulatory agencies have approved only a limited number of cancer therapeutic vaccines for commercial sale. Furthermore, the FDA and foreign regulatory agencies have relatively little experience with autologous therapies. This lack of experience may lengthen the regulatory review process for Oncophage, Antigenics's lead cancer product, increase its development costs and delay or prevent commercialization. In addition, problems encountered with other companies' therapeutic vaccine products may slow the regulatory review of its therapeutic vaccines. The FDA may not consider Oncophage to be an appropriate candidate for fast track designation should Antigenics choose to seek it. Accordingly, Oncophage or any of Antigenics's other future drug candidates could take a significantly longer time to gain regulatory approval than Antigenics expects or may never gain approval.

     Because development of Antigenics's therapeutic or preventive vaccines for infectious diseases, autoimmune disorders, and degenerative disorders will involve a lengthy and complex process, Antigenics is not certain it will be able to develop any marketable therapeutic or preventive vaccines for these indications.

     With the exception of Antigenics's immunotherapeutic agent for the treatment of genital herpes, Antigenics has not completed all of the preclinical development of any of its therapeutic or preventive vaccines for infectious diseases, autoimmune disorders or degenerative disorders. Antigenics will need to conduct extensive additional research and preclinical and clinical testing of these vaccines prior to commercialization. This development process takes several years and often fails to yield commercial products. Regulatory authorities may not permit human testing of these vaccines; and, even if they permit human testing, Antigenics may not demonstrate that a vaccine is safe and effective.

     Even if some of Antigenics's vaccines receive regulatory approval, those vaccines may still face subsequent regulatory difficulties.

     If Antigenics receives regulatory approval to sell any of its human therapeutic or prophylactic vaccines, the FDA or a comparable foreign regulatory agency may, nevertheless, limit the categories of patients who can use that therapeutic or prophylactic vaccine. In addition, regulatory agencies subject a marketed product, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. Furthermore, the FDA or foreign regulatory agencies may require expensive post-approval trials. If Antigenics discovers previously unknown problems with a product or its manufacturing and laboratory facility, a regulatory agency may impose restrictions on that product or on Antigenics, including requiring Antigenics to withdraw the product from the market. If Antigenics fails to comply with applicable regulatory approval requirements, a regulatory agency may:

     - send Antigenics warning letters;

     - impose fines and other civil penalties on Antigenics;

     - suspend Antigenics's regulatory approvals;

     - refuse to approve pending applications or supplements to approved applications filed by Antigenics;

     - refuse to permit exports of Antigenics's products from the United States;

     - require Antigenics to recall products;

     - seize Antigenics's products;

     - impose restrictions on Antigenics's operations; or

     - criminally prosecute Antigenics.

ANTIGENICS MAY ENCOUNTER MANUFACTURING PROBLEMS THAT LIMIT ITS ABILITY TO SUCCESSFULLY COMMERCIALIZE ITS THERAPEUTIC AND PROPHYLACTIC VACCINES.

     If Antigenics is unable to purify heat shock proteins from some cancer types, the size of its potential market would decrease.

     Antigenics's ability to successfully commercialize a therapeutic vaccine for a particular cancer type depends on its ability to purify heat shock proteins from that type of cancer. Based on Antigenics's clinical trials conducted to date, in renal cell carcinoma, Antigenics has been able to manufacture Oncophage from 98% of the tumors delivered to its manufacturing facility; for melanoma, 86%; for colorectal carcinoma, 100%; for gastric cancer, 70%; and for pancreatic cancer, 30%. The relatively low rate for pancreatic cancer is due to the abundance of proteases in pancreatic tissue. Proteases are enzymes that break down proteins.

These proteases degrade the heat shock proteins during the purification process. Antigenics may encounter this problem or similar problems with other types of cancers as it expands its research. If Antigenics cannot overcome these problems, the number of cancer types that its therapeutic vaccines could treat would be limited.

     Delays in obtaining regulatory approval of Antigenics's manufacturing facility and disruptions in its manufacturing process may delay or disrupt its commercialization efforts.

     Before Antigenics can begin commercially manufacturing its therapeutic vaccines, it must obtain regulatory approval of its manufacturing facility and process. Manufacturing of Antigenics's therapeutic vaccines must comply with the FDA's current Good Manufacturing Practices requirements, commonly known as cGMP, and foreign regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and foreign regulatory requirements, Antigenics will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. If Antigenics fails to comply with these requirements, it will be subject to possible regulatory action and may be limited in the jurisdictions in which it is permitted to sell its therapeutic vaccines.

     The FDA, the Commonwealth of Massachusetts and foreign regulatory authorities have the authority to continuously inspect Antigenics's manufacturing facility in Woburn, Massachusetts. Preparing this facility for commercial manufacturing may take longer than planned, and the costs of complying with FDA regulations may be higher than those for which Antigenics has budgeted. In addition, any material changes Antigenics makes to the manufacturing process may require approval by the FDA, the Commonwealth of Massachusetts or foreign regulatory authorities. It could take longer than Antigenics expects to obtain these approvals. Any delays in obtaining these approvals could disrupt Antigenics's manufacturing process.

     Antigenics is the only manufacturer of its therapeutic vaccines. For the next several years, Antigenics expects that it will conduct all of the manufacturing of its therapeutic vaccines in the facility in Woburn, Massachusetts. If this facility or the equipment in the facility is significantly damaged or destroyed, Antigenics will not be able to quickly or inexpensively replace its manufacturing capacity. Due to the nature of Antigenics's therapeutic vaccines, a third party may not be able to manufacture Antigenics's therapeutic vaccines.

     Antigenics has no experience manufacturing Oncophage in the volumes that will be necessary to support large clinical trials or commercial sales. Its present manufacturing process may not meet its initial expectations as to:

     - scheduling;

     - reproducibility;

     - yield;

     - purity;

     - cost;

     - potency;

     - quality; and

     - other measurements of performance.

     Antigenics is the only manufacturer of its Feline Leukemia vaccine and the QS-21 family of adjuvants. For the next several years, Antigenics expects that it will conduct all of its manufacturing of these products in its facility in Framingham, Massachusetts. If this facility or the equipment in the facility is significantly damaged or destroyed, Antigenics will not be able to quickly or inexpensively replace its manufacturing capacity. This manufacturing facility has limited expansion potential, and Antigenics may need to construct additional manufacturing facilities or contract with another company to manufacture its products. Furthermore, if product demand increases substantially, Antigenics will not be able to respond quickly or inexpensively to meet this demand. Antigenics cannot guarantee that it will be able to construct additional facilities or out-source its manufacturing at a reasonable cost, if at all.

ANTIGENICS MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM COLLABORATORS DUE TO UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS OR A FAILURE TO ENTER INTO FUTURE COLLABORATIONS.

     Part of Antigenics's strategy is to develop and commercialize some of its products by continuing its existing collaborative arrangements with academic and corporate collaborators and licensees and by entering into new collaborations. Antigenics's success depends on the success of these parties in performing research, preclinical and clinical testing. These arrangements may require Antigenics to transfer important rights to these corporate collaborators and licensees. These collaborators and licensees could choose not to devote resources to these arrangements or, under certain circumstances, may terminate these arrangements early. In addition, these collaborators and licensees, outside of their arrangements with us, may develop technologies or products that are competitive with those that Antigenics is developing. As a result, Antigenics cannot guarantee that any of its strategic collaborations will continue, that Antigenics will be able to enter into new collaborations, or that Antigenics will receive revenues from any of these relationships.

ANTIGENICS MAY HAVE CONFLICTS OF INTEREST WITH ITS CORPORATE PARTNERS THAT COULD ADVERSELY AFFECT EXPECTATIONS REGARDING ITS COLLABORATIONS.

     Antigenics may have conflicts of interest with its corporate partners that could adversely affect its business. For example, existing or future corporate partners may pursue alternative technologies, including those of Antigenics's competitors. Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future corporate partner. If Antigenics's corporate partners pursue alternative technologies or fail to develop or commercialize successfully any product candidate to which they have obtained rights from Antigenics, Antigenics's business will suffer.

IF ANTIGENICS IS UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, IT MAY NOT BE ABLE TO OPERATE ITS BUSINESS PROFITABLY.

     If Antigenics fails to sustain and further build its intellectual property rights, competitors will be able to take advantage of its research and development efforts to develop competing therapies.

     Antigenics's success depends, in part, on its ability to maintain protection for its products and technologies under the patent laws of the United States and other countries, so that Antigenics can stop others from using its inventions. Antigenics's success also will depend on its ability to prevent others from using its trade secrets. In addition, Antigenics must operate in a way that does not infringe, or violate, the intellectual property rights of others.

     Antigenics currently has exclusive rights to 30 issued United States patents and foreign counterpart patents relating to its heat shock protein technology. Its rights to these patents are a result of exclusive worldwide licenses with Fordham University and Mount Sinai School of Medicine of New York University. In addition, Antigenics has licensed or optioned rights to 106 pending United States patent applications and foreign counterpart patent applications relating to its heat shock protein technology. Antigenics also has exclusive rights to 31 issued and 59 pending U.S. and foreign patents and patent applications, respectively, relating to its Saponin and CD1 technology. The standards which the United States Patent and Trademark Office uses to grant patents are not always applied predictably or uniformly and can change. Consequently, Antigenics cannot be certain as to the type and extent of patent claims that will be issued to Antigenics in the future. Any patents which are issued may not contain claims which will permit Antigenics to stop competitors from using similar technology. The standards which courts use to interpret patents are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, Antigenics cannot be certain as to how much protection, if any, will be given to its patents, if Antigenics attempts to enforce them and they are challenged in court. If

Antigenics chooses to go to court to stop someone else from using the inventions claimed in its patents, that individual or company has the right to ask the court to rule that Antigenics's patents are invalid and should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if Antigenics were successful in stopping the violation of its patents. In addition, there is a risk that the court will decide that its patents are not valid and that Antigenics does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of its patents is upheld, the court will refuse to stop the other party on the ground that such other party's activities are not covered by (that is, do not infringe) its patents.

     Furthermore, a third party may claim that Antigenics is using inventions covered by such third party's patent and may go to court to stop Antigenics from engaging in its normal operations and activities. These lawsuits are expensive and would consume time and other resources. There is a risk that a court would decide that Antigenics is violating the third party's patent and would order Antigenics to stop the activities covered by the patent. In addition, there is a risk that a court will order Antigenics to pay the other party damages for having violated the other party's patent.

     Antigenics relies on certain proprietary trade secrets and know-how. Antigenics has taken measures to protect its trade secrets and know-how, including the use of confidentiality agreements with its employees, consultants and certain contractors. It is possible, however, that:

     - these persons will breach the agreements;

     - Antigenics would have inadequate remedies for any breach; or

     - Antigenics's competitors will independently develop or otherwise discover its trade secrets.

     Antigenics may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

     The cost to Antigenics of any litigation or other proceeding relating to intellectual property rights, even if resolved in its favor, could be substantial. Some of its competitors may be able to sustain the costs of complex patent litigation more effectively than Antigenics can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Antigenics's ability to continue its operations.

     Should third parties file patent applications, or be issued patents claiming technology also claimed by Antigenics in pending applications, Antigenics may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. Antigenics, or its licensors, may also need to participate in interference proceedings involving its issued patents and pending applications of another entity. An unfavorable outcome in an interference proceeding could require Antigenics to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer Antigenics a license or that Antigenics could acquire any license made available to it on commercially acceptable terms.

     Antigenics cannot guarantee that the practice of its technologies will not conflict with the rights of others. Antigenics is aware of a United States patent, issued to a third party, with claims directed to certain heat shock protein based therapeutic vaccines and their use in the field of tissue grafting. Antigenics does not believe that its products or activities are infringing any valid claims of this patent. Antigenics also is aware of two United States patents, issued to a different third party, with claims directed to certain methods of making heat shock protein products and related apparatuses. These patents do not claim any therapeutic applications. These patents also do not claim any of the methods Antigenics presently uses to make Oncophage. Moreover, Antigenics does not believe that its methods of producing any of its heat shock protein-based therapeutic vaccines would infringe any valid claim of either of these patents. However, Antigenics cannot guarantee that this third party, or any other third party, will not sue Antigenics for infringing these, or any other, patents. One of the patent applications licensed to Antigenics contains claims which are substantially the same as claims in one of the third party's patents. Therefore, there is a possibility that the United States Patent and Trademark Office will declare an interference proceeding between one or both of the third party's patents and its patent application. In an interference proceeding, the party with the earliest effective filing date has certain advantages. Antigenics believes that its claims have an earlier effective filing date than the claims of the other patents. However, Antigenics cannot guarantee that it would prevail in any interference proceeding. In the past and again recently, this third party has contacted Antigenics about licensing patents rights, and Antigenics has not yet made a decision regarding this matter.

     In some foreign jurisdictions, Antigenics could become involved in opposition proceedings, either by opposing the validity of another's foreign patent or by third parties' opposing the validity of its foreign patents. In 1995, the European Patent Office issued a European patent, with claims directed to the use of heat shock proteins to produce or enhance immune responses to cancer and infectious diseases, to the Whitehead Institute for Biomedical Research and the Medical Research Council. This patent is exclusively licensed to StressGen Biotechnologies Corporation. The patent holders have made no attempt to enforce this patent against us. Nevertheless, Antigenics has successfully sought to have this patent revoked in its entirety in an opposition proceeding in the European Patent Office. After an oral hearing at the European Patent Office before the Opposition Division, the Opposition Division revoked the patent in its entirety. The holders of the patent have the right to appeal the decision to revoke the patent in its entirety. Even if the decision to revoke the patent were to be reversed on appeal, Antigenics still should be free to practice its autologous cancer business in Europe.

     However, the patent owners or their licensee might still try to enforce the revoked patent against Antigenics's infectious disease business in Europe during any appeal. Antigenics may not obtain a final, non-appealable decision for several years, during which time the patent remains enforceable. Antigenics may incur significant costs by participating in the opposition proceedings and any appeals. Furthermore, if Antigenics is sued on this patent in Europe prior to any final decision of revocation, Antigenics may incur significant defense costs even if it ultimately succeeds in proving that it does not infringe any valid claims of this patent.

     This European patent claims priority to a United States patent application filed in 1988. Antigenics does not know whether this application, or any related application, is still pending. Antigenics does not believe that any United States patent has issued from this application, and it does not know whether a United States patent will ever issue from this patent application. If a United States patent does issue, Antigenics does not know whether the patent will be enforceable, whether any valid claims will cover its activities or products, or whether the patent owner will attempt to assert the patent against Antigenics.

     In 1999, Antigenics received correspondence from both Copernicus Therapeutics, Inc. and its counsel alleging similarity between the companies' respective logos and demanding that Antigenics cease using its logo. In July 1999, Antigenics sent a response to Copernicus stating that Antigenics has prior rights in the logo. In the response to Copernicus, Antigenics also stated that since the respective corporate names are vastly different, both companies should be able to continue the use of their respective logos without causing public confusion. At this time, Antigenics has not received any further communications from Copernicus or its counsel. Although Antigenics does not believe it is infringing any rights owned by Copernicus, Copernicus may proceed with a trademark lawsuit against us.

ANTIGENICS IS AN EARLY STAGE BIOTECHNOLOGY COMPANY THAT MAY NEVER BE PROFITABLE.

     If Antigenics incurs operating losses for longer than it expects, it may be unable to continue its operations.

     Antigenics has generated $443,000 in revenues for the year ended December 31, 2000 and $884,000 for the three months ended March 31, 2001. Antigenics does not expect to generate significant revenues for several years. Antigenics has incurred losses since it was formed. From inception through March 31, 2001, Antigenics has generated losses totaling $91.65 million. Antigenics expects to incur increasing and significant losses over the next several years as it completes its Oncophage clinical trials, applies for regulatory approvals, continues development of its technology, and expands its operations, including increased expenses associated with development of the technologies and product pipeline that may be acquired as a result of the merger with Aronex Pharmaceuticals. Its profitability will depend on the market acceptance of any of its therapeutic and prophylactic vaccines that receive FDA or foreign regulatory marketing approval. The commercial success of any of Antigenics's vaccines will depend on whether:

     - the vaccine is more effective than alternative treatments;

     - side effects of the vaccine are acceptable to doctors and patients;

     - Antigenics produces the vaccine at a competitive price;

     - Antigenics obtains sufficient reimbursement for the vaccine; and

     - Antigenics has sufficient capital to market the vaccine effectively.

     Because Oncophage is autologous, or patient specific, it may be more expensive to manufacture than conventional therapeutic products. This increased expense may decrease Antigenics's profit margins. Furthermore, because Antigenics's autologous products are novel, some doctors and patients may be reluctant to use them.

     If Antigenics fails to obtain the capital necessary to fund its operations, Antigenics will be unable to advance its development programs and complete its clinical trials.

     Developing therapeutic and prophylactic vaccines and conducting clinical trials for multiple diseases is expensive. Antigenics plan to conduct clinical trials for many different diseases simultaneously, which will increase its costs. Antigenics will need to raise additional capital:

     - to fund operations;

     - to continue the research and development of its vaccines; and

     - to commercialize its vaccines.

     Additional financing may not be available on favorable terms or at all. If Antigenics is unable to raise additional funds when Antigenics needs them, Antigenics may be required to delay, reduce or eliminate some or all of its development programs and some or all of its clinical trials. Antigenics also may be forced to license technologies to others that Antigenics would prefer to develop internally.

     On March 31, 2001, Antigenics had approximately $90.1 million in cash and cash equivalents. Antigenics believes that it will have sufficient capital to fund its operations for the next two years. Antigenics may need to raise capital sooner, however, due to a number of factors, including:

     - an acceleration of the number, size or complexity of its clinical trials, including any increase attributable to its potential acquisition of Aronex Pharmaceuticals's product pipeline as a result of the merger;

     - slower than expected progress in developing its vaccines;

     - higher than expected costs to obtain regulatory approvals;

     - higher than expected costs to pursue its intellectual property strategy;

     - higher than expected costs to further develop its manufacturing capability; and

     - higher than expected costs to develop its sales and marketing capability.

BECAUSE OF THE SPECIALIZED NATURE OF ANTIGENICS'S BUSINESS, THE TERMINATION OF RELATIONSHIPS WITH ITS SCIENTIFIC ADVISORS OR THE DEPARTURE OF KEY MEMBERS OF MANAGEMENT MAY PREVENT ANTIGENICS FROM ACHIEVING ITS OBJECTIVES.

     If Pramod K. Srivastava, Ph.D. severs his relationship with Antigenics, Antigenics may experience significant difficulties in its future development efforts.

     Since Antigenics's formation, Dr. Srivastava has played a significant role in its research efforts. Dr. Srivastava is its chief scientific officer, a member of its board of directors and acts as chairman of its scientific advisory board. In addition, Antigenics has licensed a significant portion of its intellectual property from institutions at which Dr. Srivastava has worked. Antigenics sponsors research in Dr. Srivastava's laboratory at the University of Connecticut Health Center in exchange for the right to license discoveries made in that laboratory with its funding. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine. The regulations and policies of the University of Connecticut Health Center govern the relationship between a faculty member and a commercial enterprise. These regulations and policies prohibit Dr. Srivastava from becoming an employee of Antigenics. Furthermore, the University of Connecticut may modify these regulations and policies in the future to further limit Dr. Srivastava's relationship with us. While Dr. Srivastava has a consulting agreement with Antigenics, which includes financial incentives for him to remain associated with Antigenics, Antigenics cannot guarantee that he will remain associated with Antigenics even during the time covered by the consulting agreement. In addition, this agreement does not restrict his ability to compete with Antigenics after his association is terminated.

     If Antigenics fails to keep key management and scientific personnel, it may be unable to successfully develop its therapeutic or prophylactic vaccines, conduct clinical trials and obtain financing.

     Antigenics is highly dependent on its senior management and scientific staff, particularly Garo H. Armen, Ph.D., its chairman and chief executive officer, Russell Herndon, its chief operating officer and Elma Hawkins, Ph.D., its vice chairman. The competition for qualified personnel in the biotechnology field is intense, and Antigenics relies heavily on its ability to attract and retain qualified scientific, technical and managerial personnel. Since its manufacturing process is unique, its manufacturing and quality control personnel are also very important.

THE COMMERCIAL SUCCESS OF ANY OF ANTIGENICS'S THERAPEUTIC OR PREVENTIVE VACCINES WILL DEPEND UPON THE STRENGTH OF ITS SALES AND MARKETING EFFORT AND THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

     If Antigenics is unable to establish sales and marketing capabilities or enter into agreements with pharmaceutical companies to sell and market its therapeutic or prophylactic vaccines, Antigenics may experience difficulty generating revenues.

     Antigenics does not have a sales organization and has no experience in the sales, marketing and distribution of pharmaceutical products. If Oncophage is approved for commercial sale, Antigenics plans to market it in the United States with its own sales force. Developing a sales force is expensive and time consuming and could delay any product launch. Antigenics cannot be certain that it would be able to develop this capacity. If Antigenics is unable to establish its sales and marketing capability, it will need to enter into sales and marketing agreements to market Oncophage in the United States. Antigenics plans to enter into these types of arrangements for sales outside the United States. If Antigenics is unable to establish successful distribution relationships with pharmaceutical companies, it may fail to realize the full sales potential of its vaccines.

     If Antigenics fails to obtain adequate levels of reimbursement for its therapeutic or prophylactic vaccines from third party payers, the commercial potential of its therapeutic or prophylactic vaccines will be significantly limited.

     Antigenics's profitability will depend on the extent to which government authorities, private health insurance providers and other organizations provide reimbursement for the cost of its therapeutic or prophylactic vaccines. Many patients will not be capable of paying for its therapeutic or prophylactic vaccines themselves. A primary trend in the United States health care industry is toward cost containment. Large private payers, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of particular treatments. These organizations are becoming increasingly economically focused. Furthermore, many third party payers limit reimbursement for newly approved health care products. Cost containment measures may prevent Antigenics from becoming profitable.

     In addition, healthcare reform is an area of significant government focus. Any reform measures, if adopted, could adversely affect:

     - the pricing of therapeutic or prophylactic vaccines in the United States or internationally; and

     - the amount of reimbursement available from governmental agencies or other third party payers.

     For example, recent proposals regarding Medicare coverage, if they take effect, may put novel cancer therapies like Oncophage at a competitive disadvantage compared to existing therapies.

PRODUCT LIABILITY AND OTHER CLAIMS AGAINST ANTIGENICS MAY REDUCE DEMAND FOR ITS PRODUCTS OR RESULT IN SUBSTANTIAL DAMAGES.

     Antigenics faces an inherent risk of product liability exposure related to testing therapeutic or prophylactic vaccines in human clinical trials and will face even greater risks when Antigenics sells such therapeutic or prophylactic products commercially. An individual may bring a product liability claim against Antigenics if one of its therapeutic or prophylactic vaccines causes, or merely appears to have caused, an injury. Regardless of merit or eventual outcome, product liability claims may result in:

     - decreased demand for Antigenics's therapeutic or prophylactic vaccines;

     - injury to its reputation;

     - withdrawal of clinical trial volunteers;

     - costs of related litigation; and

     - substantial monetary awards to plaintiffs.

     Antigenics manufactures Oncophage from a patient's tumor, and a medical professional must inject the Oncophage into that same patient. A patient may sue Antigenics if it, a hospital or a delivery company fails to deliver the removed tumor or that patient's Oncophage. Antigenics anticipates that the logistics of shipping will become more complex as the number of patients Antigenics treats increases, and Antigenics cannot assure you that all shipments will be made without incident. In addition, administration of Oncophage at a hospital poses another chance for delivery to the wrong patient. Currently, Antigenics does not have insurance that covers loss of or damage to Oncophage and does not know whether insurance will be available to Antigenics at a reasonable price or at all.

     Antigenics has limited product liability coverage for clinical research use of product candidates such as the Stimulon adjuvants and Oncophage, Quilvax and Quilimmune products. Antigenics also maintains limited product liability insurance for the commercial sale of its feline leukemia vaccine.

ANTIGENICS MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND REGULATIONS.

     Antigenics uses hazardous, infectious and radioactive materials that could be dangerous to human health, safety or the environment. As appropriate, Antigenics stores these materials and various wastes resulting from their use at its facility pending ultimate use and disposal. Antigenics is subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from their use. Antigenics may incur significant costs complying with both existing and future environmental laws and regulations. In particular, Antigenics is subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA or the EPA may adopt regulations that may affect its research and development programs. Antigenics is unable to predict whether any agency will adopt any regulations which could have a material adverse effect on its operations.

     Although Antigenics believes its safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, it cannot entirely eliminate the risk of accidental injury or contamination from these materials. In the event of an accident, Antigenics could be held liable for any resulting damages which could be substantial.

ANTIGENICS'S COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITY OR MARKETING EXPERTISE.

     Antigenics's business may fail because it faces intense competition from major pharmaceutical companies and specialized biotechnology companies engaged in the development of therapeutic or preventive vaccines and other therapeutic products directed at cancer, infectious diseases, autoimmune disorders, and degenerative disorders. Many of its competitors have greater financial and human resources and more experience. Its competitors may:

     - develop safer or more effective therapeutic or preventive vaccines and other therapeutic products;

     - implement more effective approaches to sales and marketing; or

     - establish superior proprietary positions.

     More specifically, if Antigenics receives regulatory approvals, some of its therapeutic or preventive vaccines will compete with well-established, FDA approved therapies that have generated substantial sales over a number of years.

     Antigenics anticipates that it will face increased competition in the future as new companies enter its markets and scientific developments surrounding immunotherapy and other cancer therapies continue to accelerate.

ANTIGENICS MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES WHICH COULD MAKE ITS VACCINES OBSOLETE.

     The field of biotechnology is characterized by significant and rapid technological change. Research and discoveries by others may result in medical insights or breakthroughs which may render Antigenics's vaccines obsolete even before they generate any revenue.

ANTIGENICS MAY NOT SUCCESSFULLY INTEGRATE OPERATIONS WITH ITS RECENTLY ACQUIRED BUSINESS, AND THE INTEGRATION OF THE BUSINESSES MAY BE COSTLY.

     On November 16, 2000, Antigenics acquired Aquila Biopharmaceuticals, Inc. Antigenics is currently integrating its operations with those of Aquila. If Aronex Pharmaceuticals's stockholders approve the merger as described herein, Antigenics will acquire the business of Aronex Pharmaceuticals which will require additional integration of its operations. These integrations require significant efforts from each entity, including coordinating research and development efforts. Aquila's and Aronex Pharmaceuticals's collaborators, customers, distributors or suppliers may terminate their arrangements or demand new arrangements; and Aquila or Aronex Pharmaceuticals personnel may leave as a result of the acquisitions. Integrating operations may distract management's attention from the day-to-day business of the combined company. If Antigenics is unable to successfully integrate the operations of these companies or if this integration process costs more than expected, its future results will be negatively impacted.

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

ANTIGENICS'S OFFICERS AND DIRECTORS MAY BE ABLE TO BLOCK PROPOSALS FOR A CHANGE IN CONTROL.

     As of March 19, 2001, Antigenics Holdings L.L.C. controlled approximately 40.1% of Antigenics's outstanding common stock. Due to this concentration of ownership, Antigenics Holdings may be able to prevail on all matters requiring a stockholder vote, including:

     - the election of directors;

     - the amendment of Antigenics's organizational documents; or

     - the approval of a merger, sale of assets or other major corporate transaction.

     Antigenics's directors and officers, if they elect to act together, can control Antigenics Holdings. In addition, several of Antigenics's directors and officers directly and indirectly own shares of its common stock.

ANTI-TAKEOVER PROVISIONS IN ANTIGENICS'S CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF ANTIGENICS MORE DIFFICULT.

     Antigenics is incorporated in Delaware. Anti-takeover provisions of Delaware law and its charter documents may make a change in control more difficult even if the stockholders desire a change in control. Antigenics's anti-takeover provisions include provisions in its certificate of incorporation providing that stockholders' meetings may only be called by the president or the majority of the board of directors and a provision in its by-laws providing that its stockholders may not take action by written consent. Additionally, its board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by its stockholders. The rights of holders of Antigenics's stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of its outstanding voting stock. Antigenics's charter also provides for the classification of its board of directors into three classes. This "staggered board" generally may prevent stockholders from replacing the entire board in a single proxy contest. In addition, its directors may only be removed from office for cause. Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. The board may use this provision to prevent changes in its management. Also, under applicable Delaware law, Antigenics's board of directors may adopt additional anti-takeover measures in the future.

ANTIGENICS'S STOCK HAS LOW TRADING VOLUME AND THEREFORE ITS PUBLIC TRADING PRICE MAY BE VOLATILE.

     Since Antigenics's initial public offering on February 4, 2000, the per share price of its common stock has fluctuated between $10.00 and $71.50 with an average daily trading volume over the three months ended March 31, 2001 of approximately 102,000 shares. The market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of individual companies. In addition to general market volatility, many factors may have a significant adverse effect on the market price of its stock, including:

     - announcements of decisions made by public officials;

     - results of its preclinical and clinical trials;

     - announcement of technological innovations or new commercial products by Antigenics or its competitors;

     - developments concerning proprietary rights, including patent and litigation matters;

     - publicity regarding actual or potential results with respect to products under development by Antigenics or by its competitors;

     - regulatory developments; and

     - quarterly fluctuations in its revenues and other financial results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES COULD CAUSE THE MARKET PRICE OF ITS STOCK TO DECLINE.

     The sale by Antigenics or the resale by stockholders of shares of its stock could cause the market price of its stock to decline. As of March 31, 2001, Antigenics had 27,404,654 shares of common stock outstanding. All of these shares are eligible for sale on the Nasdaq National Market, although certain of the shares are subject to sale volume and other limitations.

     Antigenics has filed a registration statement to permit the sale of approximately 4,800,000 shares of common stock under its equity incentive plan and 300,000 shares of common stock under its employee stock purchase plan. As of March 31, 2001, options to purchase 2,895,432 shares of its stock upon exercise of options with a weighted average exercise price per share of $9.01 were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to five years following the date of grant. As of March 31, 2001, warrants to purchase 296,989 shares of Antigenics common stock with a weighted average exercise price per share of $13.98 were outstanding.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements about Antigenics's and Aronex Pharmaceuticals's financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, future success of development-stage products, plans and objectives of management and other matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this proxy statement/prospectus, including that set forth under the heading "Risk Factors."

     Words such as "estimate," "project," "plan," "intend," "expect," "believe," "should," "may," "anticipate," "will," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

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

                   THE ARONEX PHARMACEUTICALS SPECIAL MEETING

     The Aronex Pharmaceuticals board of directors is soliciting the proxies of the common stockholders in connection with the special meeting of common stockholders to vote on the proposed merger. This proxy statement/prospectus contains information about the proposed merger to help you in determining how to vote.

DATE, TIME, PLACE AND PURPOSE OF THE ARONEX PHARMACEUTICALS SPECIAL MEETING

     The special meeting of stockholders of Aronex Pharmaceuticals will be held
at the offices of Palmer & Dodge LLP, One Beacon Street,   Floor, Boston,
Massachusetts 02108, on             , 2001 at 9:00 a.m., local time. At the
meeting, Aronex Pharmaceuticals will ask its stockholders to adopt the merger agreement.

     The merger agreement is attached as Annex A to this proxy statement/prospectus. Please read it and the other information contained in this proxy statement/prospectus carefully before deciding how to vote.

RECORD DATE AND OUTSTANDING SHARES

     The board of directors has fixed the close of business on             ,
2001 as the record date for Aronex Pharmaceuticals stockholders entitled to notice of and to vote at the special meeting.

     The only outstanding securities of Aronex Pharmaceuticals entitled to vote on the merger are the shares of Aronex Pharmaceuticals common stock. Only record holders of Aronex Pharmaceuticals common stock at the close of business on the record date may vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date.

     At the close of business on the record date,                shares of
Aronex Pharmaceuticals common stock were outstanding. They were held of record
by approximately                stockholders. Aronex Pharmaceuticals has been
informed that there are in excess of                beneficial owners.

VOTE REQUIRED

     To approve the merger, a majority of the outstanding shares of Aronex Pharmaceuticals common stock must affirmatively vote for adoption of the merger agreement. FOR PURPOSES OF THE VOTE REQUIRED, A FAILURE TO VOTE, A VOTE TO ABSTAIN AND A BROKER NON-VOTE WILL EACH HAVE THE SAME LEGAL EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. If you execute a proxy card without giving instructions, the shares of Aronex Pharmaceuticals common stock represented by that proxy card will be voted "FOR" adoption of the proposed merger agreement. The Aronex Pharmaceuticals board of directors is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

RECOMMENDATION OF THE ARONEX PHARMACEUTICALS BOARD

     THE ARONEX PHARMACEUTICALS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

SHARE OWNERSHIP OF MANAGEMENT AND AFFILIATED STOCKHOLDERS

     On the record date, directors, executive officers and affiliates of Aronex
Pharmaceuticals as a group beneficially owned                shares of Aronex
Pharmaceuticals common stock, or approximately      % of the outstanding shares.

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

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     A majority of the shares of Aronex Pharmaceuticals common stock outstanding on the record date must be present at the meeting to establish a quorum. Stockholders may be present in person or by proxy. Abstentions will count toward the quorum and be treated as votes at the meeting, but they will have the effect of votes against the merger. If you hold your shares of Aronex Pharmaceuticals common stock through a broker, bank or other nominee, generally the nominee may only vote your Aronex Pharmaceuticals common stock in accordance with your instructions. However, if your broker or nominee has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority to vote on the proposal to adopt the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists, but will be counted as votes against adoption of the merger agreement.

VOTING AGREEMENTS

     As a condition and inducement to Antigenics's entering into the merger agreement, Antigenics entered into stockholder voting agreements with Essex Woodlands Health Ventures IV, L.L.C., Prince Venture Partners III, L.P., and all of Aronex Pharmaceuticals's directors and executive officers holding Aronex Pharmaceuticals common stock under which they agreed to vote all of their shares of Aronex Pharmaceuticals common stock as of the record date in favor of the proposal to adopt the merger agreement. These stockholders also agreed to grant a representative of Antigenics irrevocable proxies to vote their shares of Aronex Pharmaceuticals common stock in favor of the proposal to adopt the merger
agreement. Approximately                shares of Aronex Pharmaceuticals common
stock, which represents approximately      % of the outstanding shares of Aronex
Pharmaceuticals common stock as of the record date, are subject to these voting agreements and irrevocable proxies. These voting agreements effectively ensure
that      % of the outstanding shares of Aronex Pharmaceuticals common stock will vote in favor of adoption of the merger agreement.

VOTING OF PROXIES

     Accompanying this proxy statement/prospectus is a proxy card by which the Aronex Pharmaceuticals board of directors is soliciting your proxy. Aronex Pharmaceuticals asks that you complete, date and sign the proxy card and promptly mail it to Aronex Pharmaceuticals. All properly executed proxies received prior to taking the vote at the meeting, and not revoked, will be voted as instructed on the proxy card. If no instructions are given, Aronex Pharmaceuticals will vote the proxy in favor of adopting the merger agreement. You may revoke your proxy at any time before it is voted at the meeting by:

     - delivering to the secretary of Aronex Pharmaceuticals, by any means, including facsimile, a written notice, bearing a date later than the date on your proxy, stating that the proxy is revoked;

     - signing and delivering to Aronex Pharmaceuticals before Aronex Pharmaceuticals takes the vote at the meeting a proxy for the same shares and bearing a later date; or

     - attending the meeting and voting in person -- you must vote, because your attendance, by itself, does not revoke your proxy.

     Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

     You should not send any certificates representing Aronex Pharmaceuticals common stock with your proxy. After the merger, you will receive instructions for the surrender and exchange of your stock certificates.

APPRAISAL OR DISSENTERS' RIGHTS

     Under Delaware law, Aronex Pharmaceuticals stockholders are not entitled to appraisal or dissenters' rights in connection with the merger because:

     - Aronex Pharmaceuticals common stock was, as of the record date for the special meeting, designated and reported for trading on the Nasdaq National Market; and

     - Aronex Pharmaceuticals common stock will be converted into shares of Antigenics common stock, which also will be designated and reported for trading on the Nasdaq National Market.

SOLICITATION OF PROXIES

     Aronex Pharmaceuticals and Antigenics will share equally the proxy solicitation expenses. Aronex Pharmaceuticals is paying Innisfree M&A Incorporated, a proxy solicitation firm, $8,000 plus expenses to help with the proxy solicitation. Aronex Pharmaceuticals's employees may solicit proxies by mail, telephone, telegraph or in person. Following the mailing of the proxies and other soliciting materials, Aronex Pharmaceuticals will request brokers, custodians, nominees and other record holders of common stock to forward the proxy and other soliciting materials to the persons on behalf of whom they hold shares of Aronex Pharmaceuticals stock, along with a request for authority to exercise the proxies. If the record holder requests, Aronex Pharmaceuticals will reimburse the holder's reasonable expenses.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

     For some time, the board of directors and management of Aronex Pharmaceuticals has believed that beneficial alliances or other partnership arrangements with significant partners would provide it with important support and leverage in its research and development efforts, including increased financial and personnel resources with which to develop its product portfolio. With this in mind, in March 2000, Aronex Pharmaceuticals entered into an agreement with Robertson Stephens, Inc. pursuant to which Robertson Stephens was engaged to provide Aronex Pharmaceuticals with financial advisory and investment banking services in connection with Aronex Pharmaceuticals's exploration of various strategic alternatives, including potentially the identification and review of possible merger candidates for, and/or acquirers of, Aronex Pharmaceuticals. As a result, Aronex Pharmaceuticals has been in the process of evaluating companies with complementary technologies and products under development that would provide a good fit with its own technologies as well as companies with substantial additional resources with which to develop its technologies.

     In line with this strategy, Geoffrey F. Cox, Ph.D., Aronex Pharmaceuticals's Chairman and Chief Executive Officer, met with Garo H. Armen, Ph.D., Antigenics's President, Chief Executive Officer and Chairman, in July 2000 as a result of an introduction by Robertson Stephens. Drs. Cox and Armen discussed possible transactions between Aronex Pharmaceuticals and Antigenics. As a result of these discussions, on July 24, 2000, Antigenics and Aronex Pharmaceuticals entered into a confidentiality agreement to facilitate further discussions, and subsequently, Antigenics commenced a due diligence review of Aronex Pharmaceuticals's technologies, which included a meeting between Dr. Cox and Elma Hawkins, Ph.D., Antigenics's Vice Chairman, at Aronex Pharmaceuticals's The Woodlands, Texas office and a meeting between Anthony Williams, M.D., Aronex Pharmaceuticals's Vice President, Medical Affairs, Pramod Srivastava, Ph.D., a member of Antigenics's board of directors and chairman of Antigenics's scientific advisory board, and Jonathan Lewis, M.D., Ph.D., Antigenics's Chief Medical Officer, at Antigenics's New York City headquarters.

     Dr. Armen indicated that Antigenics was discontinuing negotiations with Aronex Pharmaceuticals in September 2000. However, in January 2001, following the receipt of the non-approval letter for ATRAGEN from the FDA as discussed in "Business of Aronex Pharmaceuticals" above, Aronex Pharmaceuticals's board requested that Robertson Stephens broaden its search for a potential acquirer of Aronex Pharmaceuticals's business.

     As a result of this request, Robertson Stephens contacted additional potential partners, and Antigenics expressed interest in acquiring Aronex Pharmaceuticals. Overall, Robertson Stephens had discussions with a substantial number of potential partners, and Aronex Pharmaceuticals's management made presentations to twelve of those companies.

     In March 2001, Aronex Pharmaceuticals officers met with Antigenics officers in New York City at which time Aronex Pharmaceuticals provided updated diligence information with respect to its clinical programs and regulatory matters. On March 19, 2001, Aronex Pharmaceuticals received a non-binding offer letter from Antigenics to acquire Aronex Pharmaceuticals. After receiving this letter, Dr. Cox contacted Dr. Armen to discuss the terms, and on March 28, 2001, the directors of Aronex Pharmaceuticals held a board meeting at Antigenics's New York headquarters in which Drs. Armen and Hawkins and Russell H. Herndon, Antigenics's Chief Operating Officer, made presentations about Antigenics to the Aronex Pharmaceuticals board.

     Following this board meeting, Antigenics provided a revised non-binding offer letter to Aronex Pharmaceuticals dated April 6, 2001 which contained some of the major terms of the proposed transaction. Following receipt of this letter, Aronex Pharmaceuticals's board, with Robertson Stephens's assistance, negotiated the major terms of the merger transaction.

     Following these initial negotiations, the parties negotiated and entered into an exclusivity letter dated April 9, 2001 in which Aronex Pharmaceuticals agreed to negotiate exclusively with Antigenics for a two week period. During this period, Aronex Pharmaceuticals's board, with the assistance of its legal counsel, Andrews & Kurth L.L.P., and Robertson Stephens, and Antigenics's management, with the assistance of its legal counsel, Palmer & Dodge LLP, negotiated the terms of the merger agreement and its related documents. The parties finalized negotiations on April 20, 2001.

     The Aronex Pharmaceuticals board of directors held the telephonic meeting on April 20, 2001 at which representatives from Andrews & Kurth L.L.P. and Robertson Stephens also participated. At the meeting, the board received a presentation from Robertson Stephens regarding the financial terms of the proposed transaction and the analysis undertaken by Robertson Stephens in connection with its opinion. The board discussed generally the transaction and also discussed other alternatives to the merger with Antigenics, including the consequences of not undertaking the transaction and the benefits and disadvantages of an alternative proposal that had been received by the board prior to its negotiations with Antigenics. After consulting with both counsel and its financial advisor, the board determined that the merger transaction with Antigenics was the best course for Aronex Pharmaceuticals to undertake.

     The board then undertook a detailed review and discussion of the terms of the proposed merger agreement and its related documents, and discussions regarding the financial and other effects the proposed merger would have on Aronex Pharmaceuticals stockholders. Robertson Stephens then delivered its oral opinion to the board that the merger consideration in the proposed transaction was fair to Aronex Pharmaceuticals's stockholders from a financial point of
view. See "Opinion of Aronex Pharmaceuticals's Financial Advisor" on page   .
After the presentations and discussions, Aronex Pharmaceuticals's board of directors unanimously approved the merger and authorized the officers of Aronex Pharmaceuticals to finalize and execute the merger agreement after Antigenics's board of directors approved the transaction, subject to a review of the final merger agreement and related documents by Dr. Cox and counsel.

     The Antigenics board of directors held a telephonic meeting on April 22, 2001 at which attorneys from Palmer & Dodge LLP also participated. After a review and discussion of the terms of the proposed merger agreement, and discussions regarding the financial and other effects the proposed merger would have on Antigenics's stockholders and employees, the Antigenics board of directors unanimously approved the merger and authorized the officers of Antigenics to finalize and execute the merger agreement.

     After Dr. Cox and counsel for Aronex Pharmaceuticals conducted a review of the final merger agreement and related documents and Aronex Pharmaceuticals received the written fairness opinion of Robertson Stephens, Aronex Pharmaceuticals and Antigenics and its merger subsidiary executed and delivered the definitive merger agreement after the close of business on April 23, 2001.

JOINT REASONS FOR THE MERGER

     The boards of directors of Antigenics and Aronex Pharmaceuticals have determined that the combined company following the merger would have the potential to realize long-term improved operating results and a stronger competitive position. The boards of directors of Antigenics and Aronex Pharmaceuticals have identified additional potential mutual benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include the following:

     - Antigenics may enhance its product pipeline, particularly by the addition of products in the late stages of FDA approval for the treatment of different types of cancer;

     - a possible more rapid path to commercialization for Aronex
       Pharmaceuticals's late stage products. Antigenics intends to apply its expertise in clinical development and regulatory review to accelerate these applications;

     - a diversification of technologies and product portfolio offerings;

     - the application of Antigenics's regulatory experience in the management of the earlier stage Investigational New Drug (IND) applications submitted by Aronex Pharmaceuticals;

     - greater financial resources allow Antigenics to better develop the Aronex Pharmaceuticals product candidates; and

     - an additional technology platform that could complement technologies already resident at Antigenics.

ARONEX PHARMACEUTICALS'S REASONS FOR THE MERGER

     The Aronex Pharmaceuticals board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and has determined that the merger is fair to, and in the best interests of, Aronex Pharmaceuticals and its stockholders. In reaching its determination, the Aronex Pharmaceuticals board consulted with Aronex Pharmaceuticals's management, as well as its legal counsel and financial advisor, and considered the following material factors:

     - Aronex Pharmaceuticals's difficulty in raising additional capital to meet its ongoing commitments as well as its drug development goals;

     - Aronex Pharmaceuticals's inability to meet the continued listing requirements of the Nasdaq National Market and the current difficulty, in light of the recent FDA non-approval letter for ATRAGEN for APL, of raising sufficient capital to satisfy such requirements;

     - increased ability of the combined company to fund research and development of Aronex Pharmaceuticals's products;

     - the opportunity the merger affords Aronex Pharmaceuticals's stockholders to reduce their exposure to the risks inherent in Aronex
       Pharmaceuticals's reliance on a limited number of currently uncommercialized products;

     - the difficulties in competing against larger companies with greater financial resources;

     - the merger will allow holders of Aronex Pharmaceuticals common stock to retain an equity interest in the combined company, to achieve greater liquidity than could be achieved by continuing to hold Aronex Pharmaceuticals common stock, and to participate in the potential growth of Antigenics;

     - the board's belief that the exchange ratio fractions are favorable based upon the recent trading prices for Aronex Pharmaceuticals and Antigenics common stock;

     - the likelihood that the merger will be consummated, including the terms and conditions of the merger agreement, and the limited conditions to the consummation of the merger;

     - the oral opinion of Robertson Stephens delivered April 20, 2001 (subsequently confirmed in a written opinion dated April 23, 2001) that as of such date and based on and subject to the assumptions, limitations, and qualifications referred to in the written opinion, the merger consideration was fair to holders of Aronex Pharmaceuticals common stock from a financial point of view. (Please see "Background and Reasons for the Merger -- Opinion of Aronex Pharmaceuticals's Financial Advisor"); and

     - although the FDA recently rejected Aronex Pharmaceuticals's New Drug Application, or NDA, for ATRAGEN for APL, Aronex Pharmaceuticals's stockholders have the opportunity for recognizing additional consideration should the NDA be approved prior to July 6, 2002.

     The Aronex Pharmaceuticals board also considered the following potentially negative material factors in its deliberations concerning the merger:

     - the loss of control over the future operations of Aronex Pharmaceuticals following the merger, and

     - the risk that the benefits sought to be achieved in the merger may not be achieved.

     After reviewing these potentially negative factors, the Aronex Pharmaceuticals board concluded that they were outweighed by the positive factors described above and accordingly determined that the merger is fair to, and in the best interests of, Aronex Pharmaceuticals and its stockholders.

     In view of the wide variety of factors considered by the Aronex Pharmaceuticals board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making its determination. Consequently, the Aronex Pharmaceuticals board did not quantify the assumptions and results of its analysis in reaching its determination that the merger is fair to, and in the best interests of, Aronex Pharmaceuticals and its stockholders.

     The Aronex Pharmaceuticals board unanimously recommends that Aronex Pharmaceuticals stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

RECOMMENDATION OF ARONEX PHARMACEUTICALS'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, ARONEX PHARMACEUTICALS'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTEREST. ARONEX PHARMACEUTICALS'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS YOUR ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of the Aronex Pharmaceuticals board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Aronex Pharmaceuticals have certain interests in the merger that are different from, or are in addition to the interests of Aronex Pharmaceuticals stockholders generally. Please see the section entitled "Potential Conflicts and Interests of Aronex Pharmaceuticals Management in the
Merger" on page      of this proxy statement/prospectus.

OPINION OF ARONEX PHARMACEUTICALS'S FINANCIAL ADVISOR

     Aronex Pharmaceuticals engaged Robertson Stephens to provide financial advisory and investment banking services to it in connection with the proposed merger, and to render an opinion as to the fairness of the "merger consideration" in the proposed merger, from a financial point of view, to the "holders of Aronex common stock." (See Annex C for a copy of the full opinion.) For purposes of this section, "merger consideration" means the shares of Antigenics common stock and the contingent value rights to be issued in the merger. The "holders of Aronex common stock" was defined in Robertson Stephens's written opinion letter to the board of directors of Aronex Pharmaceuticals, dated April 23, 2001, as all holders of Aronex Pharmaceuticals common stock other than Antigenics, Nasa Merger Corp. or any affiliates of Antigenics or Nasa Merger Corp. or any holders of Aronex Pharmaceuticals common stock who are officers or directors (or who have representatives serving as directors) of Aronex Pharmaceuticals.

     On April 20, 2001, at a meeting of Aronex Pharmaceuticals's board held to evaluate the proposed merger, Robertson Stephens delivered to Aronex Pharmaceuticals's board its oral opinion, subsequently confirmed in a written opinion dated as of April 23, 2001, that as of that date and based on the assumptions made, matters considered and the limitations on the review undertaken described in the written opinion, the merger consideration in the proposed merger was fair from a financial point of view to the holders of Aronex common stock. The merger consideration was determined through negotiations between the respective managements of Aronex Pharmaceuticals and Antigenics. Although Robertson Stephens did assist the management of Aronex Pharmaceuticals in those negotiations, it was not asked by, and did not recommend to, Aronex Pharmaceuticals that any specific merger consideration constituted the appropriate merger consideration for the merger.

     You should consider the following when reading the discussion of the opinion of Aronex Pharmaceuticals' financial advisor in this document:

     - We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in Annex C to this proxy statement/prospectus and is incorporated by reference. The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in Annex C. The full opinion sets forth, among other things, the assumptions made, the matters considered and the limitations on the review undertaken by Robertson Stephens.

     - The Robertson Stephens opinion was prepared for the information of Aronex Pharmaceuticals's board in connection with its evaluation of the merger and does not constitute a recommendation to the stockholders of Aronex Pharmaceuticals as to how they should vote, or take any other action, with respect to the merger.

     - The Robertson Stephens opinion did not address the relative merits of the merger and the other business strategies that Aronex Pharmaceuticals's board has considered or may be considering, nor does it address the decision of Aronex Pharmaceuticals's board to proceed with the merger.

     - The Robertson Stephens opinion was necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion, and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Robertson Stephens's attention after the date of its opinion.

     - The Robertson Stephens opinion was limited to the fairness, from a financial point of view and as of the date thereof, of the merger consideration in the merger to the holders of Aronex common stock.

  Opinion and Analysis of Robertson Stephens

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens:

     - reviewed certain publicly available financial statements and other business and financial information of Aronex Pharmaceuticals and Antigenics, respectively;

     - reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning Aronex Pharmaceuticals prepared by the management of Aronex Pharmaceuticals;

     - reviewed with Antigenics certain publicly available estimates of research analysts relating to Antigenics;

     - held discussions with the respective managements of Aronex Pharmaceuticals and Antigenics concerning the businesses, past and current operations, financial condition and future prospects of both Aronex Pharmaceuticals and Antigenics, independently and combined, including discussions with the managements of Aronex Pharmaceuticals and Antigenics concerning their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in drafts, dated April 20, 2001, of the merger agreement, the form of contingent value rights agreement and the stockholder voting agreements;

     - reviewed the stock price and trading history of Aronex Pharmaceuticals common stock and Antigenics common stock;

     - compared the financial performance of Antigenics and the prices and trading activity of Antigenics common stock with that of certain other publicly traded companies comparable with Antigenics;

     - compared the financial performance of Aronex Pharmaceuticals with that of certain other publicly traded companies comparable with Aronex Pharmaceuticals;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that Robertson Stephens deemed relevant;

     - reviewed the pro forma impact of the merger;

     - participated in discussions and negotiations among representatives of Aronex Pharmaceuticals and Antigenics and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as Robertson Stephens deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of Aronex Pharmaceuticals and Antigenics) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of Aronex Pharmaceuticals and Antigenics that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Aronex Pharmaceuticals or Antigenics, nor was it furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and other forward-looking financial information (and the assumptions and bases therefor) for Aronex Pharmaceuticals that Robertson Stephens reviewed, Robertson Stephens has assumed that:

     - these forecasts and other forward-looking financial information were reasonably prepared in good faith on the basis of reasonable assumptions;

     - these forecasts and other forward-looking financial information reflect the best currently available estimates and judgments as to the future financial condition and performance of Aronex Pharmaceuticals; and

     - these forecasts and other forward-looking information would be realized in the amounts and in the time periods currently estimated.

     In addition, Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the drafts, dated April 20, 2001, of the merger agreement, the form of contingent value rights agreement and the stockholder voting agreements without material alteration thereof, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles;

     - the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

     - the historical financial statements of each of Aronex Pharmaceuticals and Antigenics reviewed by Robertson Stephens were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel to Aronex Pharmaceuticals.

     Robertson Stephens expressed no opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the merger;

     - any tax or other consequences that may result from the merger; or

     - what the value of the Antigenics common stock or the contingent value rights will be when issued to Aronex Pharmaceuticals's stockholders pursuant to the merger or the price at which the shares of Antigenics common stock that are issued pursuant to the merger may be traded in the future.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH TABLE. THE OPINION IS

BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY ROBERTSON STEPHENS AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

  Comparable Companies Analysis

     Using publicly available information, Robertson Stephens analyzed, among other things, the stock performance of the following selected publicly traded companies in the biotechnology industry which Robertson Stephens believed to be reasonably comparable to Aronex Pharmaceuticals:

     - Fusion Medical Technologies, Inc.

     - Immtech International, Inc.

     - LifeCell Corporation

     - DepoMed, Inc.

     - Interleukin Genetics, Inc.

     - Epimmune Inc.

     - Calypte Biomedical Corporation

     Stock performances compared by Robertson Stephens included the percentage below the highest intraday stock price and the percentage above the lowest intraday stock price for each company for the previous 52-week period, based upon the closing stock prices as of April 19, 2001. As set forth in the following table, applying the mean percentages derived from the percentages for the comparable companies to the closing stock price of Aronex Pharmaceuticals as of April 19, 2001 resulted in the following implied equity values, prices per share and exchange ratios for Aronex Pharmaceuticals:

                                                         IMPLIED        IMPLIED     IMPLIED
                                                      EQUITY VALUE     PRICE PER    EXCHANGE
                                              MEAN    (IN MILLIONS)      SHARE       RATIO
                                              ----    -------------    ---------    --------
Percent below 52-week high..................  70.5%       $41.8          $1.60       0.1016
Percent above 52-week low...................  97.0%       $28.7          $1.10       0.0698

     This compares to the $1.10 in Antigenics common stock and the one contingent value right that each share of Aronex Pharmaceuticals common stock will be exchanged for in the merger, based on the closing price of Antigenics common stock as of April 19, 2001.

     The implied equity values reflected $2.7 million of Aronex
Pharmaceuticals's cash surplus over its debt as of February 28, 2001. The implied prices per share were based on approximately 26 million shares of Aronex Pharmaceuticals common stock outstanding using the treasury stock method. The implied exchange ratios were based on the closing share price of $15.80 for Antigenics common stock as of April 19, 2001.

  Selected Precedent Transactions Analysis

     Using publicly available information, Robertson Stephens reviewed and analyzed, among other things, the consideration paid and the purchase price premiums paid on the following selected acquisition transactions in the biotechnology industry (listing the acquired company followed by the acquirer and with the date these transactions were publicly announced in parenthesis) which Robertson Stephens believed to be reasonably comparable to the proposed merger:

     - Aquila Biopharmaceuticals, Inc./Antigenics Inc. (August 21, 2000)

     - Cambridge NeuroScience, Inc./CeNeS Pharmaceuticals plc (May 23, 2000)

     - Celtrix Pharmaceuticals, Inc./Insmed Pharmaceuticals Inc. (December 1,
       1999)

     - Axogen Limited/Elan Corporation, plc (November 29, 1999)

     - North American Vaccine, Inc./Baxter International Inc. (November 18,
       1999)

     - Allelix Biopharmaceuticals Inc./NPS Pharmaceuticals, Inc. (September 27,
       1999)

     - CoCensys, Inc./Purdue Pharma L.P. (August 6, 1999)

     - SIBIA Neurosciences, Inc./Merck & Co., Inc. (August 2, 1999)

     The following table sets forth the ranges of the implied Aronex Pharmaceuticals equity valuations, prices per share and exchange ratios, based on the closing stock price of Aronex Pharmaceuticals as of April 19, 2001, derived from applying a range of one day and one month purchase price premiums that Robertson Stephens derived from the precedent transactions:

                                            IMPLIED          IMPLIED           IMPLIED
                            RANGE OF     EQUITY VALUES      PRICE PER         EXCHANGE
                            PREMIUMS     (IN MILLIONS)        SHARE             RATIO
                            ---------    -------------    -------------    ---------------
One day premium...........  20% - 30%    $23.4 - $25.4    $0.90 - $0.98    0.0570 - 0.0617
One month premium.........  30% - 40%    $30.7 - $33.0    $1.18 - $1.27    0.0746 - 0.0803
Mean......................                                $1.04 - $1.12    0.0658 - 0.0710

     This compares to the $1.10 in Antigenics common stock and the one contingent value right that each share of Aronex Pharmaceuticals common stock will be exchanged for in the merger, based on the closing price of Antigenics common stock as of April 19, 2001.

     The implied equity values reflected $2.7 million of Aronex
Pharmaceuticals's cash surplus over its debt as of February 28, 2001. The implied prices per share were based on approximately 26 million shares of Aronex Pharmaceuticals common stock outstanding using the treasury stock method. The implied exchange ratios were based on a closing share price of $15.80 for Antigenics common stock as of April 19, 2001.

  Discounted Cash Flow Analysis

     Robertson Stephens performed a discounted cash flow analysis on the after-tax free cash flows of Aronex Pharmaceuticals for calendar years 2001 through 2005 using estimates prepared by Aronex Pharmaceuticals's management. Robertson Stephens first discounted the estimated after-tax free cash flows through the calendar year ending 2005 using discount rates ranging from 40.0% to 50.0%. Robertson Stephens then added to the present value of these after-tax free cash flows the exit value of Aronex Pharmaceuticals in the calendar year ending 2005, discounted back to the present at the same discount rates. The exit value was computed by multiplying estimated revenue for calendar year 2005 by exit revenue multiples ranging from 1.50x to 2.50x. The range of exit revenue multiples selected reflects Robertson Stephens's judgment as to an appropriate range of multiples at the end of the referenced period. Applying the above ranges of discount rates and exit revenue multiples to the after-tax free cash flows of Aronex Pharmaceuticals and taking into account $2.7 million of Aronex Pharmaceuticals's cash surplus over its debt as of February 28, 2001 yielded the following ranges:

   IMPLIED         IMPLIED          IMPLIED
EQUITY VALUES     PRICE PER        EXCHANGE
(IN MILLIONS)       SHARE            RATIO
-------------   -------------   ---------------
$8.0 - $36.7    $0.31 - $1.41   0.0195 - 0.0894

     This compares to the $1.10 in Antigenics common stock and the one contingent value right that each share of Aronex Pharmaceuticals common stock will be exchanged for in the merger, based on the closing price of Antigenics common stock as of April 19, 2001.

  Antigenics Comparable Companies Analysis

     Using publicly available information, Robertson Stephens analyzed, among other things, the total enterprise value, trading multiples and stock performance of Antigenics and the following selected publicly traded companies in the biotechnology industry which Robertson Stephens believed to be reasonably comparable to Antigenics:

     - NPS Pharmaceuticals, Inc.

     - Adolor Corporation

     - Alexion Pharmaceuticals, Inc.

     - EntreMed, Inc.

     - SuperGen, Inc.

     - Pharmacyclics, Inc.

     - Vical Incorporated

     - Progenics Pharmaceuticals, Inc.

     In examining these selected publicly traded companies, Robertson Stephens calculated the total enterprise value of each company as a multiple of its respective estimated calendar year 2001 and 2002 revenues and compared such multiples to corresponding multiples for Antigenics. Total enterprise value means diluted equity value using the treasury method plus debt less cash, based on the closing stock prices as of April 19, 2001. Revenue data for the selected publicly traded companies were obtained from research analysts estimates. Stock performances compared by Robertson Stephens included the percentage below the highest intraday stock price and the percentage above the lowest intraday stock price for each company for the previous 52-week period and the year to date performance of the stock for each company, based upon the closing stock prices as of April 19, 2001. Robertson Stephens's analysis of these selected publicly traded companies resulted in the following:

                                    TOTAL ENTERPRISE VALUE/
                                   --------------------------          STOCK PERFORMANCE
                                     CY 2001        CY 2002      -----------------------------
                                     REVENUE        REVENUE      % BELOW    % ABOVE    YEAR TO
                                   (ESTIMATED)    (ESTIMATED)     HIGH        LOW       DATE
                                   -----------    -----------    -------    -------    -------
High.............................     91.8x          36.0x        23.7%      220.1%       7.9%
Low..............................      8.7x           5.6x        82.8%       34.9%     (59.4)%
ANTIGENICS.......................     57.4X          50.6X        26.5%       48.7%      42.8%

     Based on an analysis of this data, Robertson Stephens concluded that the trading multiples and stock performance of Antigenics common stock were within the range of the comparable companies.

  Other Factors

     In rendering its opinion, Robertson Stephens considered other factors and conducted other analyses, including a review of certain pro forma effects resulting from the merger which took into account the impact of the merger on the projected earnings per share of the combined company for calendar years 2001 through 2005 based on Aronex Pharmaceuticals management projections for its revenues and Robertson Stephens equity research analyst estimates for Antigenics revenues.

     No company, business or transaction compared in any of the above analyses is identical to Aronex Pharmaceuticals, Antigenics or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition and other values of the comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared. In addition, various analyses performed by Robertson Stephens incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate.

     While this summary describes the analysis and factors that Robertson Stephens deemed material in its presentation to the Aronex Pharmaceuticals board, it is not a comprehensive description of all analysis and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens's own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens expresses no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Aronex Pharmaceuticals, Antigenics or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

     The engagement letter between Robertson Stephens and Aronex Pharmaceuticals provides that, for its services, Robertson Stephens is entitled to receive usual and customary fees in connection with the transaction and the delivery of the fairness opinion, and with respect to the fee payable upon delivery of the fairness opinion, such fee is payable without regard to the conclusion reached in the opinion. The payment of Robertson Stephens's fees, other than the fee payable on the delivery of the opinion, is contingent upon the consummation of the merger. Aronex Pharmaceuticals has also agreed to reimburse Robertson Stephens for its reasonable and customary out-of-pocket expenses related to this work, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Aronex Pharmaceuticals. The terms of the fee arrangement with Robertson Stephens, which Aronex Pharmaceuticals and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Aronex Pharmaceuticals and Robertson Stephens, and Aronex Pharmaceuticals's board approved these fee arrangements.

     In the past, Robertson Stephens has provided certain investment banking services to Antigenics, including acting as co-manager for Antigenics's initial public offering, for which it has been paid customary fees. In the ordinary course of its business, Robertson Stephens may actively trade securities of Aronex Pharmaceuticals or Antigenics for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in the securities of Aronex Pharmaceuticals or Antigenics.

     Robertson Stephens is an internationally recognized investment banking firm and was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

ANTIGENICS'S REASONS FOR THE MERGER

     In evaluating the proposed merger, the Antigenics board of directors reviewed presentations from management. In reaching its determination to approve the merger agreement and the merger, the Antigenics board of directors considered the following factors in favor of the merger:

     - the acquisition of Aronex Pharmaceuticals's technology and its current products, which may enhance Antigenics's ability to produce effective therapies for infectious diseases and cancer;

     - the expansion of Antigenics's product pipeline by adding Aronex Pharmaceuticals's product pipeline, which includes 4 product candidates in phase II and III clinical trials;

     - diversification of Antigenics's product portfolio to include small molecules;

     - the addition of a new technology platform; and

     - the potential for marketing approval of a product earlier than previously planned.

     The Antigenics board of directors weighed these advantages against potential risks of the merger. The following summarizes factors against the merger:

     - As with most mergers, there is a risk that anticipated benefits will not be realized; for example, Antigenics may encounter difficulties integrating Aronex Pharmaceuticals's operations. Although Antigenics has acquired one other company, Antigenics does not have significant experience integrating acquired businesses. The board, however, believed that the relative sizes of the companies, along with the strategic fit, more than offset this risk.

     - There is inherent uncertainty in developing and commercializing biotechnology products. The board, however, believed that the promise of Aronex Pharmaceuticals's programs and technology outweighs the risk that Antigenics will not successfully develop them.

     After considering the potential positive and negative factors of the merger, the Antigenics directors did not attempt to quantify or prioritize particular considerations. Each board member may have viewed the various considerations differently than other board members. Ultimately, the Antigenics board unanimously concluded that the Aronex Pharmaceuticals merger should provide significant long-term benefits to Antigenics common stockholders; consequently, the board approved the merger agreement.

POTENTIAL CONFLICTS AND INTERESTS OF ARONEX PHARMACEUTICALS MANAGEMENT IN THE MERGER

     When considering the recommendation of Aronex Pharmaceuticals's board of directors with respect to approving the merger, you should be aware that the directors and officers of Aronex Pharmaceuticals have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Aronex Pharmaceuticals stockholders generally. The Aronex Pharmaceuticals board was aware of these interests and considered them, among other matters, in approving the merger agreement. These include:

     - Employment. At the closing of the merger, certain executive officers of Aronex Pharmaceuticals may become employees of Antigenics.

     - Accelerated Vesting of Options. All outstanding options to purchase Aronex Pharmaceuticals stock held by a director, officer or employee of Aronex Pharmaceuticals that are unvested as of the date of the merger will accelerate in full and be immediately vested and exercisable immediately preceding the consummation of the merger, except for an option granted to one of Aronex Pharmaceutical's directors. Consequently, all options outstanding immediately prior to the effective time of the merger will be subject to accelerated vesting. On May 16, 2001, options to purchase 3,021,287 shares of Aronex Pharmaceuticals stock were outstanding with a weighted average exercise price per share of $3.41. In addition, Antigenics has agreed to assume all of the options held by Aronex Pharmaceuticals's directors, officers and employees. As a result, those options shall become exercisable for Antigenics common stock following the merger.

     - Change of Control/Severance Agreements. Geoffrey F. Cox, Ph.D., Paul A. Cossum, Ph.D., Anthony Williams, M.D., Terance A. Murnane and Seenu Srinivasan, Ph.D. (each an executive officer of Aronex Pharmaceuticals) have employment agreements with Aronex Pharmaceuticals which contain severance provisions. After completion of the merger, if any of these officers is terminated without cause, each is entitled to continue to receive for the amount of time set forth opposite their name in the table below (1) their salary at the time of termination and (2) health, dental, vision and related benefits, including if they decide to terminate their employment for good reason, which means that they terminate their employment because of a material diminution in their title or responsibilities within 12 months following the merger. The table also includes the total amount payable to each of the officers as a result of these severance obligations. The salary payable under these severance arrangements is to be paid in substantially the same manner as salary is paid to other employees, except that the salary payable to Dr. Cox is to be paid in a lump sum at his termination.

                                                          HEALTH AND       AGGREGATE
NAME                                       SALARY      RELATED BENEFITS     AMOUNT
----                                      ---------    ----------------    ---------
Geoffrey F. Cox, Ph.D. .................  2.5 years       18 months        $775,000
Paul A. Cossum, Ph.D. ..................    2 years       12 months        $362,800
Terance A. Murnane......................    2 years       12 months        $250,000
Anthony Williams, M.D. .................     1 year       12 months        $210,000
Seenu Srinivasan, Ph.D. ................     1 year       12 months        $170,000

     - Indemnification. Aronex Pharmaceuticals officers and directors have continuing indemnification against some liabilities. Under the merger agreement, Antigenics has committed to continue to honor the existing indemnification obligations of Aronex Pharmaceuticals to its officers and directors after the completion of the merger.

                      THE MERGER AND THE MERGER AGREEMENT

     The following is a summary of significant provisions of the merger agreement. For a more complete understanding of the merger agreement, you should read the agreement. The agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE MERGER

     In the merger, Nasa Merger Corp., a specially formed, wholly owned subsidiary of Antigenics, will merge with and into Aronex Pharmaceuticals. Aronex Pharmaceuticals will be the surviving corporation and will continue to exist under Delaware law as a wholly owned subsidiary of Antigenics. The charter and by-laws of the specially formed, wholly owned subsidiary, as in effect immediately before the merger, will be the charter and by-laws of the surviving company.

EFFECTIVE TIME

     Antigenics expects to close the merger by             , 2001. The merger
will be effective upon the filing of a certificate of merger with the Delaware Secretary of State, or a later time that Antigenics specifies in the certificate of merger. Antigenics plans to file the certificate of merger soon after the Aronex Pharmaceuticals special meeting.

MERGER CONSIDERATION FOR ARONEX PHARMACEUTICALS STOCK AND EXCHANGE RATIOS

     At the effective time of the merger, each then-outstanding share of Aronex Pharmaceuticals common stock will be converted into a fraction of a share of Antigenics common stock according to an exchange ratio. The exchange ratio will be based upon the average closing price of the Antigenics common stock on the Nasdaq National Market over the 10 trading days ending on the second trading day before the closing of the merger. The exchange ratio of Aronex Pharmaceuticals common stock into Antigenics common stock will be calculated as follows:

IF THE AVERAGE CLOSING PRICE OF
ANTIGENICS COMMON STOCK IS                          THEN THE EXCHANGE RATIO WILL BE
-------------------------------            -------------------------------------------------
Less than or equal to $12.00               0.0917
Between $12.00 and $20.00                  $1.10 divided by the average closing price of
                                             Antigenics common stock as calculated above
Greater than or equal to $20.00            0.0550

     To illustrate further, the table below provides a sample range of Antigenics common stock average closing prices and the corresponding exchange ratios and per share values of Aronex Pharmaceuticals common stock exchanged in the merger (the value attributed to Aronex Pharmaceuticals common stock does not take into account any potential value for the contingent value rights). The actual Antigenics common stock average closing prices could be greater or lower than those set forth below.

  AVERAGE CLOSING                     VALUE OF ONE SHARE OF
PRICE OF ANTIGENICS                   ARONEX PHARMACEUTICALS
   COMMON STOCK      EXCHANGE RATIO        COMMON STOCK
-------------------  --------------   ----------------------
      $ 7.00             0.0917               $0.64
      $10.00             0.0917               $0.92
      $11.00             0.0917               $1.01
      $11.50             0.0917               $1.05
      $12.00             0.0917               $1.10
      $12.50             0.0880               $1.10
      $13.00             0.0846               $1.10
      $16.00             0.0688               $1.10
      $18.50             0.0595               $1.10
      $19.00             0.0579               $1.10
      $20.00             0.0550               $1.10
      $21.00             0.0550               $1.16
      $21.50             0.0550               $1.18
      $22.00             0.0550               $1.21
      $25.00             0.0550               $1.38

     The exchange ratio was agreed to in arm's-length negotiations between representatives of Antigenics and Aronex Pharmaceuticals, with the benefit of advice from their respective financial advisors.

     Each holder of Aronex Pharmaceuticals common stock will also receive one contingent value right for each share of Aronex Pharmaceuticals stock it holds. Each contingent value right represents the right to receive, upon the achievement of a milestone by Aronex Pharmaceuticals prior to July 6, 2002, a fraction of a share of Antigenics common stock equal to an exchange ratio. The exchange ratio will be calculated by dividing $0.15 by the average per share closing price of Antigenics common stock during a 10-day period ending on the third day prior to the date the milestone is achieved. The exchange ratio for the contingent value right shall not less than .0075 or greater than .0125 and the exchange ratio shall be reduced by 10% increments for each $50,000 increment above $4,000,000 that Aronex Pharmaceuticals incurs merger transaction expenses, which are defined as (1) fees and expenses of Aronex Pharmaceuticals's attorneys, accountants, financial advisors and other outside advisors directly related to the merger agreement and (2) severance payments payable because of either the merger or the termination of its employees as a direct result of the merger. If these merger transaction expenses exceed $4,500,000, the exchange ratio will be 0. The milestone to be achieved is the receipt of final approval by the FDA of Aronex Pharmaceuticals's NDA for ATRAGEN as a treatment for patients with APL in any indication. If Aronex Pharmaceuticals achieves this milestone on or before July 6, 2002 and the merger transaction expenses are less than $4,500,000, each contingent value right becomes the right to receive Antigenics common stock.

NO FRACTIONAL SHARES

     Antigenics will not issue fractional shares in the merger. Instead, Antigenics will pay cash to each Aronex Pharmaceuticals stockholder who otherwise would be entitled to receive a fractional share of Antigenics common stock. The cash amount for the shares of Antigenics common stock to be issued at the closing of the merger will equal the fractional share number multiplied by the per share closing price of Antigenics common stock as reported by the Nasdaq National Market on the trading day the effective time occurs.

     The cash amount for the shares of Antigenics to be issued pursuant to the contingent value right, if any, will equal the fractional share number multiplied by the per share closing price of Antigenics common stock as reported by the Nasdaq National Market on the trading day on which Aronex Pharmaceuticals achieves the milestone.

EXCHANGE OF ARONEX PHARMACEUTICALS STOCK CERTIFICATES

     Promptly after the effective time, Antigenics or the exchange agent will mail transmittal forms to each person who held shares of Aronex Pharmaceuticals common stock as of the effective time for use in exchanging Aronex Pharmaceuticals stock certificates for Antigenics common stock certificates, cash for fractional shares, and contingent value right certificates. The transmittal forms will include instructions specifying details of the exchange.

     If the milestone is achieved, promptly thereafter Antigenics or the rights agent will mail transmittal forms to each person who held contingent value right certificates as of the date the milestone is achieved for use in exchanging the contingent value right certificates for Antigenics common stock certificates and any cash for fractional shares. The transmittal forms will include instructions specifying details of the exchange.

  DO NOT SEND IN YOUR ARONEX PHARMACEUTICALS CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM.

     If certificates for any shares of Aronex Pharmaceuticals common stock have been lost, stolen or destroyed, the holder must submit appropriate evidence regarding the ownership, loss, theft or destruction of the certificate, an affidavit to that effect and a customary indemnification agreement to the exchange agent.

     Antigenics will honor a request from a person surrendering an Aronex Pharmaceuticals common stock certificate that the Antigenics common stock being given in exchange be issued to a person other than the registered holder of the certificate on the exchange agent's books, so long as the requesting person:

     - submits all documents necessary to evidence and effect the transfer to the new holder; and

     - pays any transfer or other taxes for issuing shares of Antigenics common stock to a person other than the registered holder of the certificate, unless the requesting person satisfactorily establishes to Antigenics that any tax has been paid or is inapplicable.

     Holders of Aronex Pharmaceuticals common stock exchanged for Antigenics common stock in the merger will be entitled to receive dividends and other distributions on Antigenics common stock (without interest) that are declared or made with a record date after the effective time. Dividends or other distributions will not be paid to any former holder of Aronex Pharmaceuticals common stock, however, until that holder surrenders its shares of Aronex Pharmaceuticals stock to the exchange agent.

TREATMENT OF ARONEX PHARMACEUTICALS STOCK OPTIONS, WARRANTS, AND CONVERTIBLE
NOTE

  Options

     At the effective time of the merger, Antigenics will assume each outstanding and unexercised option to purchase shares of Aronex Pharmaceuticals stock granted under Aronex Pharmaceuticals's Amended and Restated 1989 Stock Option Plan, Amended and Restated 1998 Stock Option Plan, and Amended and Restated 1993 Non-Employee Director Stock Option Plan, whether or not exercisable. Each assumed option will continue to be governed by the same terms and conditions of the applicable Aronex Pharmaceuticals stock option plan that were in effect immediately before the effective time of the merger, except that:

     - each option will be exercisable for (1) a number of shares of Antigenics common stock equal to the number of shares of Aronex Pharmaceuticals stock that were issuable upon exercise of the option immediately before the effective time multiplied by the merger's exchange ratio, rounded down to the nearest whole number of shares of Antigenics common stock and
       (2) either (A) if
exercised prior to the date the milestone is achieved (but not after July 6, 2002), that number of contingent value rights equal to the number of shares of Aronex Pharmaceuticals common stock subject to the option or (B) if exercised after the milestone is achieved (so long as it was achieved prior to July 6, 2002), that number of shares of Antigenics common stock that would have been issued, if any, had the holder of the option had contingent value rights on the date the milestone was achieved;

     - the per share exercise price for the shares of Antigenics common stock issuable upon exercise of the assumed option will be equal to the exercise price per share of Aronex Pharmaceuticals stock at which the option was exercisable immediately before the effective time divided by the merger's exchange ratio, rounded up to the nearest whole cent; and

     - all options to purchase shares of Aronex Pharmaceuticals stock will become fully vested and exercisable, except for an option granted to one of Aronex Pharmaceuticals's directors.

     On May 16, 2001, options to purchase 3,021,287 shares of Aronex Pharmaceuticals stock were outstanding; the weighted average exercise price per share of these options was $3.41.

     Antigenics has agreed to file a registration statement on Form S-8 for the shares of Antigenics common stock subject to Aronex Pharmaceuticals stock options. Antigenics expects that the registration statement will be effective shortly after the effective time of the merger, and Antigenics has agreed to use commercially reasonably efforts to maintain the effectiveness of that registration statement for so long as former Aronex Pharmaceuticals stock options remain outstanding.

  Warrants

     At the effective time of the merger, Antigenics will assume each outstanding and unexercised warrant to purchase shares of Aronex Pharmaceuticals stock, which in the aggregate are exercisable for 1,762,175 shares of Aronex Pharmaceuticals common stock with a weighted average exercise price per share of $3.14. Each assumed warrant will continue to be governed by the same terms and conditions as were applicable to the respective Aronex Pharmaceuticals warrant, except that:

     - each warrant will be exercisable for (1) a number of shares of Antigenics common stock equal to the number of shares of Aronex Pharmaceuticals stock that were issuable upon exercise of the warrant immediately before the effective time multiplied by the merger's exchange ratio, rounded down to the nearest whole number of shares of Antigenics common stock and
       (2) either (A) if exercised prior to the date the milestone is achieved (but not after July 6, 2002), that number of contingent value rights equal to the number of shares of Aronex Pharmaceuticals common stock subject to the warrant or (B) if exercised after the milestone is achieved (so long as it was achieved prior to July 6, 2002), that number of shares of Antigenics common stock that would have been issued, if any, had the holder of the warrant had contingent value rights on the date the milestone was achieved; and

     - the per share exercise price for the shares of Antigenics common stock issuable upon exercise of the assumed warrant will be equal to the exercise price per share of Aronex Pharmaceuticals stock at which the warrant was exercisable immediately before the effective time divided by the merger's exchange ratio, rounded up to the nearest whole cent.

     Antigenics has agreed to file a registration statement on Form S-3 for the shares of Antigenics common stock subject to Aronex Pharmaceuticals warrants, to the extent required under the warrants. Antigenics expects that the registration statement will be effective shortly after the effective time of the merger, and Antigenics has agreed to use commercially reasonably efforts to maintain the effectiveness of that registration statement for so long as former Aronex Pharmaceuticals warrants remain outstanding.

  Convertible Note

     At the effective time of the merger, the surviving corporation will assume all obligations and duties of Aronex Pharmaceuticals under its outstanding $2.5 million 10% convertible note payable to Genzyme Corporation dated May 21, 1999. The convertible note will continue to be governed by the same terms and conditions set forth in the convertible note that were in effect immediately prior to the effective time of the merger, except that the convertible note shall be convertible into whole shares of Antigenics common stock and cash in lieu of fractional shares calculated as follows:

     - the conversion price will be equal to the conversion price of the convertible note at which the note was convertible immediately before the effective time divided by the merger's exchange ratio, rounded up to the nearest whole cent;

     - cash in lieu of fractional shares shall be paid, immediately after the effective time of the merger agreement, based upon the conversion price in effect immediately after the effective time; and

     - either (i) if the convertible note is converted prior to the date the milestone is achieved or July 6, 2002, whichever is earlier, that number of contingent value rights equal to the number of shares of Antigenics common stock issuable upon conversion of the convertible note immediately prior to the effective time, or (ii) if the convertible note is converted after the date the milestone is achieved (so long as it is achieved by July 6, 2002) that number of shares of Antigenics common stock that would have been issued, if any, had the holder of the convertible note held such contingent value rights.

TREATMENT OF ARONEX PHARMACEUTICALS BENEFITS AND STOCK PURCHASE PLANS AND OTHER EMPLOYEE MATTERS

     Antigenics has agreed to give Aronex Pharmaceuticals employees who remain with the company after the merger full credit in terms of eligibility, vesting, benefit accrual, except benefit accrual under defined benefit pension plans and except as would result in duplication of benefits, and determination of the level of benefits under any employee benefit plans. Antigenics has also agreed to waive limitations for preexisting condition exclusions and waiting periods under any Antigenics welfare benefit plans that a continuing Aronex Pharmaceuticals employee is eligible to participate in after the merger. This waiver would not include, however, limitations and waiting periods that have not been satisfied under any Aronex Pharmaceuticals welfare plan maintained for the employee prior to the merger.

     Antigenics has further agreed to assume and honor all Aronex
Pharmaceuticals employment, severance and other compensation agreements existing prior to execution of the merger agreement.

     Aronex Pharmaceuticals has agreed to terminate its 401(k) plan immediately before closing unless Antigenics agrees to sponsor the plan following the merger.

     Aronex Pharmaceuticals has also agreed to terminate its 1997 Employee Stock Purchase Plan on the effective date of the merger.

ACCOUNTING TREATMENT

     Antigenics will account for the merger using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Aronex Pharmaceuticals, including intangible assets, will be recorded at their fair values. The results of operations and cash flows of Aronex Pharmaceuticals will be included in Antigenics's financial statements following the completion of the merger. Consistent with GAAP, amounts assigned to acquired in-process research and development -- i.e., Aronex Pharmaceuticals research and development projects that are still in process at the closing of the merger, but which, if unsuccessful, have no alternative future use -- must be charged to expense on the date that the merger closes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based on the Internal Revenue Code, related regulations, existing administrative interpretations and court decisions, all of which may change, possibly with retroactive effect. This discussion assumes that Aronex Pharmaceuticals stockholders hold their shares of Aronex Pharmaceuticals stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to you either in light of your particular circumstances or if you are subject to special rules. These special rules include those relating to:

     - stockholders who are not U.S. citizens or residents or that are foreign corporations, partnerships, estates or trusts;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their Aronex Pharmaceuticals stock by exercising options or similar derivative securities or otherwise as compensation; and

     - stockholders who hold their Aronex Pharmaceuticals stock as part of a hedge, straddle, appreciated financial position or conversion transaction.

     This section, as it relates to matters of United States federal income tax law, constitutes the opinions of Andrews & Kurth L.L.P., counsel to Aronex Pharmaceuticals, and Palmer & Dodge LLP, counsel to Antigenics. These opinions are based on a number of assumptions, representations and covenants, including the assumption that the merger will be completed as described in this document and that the representations contained in letters delivered to counsel by Aronex Pharmaceuticals, Antigenics and the merger subsidiary in connection with the delivery of the opinions will be accurate through the closing. The opinions neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed in the opinions. Aronex Pharmaceuticals and Antigenics cannot assure you that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither Aronex Pharmaceuticals nor Antigenics intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Based upon and subject to the assumptions and limitations stated above, it is the opinion of Andrews & Kurth L.L.P. and Palmer & Dodge LLP that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Antigenics, Aronex Pharmaceuticals and the merger subsidiary will each be a party to that reorganization. As a result of the qualification of the merger as a reorganization, the material federal income tax consequences will be as described below.

  Tax Consequences to Aronex Pharmaceuticals Stockholders

     Except as discussed below with respect to the receipt of cash in lieu of fractional shares, Aronex Pharmaceuticals stockholders will not recognize gain or loss for U.S. federal income tax purposes on their receipt of Antigenics common stock, including their receipt of any additional shares of Antigenics common stock pursuant to the contingent value rights agreement, in exchange for their Aronex Pharmaceuticals common stock in the merger.

     The aggregate tax basis of the Antigenics common stock received by Aronex Pharmaceuticals common stockholders in exchange for their Aronex Pharmaceuticals common stock (including fractional shares of Antigenics common stock that are converted to cash and any additional shares of Antigenics common stock that are distributed pursuant to the contingent value rights agreement) will be the same as the aggregate tax basis of the Aronex Pharmaceuticals common stock surrendered in exchange therefor.

Until additional shares, if any, are distributed pursuant to the contingent value rights agreement, the interim basis of the Antigenics common stock received by Aronex Pharmaceuticals stockholders in exchange for their Aronex Pharmaceuticals common stock will be determined by assuming that Aronex Pharmaceuticals stockholders will receive, in exchange for their Aronex Pharmaceuticals common stock, the maximum number of additional shares that could be issued pursuant to the contingent value rights agreement.

     The holding period of the Antigenics common stock received by Aronex Pharmaceuticals stockholders in exchange for their Aronex Pharmaceuticals common stock (including fractional shares of Antigenics common stock that are converted to cash and any additional shares of Antigenics common stock that are distributed pursuant to the contingent value rights agreement) will include the holding period of the Aronex Pharmaceuticals common stock surrendered in exchange therefor.

     Stockholders who receive cash in lieu of fractional shares of Antigenics common stock will be treated as having received the fractional shares and then as having exchanged the fractional shares for cash in a redemption by Antigenics. A stockholder will recognize gain or loss as a result of this deemed redemption in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the stockholder's Aronex Pharmaceuticals common stock surrendered in the merger that is allocable to the fractional share.

  Tax Consequences to Antigenics and Aronex Pharmaceuticals

     Antigenics, including its merger subsidiary, and Aronex Pharmaceuticals will not recognize gain or loss for U.S. federal income tax purposes by reason of the merger.

  Backup Withholding

     Unless a stockholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and Treasury regulations, the holder may be subject to a 31% backup withholding tax on any cash payments received in the merger. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

     THIS DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF EVERY POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCE OR ANY OTHER CONSEQUENCE OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, ANTIGENICS STRONGLY URGES YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

COVENANTS UNDER THE MERGER AGREEMENT

  Aronex Pharmaceuticals's Interim Operations

     Until the closing of the merger, Aronex Pharmaceuticals has agreed to operate its business solely in the ordinary course consistent with its past practices. Aronex Pharmaceuticals also agreed to:

     - use reasonable commercial efforts to keep available the services of its employees;

     - use reasonable commercial efforts to maintain its insurance policies;

     - use reasonable commercial efforts to preserve intact its business and physical properties;

     - use best efforts to preserve and protect its proprietary rights;

     - use reasonable commercial efforts to comply with the terms of its material contracts;

     - take all actions with respect to Aronex Pharmaceuticals's outstanding options and warrants necessary to effectuate the merger; and

     - consult with Antigenics upon receipt of any material communication from the FDA or before making any material submission to the FDA, before materially changing any study protocol or timeline for product candidates or programs or before adding new clinical trials.

     Antigenics may agree to exceptions to these obligations in writing.

     Aronex Pharmaceuticals has also agreed until the merger closes, with some exceptions, that it will not do or agree to do any of the following without Antigenics's prior written consent:

     - sell or encumber any of its assets other than sales or transfers in the ordinary course of business not exceeding $50,000;

     - incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments of $50,000 or more;

     - increase the compensation of any officer, director, employee, agent or consultant; adopt or increase benefits under any employee plan; or enter into any employment, severance or other agreement with an officer or director;

     - change the amount of its authorized, issued or outstanding capital stock; grant, accelerate or modify any option, warrant or other right to purchase; declare or pay any dividend or other distribution on shares of its capital stock; or sell, transfer, repurchase or redeem any shares of its capital stock, except to honor the exercise of convertible securities outstanding on the date of execution of the merger agreement;

     - amend its charter or bylaws;

     - acquire a material amount of property or assets other than in the ordinary course of business;

     - authorize any single capital expenditure exceeding $50,000 or $100,000 in the aggregate;

     - change any of its accounting practices or principles or restate its financial statements, except as may be required by a change in law or GAAP;

     - take any action that would prevent the merger from qualifying as a reorganization within Section 368(a) of the Internal Revenue Code;

     - settle or compromise any material tax liability, change its tax accounting methods or periods, enter into any tax-related closing agreement, surrender its right to any tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

     - settle or compromise any pending or threatened material legal proceeding;

     - adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than this merger;

     - satisfy any liabilities other than in the ordinary course of business consistent with past practice;

     - redeem the purchase rights issued under its stockholder rights plan or render the plan inapplicable to a transaction other than this merger;

     - enter into or modify any license, development, research or collaboration agreement; or

     - modify, amend, terminate or assign any material rights or claims under any confidentiality agreement to which Aronex Pharmaceuticals is a party.

  No Solicitation by Aronex Pharmaceuticals

     Aronex Pharmaceuticals has agreed not to (1) solicit any person regarding either a business combination with Aronex Pharmaceuticals or any other transaction as an alternative to this merger,

(2) participate in any negotiations with or provide information to, any person to seek any alternative transaction to this merger, or (3) negotiate with or furnish information to, a third party regarding an alternative transaction unless Aronex Pharmaceuticals's board or officers are otherwise required by their fiduciary duties. Aronex Pharmaceuticals has agreed to inform Antigenics of any written inquiry it receives relating to an alternative transaction.

  Recommendation of the Aronex Pharmaceuticals Board

     The Aronex Pharmaceuticals board of directors has agreed to take all lawful action that does not interfere with its fiduciary duties to secure the vote of its stockholders adopting the merger agreement.

  Indemnification and Insurance for Aronex Pharmaceuticals Officers and
Directors

     Antigenics has agreed to cause the surviving corporation of the merger to honor Aronex Pharmaceuticals's indemnification obligations under agreements with its directors and officers and its charter and bylaws in effect before the effective time of the merger. Aronex Pharmaceuticals has agreed to purchase and maintain for six years, a directors' and officers' liability insurance policy that provides coverage substantially similar to the coverage provided to Aronex Pharmaceuticals's directors and officers on the date of the merger agreement for events occurring before the effective time of the merger. Aronex Pharmaceuticals, however, may not pay more than $250,000 for directors' and officers' liability insurance coverage without Antigenics prior written consent.

  Other Covenants

     The merger agreement contains covenants of both parties relating to, among other things, public announcements, notifications, regulatory filings, employee matters, reporting of the transaction for federal income tax purposes, and further assurances, and cooperation in obtaining consents and approvals.

     Aronex Pharmaceuticals has also agreed, among other things, to grant Antigenics access to company information as is reasonably necessary to investigate Aronex Pharmaceuticals.

     Antigenics has also agreed, among other things, to list the shares of Antigenics common stock to be issued in the merger on the Nasdaq National Market.

REPRESENTATIONS AND WARRANTIES

     Each of Antigenics and Aronex Pharmaceuticals has made customary representations and warranties to the other in the merger agreement regarding, among other things:

     - its and its subsidiaries' organization and similar corporate matters;

     - the authorization, execution, delivery and performance of the merger agreement;

     - its capital structure;

     - reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

     - the absence of any undisclosed liabilities and material adverse events since December 31, 2000;

     - the absence of litigation;

     - necessary governmental consents and filings;

     - ownership, use and non-infringement of intellectual property rights;

     - commercial relationships with suppliers, collaborators, licensors and licensees;

     - the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement;

     - the absence of conflicts with or violations of any laws as a result of executing the merger agreement; and

     - the accuracy of the information in this proxy statement/prospectus.

     Aronex Pharmaceuticals has made additional representations and warranties to Antigenics regarding, among other things:

     - its subsidiaries and joint ventures;

     - its material contracts;

     - insurance coverage;

     - the filing of tax returns and payment of taxes;

     - its employee benefit plans;

     - compliance with governmental regulations concerning employees and relations with employees;

     - compliance with environmental laws and other environmental matters;

     - board approval of the merger and the board's amending the Aronex Pharmaceuticals stockholder rights plan to permit the merger;

     - receipt of fairness opinion; and

     - merger-related brokers' and finders' fees;

     Antigenics has made additional representations and warranties to Aronex Pharmaceuticals regarding, among other things:

     - the capitalization of Nasa Merger Corp., the subsidiary Antigenics formed to effect the merger; and

     - the business activities of Nasa Merger Corp.

CONDITIONS TO THE MERGER

  Conditions to Each Party's Obligation to Effect the Merger

     Antigenics and Aronex Pharmaceuticals do not have to consummate the merger unless the following conditions are met:

     - Aronex Pharmaceuticals stockholders must adopt the merger agreement; and

     - the registration statement of which this proxy statement/prospectus is a part must not be subject to any stop order or related proceeding.

  Conditions to the Obligation of Antigenics

     Antigenics does not have to consummate the merger unless the following additional conditions are met or waived:

     - Aronex Pharmaceuticals must have performed and complied with all its agreements and covenants in the merger agreement, and the representations and warranties of Aronex Pharmaceuticals contained in the merger agreement must be true and correct when made and on and as of the closing date as if made at and as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Aronex Pharmaceuticals;

     - Antigenics must receive the customary closing documents described in the merger agreement; and

     - each affiliate of Aronex Pharmaceuticals must deliver to Antigenics an agreement regarding restrictions on the resale of the shares of Antigenics common stock issued in the merger.

  Conditions to the Obligation of Aronex Pharmaceuticals

     Aronex Pharmaceuticals does not have to consummate the merger unless Antigenics has performed and complied with all its agreements and covenants in the merger agreement, the representations and warranties of Antigenics contained in the merger agreement are true and correct when made and on and as of the closing date as if made at and as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Antigenics.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the effective time, whether before or after its adoption by Aronex Pharmaceuticals stockholders:

     - by mutual written consent of Antigenics and Aronex Pharmaceuticals;

     - by Aronex Pharmaceuticals:

      -- for material misrepresentations or uncured breaches by Antigenics.

     - by Antigenics:

      -- for material misrepresentations or uncured breaches by Aronex
         Pharmaceuticals;

      -- if the Aronex Pharmaceuticals board of directors, in the exercise of its fiduciary duties, is obligated to approve or recommend an alternative to the merger;

      -- if the Aronex Pharmaceuticals board of directors withdraws its recommendation of the merger agreement, recommends an alternative to the merger or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer; or

      -- if any person or group, other than Antigenics or any of its affiliates, becomes the owner of at least 15% of the outstanding shares of Aronex Pharmaceuticals stock;

     - by either Antigenics or Aronex Pharmaceuticals:

      -- if the merger has not closed by September 30, 2001, unless that party's own breach of the agreement is the reason that the merger has not been consummated;

      -- if there is a non-appealable government action prohibiting the consummation of the merger; or

      -- if Aronex Pharmaceuticals stockholders do not vote to adopt the merger agreement.

TERMINATION FEES AND EXPENSES

  Payment of Termination Fee

     Aronex Pharmaceuticals has agreed to pay Antigenics $1,200,000 if the merger agreement is terminated in any of the following circumstances:

     - Antigenics terminates the merger agreement because either Aronex Pharmaceuticals has breached the representations and warranties in the merger agreement or has failed to materially comply with any of the covenants or agreements contained in the merger agreement or Aronex Pharmaceuticals's board of directors withdraws it recommendation of the merger agreement, recommends an alternative to the merger or fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer; or

     - Antigenics or Aronex Pharmaceuticals terminates the merger agreement because Aronex Pharmaceuticals stockholders have failed to vote to adopt the merger agreement if, at the time of termination, either an alternative transaction between Aronex Pharmaceuticals and a third party has been announced or Aronex Pharmaceuticals or its stockholders have received a proposal for an alternative to the merger.

     Antigenics has agreed to pay Aronex Pharmaceuticals $1,200,000 if:

     - the merger agreement is terminated by Aronex Pharmaceuticals for uncured breaches by Antigenics;

     - Aronex Pharmaceuticals is not in breach of any provisions of the merger agreement; and

     - an alternative transaction has not been announced or Aronex Pharmaceuticals or its stockholders have not received a proposal for an alternative transaction.

The payment of this fee by Antigenics is Aronex Pharmaceuticals's sole and exclusive remedy for any breach of Antigenics's obligations under the merger agreement.

  Expense Reimbursement

     If the merger agreement is terminated by Antigenics because the Aronex Pharmaceuticals board of directors, in the exercise of its fiduciary duties, has approved or recommended an alternative to the merger, then Aronex
Pharmaceuticals will pay Antigenics's reasonable out-of-pocket expenses incurred in connection with the merger agreement and the merger.

  Payment of Expenses

     Antigenics and Aronex Pharmaceuticals will share equally the fees and expenses of printing and filing this proxy statement/prospectus and the registration statement, and except for the expense reimbursement described above, Antigenics and Aronex Pharmaceuticals will each pay its own merger-related fees and expenses.

AMENDMENTS AND WAIVERS

     Generally, Antigenics and Aronex Pharmaceuticals may amend or waive any provision of the merger agreement before the effective time of the merger. However, if a material condition is waived, Antigenics will amend the registration statement of which this proxy statement/prospectus forms a part, and Aronex Pharmaceuticals will resolicit proxies for the adoption of the merger agreement. In addition, after Aronex Pharmaceuticals stockholders have approved the merger, their further approval would be required to modify the amount or type of consideration that they will receive in the merger, to alter the charter of the surviving corporation or to otherwise alter the merger agreement in a manner materially adverse to them.

APPRAISAL OR DISSENTERS' RIGHTS

     Under Delaware law, Aronex Pharmaceuticals stockholders are not entitled to appraisal or dissenters' rights in connection with the merger because:

     - Aronex Pharmaceuticals common stock was, as of the record date for the special meeting, designated and reported for trading on the Nasdaq National Market; and

     - Aronex Pharmaceuticals common stock will be converted into shares of Antigenics common stock, which also will be designated and reported for trading on the Nasdaq National Market.

NASDAQ LISTING OF ANTIGENICS COMMON STOCK

     Antigenics has agreed to file a listing notification with Nasdaq concerning the Antigenics common stock to be issued to Aronex Pharmaceuticals stockholders in the merger including shares of Antigenics common stock issuable upon exercise of Aronex Pharmaceuticals options and warrants, upon conversion of Aronex Pharmaceuticals's convertible note and upon exercise of the contingent value rights.

DELISTING OF ARONEX PHARMACEUTICALS COMMON STOCK

     If the merger is completed, Aronex Pharmaceuticals common stock will cease to be quoted on the Nasdaq National Market.

RESALES OF ANTIGENICS COMMON STOCK BY ARONEX PHARMACEUTICALS AFFILIATES

     Aronex Pharmaceuticals stockholders may freely transfer the shares of Antigenics common stock received in the merger, unless they are individuals and entities who are deemed to be "affiliates" of Aronex Pharmaceuticals before the merger or affiliates of Antigenics after the merger. Persons who may be deemed to be affiliates of Aronex Pharmaceuticals or Antigenics include individuals or entities that control, are controlled by, or are under common control with, Antigenics and may include executive officers and directors as well as principal stockholders. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Antigenics common stock received in the merger. The United States securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145 or Rule 144 under the Securities Act. Rule 145 covers sales by Aronex Pharmaceuticals affiliates, and Rule 144 covers sales by Antigenics affiliates. Each rule limits the number of shares an affiliate can sell in a particular period of time. The merger agreement requires Aronex Pharmaceuticals to use its best efforts to cause each of its affiliates to execute and deliver to Antigenics a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of Antigenics common stock issued to the affiliate in the merger, including shares issued pursuant to the contingent value rights, if any, in violation of the Securities Act or the related rules and regulations adopted by the SEC.

     This proxy statement/prospectus does not cover resales of Antigenics common stock received by any person who may be deemed to be an affiliate of Aronex Pharmaceuticals and/or Antigenics.

REGULATORY MATTERS

     Antigenics and Aronex Pharmaceuticals are not aware of any material governmental or regulatory requirements that must be complied with regarding the merger, other than federal securities laws and the filing of documents describing principal terms of the merger agreement with the secretary of state of Delaware.

                             BUSINESS OF ANTIGENICS

     Antigenics is developing treatments for cancers, serious infections, autoimmune disorders and degenerative disorders using its proprietary technologies intended to program the immune system and improve quality of life. These products include immunotherapeutics based on a specific class of proteins known as heat shock proteins, also referred to as HSPs, which activate powerful cellular immune response, and Stimulon(R) based products, including QS-21, which activate superior antibody response. Antigenics is evaluating its lead HSP-based immunotherapeutic, Oncophage(R), in an international multi-center Phase III clinical trial in kidney cancer and in five additional cancer indications in Phase II or Phase I/II trials. Through its internal programs and partnerships with GlaxoSmithKline, Aventis Pasteur, Wyeth-Lederle, Bristol-Myers Squibb, VaxGen and Elan Pharmaceuticals, Antigenics is testing its Stimulon-based products in 11 Phase III and Phase II clinical trials for cancer, several infectious diseases and degenerative diseases. Based upon its scientific and drug development skills, Antigenics' pioneering technology platforms and its strategic expertise, Antigenics plans to establish a leadership position in drug discovery, development and commercialization.

     You can find additional information regarding Antigenics in its filings with the SEC. For more details about how you can obtain this information, you should read the section of this proxy statement/prospectus entitled "Where You
Can Find More Information" beginning on page   .

                       BUSINESS OF ARONEX PHARMACEUTICALS

GENERAL

     Aronex Pharmaceuticals is a biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat cancer and infectious diseases. Aronex Pharmaceuticals's strategy is to identify and develop medicines based upon either refinements of proven therapies or new ways of treating specific diseases. Its focus is on medicines for cancer and infectious diseases for which current therapy is inadequate. The effectiveness of the current generation of anti-cancer and anti-infective drugs is limited because of two significant factors. First, cancer cells frequently become resistant to commonly used anti-cancer drugs, and organisms responsible for infectious diseases may also develop resistance to anti-infective drugs. This resistance results in the ultimate progression of many cancers and some infections. Second, these current generation drugs, particularly cancer drugs, are generally toxic because of their lack of selectivity that results in significant side effects on normal cells. Aronex Pharmaceuticals is targeting the development of drugs for cancer and infectious diseases that are selective in their action, with unique or special ways of acting and more favorable safety profiles.

     In January 2001, Aronex Pharmaceuticals received a non-approval letter from the FDA for its NDA, amendment for ATRAGEN(R) for patients with APL, for whom therapy with tretinoin is necessary but for whom an intravenous administration is required. Following this event, Aronex Pharmaceuticals reduced expenditures in its development plans and activities. Additionally, Aronex Pharmaceuticals reduced the number of full-time employees in January 2001 from 77 to 29. Aronex Pharmaceuticals is currently in discussions with the FDA to determine its alternatives regarding the NDA.

     Aronex Pharmaceuticals will continue to require substantial additional funds for its operations. As of March 31, 2001, Aronex Pharmaceuticals had $5.3 million in cash, cash equivalents and investments. Aronex Pharmaceuticals believes that it can conserve its existing financial resources to satisfy its capital and operating requirements into the fourth quarter of 2001. Its accountants have issued a qualified opinion on its consolidated financial statements for the year ended December 31, 2000 indicating substantial doubt about its ability to continue as a going concern. In the event the merger with Antigenics is not completed, Aronex Pharmaceuticals will need to immediately raise additional funds, or it will have to close operations and seek legal protection from its creditors.

PRODUCTS IN CLINICAL DEVELOPMENT

     The following table lists Aronex Pharmaceuticals's clinical products, along with their current indications and clinical status:

PRODUCT                             INDICATIONS                   CLINICAL STATUS
-------                             -----------                   ---------------
CANCER
ATRAGEN(R)................  Acute Promyelocytic Leukemia    NDA appeal pending
                            Monotherapy                     Phase II enrollment closed
                            Non-Hodgkin's Lymphoma          Phase II enrollment closed
                            Prostate Cancer                 Phase II completed
                            Renal Cell Carcinoma            Phase I/II enrollment closed
                            Acute Myelogenous Leukemia      Phase II enrollment closed
                            Kaposi's Sarcoma                Phase II completed
Annamycin.................  Breast Cancer                   Phase II completed
                            Leukemia                        Phase I/II completed
Aroplatin(TM).............  Lung Cancer                     Phase II completed
                            Renal Cell Carcinoma            Phase II completed

PRODUCT                             INDICATIONS                   CLINICAL STATUS
-------                             -----------                   ---------------
INFECTIOUS DISEASES
Nyotran(R)................  Presumed Fungal Infections      Phase III completed
                            Cryptococcal Meningitis         Phase III completed
                            Candidemia                      Phase II completed
                            Aspergillus Salvage             Phase II
ATRAGEN(R)................  Hepatitis                       Preclinical

     "Appeal pending" indicates that Aronex Pharmaceuticals is currently in discussions with the FDA to determine its alternatives. "Preclinical" indicates that the compound exhibits activity and that the product is being evaluated in animal models. "Phase I" indicates that the first phase of human clinical studies is being conducted with a small number of subjects in order to gain evidence of safety, establish the maximum dose of the drug which may be safely administered to patients and to characterize the distribution of a drug in a human patient. "Phase I/II" indicates that a product is being tested in humans primarily for safety and drug distribution, while preliminary measures of efficacy are also observed. "Phase II" indicates that a product is being tested in humans for safety and preliminary evidence of efficacy. "Phase III" indicates that a product is being tested in multi-center studies generally designed to provide evidence of efficacy and further safety of the product in a large number of patients. "Enrollment closed" indicates that Aronex Pharmaceuticals is no longer recruiting patients, recruited patients are being monitored according to the protocol and data is being gathered.

     Aronex Pharmaceuticals can give no assurance that the results of any of its clinical trials will be favorable or that its products will obtain regulatory approval for commercialization.

CANCER

     Aronex Pharmaceuticals's programs in cancer focus on developing medicines based upon either refinements of proven therapies or new approaches to the treatment of specific disease targets. The clinical programs currently focus on development of ATRAGEN(R) for hematological malignancies and solid tumors, Annamycin for solid tumors and hematological malignancies and Aroplatin(TM) for solid tumors.

 ATRAGEN(R) for APL (NDA appeal pending), APL monotherapy (Phase II enrollment closed), Non-Hodgkin's Lymphoma (Phase II enrollment closed), Prostate Cancer (Phase II completed), Renal Cell Carcinoma (Phase I/II enrollment closed), AML (Phase II enrollment closed), and Kaposi's Sarcoma (Phase II completed)

     ATRAGEN(R) is a lipid-based, intravenous formulation of all-trans-retinoic acid (ATRA). Aronex Pharmaceuticals's lipid formulation has been developed to change certain aspects of the drug's behavior in the body to overcome the known deficiencies of oral retinoids, such as the oral formulation of ATRA. ATRAGEN(R) has a different pharmacokinetics and distribution profile. In December 2000, Aronex Pharmaceuticals presented ATRAGEN(R) pharmacokinetic data at the 42nd Annual Meeting of the American Society of Hematology. These data were gathered from healthy volunteers in its pharmacokinetic study of ATRAGEN(R) compared to Vesanoid(R) (the oral formulation of ATRA). Analysis of pharmacokinetic parameters revealed a statistically significant 45% decrease in the area under the plasma drug concentration-time curve (AUC) after 9 days of oral ATRA dosing and a 32% decrease in day 9 maximum concentrations of the drug in the plasma
(Cmax). In contrast, with ATRAGEN(R) there were no decreases in the AUC or Cmax. Dose-normalized exposure to tretinoin was 6 to 11 times greater with ATRAGEN(R) dosing than with oral ATRA dosing. Similarly, Cmax was 15 to 23 times higher following ATRAGEN(R) administration. Investigators concluded that patient exposure to tretinoin was much less variable with ATRAGEN(R) than with the oral formulation of ATRA. Although the results from this study did not constitute evidence of safety or effectiveness, they nevertheless provided a basis for investigating the safety and efficacy of ATRAGEN(R) in a broad range of cancers.

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     Claims to methods of using ATRAGEN(R) are found in an issued United States patent. Claims to both the composition and its method of use are pending in continuing patent applications in the United States Patent Office. The issued patent drawn to ATRAGEN(R) and the continuing applications are assigned jointly to the Board of Regents of The University of Texas and Aronex Pharmaceuticals, with Aronex Pharmaceuticals as the exclusive licensee. Claims to the ATRAGEN(R) formulation have been allowed in the European Patent Office. See "Business of Aronex Pharmaceuticals -- Patents and Proprietary Rights" on page
               .

     ATRAGEN(R) has been designated an orphan drug for the treatment of acute
and chronic leukemia by the FDA. See "Government Regulation" on page   .

INDICATIONS

  i. Acute Promyelocytic Leukemia (NDA appeal pending)

     According to the American Cancer Society, approximately 1,000 new cases of APL in the United States are diagnosed annually, and each year approximately 277,000 patients in the United States develop the various types of cancer identified as potential indications for ATRAGEN(R). ATRAGEN(R) also may be useful in treating a variety of hematological malignancies and solid tumors.

     Aronex Pharmaceuticals completed a Phase I clinical trial of ATRAGEN(R) in 1995 in patients with cancers of the blood. Phase I data presented in the journal Blood during 1996 indicated that ATRAGEN(R) sustains levels in the blood after prolonged dosing, is well tolerated and shows evidence of activity against certain leukemias and lymphomas. Aronex Pharmaceuticals recently completed patient enrollment for the Phase II clinical evaluation of ATRAGEN(R) for its potential to induce remission in APL patients. In December 2000, pivotal Phase II efficacy and safety data compiled from sites in the United States and Peru were presented at the 42nd Annual Meeting of the American Society of Hematology. Efficacy data on 95 evaluable patients indicated that ATRAGEN(R) was an effective agent for inducing complete remission in APL patients. Safety data from 117 APL patients indicated that ATRAGEN(R) was safe and well tolerated at the 90 mg/m(2) dose. Based on the pivotal Phase II data, in December 1998, Aronex Pharmaceuticals submitted an NDA with the FDA for ATRAGEN(R) for the treatment of patients with APL for whom therapy with the drug tretinoin is necessary but for whom an intravenous administration is required.

     In September 1999, Aronex Pharmaceuticals received a letter from the FDA notifying it that the application was not approvable in its current form. In July 2000, Aronex Pharmaceuticals submitted an amendment to the NDA and in January 2001, the FDA denied approval of its NDA amendment for ATRAGEN(R). Based on their review of the NDA amendment, the FDA stated that the proposed claim was not supported by the data contained in the amendment, and did not establish an identifiable population of patients who need tretinoin and cannot use the oral formulation. Aronex Pharmaceuticals is currently in discussions with the FDA seeking guidance regarding its available options at this time.

     This indication represents a therapeutic area where new therapies are needed. ATRA, or tretinoin, has been approved as an oral formulation by the FDA as a treatment for APL. ATRA and other retinoids cause cell differentiation in contrast to most conventional chemotherapeutic agents. Retinoids are molecules comprising both natural and synthetic derivatives of retinol, otherwise known as vitamin A. However, Aronex Pharmaceuticals believes the effectiveness of the oral formulation of ATRA may be reduced by the rate at which it is metabolized, which lowers the amount of drug that reaches the cancer target.

  ii. APL monotherapy (Phase II enrollment closed)

     ATRAGEN(R) is also being assessed in Phase II clinical trials for its use as a monotherapy in the treatment of newly-diagnosed APL patients. Interim Phase II data presented in the journal Blood in January 2001 indicated that ATRAGEN(R) can induce long-term remissions. Some of the patients sustained ongoing remissions for as long as 24 months. Patient enrollment for this trial is now closed.

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  iii. Non-Hodgkin's Lymphoma (Phase II enrollment closed)

     In 1998, Aronex Pharmaceuticals initiated a Phase II clinical trial in relapsed and refractory non-Hodgkin's lymphoma. In December 2000, Aronex Pharmaceuticals presented preliminary results at the 42nd Annual Meeting of the American Society of Hematology. The presented data represented 57 evaluable patients. In this heavily treated patient population with a highly unfavorable prognosis, 17 patients with cutaneous T cell lymphoma, aggressive B cell lymphoma or peripheral T cell lymphoma responded to treatment with ATRAGEN(R). Responders, some of whom are still being monitored, had a median progression-free survival of 6 months, an encouraging result. Toxicities were mostly mild, and side effects most commonly were headache, dry skin, edema, arthralgia and xerostomia. Patient enrollment for this trial is now closed.

  iv. Prostate Cancer (Phase II completed)

     In 1998, Aronex Pharmaceuticals initiated a Phase II clinical trial in hormone-refractory prostate cancer. This trial has been completed. Aronex Pharmaceuticals is reviewing the data for this trial and anticipates presenting the data at an appropriate scientific meeting.

  v. Renal Cell Carcinoma (Phase I/II enrollment closed)

     In early 1999, a Phase I/II clinical trial in renal cell carcinoma was initiated at New York Presbyterian Hospital and the Weill Medical College of Cornell University under an institutional Investigational New Drug application, or IND. The Phase I/II trial was designed to determine the maximum tolerated dose of ATRAGEN(R) in combination with interferon alpha. In May 2001, data were presented at the American Society for Clinical Oncology (ASCO) meeting. Investigators reported that the combination of ATRAGEN(R) at 15 mg/m(2) every other day and interferon alpha at 3 to 5 to 7 million units five days a week was well tolerated without toxicity. Of the 16 evaluable patients, two had partial remission in bone and lung, including one patient whose remission has lasted for longer than 77 weeks and is ongoing. Five patients had stable disease, two progressed in bone only.

  vi. Acute Myelogenous Leukemia (Phase II enrollment closed)

     In late 1999, Aronex Pharmaceuticals initiated a Phase II clinical trial in acute myelogenous leukemia. Patient enrollment for this trial is closed and Aronex Pharmaceuticals continues to monitor patients according to the protocol. Aronex Pharmaceuticals is currently gathering the data for analysis.

  vii. Kaposi's sarcoma (Phase II completed)

     ATRAGEN(R) has also been assessed in Phase II clinical trials for the treatment of Kaposi's sarcoma. Clinical trial results indicated that ATRAGEN(R) was generally well tolerated, with headaches and dry skin being the primary reported adverse events. Aronex Pharmaceuticals is not presently pursuing this indication, although it may do so in the future.

 Annamycin for Refractory Breast Cancer (Phase II completed) and Refractory Leukemia (Phase I/II completed)

     Annamycin is a novel chemical entity belonging to the class of widely prescribed anti-cancer agents known as anthracyclines. This class of drug, which includes doxorubicin, daunorubicin and idarubicin, has been shown to be effective, either alone or in combination, against proliferating cancer cells. Anthracyclines currently on the market, however, suffer from two primary limitations:

     - Cancer cells often develop a resistance to them, rendering the treatment ineffective. This resistance, once developed by cancer cells, generally extends to include resistance to a variety of other chemotherapeutic agents, a phenomenon commonly referred to as multi-drug resistance. The best understood mechanism behind multi-drug resistance involves an increase in the production of

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       P-glycoprotein, a trans-cell membrane pump. This pump transports drugs, including most types of anti-cancer drugs, out of tumor cells.

     - Currently available anthracyclines also frequently result in severe toxic effects, including irreversible cardiotoxicity.

     Annamycin was designed to overcome these two major limitations. In contrast to conventional chemotherapeutic agents, Annamycin is structured so that it avoids the mechanism of operation of the trans-cell membrane pump believed to be one of the mechanisms responsible for multi-drug resistance. Aronex Pharmaceuticals's preclinical studies have shown that Annamycin, which is a lipid-based formulation of a novel anthracycline, may be active against multi-drug resistant tumor cells that over-express at least two of the pumps that are believed to be, at least in part, responsible for tumor cells becoming resistant to treatment. This over-expression implies that the levels of the enzymes present in a particular person exceed the levels found in a healthy or normal person. Aronex Pharmaceuticals's preclinical studies of Annamycin in animals bearing human tumors also indicate that Annamycin may be less cardiotoxic than doxorubicin. A Phase I dose-escalating clinical trial of Annamycin was completed in August 1997. Data from this trial were presented at the ASCO meeting in May 1997. Annamycin has been evaluated in Phase II multi-center clinical trials in breast cancer patients whose tumors are resistant to conventional therapies. In April 1999, Aronex Pharmaceuticals initiated a Phase I/II clinical trial in refractory leukemia patients. All of the Annamycin clinical trials are now completed. Data from the Phase I clinical trial in relapsed/refactory leukemia patients was presented at the ASCO meeting in May 2001. Annamycin was infused at a starting dose of 190 mg/m(2) every day for three days with escalation to 230, 280 and 350 mg/m(2), as appropriate. The maximum tolerated dose was determined at 280 mg/m(2). Of the 21 patients enrolled, two achieved complete remission: one AML patient at 280 mg/m(2) who had failed induction therapy with a chemotherapy combination regimen and one ALL patient at 350 mg/m(2) who relapsed after allogeneic bone marrow transplant. The physicians reported that Annamycin was generally well tolerated with no observed cardiotoxicity, which is frequently associated with anthracyclines. Aronex Pharmaceuticals is currently evaluating the Annamycin clinical development program.

     Aronex Pharmaceuticals believes that there is a substantial market for an agent which is active against multi-drug resistance and exhibits an improved safety profile over doxorubicin. The American Cancer Society estimates that each year there are approximately 183,000 new cases of breast cancer in the United States. Annamycin also may be useful in treating other varieties of solid tumors, leukemias and lymphomas.

     While there are a range of chemotherapeutic agents used alone and in combination to treat breast cancer and other solid tumors, including doxorubicin, daunorubicin, liposomal formulations of doxorubicin and daunorubicin, taxol, platinum and cyclophosphamide, Aronex Pharmaceuticals does not believe that there are any medicines available that are active against multi-drug resistant tumors. Aronex Pharmaceuticals is aware of some agents currently in Phase II clinical trials that are designed to modify multi-drug resistance, but for which no efficacy data are yet available. These agents would potentially be used in combination with chemotherapeutic agents.

     Aronex Pharmaceuticals's liposomal formulation of Annamycin is the subject of an issued United States patent, licensed exclusively to Aronex Pharmaceuticals by The University of Texas M.D. Anderson Cancer Center. In addition, a patent has issued in the United States with respect to an improved process for preparing Annamycin. This patent is exclusively licensed to Aronex Pharmaceuticals under its agreements with M.D. Anderson and the Regents of The University of Texas. The drug, Annamycin, is the subject of a patent that has been non-exclusively sublicensed to Aronex Pharmaceuticals by M.D. Anderson, which M.D. Anderson licensed from Ohio State University. See "Business of Aronex
Pharmaceuticals -- Patents and Proprietary Rights" on page   .

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  Aroplatin(TM) for Lung Cancer (Phase II completed) and Renal Cell Carcinoma
(Phase II completed)

     Aronex Pharmaceuticals is developing a novel liposomal platinum analogue, Aroplatin(TM), for the treatment of solid tumors. Aroplatin(TM) has been designed to overcome the toxicity and resistance that currently limits the usefulness of platinum, a chemotherapeutic agent widely used in the treatment of solid tumors. Phase I clinical trials have been conducted under a physician's IND at M.D. Anderson.

     Aroplatin(TM) has been evaluated in two Phase II clinical trials, under institutional INDs at M.D. Anderson:

     - a trial for the treatment of mesothelioma, a type of lung cancer, funded by the Office of Orphan Drug Products at the FDA; and

     - a trial for the treatment of metastatic renal cell carcinoma funded by Aronex Pharmaceuticals.

     In November 1999, Aronex Pharmaceuticals assumed ownership of the institutional INDs for Aroplatin(TM) and began conducting Aronex
Pharmaceuticals's own clinical development programs for this product. Aroplatin(TM) has been designated an orphan drug for the treatment of malignant mesothelioma by the FDA.

     In September 2000, Aronex Pharmaceuticals presented preliminary Phase II data at the 9th World Conference on Lung Cancer. The presented data represented 34 patients with malignant pleural mesothelioma. Among 23 patients who had both pre- and post-treatment tissue biopsies, 56% showed no evidence of tumor on biopsy after treatment. Among 18 patients at baseline who had both pre- and post-treatment cytology samples, 83% revealed no evidence of tumors in cytologic specimens. Investigators concluded that Aroplatin(TM) treatment produced a high rate of pathologic response and appeared to be a promising therapeutic approach in patients with malignant pleural mesothelioma.

     Aronex Pharmaceuticals has obtained multiple patents drawn to aspects of Aroplatin(TM). Claims of issued United States patents cover a method of treating subjects with Aroplatin(TM) together with claims concerning liposome manufacturing methods. These patents are exclusively licensed under Aronex Pharmaceuticals's agreement with M.D. Anderson and the Regents of the University of Texas. Aroplatin(TM) patent claims are allowed in Europe.

     A patent application filed in the United States by Sumitomo Pharmaceuticals Co. Ltd. overlapped claims included in the United States patents licensed to Aronex Pharmaceuticals and was the subject of an interference proceeding in the United States Patent and Trademark Office. In December 2000, Aronex Pharmaceuticals resolved this interference by signing a license agreement with Sumitomo Pharmaceuticals that gives Aronex Pharmaceuticals exclusive rights in the United States to a particular class of DACH platinum compounds that was the basis for the interference. See "Business of Aronex Pharmaceuticals --
Collaborative Agreements" on page   .

INFECTIOUS DISEASES

     Aronex Pharmaceuticals's infectious diseases program centers on the development of new agents for the treatment of infectious diseases, including those that occur in patients with weakened immune systems. The clinical program presently focuses on two products: the development of Nyotran(R) for life-threatening systemic, or internal, fungal infections, and ATRAGEN(R) for hepatitis.

 Nyotran(R) for Presumed Fungal Infections (Phase III completed), Cryptococcal Meningitis (Phase III completed), Candidemia (Phase II completed) and Aspergillus Salvage (Phase II)

     Systemic fungal infections are generally serious and may result in death. Most systemic fungal infections are caused by Candida, or yeasts, and Aspergillus, or molds, species. These life-threatening infections occur most often in patients with impaired immune defense mechanisms as a result of an underlying disease, such as HIV or diabetes, or the effects of treatments for other medical conditions, such as chemotherapy in cancer patients or anti-rejection therapy in patients receiving organ transplants. The population of patients who become candidates for anti-fungal treatment is increasing because of a number
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of factors, including more aggressive use of chemotherapy in cancer patients, increases in organ and bone marrow transplants, increased use of in-dwelling catheters for prolonged periods and the spread of HIV.

     Aronex Pharmaceuticals believes that the drugs that are currently used to treat systemic fungal infections, including fluconazole, itraconazole, amphotericin B and liposomal formulations of amphotericin B, have limitations that present a need for new therapies. Data from recent in vitro, or test tube, studies as well as clinical trial data indicate that a number of fungal strains are becoming increasingly resistant to known therapies. Fluconazole and itraconazole are relatively safe and effective in inhibiting fungal growth in Candida, but are not effective in inhibiting fungal growth in Aspergillus and are generally not effective in treating fungal infections in patients who are seriously ill and whose immune systems are compromised and not functioning properly. Amphotericin B is very active against both Candida and Aspergillus but is highly toxic. Several companies have developed liposomal versions of amphotericin B that are designed to reduce the potential toxicity of amphotericin B.

     Nyotran(R) is a lipid-based, intravenous formulation of the drug nystatin, an established, widely-used topical anti-fungal agent. Although nystatin has proven to be a potent anti-fungal against a broad spectrum of fungi, including Candida, Cryptococcus, Histoplasma, Blastomyces and Aspergillus, its poor solubility and toxicity have previously precluded its systemic administration as a therapy for these fungal infections. Aronex Pharmaceuticals's proprietary formulation, Nyotran(R), reduces the toxicity of nystatin. In addition, Aronex Pharmaceuticals believes that the lipid-based formulation of Nyotran(R) addresses the solubility problem of nystatin. Aronex Pharmaceuticals believes Nyotran(R) offers potential advantages over current systemic anti-fungal therapies. Aronex Pharmaceuticals's in vitro studies indicate that it is active against a range of fungal strains, including Candida, Aspergillus, Cryptococcus and Fusarium species, some of which are resistant to currently available anti-fungal therapies. Aronex Pharmaceuticals believes that its clinical trials suggest that Nyotran(R) can be administered at doses that are effective in treating Aspergillus, Candida and Cryptococcus infections.

     The strategy for the development of Nyotran(R) has involved several stages. Aronex Pharmaceuticals has conducted three Phase I clinical studies which demonstrated a favorable safety profile. Aronex Pharmaceuticals completed a Phase II open label study in patients with Candidemia evaluating Nyotran(R) at multiple doses. Results from this study indicate that a dose of one-third of the maximum tolerated dose established in Phase I appears to be efficacious. Based upon data from this study, Aronex Pharmaceuticals initiated Phase III comparative multicenter trials in the United States, Australia and Europe of Nyotran(R) against amphotericin B in patients with presumed fungal infections. Most frequently, in a hospital environment, a patient with a fever of unknown origin will be treated with an antibiotic. When this treatment proves ineffective, the physician then presumes that the patient has a fungal infection, and begins treatment with an anti-fungal agent. The diagnosis of a confirmed fungal infection may occur several days after anti-fungal therapy has begun. Aronex Pharmaceuticals completed the clinical trials for presumed fungal infections in late 1998. Data from these trials comparing Nyotran(R) and amphotericin B in treating presumed fungal infections were presented at the September 1999 39th Interscience Conference on Antimicrobial Agents and Chemotherapy meeting.

     To expand the potential indications for Nyotran(R), Aronex Pharmaceuticals commenced Phase III trials for patients with cryptococcal meningitis and Phase
II Aspergillus salvage. The Aspergillus salvage trials are designed to treat patients with Aspergillus who have failed treatment with current products. In late 1999, Aronex Pharmaceuticals completed the Phase III trials designed to show the equivalency of Nyotran(R) versus amphotericin B in the treatment of confirmed cryptococcal meningitis. In February 2000, Aronex Pharmaceuticals announced its preliminary findings from this trial. The data demonstrated that Nyotran(R) was not equivalent to amphotericin B with respect to the primary efficacy endpoint but there was no difference with respect to survival, a secondary endpoint. The data also indicated a favorable renal toxicity profile when compared to amphotericin B. Having gathered data from four clinical trials, Aronex Pharmaceuticals met with the FDA in April 2000 to discuss Aronex Pharmaceuticals's strategy for submission of Aronex Pharmaceuticals's NDA in the United States. Based on these discussions, Aronex Pharmaceuticals is now conducting an historical comparative trial in refractory invasive Aspergillus. Following submission of Aronex Pharmaceuticals's NDA in the United States,
Aronex Pharmaceuticals
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will review the strategy for filings in Europe and other parts of the world that will be accomplished by Abbott Laboratories.

     In November 1998, Aronex Pharmaceuticals entered into a license agreement with Abbott Laboratories for Nyotran(R). The license agreement provides Abbott with exclusive worldwide rights to market and sell Nyotran(R), subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain co-promotion rights retained by Aronex Pharmaceuticals in the United States and Canada. Abbott has paid Aronex Pharmaceuticals milestone and up-front payments of $14.7 million under the license agreement and purchased common stock for $3.0 million under a related stock purchase agreement. Abbott has provided funding for the clinical development of Nyotran(R) and will make subsequent milestone payments if specified sales targets are achieved. Abbott has agreed to pay Aronex Pharmaceuticals royalties which increase in amount based upon the level of product sales of Nyotran(R) in each year. See "Business of Aronex Pharmaceuticals -- Collaborative Agreements -- Collaborative Agreement with
Abbott Laboratories" on page                .

     The active ingredient of Nyotran(R), nystatin, is available commercially. Aronex Pharmaceuticals has utilized a contract manufacturer for Aronex Pharmaceuticals's clinical requirements of Nyotran(R), who Aronex Pharmaceuticals believes to be capable of satisfying the quantities required for clinical trials and anticipated quantities for initial commercial sales. However, Aronex Pharmaceuticals expects Abbott to manufacture the quantities of Nyotran(R) necessary to conduct any remaining clinical trials and, following regulatory approval, to manufacture Nyotran(R)for commercial sale.

     Current treatment for systemic fungal infection is largely limited to amphotericin B, several liposomal formulations of amphotericin B and fluconazole. Amphotericin B has been a common choice for the treatment of systemic fungal infections. The clinical usefulness of amphotericin B is limited, however, because serious toxicity can occur at doses that are only marginally effective. Liposomal formulations of amphotericin B have been developed by several companies, including Elan Corp., Gilead Sciences and ALZA Corporation. Each of these companies' products have regulatory approval in the United States and other countries. Each of these liposomal formulations shows a reduction in toxicity as compared to amphotericin B. Pfizer Inc.'s fluconazole, the world's largest selling anti-fungal product, is an oral formulation used for a wide range of less serious Candida indications. The FDA recently approved Cancidas(R) for resistant and refractory invasive Aspergillus. Cancidas(R) is marketed by Merck & Co., Inc. Aronex Pharmaceuticals is aware of other anti-fungal agents currently in clinical development.

     M.D. Anderson has granted Aronex Pharmaceuticals the worldwide exclusive license under an issued patent to the use of a liposomal formulation of nystatin in the treatment of systemic fungal infections. Another issued patent protects a process of pharmaceutical utility in making Nyotran(R). A continuation of this process patent is currently being prosecuted seeking additional claims in this area. See "Business of Aronex Pharmaceuticals -- Patents and Proprietary Rights"
on page   .

  ATRAGEN(R) for Hepatitis (Preclinical)

     Aronex Pharmaceuticals has been evaluating ATRAGEN(R), Aronex Pharmaceuticals's lipid-based, intravenous formulation of ATRA, for hematological malignancies and solid tumors. See "Business of Aronex
Pharmaceuticals -- Cancer -- ATRAGEN(R)" on page   .

     In late 2000, some patients being treated with ATRAGEN(R) for APL were noted to have become coincidentally infected with viral hepatitis (types B and C) unrelated to ATRAGEN(R) . The clinicians were concerned that the addition of cytotoxic chemotherapy to the anti-leukemia regimen would make the viral hepatitis worse, and elected to continue treating APL with ATRAGEN(R) alone, which was successful in inducing complete remission. The viral hepatitis also improved while the patient was receiving ATRAGEN(R) therapy, with viral loads dropping in a precipitous fashion. After consultation with experts in the field of viral hepatitis and based on knowledge gathered from scientific literature of the potential effects of high dose retinoids, Aronex Pharmaceuticals has initiated a preclinical program to evaluate the efficacy of ATRAGEN(R) in an animal model of this disease.

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     A United States patent application is pending for this indication. See
"Business of Aronex Pharmaceuticals -- Patents and Proprietary Rights" on page
  .

COLLABORATIVE AGREEMENTS

     Aronex Pharmaceuticals's development strategy involves entering into selected development and licensing agreements with corporate partners to provide working capital as well as assist in the efficient development and marketing of certain of Aronex Pharmaceuticals's products.

  Collaborative Agreement with Abbott Laboratories

     In November 1998, Aronex Pharmaceuticals entered into a stock purchase agreement and a license agreement with Abbott for Nyotran(R). The license agreement provides Abbott with exclusive worldwide rights to market and sell Nyotran(R), subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and co-promotion rights retained by Aronex Pharmaceuticals in the United States and Canada for an initial two-year period. These co-promotion rights will renew annually thereafter for successive one-year periods unless canceled by either party. To date, Abbott has purchased $3.0 million of Aronex Pharmaceuticals's common stock and paid Aronex Pharmaceuticals up-front and milestone payments of $14.7 million under the license agreement. Abbott's payments to Aronex Pharmaceuticals provided funding for the clinical development of Nyotran(R), and subsequent milestones are due if specified sales targets are achieved. However, there can be no assurance that these milestone payments will be made. Once paid, all payments are non-refundable. Abbott will also pay Aronex Pharmaceuticals royalties that increase in amount based upon the level of product sales of Nyotran(R) in each year.

     The licenses granted under the Nyotran(R) agreement terminate on a country-by-country basis on the expiration of the last patent relating to that product in that country. The agreement is terminable by Abbott in the event certain regulatory approvals are not obtained or other specified events occur, such as adverse safety and efficacy issues, and are terminable by either party on the occurrence of a breach that is not cured by the breaching party within a certain time period after notice has been given to that breaching party.

  Relationship with Grupo Ferrer Internacional, S.A.

     In 1997, Aronex Pharmaceuticals entered into a supply and distribution agreement with Grupo Ferrer Internacional, S.A. to commercialize and market Nyotran(R), under which Grupo Ferrer received the exclusive right to distribute and sell Nyotran(R) in Spain and Portugal.

  Relationship with The University of Texas M.D. Anderson Cancer Center

     Aronex Pharmaceuticals has two license agreements with M.D. Anderson which grant Aronex Pharmaceuticals exclusive rights to manufacture, use, market and sell products based upon certain technology developed at M.D. Anderson relating to the development of human monocyte or murine macrophage-derived cytotoxins which inhibit or destroy the proliferation of tumor cells, liposomal-encapsulated polyene antibiotics, except amphotericin B, liposomal-encapsulated anthracyclines, liposomal-encapsulated platinum derivatives and liposomal-encapsulated retinoids. Human monocyte or murine macrophage-derived cytotoxins refers to the source of the cytotoxins, which is either human or mouse-based. Nyotran(R), ATRAGEN(R), Annamycin and Aroplatin(TM) are products derived from Aronex Pharmaceuticals's relationship with M.D. Anderson.

     The license agreements with M.D. Anderson require Aronex Pharmaceuticals to pay royalties for licensed technology based on specified percentages of cumulative net sales and royalties from sublicensees. Aronex Pharmaceuticals is also obligated to pay a milestone payment of $200,000 upon the approval of an NDA for each licensed product. Because Aronex Pharmaceuticals has not sold any products or processes to date, Aronex Pharmaceuticals has not paid any royalties under the license agreements. M.D. Anderson is responsible for the preparation, filing and prosecution of all patent applications, foreign and domestic,

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relating to technology developed at M.D. Anderson, and Aronex Pharmaceuticals reimburses M.D. Anderson for expenses incurred for these activities.

     The license agreements generally remain in force until the expiration of the last patent subject to the agreements. Either party may terminate the license agreements after 60 days notice to the other party in the event of a material breach of the terms of that agreement. M.D. Anderson has the right to terminate either license agreement with 90 days notice for failure to convert the licensed subject matter to a commercial form; however, Aronex Pharmaceuticals believes its ongoing and active development efforts directed at commercial marketing of the licensed products currently satisfy this obligation.

     From Aronex Pharmaceuticals's inception in 1986 through 1999, it contracted with M.D. Anderson in conjunction with the license agreements through which Aronex Pharmaceuticals funded research and development expenses incurred by the M.D. Anderson scientists that relate to the technology licensed to Aronex Pharmaceuticals. Funding for these research and development contracts ended with a final payment early in 2000.

  Relationship with Sumitomo Pharmaceuticals Co., Ltd.

     In December 2000, Aronex Pharmaceuticals entered into a license agreement with Sumitomo Pharmaceuticals that gives Aronex Pharmaceuticals the exclusive right in the United States to a particular class of DACH platinum compounds. Aroplatin(TM), one of Aronex Pharmaceuticals's products in clinical development, is a liposomal formulation of a novel platinum compound from this class of drugs. Under this agreement, Sumitomo Pharmaceuticals received a $500,000 up-front payment from Aronex Pharmaceuticals in 2001, and will receive subsequent milestone payments based on regulatory filings, approval and sales of Aroplatin(TM), and royalties on the sales of Aroplatin(TM) in the United States. Except for the treatment of hepatoma, the license agreement gives Aronex Pharmaceuticals the exclusive right to make, use, develop, import and sell Aroplatin(TM) in the United States.

MANUFACTURING

     Aronex Pharmaceuticals does not have the facilities necessary to manufacture its products in accordance with cGMP, but can develop formulations, analytical methods, process controls and manufacturing technology for its products. Aronex Pharmaceuticals generally uses contract manufacturers to produce batches of its products for clinical testing, although Aronex Pharmaceuticals expects Abbott to supply the quantities of Nyotran(R) necessary to conduct Aronex Pharmaceuticals's remaining clinical trials of that product. Aronex Pharmaceuticals and the manufacturers of its products, other than Abbott, have not entered into any written agreements other than periodic purchase orders for the supply of the products they manufacture on Aronex Pharmaceuticals's behalf. Contract manufacturers are closely supervised to ensure adherence to established production methods and compliance with Aronex Pharmaceuticals's rigorous quality control and quality assurance standards. Aronex Pharmaceuticals does not expect to establish any significant manufacturing capacity in the near future. Aronex Pharmaceuticals does not operate, and does not currently plan to operate, manufacturing facilities for the production of its products in commercial quantities, and intends to contract with third parties for the manufacture and supply of its products. There can be no assurance that Aronex Pharmaceuticals will be able to obtain supplies of products from third-party suppliers on terms or in quantities acceptable to Aronex Pharmaceuticals. Aronex Pharmaceuticals depends on third parties for the manufacture of its products. This may adversely affect Aronex Pharmaceuticals's product profit margins and ability to develop and deliver products on a timely basis. Any third-party suppliers of this kind or any manufacturing facility Aronex Pharmaceuticals establishes will be required to meet cGMP requirements. FDA inspection and approval of manufacturing facilities and quality procedures for a drug are a prerequisite to approval of an NDA for that drug. Aronex Pharmaceuticals may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. If Aronex Pharmaceuticals is unable to obtain adequate supplies, its business would be materially adversely affected.

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     The raw materials required for the majority of Aronex Pharmaceuticals's products are currently available in quantities sufficient to conduct Aronex Pharmaceuticals's research, development, preclinical safety and clinical development activities. Certain of Aronex Pharmaceuticals's products, such as Annamycin and Aroplatin(TM), are new syntheses and, therefore, are not yet available in commercial quantities. Aronex Pharmaceuticals cannot give any assurance that the raw materials necessary for the manufacture of its products will be available in sufficient quantities or at a reasonable cost. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, which could materially impair Aronex Pharmaceuticals's competitive position and potential profitability.

SALES AND MARKETING

     Aronex Pharmaceuticals does not have any experience in sales, marketing or distribution. To market any of Aronex Pharmaceuticals's products, Aronex Pharmaceuticals must develop a sales and marketing force with supporting distribution capability or enter into marketing and distribution arrangements with a company that has an established capability. Significant additional expenditures will be required for Aronex Pharmaceuticals to develop these capabilities. Aronex Pharmaceuticals has entered into agreements with Abbott and Grupo Ferrer with respect to the marketing and sale of Nyotran(R). In addition, Aronex Pharmaceuticals may enter into marketing agreements with one or more pharmaceutical companies to market other products that Aronex Pharmaceuticals may develop. To the extent Aronex Pharmaceuticals relies upon licensing, marketing or distribution arrangements with others, any revenues Aronex Pharmaceuticals receives will depend upon the efforts of third parties. Aronex Pharmaceuticals cannot assure that any third party will market its products successfully or that any third-party collaboration will be on terms favorable to Aronex Pharmaceuticals. If any marketing partner does not market a product successfully, Aronex Pharmaceuticals's business would be materially adversely affected. Aronex Pharmaceuticals cannot give assurance that it will be able to establish sales, marketing and distribution capabilities or that Aronex Pharmaceuticals or its collaborators will be successful in gaining market acceptance for any products that Aronex Pharmaceuticals may develop. Aronex Pharmaceuticals's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on Aronex Pharmaceuticals.

PATENTS AND PROPRIETARY RIGHTS

     Aronex Pharmaceuticals's ability to commercialize any products will depend, in part, upon its ability or the ability of its licensors to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Some of the United States patents and patent applications owned by or licensed to Aronex Pharmaceuticals are method-of-use patents that cover the use of certain compounds to treat specified conditions, and composition-of-matter patents are not available for some of Aronex Pharmaceuticals's product candidates. Aronex Pharmaceuticals cannot assure that:

     - the patent applications licensed to or owned by Aronex Pharmaceuticals will result in issued patents;

     - patent protection will be secured for any particular technology;

     - any patents that have been or may be issued to Aronex Pharmaceuticals or its licensors will be valid or enforceable;

     - any patents will provide meaningful protection to Aronex Pharmaceuticals;

     - others will not be able to design around the patents; or

     - Aronex Pharmaceuticals's patents will provide a competitive advantage or have commercial application.

     Aronex Pharmaceuticals cannot give any assurance that patents owned by or licensed to it will not be challenged by others. Aronex Pharmaceuticals could incur substantial costs in proceedings before the
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United States Patent and Trademark Office and other regulatory authorities, including interference proceedings. These proceedings could result in adverse decisions about the patentability of Aronex Pharmaceuticals's inventions and products as well as about the enforceability, validity or scope of protection afforded by the patents.

     Aronex Pharmaceuticals cannot give any assurance that the manufacture, use or sale of Aronex Pharmaceuticals's product candidates will not infringe patent rights of others. Aronex Pharmaceuticals may be unable to avoid infringement of those patents and may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. Aronex Pharmaceuticals cannot give any assurance that a license will be available to it, if at all, upon terms and conditions acceptable to Aronex Pharmaceuticals or that it will prevail in any patent litigation. Patent litigation is costly and time consuming, and Aronex Pharmaceuticals cannot assure that it will have sufficient resources to bring the litigation to a successful conclusion. If Aronex Pharmaceuticals does not obtain a license under such patents, is found liable for infringement, or is not able to have infringing patents declared invalid or unenforceable, it may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring these licenses. While no specific study has been conducted, Aronex Pharmaceuticals does not believe that the commercialization of its products pursuant to its license agreements will infringe upon the patent rights of others. However, Aronex Pharmaceuticals cannot assure that it has identified all or any United States and foreign patents that pose a risk of infringement.

     Aronex Pharmaceuticals also relies upon trade secrets and other unpatented proprietary information in its product development activities. To the extent Aronex Pharmaceuticals relies on trade secrets and unpatented know-how to maintain its competitive technological position, Aronex Pharmaceuticals cannot assure that others may not independently develop the same or similar technologies. Aronex Pharmaceuticals seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with Aronex Pharmaceuticals's employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of Aronex Pharmaceuticals's confidential information and may not provide Aronex Pharmaceuticals with an adequate remedy in the event of unauthorized disclosure of such information. If Aronex Pharmaceuticals's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to Aronex Pharmaceuticals's products, disputes may arise about ownership of proprietary rights to those inventions and processes. These inventions and processes will not necessarily become Aronex Pharmaceuticals's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of Aronex Pharmaceuticals's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on Aronex Pharmaceuticals.

     Aronex Pharmaceuticals engages in collaborations, sponsored research agreements, licensing and other arrangements with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the United States government or certain third parties have rights in certain inventions developed during the course of the performance of these collaborations and agreements as required by law or the agreements. These rights typically allow the government to use the invention for free on an internal basis and for research and development purposes.

     The patent laws of the United States have recently been modified. Modifications include, but are not limited to, publication of patent applications under certain circumstances, patent term extension, and modified patent reexamination procedures. The effect of these legislative changes on Aronex Pharmaceuticals's intellectual property estate is uncertain.

GOVERNMENT REGULATION

     Aronex Pharmaceuticals's research and development activities, preclinical studies and clinical trials, and ultimately the manufacturing, marketing and labeling of products, are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries. The United States

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Federal Food, Drug and Cosmetic Act and the associated regulations and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of Aronex Pharmaceuticals's products. Preclinical study and clinical trial requirements and the regulatory approval process take years and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of Aronex Pharmaceuticals's products. Delays or rejections in obtaining regulatory approvals would adversely affect Aronex Pharmaceuticals's ability to commercialize any product it develops and Aronex Pharmaceuticals's ability to receive product revenues or royalties. If regulatory approval of a product is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.

     The FDA and other regulatory authorities require that the safety and efficacy of Aronex Pharmaceuticals's therapeutic products must be supported through adequate and well-controlled clinical trials. If the results of these clinical trials do not establish the safety and efficacy of Aronex Pharmaceuticals's products to the satisfaction of the FDA and other regulatory authorities, Aronex Pharmaceuticals will not receive the approvals necessary to market Aronex Pharmaceuticals's products, which would have a material adverse effect on Aronex Pharmaceuticals.

     Even if regulatory approvals for Aronex Pharmaceuticals's products are obtained, Aronex Pharmaceuticals's products and the facilities manufacturing Aronex Pharmaceuticals's products are subject to continual review and periodic inspection. The FDA will require post-marketing reporting to monitor the safety of Aronex Pharmaceuticals's products. Each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA's good manufacturing practices. To supply drug products for use in the United States, foreign manufacturing establishments must comply with the FDA's good manufacturing practices and are subject to periodic inspection by the FDA or by regulatory authorities in those countries under reciprocal agreements with the FDA. In complying with good manufacturing practices, manufacturers must expend funds, time and effort in the area of production and quality control to ensure full technical compliance. Aronex Pharmaceuticals does not have any drug manufacturing capability and must rely on outside firms for this capability. See
"Business of Aronex Pharmaceuticals -- Manufacturing" on page   . The FDA
stringently applies regulatory standards for manufacturing. Identification of previously unknown problems with respect to a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution.

     Before Aronex Pharmaceuticals's products can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of Aronex Pharmaceuticals's products, no assurance can be given that it will approve satisfactory prices for the products.

     Aronex Pharmaceuticals's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although Aronex Pharmaceuticals believes that Aronex Pharmaceuticals's procedures for handling and disposing of those materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident of this type occurs, Aronex Pharmaceuticals could be held liable for resulting damages, which could be material to Aronex Pharmaceuticals's financial condition and business. Aronex Pharmaceuticals is also subject to numerous environmental, health and workplace safety laws and
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regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting Aronex Pharmaceuticals may be adopted in the future. Any violation of these laws and regulations, and the cost of compliance, could materially and adversely affect us.

     Under the Orphan Drug Act, the FDA may grant "orphan drug" status to therapeutic agents intended to treat a "rare disease or condition," defined as a disease or condition that affects less than 200,000 persons in the United States. Orphan drug status grants the sponsor tax credits for the amounts expended on clinical trials, provided that certain conditions are met, as well as potential marketing exclusivity for four to seven years following approval of the pertinent NDA. Aronex Pharmaceuticals received orphan drug status for ATRAGEN(R) in 1993 for the treatment of acute and chronic leukemia. Aronex Pharmaceuticals received orphan drug status for Aroplatin(TM) in 1999 for the treatment of malignant mesothelioma. Aronex Pharmaceuticals may request this status for more of Aronex Pharmaceuticals's products as part of Aronex Pharmaceuticals's overall regulatory strategy. There is no assurance, however, that any of Aronex Pharmaceuticals's other products will receive orphan drug status or that the benefits of protection currently afforded by orphan drug status will remain in effect. In addition, any party may obtain orphan drug status with respect to products for which patent protection has expired or is otherwise unavailable. The first party granted marketing approval could prevent other persons from commercializing that product during the period for which exclusivity was granted to that party.

COMPETITION

     Aronex Pharmaceuticals believes that its products, because of their unique pharmacologic profiles, will become useful new treatments for cancers and infectious diseases, either as alternatives to or in combination with other pharmaceuticals. Aronex Pharmaceuticals is engaged in pharmaceutical product development characterized by rapid technological progress. Many established biotechnology and pharmaceutical companies, universities and other research institutions with resources significantly greater than Aronex Pharmaceuticals's may develop products that directly compete with Aronex Pharmaceuticals's products. Those entities may succeed in developing products, including liposomes and liposomal products, that are safer, more effective or less costly than Aronex Pharmaceuticals's products. Even if Aronex Pharmaceuticals's products should prove to be more effective than those developed by other companies, other companies may be more successful than Aronex Pharmaceuticals because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If Aronex Pharmaceuticals commences significant commercial sales of Aronex Pharmaceuticals's products, Aronex Pharmaceuticals or Aronex Pharmaceuticals's collaborators will compete in areas in which Aronex Pharmaceuticals has little or no experience such as manufacturing and marketing. There can be no assurance that Aronex Pharmaceuticals's products, if commercialized, will be accepted and prescribed by healthcare professionals.

     Some of Aronex Pharmaceuticals's competitors are active in the development of proprietary liposomes and in liposomal research and product development to treat cancer and certain fungal infections. Those competitors include Elan Corp, Gilead Sciences and ALZA Corporation. Each of these companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat disease indications targeted by Aronex Pharmaceuticals could adversely affect the market acceptance of Aronex Pharmaceuticals's products as a result of the established market recognition and physician familiarity with the competing product. The presence of directly competitive products could also result in more intense price competition than might otherwise exist, which could have a material adverse effect on Aronex Pharmaceuticals's financial condition and results of operations. Aronex Pharmaceuticals believes that competition will be intense for all of Aronex Pharmaceuticals's product candidates.

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EMPLOYEES

     As of March 31, 2001, Aronex Pharmaceuticals had 26 full-time employees, 17 of whom were engaged in development, clinical and regulatory affairs and 9 of whom were engaged in business management and administration. Aronex Pharmaceuticals has not experienced any work stoppages and considers relations with its employees to be good. Aronex Pharmaceuticals reduced its number of full-time employees in January 2001 from 77 full-time employees in order to reduce the amount of its expenditures in an effort to preserve its cash reserves. Aronex Pharmaceuticals retained those individuals necessary to maintain its current business plan.

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                             ARONEX PHARMACEUTICALS
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes contained elsewhere herein.

OVERVIEW

     Since Aronex Pharmaceuticals's inception in 1986, it has primarily devoted its resources to fund research, drug discovery, and development. Aronex Pharmaceuticals has been unprofitable to date and expects to incur substantial operating losses for the next several years as it expends its resources for product research and development, preclinical and clinical testing and regulatory compliance. Aronex Pharmaceuticals has sustained losses of $122.5 million through March 31, 2001. Aronex Pharmaceuticals's research and development activities and operations have been financed primarily through public and private offerings of securities and, to a lesser extent, from revenues under research and development agreements and grants. Aronex Pharmaceuticals's operating results have fluctuated significantly during each quarter, and Aronex Pharmaceuticals anticipates that these fluctuations, largely attributable to varying commitments and expenditures for clinical trials and research and development, will continue for the next several years.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 2000 and 2001

     In January 2001, Aronex Pharmaceuticals received a non-approval letter from the FDA for its NDA amendment for ATRAGEN(R). Following this event, Aronex Pharmaceuticals reduced expenditures in its development plans and activities. Additionally, Aronex Pharmaceuticals reduced the number of full-time employees in January 2001 from 77 to 29. In January 2001, Aronex Pharmaceuticals recorded severance of approximately $600,000 relating to the employees who were terminated and substantially reduced its operating activities.

     Revenues from research and development grants and contracts decreased 94% to $92,000 in 2001 from $1.5 million in 2000. This decrease was mainly due to a decrease in 2001 of $1.1 million in revenue recognized relating to Aronex Pharmaceuticals's license agreement for Nyotran(R) with Abbott Laboratories ("Abbott") as explained below.

     During 2000, Aronex Pharmaceuticals adopted United States Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), which requires up-front, non-refundable license fees to be deferred and recognized over the performance period. Payments for services under research and development grants and contracts that are specifically tied to a separate earnings process are recognized as revenue as the services are performed. In situations where Aronex Pharmaceuticals receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Non-refundable fees, including payments for up-front licensing fees and milestones (collectively, "Non-refundable Fees"), are recognized as revenue based on the percentage of costs incurred to date, estimated costs to complete, and total Non-refundable Fees received. Prior to January 1, 2000, Aronex Pharmaceuticals had recognized revenue from Non-refundable Fees when it had no obligations to return the fees under any circumstances, and there were no additional contractual services to be provided or costs to be incurred by it in connection with the Non-refundable Fees.

     The cumulative effect of adopting SAB 101 at January 1, 2000 resulted in a one-time, non-cash charge of $4.5 million, with a corresponding increase to deferred revenue that will be recognized in future periods. The $4.5 million represents portions of 1998 and 1999 Non-refundable Fees from Abbott in consideration for the exclusive worldwide rights to market and sell Nyotran(R). For the three month periods ended March 31, 2000 and 2001, Aronex Pharmaceuticals recognized $1.2 million and $92,000,

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respectively, of research and development grants and contracts revenue that was included in the cumulative effect adjustment as of January 1, 2000. The balance of the deferred revenue from this adjustment at March 31, 2001, $1.6 million, will be recognized in the future as Aronex Pharmaceuticals incurs costs relating to obtaining approval for Nyotran(R) from the FDA.

     Interest income decreased 52% to $106,000 in 2001 from $221,000 in 2000. The decrease in interest income resulted from a decrease in the average amount of funds available for investment during the first three months of 2001.

     Research and development expenses decreased 64% to $2.1 million in 2001 from $5.8 million in 2000. In mid-January 2001, Aronex Pharmaceuticals substantially reduced the number of employees in research and development. At the end of the first quarter of 2001, there were 17 employees in research and development, compared to approximately 63 at the end of the first quarter of 2000. Due to this reduction, general expenses such as travel, postage and office supplies decreased in addition to the following decreases:

     - a decrease of $2.1 million in clinical trial costs relating mainly to Nyotran(R) and ATRAGEN(R);

     - a decrease of $210,000 in clinical and regulatory consultants costs related to Nyotran(R) and ATRAGEN(R);

     - a decrease of $404,000 in salary and payroll costs;

     - a decrease of $554,000 in drug manufacturing and materials costs relating mainly to ATRAGEN(R) and Annamycin; and

     - a decrease of $154,000 in laboratory supplies, laboratory equipment maintenance and outside laboratory testing.

     General and administrative expenses increased 44% to $1.0 million in 2001 from $699,000 in 2000. The increase in general and administrative expenses resulted primarily from severance relating to the termination of the vice president of business development and an increase in legal expenses as a result of obtaining assistance relating to the FDA approval process for ATRAGEN(R).

     Other income of $2,653,000 in the first quarter of 2000 represents a gain on the sale of Targeted Genetics common stock, which had a carrying value of zero.

  Years Ended December 31, 1999 and 2000

     The cumulative effect of adopting SAB 101 at January 1, 2000 resulted in a one-time, non-cash charge of $4.5 million, with a corresponding increase to deferred revenue that will be recognized in future periods. The $4.5 million represents portions of 1998 and 1999 non-refundable fees from Abbott Laboratories in consideration for the exclusive worldwide rights to market and sell Nyotran(R). For the year ended December 31, 2000, Aronex Pharmaceuticals recognized $2.8 million of research and development grants and contracts revenue that was included in the cumulative effect adjustment as of January 1, 2000. The balance of the deferred revenue from this adjustment, $1.7 million, will be recognized in the future as Aronex Pharmaceuticals incurs costs relating to obtaining approval for Nyotran(R) from the FDA.

     Prior period financial statements have not been restated to apply SAB 101 retroactively; however, the pro forma amounts included in the consolidated statements of operations show the net loss and per share net loss assuming Aronex Pharmaceuticals had retroactively applied SAB 101 to all prior periods.

     Interest income decreased by 30% to $926,000 in 2000, from $1.3 million in 1999. This decrease resulted from a decrease in the average amount of funds available for investment in 2000.

     Research and development expenses decreased by 23% to $16.6 million in 2000, from $21.5 million in 1999. The decrease in research and development expenses resulted primarily from:

     - a decrease of $4.7 million in clinical trial costs for Nyotran(R) as the majority of the required clinical trial work was completed by the end of 1999;
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     - a decrease of $1.2 million in salary and payroll costs;

     - a decrease of $430,000 in pharmacology and toxicology studies relating to Nyotran(R); and

     - a decrease of $245,000 in drug materials and manufacturing costs related to Aroplatin(TM).

     The decreases listed above were offset by:

     - an increase of $1.0 million in clinical trial costs for ATRAGEN(R);

     - an increase of $661,000 in drug materials and manufacturing costs relating to Annamycin and ATRAGEN(R);

     - an increase of $194,000 in outside pharmaceutical development testing relating to Nyotran(R); and

     - a $500,000 license fee relating to Aroplatin(TM).

     Selling, general and administrative expenses decreased 30% to $3.2 million in 2000, from $4.7 million in 1999. The decrease in selling, general and administrative expenses resulted from the following:

     - a decrease of $315,000 in salary and payroll costs;

     - a decrease of $240,000 in business consultant costs;

     - a decrease of $471,000 in marketing expenses relating to ATRAGEN(R); and

     - a decrease of $548,000 in uncollectible receivables.

     Interest expense and other increased 36% to $448,000 in 2000, from $330,000 in 1999. The increase in interest expense was due to the increase in the average note payable balance in 2000.

     Net loss increased by 27% to $18.0 million in 2000, from $14.1 million in 1999. The increase in net loss resulted primarily from a decrease in revenues of $8.2 million mainly as a result of the reduction in revenues resulting from Aronex Pharmaceuticals's license agreement for Nyotran(R) and the cumulative effect of the change in accounting principle of $4.5 million relating to the recognition of research and development revenue. These items were partially offset by a reduction in expenses of $6.2 million and the recording of a $2.7 million gain from the sale of investments.

  Years Ended December 31, 1998 and 1999

     Revenues from research and development grants and contracts increased 66% to $11.1 million in 1999, from $6.7 million in 1998. This increase resulted from milestone and development revenue under Aronex Pharmaceuticals's license agreement for Nyotran(R).

     Interest income increased by 5% to $1,330,000 in 1999, from $1,265,000 in 1998. This increase resulted from an increase in the average amount of funds available for investment in 1999.

     Research and development expenses decreased 6% to $21.5 million in 1999, from $22.8 million in 1998. The decrease in research and development expenses resulted primarily from decreases of $2.3 million and $729,000 in clinical investigation costs and manufacturing relating to Nyotran(R). These decreases were partially offset by increases of $640,000 in payroll costs and $600,000 in regulatory consultants relating mostly to ATRAGEN(R) and Nyotran(R).

     Selling, general and administrative expenses increased 39% to $4.7 million in 1999, from $3.4 million in 1998. The increase in selling, general and administrative expenses resulted primarily from an increase of $408,000 in business consultant expense relating mainly to evaluating the market potential for Aronex Pharmaceuticals's product candidates and an increase of $286,000 in marketing expenses relating mainly to ATRAGEN(R).

     Interest expense and other increased 284% to $330,000 in 1999, from $86,000 in 1998. The increase in interest expense and other resulted primarily from an increase in the average amount of capital lease obligations and indebtedness used to fund the acquisition of laboratory equipment.

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     Net loss decreased 23% to $14.1 million in 1999, from $18.2 million in
1998. The decrease in net loss resulted primarily from an increase of $4.3 million in revenues relating to research and development grants and contracts.

LIQUIDITY AND CAPITAL RESOURCES

     Since Aronex Pharmaceuticals's inception, its primary source of cash has been from financing activities, which have consisted primarily of sales of equity securities, and to a lesser extent, from revenues under research and development agreements and grants. Aronex Pharmaceuticals has raised an aggregate of approximately $98.8 million from the sale of equity securities from inception through December 31, 2000. In July 1992, Aronex Pharmaceuticals raised net proceeds of approximately $10.7 million in the initial public offering of its common stock. In September 1993, Aronex Pharmaceuticals entered into a collaborative agreement with Genzyme Corp. relating to the development and commercialization of ATRAGEN(R), in which Aronex Pharmaceuticals received net proceeds of approximately $4.5 million from the sale of common stock to Genzyme. In November 1993, Aronex Pharmaceuticals raised net proceeds of approximately $11.5 million and in May 1996, Aronex Pharmaceuticals raised net proceeds of approximately $32.1 million in public offerings of common stock. From October 1995 through December 31, 1998, Aronex Pharmaceuticals received aggregate net proceeds of approximately $6.5 million from the exercise of certain warrants issued in Aronex Pharmaceuticals's 1995 merger with API Acquisition Company, Inc. (formerly Oncologix, Inc.). In November 1998, Aronex Pharmaceuticals entered into a license agreement with Abbott relating to Nyotran(R), in which Abbott purchased 837,989 shares of common stock for $3.0 million. Through February 29, 2000 Aronex Pharmaceuticals received an additional $14.7 million in up-front and milestone payments from Abbott, all of which are non-refundable. In February 1999 and April 2000, Aronex Pharmaceuticals raised net proceeds of approximately $11.7 million and $7.3 million, respectively, in offerings of Aronex Pharmaceuticals's common stock. In November 2000, Aronex Pharmaceuticals entered into an agreement with Acqua Wellington North American Equity Fund Ltd. for an equity financing agreement covering the sale of up to $24 million of Aronex Pharmaceuticals's common stock over a 28-month period ending in March 2003. Aronex Pharmaceuticals has not raised any funds under this agreement and has no current intentions or obligation to do so.

     In December 2000, Aronex Pharmaceuticals entered into a license agreement with Sumitomo Pharmaceuticals Co., Ltd. that gives Aronex Pharmaceuticals the exclusive right in the United States to a particular class of DACH platinum compounds. Aroplatin(TM), one of Aronex Pharmaceuticals's products in clinical development, is a liposomal formulation of a novel platinum compound from this class of drugs. Under this agreement, Sumitomo Pharmaceuticals received a $500,000 up-front payment from Aronex Pharmaceuticals in 2001 (such amount was expensed in the 2000 financial statements), and will receive subsequent milestone payments based on regulatory filings, approval and sales of Aroplatin(TM), and royalties on the sales of Aroplatin(TM) in the United States. Except for the treatment of hepatoma, the license agreement gives Aronex Pharmaceuticals the exclusive right to make, use, develop, import and sell Aroplatin(TM) in the United States.

     The majority of Aronex Pharmaceuticals's development activities are committed on a short-term, as-needed basis through contracts and purchase orders. These arrangements can be changed based on Aronex Pharmaceuticals's needs and development activities. Aronex Pharmaceuticals has contracted with certain clinical research and other consulting organizations to assist in conducting its clinical trials. The agreements provide that Aronex Pharmaceuticals can terminate them at any time, should either its financial situation, or the results of the studies, require it. Nonetheless, Aronex Pharmaceuticals intends to continue to engage such services in the future.

     Aronex Pharmaceuticals's primary use of cash to date has been in operating activities to fund research and development, including preclinical studies and clinical trials and general and administrative expenses. Cash of $18.3 million and $13.1 million was used in operating activities during 2000 and 1999, respectively. Aronex Pharmaceuticals had cash, cash-equivalents and long-term investments of $5.3 million as of March 31, 2001, consisting primarily of cash and money market accounts, and United States government securities and investment grade commercial paper.

     Aronex Pharmaceuticals has experienced negative cash flows from operations since inception and has funded its activities to date primarily from equity financings. Aronex Pharmaceuticals has expended, and will continue to require, substantial funds to continue its development activities, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if FDA and other regulatory approvals are obtained.

     The majority of Aronex Pharmaceuticals's clinical trials have reached the stage where it has completed patient enrollment at their current phase. At the current time, Aronex Pharmaceuticals is gathering clinical trial data for analysis. Aronex Pharmaceuticals anticipates reporting the data at appropriate scientific meetings. Before Aronex Pharmaceuticals initiates any new clinical trials, it will analyze each product's likelihood for approval, the cost of the proposed clinical trial, cash available at such time and the inherent risk profile. Aronex Pharmaceuticals anticipates these steps will assist it in maximizing shareholder value. See "Business of Aronex
Pharmaceuticals -- Products in Clinical Development" on page   .

     Aronex Pharmaceuticals will continue to require substantial additional funds for its operations. At March 31, 2001, Aronex Pharmaceuticals had $5.3 million in cash, cash equivalents and investments. Aronex Pharmaceuticals believes that it can conserve its existing financial resources to satisfy its capital and operating requirements into the fourth quarter of 2001. Aronex Pharmaceuticals's accountants have issued a qualified opinion on Aronex Pharmaceuticals's consolidated financial statements for the year ended December 31, 2000 indicating substantial doubt about its ability to continue as a going concern. In the event the merger with Antigenics is not completed, Aronex Pharmaceuticals will need to immediately raise additional funds, or it will have to close operations and seek legal protection from its creditors.

     Aronex Pharmaceuticals has experienced significant fluctuations in accounts payable and accrued payroll, primarily as a result of its development activities. Aronex Pharmaceuticals anticipates that the amounts expended for these items in the future will continue to correspond with its development activities. Aronex Pharmaceuticals expects the volume of development activities to decrease in 2001 and there will be a decrease in outstanding payables and a decrease in its liquidity position.

     Aronex Pharmaceuticals has typically obtained debt financing when necessary for equipment, furniture and leasehold improvement requirements. In 1998, Aronex Pharmaceuticals's capital requirements increased with the move into new facilities. As a result, Aronex Pharmaceuticals borrowed $1.4 million and $547,000 in 1998 and 1999, respectively, to finance its requirements in this new facility. Aronex Pharmaceuticals expects that it will continue to incur additional debt to meet its capital requirements from time to time in the future, based on its financial resources and needs. Aronex Pharmaceuticals does not plan to make any significant capital expenditures in 2001.

     Aronex Pharmaceuticals's capital requirements will depend on many factors. These factors include:

     - expenses associated with completing the merger;

     - problems, delays, expenses and complications frequently encountered by development stage companies;

     - the progress of Aronex Pharmaceuticals's research, development and clinical trial programs;

     - the extent and terms of any future collaborative research, manufacturing, marketing or other funding arrangements;

     - the costs and timing of seeking regulatory approvals of Aronex Pharmaceuticals's products;

     - Aronex Pharmaceuticals's ability to obtain regulatory approvals;

     - the success of Aronex Pharmaceuticals's sales and marketing programs;

     - the costs of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights; and

     - changes in economic, regulatory or competitive conditions of Aronex Pharmaceuticals's planned business.

     Estimates about the adequacy of funding for Aronex Pharmaceuticals's activities are based on certain assumptions, including the assumption that testing and regulatory procedures relating to Aronex Pharmaceuticals's products can be conducted at projected costs. There can be no assurance that changes in Aronex Pharmaceuticals's development plans, acquisitions, or other events will not result in accelerated or unexpected expenditures.

                 MATERIAL CONTRACTS WITH ARONEX PHARMACEUTICALS

     In May 2001, Antigenics and Aronex Pharmaceuticals entered into a services agreement under which Antigenics shall provide assistance relating to regulatory and other pre-marketing activities for Aronex Pharmaceuticals's products. Under this agreement, Aronex Pharmaceuticals will pay $10,000 per month to Antigenics for its services as well as any reasonable out of pocket expenses. This agreement shall terminate upon the earlier of (1) 30 days after written notice by either party to the other party of its termination of the agreement, (2) termination of the merger agreement or (3) consummation of the merger.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements reflect the proposed merger of Antigenics and Aronex Pharmaceuticals in a transaction to be accounted for as a purchase business combination.

     The unaudited pro forma condensed consolidated balance sheet as of March 31, 2001 has been prepared as if the merger occurred on March 31, 2001. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of Antigenics and Aronex Pharmaceuticals at March 31, 2001 incorporated by reference or appearing elsewhere in this proxy statement/prospectus, and gives effect to the unaudited pro forma adjustments necessary to account for the merger as a purchase.

     The unaudited pro forma condensed consolidated statements of operations have been prepared as if the merger had occurred on January 1, 2000. These unaudited pro forma condensed consolidated statements of operations combine historical consolidated statements of operations of Antigenics for the year ended December 31, 2000 (adjusted to reflect Antigenics' acquisition of Aquila Biopharmaceuticals, Inc. as if it had also occurred on January 1, 2000 and excluding the related acquired in-process research and development write-off) and the historical consolidated statements of operations of Antigenics for the three months ended March 31, 2001 with the historical statements of operations of Aronex Pharmaceuticals for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively, incorporated by reference or appearing elsewhere in this proxy statement/prospectus, and gives effect to the unaudited pro forma adjustments necessary to account for the merger as a purchase.

     The unaudited pro forma adjustments are based on an estimated purchase price and preliminary purchase price allocations made by Antigenics based on available information and assumptions that Antigenics believes to be reasonable. Therefore, the amounts in the unaudited pro forma condensed consolidated financial statements are subject to change. The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what Antigenics' results of operations or financial position would actually have been, had the merger in fact occurred on such dates, nor do they purport to project the results of operations or financial position of Antigenics for any future period or date.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited financial statements and accompanying notes of Antigenics and Aronex Pharmaceuticals which are incorporated by reference or included elsewhere in this proxy statement/prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                 MARCH 31, 2001
                                         --------------------------------------------------------------
                                           HISTORICAL
                                             ARONEX         HISTORICAL    ADJUSTMENTS FOR
                                         PHARMACEUTICALS    ANTIGENICS        MERGER          PRO FORMA
                                         ---------------    ----------    ---------------     ---------
ASSETS
Current assets:
  Cash and cash equivalents............     $   4,485        $ 90,078                         $ 94,563
  Accounts receivable..................            --             865                              865
  Inventories..........................            --           1,043                            1,043
  Prepaid expenses and other assets....           246           1,095                            1,341
                                            ---------        --------                         --------
     Total current assets..............         4,731          93,081                           97,812
Long-term assets.......................           773           2,436                            3,209
Furniture, equipment, and leasehold
  improvements, net....................         1,679          14,399        $   (828)A         15,250
Intangibles, net.......................            --           6,372           4,391A          10,763
Goodwill, net..........................            --           2,962                            2,962
                                            ---------        --------                         --------
     Total assets......................     $   7,183        $119,250                         $129,996
                                            =========        ========                         ========
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
  EQUITY
Current liabilities:
  Accounts payable and accrued
     expenses..........................     $   2,516        $  4,602        $  4,493A        $ 11,611
  Current portion of debt..............           424           2,217                            2,641
  Current portion deferred revenue.....         1,196              --          (1,196)C             --
                                            ---------        --------                         --------
     Total current liabilities.........         4,136           6,819                           14,252

Notes payable..........................         3,071           2,264                            5,335
Deferred revenue.......................           374              --            (374)C             --

Stockholders' (deficit) equity:
  Common stock.........................            26             274              17B             291
                                                                                  (26)B
  Additional paid-in capital...........       118,697         203,014          30,792B         233,806
                                                                             (118,697)B
  Common stock warrants................         3,439              --          (3,439)B             --
  Treasury stock.......................           (11)             --              11B              --
  Accumulated other comprehensive
     loss..............................            --            (312)                            (312)
  Deferred compensation................            --          (1,156)                          (1,156)
  Accumulated deficit..................      (122,549)        (91,653)        122,549B        (122,220)
                                                                              (30,567)A
                                            ---------        --------                         --------
Total stockholders' (deficit) equity...          (398)        110,167                          110,409
                                            ---------        --------                         --------
Total liabilities and stockholders'
  (deficit) equity.....................     $   7,183        $119,250                         $129,996
                                            =========        ========                         ========

 See accompanying notes to unaudited pro forma condensed consolidated financial data.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31, 2000
                                              -------------------------------------------------------------
                                                HISTORICAL
                                                  ARONEX          ADJUSTED      ADJUSTMENTS FOR
                                              PHARMACEUTICALS   ANTIGENICS(H)       MERGER        PRO FORMA
                                              ---------------   -------------   ---------------   ---------
Revenues....................................     $  3,219         $  4,543                        $  7,762
Costs and expenses:
  Cost of sales.............................           --            1,614                           1,614
  Research and development..................       16,611           22,928           $ 427D         39,966
  General and administrative................        3,241           13,088              43D         16,284
                                                                                       (88)E
                                                 --------         --------                        --------
Operating loss..............................      (16,633)         (33,087)                        (50,102)
Other income (expense):
  Interest income...........................          926            6,214                           7,140
  Interest expense..........................         (448)            (825)                         (1,273)
  Other non-operating income................        2,653               --                           2,653
                                                 --------         --------                        --------
Loss before nonrecurring charges directly
  attributable to the Aquila
  Biopharmaceuticals, Inc. and Aronex
  Pharmaceuticals, Inc. acquisitions and
  change in accounting principle............     $(13,502)        $(27,698)               F       $(41,582)
                                                 ========         ========                        ========
Loss before nonrecurring charges directly
  attributable to the Aquila
  Biopharmaceuticals, Inc. and Aronex
  Pharmaceuticals, Inc. acquisitions and
  change in accounting principle per common
  share, basic and diluted..................                      $  (1.12)                       $  (1.58)
                                                                  ========                        ========
Weighted average number of common shares
  outstanding, basic and diluted............                        24,659           1,676G         26,335
                                                                  ========                        ========

                                                            THREE MONTHS ENDED MARCH 31, 2001
                                                ----------------------------------------------------------
                                                  HISTORICAL
                                                    ARONEX        HISTORICAL   ADJUSTMENTS FOR
                                                PHARMACEUTICALS   ANTIGENICS       MERGER        PRO FORMA
                                                ---------------   ----------   ---------------   ---------
Revenues......................................     $     92        $    884                      $    976
Cost and expenses:
  Cost of sales...............................           --             226                           226
  Research and development....................        2,090           6,168         $ 107D          8,365
  General and administrative..................        1,009           2,949            11D          3,947
                                                                                      (22)E
                                                   --------        --------                      --------
Operating loss................................       (3,007)         (8,459)                      (11,562)
Other income (expense):
  Interest income.............................          106           1,314                         1,420
  Interest expense............................         (162)           (162)                         (324)
                                                   --------        --------                      --------
Loss before nonrecurring charges directly
  attributable to the Aronex Pharmaceuticals,
  Inc. acquisition and change in accounting
  principle...................................     $ (3,063)       $ (7,307)             F       $(10,466)
                                                   ========        ========                      ========
Loss before nonrecurring charges directly
  attributable to the Aronex Pharmaceuticals,
  Inc. acquisition and change in accounting
  principle per common share, basic and
  diluted.....................................                     $  (0.27)                     $  (0.36)
                                                                   ========                      ========
Weighted average number of common shares
  outstanding, basic and diluted..............                       27,341         1,676G         29,017
                                                                   ========                      ========

 See accompanying notes to unaudited pro forma condensed consolidated financial data.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE A.

     Reflects the allocation of the purchase price to the net assets of Aronex Pharmaceuticals. Under purchase accounting, the assets and liabilities of Aronex Pharmaceuticals are required to be adjusted to their fair values. The estimated purchase price of $33,514 is the sum of (i) $28,571 representing the assumed issuance of 1,676 shares of Antigenics common stock valued at $17.051 per share, which represents the average closing price per share of Antigenics common stock for the ten trading days ending the second trading day before May 18, 2001, to be issued at an exchange ratio of 0.0645 shares of Antigenics common stock for each of the 25,974 outstanding shares of Aronex Pharmaceuticals common stock as of March 31, 2001, (ii) $2,232 representing the fair value of Aronex Pharmaceuticals options and warrants to acquire Aronex Pharmaceuticals common stock which will be vested upon the consummation of the merger and exchanged for options and warrants to purchase 308 shares of Antigenics common stock and (iii) an estimated $2,705 of Antigenics's costs of the merger, costs to sever the employment of certain Aronex Pharmaceuticals employees, and costs associated with the closing of Aronex Pharmaceuticals's facility. The fair value of the Aronex Pharmaceuticals options and warrants has been calculated using an option pricing model with the following weighted average assumptions: life of the option or warrant -- employees and directors options -- 4 years and non-employee options and warrants -- remaining contractual life of 6 years; dividend yield -- nil; risk-free interest rate -- 5.50%; price volatility -- 74.0%. The final purchase price will be dependent upon the number of shares of Antigenics common stock actually exchanged in the transaction, which is subject to a minimum and maximum exchange ratio of 0.0550 and 0.0917 shares of Antigenics common stock for each share of Aronex Pharmaceuticals common stock (1,429 shares and 2,382 shares of Antigenics common stock, respectively), and the average closing price of Antigenics common stock for the ten trading days prior to the second trading day before the consummation date of the merger.

     The estimated purchase price does not include any effect of the issuance of the contingent value rights issued to Aronex Pharmaceuticals stockholders and option and warrant holders. The issuance of additional consideration is dependent upon Aronex Pharmaceuticals receiving FDA approval for ATRAGEN on or before July 6, 2002. If the approval is received within the required time period and certain merger transaction expenses are less than $4,500,000, the value of the contingent value rights at such time will be recorded as additional purchase price.

     The following are the pro forma adjustments made to reflect the preliminary allocation of the purchase price to the estimated fair value of the net assets acquired based upon available information. These adjustments are subject to the determination of the final purchase price as described above and the completion of valuations as of the date of consummation of the merger. Valuations of specifically identifiable intangible assets and acquired in-process research and development are in progress. Consequently, the actual allocation of the purchase price could differ from that presented below. The preliminary valuation of acquired in-process research and development below represents the estimated fair value of products under development at Aronex Pharmaceuticals calculated using an income approach. This involves estimating the fair value of the acquired in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development projects. The risk adjusted discount rates range from 45% to 55%, depending on the risks associated with each specific project. Cash inflows from projects begin primarily in 2005 and 2006, the expected dates of product approvals. Gross margins on products are estimated at levels consistent with industry expectations. The preliminary fair values of the acquired non-current assets and acquired in-process research and development have been proportionately reduced by the amount that the estimated fair value of the net assets acquired exceeds the estimated purchase price (negative goodwill).

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                         FINANCIAL DATA -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Purchase price..............................................  $33,514
Net assets of Aronex Pharmaceuticals(1).....................    1,172
                                                              -------
  Subtotal..................................................   32,342
Fair value adjustments:
  Core developed technology.................................    1,674
  Assembled workforce.......................................      130
  Acquired in-process research and development(2)...........   30,567
  Developed technology and patents..........................    2,587
  Fixed assets..............................................     (828)
  Liabilities assumed(3)....................................   (1,788)
                                                              -------
                                                              $    --
                                                              =======

---------------
(1) Reflects the historical Aronex Pharmaceuticals net assets as of March 31, 2001 adjusted to eliminate deferred revenue of $1,570.

(2) Antigenics will record an immediate write-off of acquired in-process research and development costs at the consummation of the merger. The write-off is not reflected in the unaudited pro forma condensed consolidated statements of operations because it is nonrecurring in nature. This nonrecurring charge is reflected in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2001 as an increase to accumulated deficit.

(3) Reflects the estimated additional transaction-related expenses to be incurred and recognized by Aronex Pharmaceuticals between March 31, 2001 and the date of the merger. Such expenses have not been reflected in the unaudited pro forma condensed consolidated statements of operations because they are nonrecurring in nature.

NOTE B.

     Reflects the elimination of the historical Aronex Pharmaceuticals equity balances and the issuance of Antigenics's common stock, options and warrants as consideration for the merger.

NOTE C.

     Reflects the elimination of Aronex Pharmaceuticals's historical deferred revenue.

NOTE D.

     Reflects the amortization of intangible assets resulting from the merger on a straight-line basis over 10 years for developed technology and patents and 3 years for assembled workforce.

NOTE E.

     Reflects the reduction in amortization of leasehold improvements that will be abandoned with the closing of Aronex Pharmaceuticals's facility.

NOTE F.

     No pro forma income tax provision (benefit) is recognized because of a loss before income taxes in each period and the need to recognize a valuation allowance on deferred tax assets. Given the history of incurring losses, Antigenics believes that it is more likely than not that any deferred tax assets will not be realized.

NOTE G.

     The weighted average number of outstanding common shares outstanding assumes that the shares issued in the merger (1,676 shares of Antigenics common stock) are outstanding throughout each period.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                         FINANCIAL DATA -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Options and warrants to purchase Aronex Pharmaceuticals common stock will become options and warrants to purchase Antigenics common stock. The convertible note will become convertible into Antigenics common stock. The pro forma loss before nonrecurring charges directly attributable to the acquisition and change in accounting principle and weighted average number of common shares outstanding used for computing diluted loss before nonrecurring charges directly attributable to the acquisition and change in accounting principle per common share are the same as that used for computing basic loss before nonrecurring charges directly attributable to the acquisition and change in accounting principle per common share for each period because inclusion of the options and warrants in the calculation would be antidilutive (i.e., would reduce the loss per common share).

NOTE H.

     The Adjusted Antigenics statement of operations for the year ended December 31, 2000 has been prepared to reflect Antigenics's acquisition of Aquila Biopharmaceuticals, Inc. on November 16, 2000 as if it had also occurred on January 1, 2000.

                                                    HISTORICAL ANTIGENICS
                                                     FOR THE YEAR ENDED       PRO FORMA      ADJUSTED
                                                      DECEMBER 31, 2000      ADJUSTMENTS    ANTIGENICS
                                                    ---------------------    -----------    ----------
Revenues..........................................       $      443               4,100(1)  $    4,543
Costs and expenses:
  Cost of sales...................................              363               1,251(1)       1,614
  Research and development........................           17,575               5,353(2)      22,928
  General and administrative......................            9,190               3,898(2)      13,088
  Acquired in-process research and development....           25,800             (25,800)(3)         --
                                                         ----------                         ----------
Operating loss....................................          (52,485)                           (33,087)
Other income (expense):
  Interest income.................................            6,180                  34(4)       6,214
  Interest expense................................             (424)               (401)(4)       (825)
                                                         ----------                         ----------
Net loss before nonrecurring charges directly
  attributable to the Aquila Biopharmaceuticals,
  Inc. and Aronex Pharmaceuticals, Inc.
  acquisitions and the change in accounting
  principle.......................................       $  (46,729)                        $  (27,698)
                                                         ==========                         ==========
Net loss before nonrecurring charges directly
  attributable to the Aquila Biopharmaceuticals,
  Inc. and Aronex Pharmaceuticals, Inc.
  acquisitions and the change in accounting
  principle per share, basic and diluted..........       $    (1.90)                        $    (1.12)
                                                         ==========                         ==========
Weighted average number of shares outstanding,
  basic and diluted...............................           24,659                             24,659
                                                         ==========                         ==========

---------------
(1) To reflect the revenue and related cost of sales based upon Aquila's results of operations from January 1, 2000 to November 15, 2000.

(2) To record the excess amortization on the acquired intangible assets over the historical amortization of Aquila's intangible assets and to record Aquila's research and development and general and administrative expenses from January 1, 2000 to November 15, 2000.

(3) To eliminate the immediate write-off of acquired in-process research and development costs acquired in the Aquila merger because the charge is nonrecurring in nature.

(4) To reflect interest expense and income based upon Aquila's results of operations from January 1, 2000 to November 15, 2000.

                          MANAGEMENT AFTER THE MERGER

BOARD OF DIRECTORS

     Antigenics's board of directors will not change as a result of the merger. Information regarding Antigenics's directors can be found in its proxy statement for its 2001 annual meeting of stockholders and its annual report on Form 10-K for the fiscal year ended December 31, 2000.

MANAGEMENT

     The composition of Antigenics's management will not change as a result of the merger. Key staff positions within the surviving corporation have not yet been finally determined. From time to time before the merger, decisions may be made with respect to the management and operations of Aronex Pharmaceuticals after the merger, including its officers and managers.

     Information about Antigenics's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Antigenics's most recent annual meeting proxy statement and annual report on Form 10-K for the fiscal year ended December 31, 2000, which are incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain copies of Antigenics's annual meeting proxy statement and Form 10-K, you should read the section of this proxy statement/prospectus entitled "Where You Can Find
More Information" beginning on page   .

                         STOCK OWNERSHIP OF DIRECTORS,
                 EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

OWNERSHIP OF ANTIGENICS CAPITAL STOCK

     Information concerning the current directors and officers of Antigenics, executive compensation and ownership of Antigenics capital stock by management and principal stockholders is contained in Antigenics's proxy statement for the 2001 annual meeting of shareholders filed with the SEC on April 30, 2001 and is incorporated by reference into this proxy statement/prospectus. See "Where You
Can Find More Information" on page   .

OWNERSHIP OF ARONEX PHARMACEUTICALS CAPITAL STOCK

     Information concerning the current directors and officers of Aronex Pharmaceuticals, executive compensation and ownership of Aronex Pharmaceuticals capital stock by management and principal stockholders is contained in Aronex Pharmaceuticals's annual report on Form 10-K for the year ended December 31, 2000, as amended, which is incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain copies of Aronex Pharmaceuticals's Form 10-K (including its Form 10-K/A), you should read the section of this proxy statement/prospectus entitled "Where You Can Find More
Information" beginning on page   .

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Antigenics common stock has been quoted on the Nasdaq National Market under the trading symbol "AGEN" since February 4, 2000; prior to that date there was no public trading market for the stock. Aronex Pharmaceuticals stock is quoted on the Nasdaq National Market under the trading symbol "ARNX." The following table sets forth, for the periods indicated, the high and low closing prices per share of Antigenics common stock and Aronex Pharmaceuticals stock as reported on the Nasdaq National Market.

                                                                                   ARONEX
                                                        ANTIGENICS COMMON     PHARMACEUTICALS
                                                              STOCK             COMMON STOCK
                                                        ------------------    ----------------
                                                         HIGH        LOW       HIGH      LOW
                                                        -------    -------    ------    ------
CALENDAR QUARTER 1999
  First Quarter.......................................  $     *    $ *        $3.125    $    1.938
  Second Quarter......................................  $     *    $ *        $7.125    $    2.688
  Third Quarter.......................................  $     *    $ *        $7.063    $    3.375
  Fourth Quarter......................................  $     *    $ *        $4.00     $    2.563
CALENDAR QUARTER 2000
  First Quarter.......................................  $71.500    $18.250    $5.25     $    2.75
  Second Quarter......................................  $22.500    $10.000    $3.625    $    2.5
  Third Quarter.......................................  $21.750    $12.563    $5.00     $    2.667
  Fourth Quarter......................................  $16.500    $10.250    $5.444    $    3.125
CALENDAR QUARTER 2001
  First Quarter.......................................   18.188     10.5       4.563         0.688
  Second Quarter (through May 18, 2001)...............   19.703     12.50      1.094         0.50

RECENT CLOSING PRICES

     The following table sets forth the high, low and closing sales prices per share of Antigenics common stock and Aronex Pharmaceuticals stock as reported on the Nasdaq National Market on April 23, 2001, the last trading day before the
public announcement of the merger agreement, and on             , 2001, the last
practicable trading day before the date of this document.

                                                                        ARONEX PHARMACEUTICALS
                                        ANTIGENICS COMMON STOCK              COMMON STOCK
                                      ----------------------------    ---------------------------
                                       HIGH       LOW      CLOSING     HIGH      LOW      CLOSING
                                      ------    -------    -------    ------    ------    -------
April 23, 2001......................  $16.50    $14.720    $15.50     $0.880    $0.800    $0.850
            , 2001..................  $         $          $          $         $         $

     The market price of Antigenics common stock is likely to fluctuate prior to the merger. You should obtain current market quotations. Antigenics cannot predict the future prices for Antigenics common stock, or on which markets it will be traded in the future.

DIVIDEND INFORMATION

     No cash dividends have ever been paid or declared on the shares of Antigenics common stock or on the Aronex Pharmaceuticals stock. Antigenics does not intend to pay cash dividends on its common stock in the foreseeable future. Antigenics's present intention is to retain its earnings to finance the growth and development of its business. Any future payment of dividends on Antigenics common stock will be at the board's discretion and will depend upon, among other things, Antigenics's earnings, financial condition, capital requirements, level of indebtedness and other factors that Antigenics's board deems relevant.

STOCKHOLDER RIGHTS PLAN

     On October 6, 1999, Aronex Pharmaceuticals adopted a rights agreement, which was amended on April 24, 2001. The rights agreement, as amended, is referred to in this proxy statement/prospectus as the rights plan. Under the rights plan, Aronex Pharmaceuticals distributed a dividend consisting of one preferred stock purchase right, or a right, for each share of its common stock held of record as the close of business on October 18, 1999. Aronex Pharmaceuticals also distributed and continues to distribute a right for each share issued thereafter until the earlier of the distribution date (as defined in the rights plan), redemption of the rights or expiration of the rights. The rights plan is designed to deter coercive tactics and to prevent an acquirer from gaining control of Aronex Pharmaceuticals without offering fair value. The rights will expire upon the earlier of the time immediately prior to completion of the merger with Antigenics or October 18, 2009, subject to earlier redemption or exchange. Each right entitles its holder to purchase from Aronex Pharmaceuticals one one-hundredth of a share of Series One Junior Participating Preferred Stock at $32.00 per one one-hundredth of a share, subject to standard anti-dilution adjustments. Generally, the rights become exercisable only if a person (as defined) acquires beneficial ownership of 20% or more of Aronex Pharmaceuticals's outstanding common stock. Under the April 2001 amendment, Antigenics and its merger subsidiary were excluded as acquiring persons under the rights plan but only with respect to the merger contemplated by this proxy statement/prospectus, and the execution of the merger agreement as well as completion of the merger were excluded as events that could cause a distribution date under the rights plan.

     A complete description of the rights, the rights plan between Aronex Pharmaceuticals and American Stock Transfer and Trust Company, as rights agent, and the Series One Junior Participating Preferred Stock is hereby incorporated by reference from the information appearing under Item 5 of Aronex Pharmaceuticals's current report on Form 8-K dated October 7, 1999, as amended on April 24, 2001.

NUMBER OF STOCKHOLDERS AND NUMBER OF SHARES OUTSTANDING

     As of                , 2001 there were                stockholders of
Antigenics of record who held an aggregate of                shares of
Antigenics common stock.

     As of                , 2001, there were                holders of Aronex
Pharmaceuticals of record who held an aggregate of                shares of
Aronex Pharmaceuticals common stock.

   COMPARISON OF RIGHTS OF ANTIGENICS AND ARONEX PHARMACEUTICALS STOCKHOLDERS

     Both Antigenics and Aronex Pharmaceuticals are incorporated in the State of Delaware. If the merger is completed, holders of Aronex Pharmaceuticals's common stock will become holders of Antigenics's common stock and the rights of former Aronex Pharmaceuticals stockholders will be governed by Delaware law and Antigenics's certificate of incorporation and by-laws. The rights of Aronex Pharmaceuticals stockholders under Aronex Pharmaceuticals's restated certificate of incorporation, as amended, and restated by-laws differ in limited respects from the rights of Antigenics's stockholders under Antigenics's certificate of incorporation and by-laws. The material differences, among other things, are summarized in the table below. The summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Delaware General Corporation Law as well as to the Antigenics certificate of incorporation, the Antigenics by-laws, the Aronex Pharmaceuticals restated certificate of incorporation, as amended, and the Aronex Pharmaceuticals restated by-laws, copies of which are on file with the SEC.

                                                                     ARONEX PHARMACEUTICALS
                           ANTIGENICS STOCKHOLDER RIGHTS               STOCKHOLDER RIGHTS
                           -----------------------------             ----------------------
Corporate Governance:    The rights of Antigenics common       The rights of Aronex
                         stockholders are currently            Pharmaceuticals stockholders are
                         governed by Delaware law and the      currently governed by Delaware law
                         certificate of incorporation and      and the restated certificate of
                         by-laws of Antigenics. Upon           incorporation, as amended, and
                         consummation of the merger, the       restated by-laws of Aronex
                         rights of Antigenics common           Pharmaceuticals. Upon consummation
                         stockholders will remain governed     of the merger, the rights of
                         by Delaware law and the               Aronex Pharmaceuticals
                         certificate of incorporation and      stockholders will be governed by
                         by-laws of Antigenics.                Delaware law and the certificate
                                                               of incorporation and by-laws of
                                                               Antigenics.
Authorized Capital       The authorized capital stock of       The authorized capital stock of
Stock:                   Antigenics consists of 100 million    Aronex Pharmaceuticals consists of
                         shares of common stock and 1          40 million shares of common stock
                         million shares of preferred stock.    and 5 million shares of preferred
                                                               stock, of which 750,000 shares are
                                                               designated as "Series One Junior
                                                               Participating Preferred Stock."
Number of Directors:     Antigenics's certificate of           Aronex Pharmaceuticals's restated
                         incorporation provides that the       certificate of incorporation, as
                         number of directors will be           amended, and restated by-laws
                         determined by the Board of            provide that the authorized number
                         Directors, but that the number        of directors will be between three
                         will be no less than one. The         and fifteen and will be determined
                         Antigenics Board currently            by the Board of Directors. The
                         consists of eight directors.          Aronex Pharmaceuticals Board
                                                               currently consists of eight
                                                               directors.

                                                                     ARONEX PHARMACEUTICALS
                           ANTIGENICS STOCKHOLDER RIGHTS               STOCKHOLDER RIGHTS
                           -----------------------------             ----------------------
Stockholder              Antigenics's by-laws provide that     Aronex Pharmaceuticals's restated
Nomination of            a stockholder's notice to the         by-laws provide that a
Directors:               chairman of the Board of Directors    stockholder's notice to Aronex
                         nominating a person for election      Pharmaceuticals's Secretary
                         as a director must be received not    nominating a person for election
                         more than 75 days prior to the        as a director must be received not
                         stockholders meeting held for the     less than fifty days nor more than
                         purpose of electing directors if      75 days prior to the stockholders
                         there was an annual meeting in the    meeting held for the purpose of
                         prior year and the date of the        electing directors. However, if
                         current annual meeting is within      less than 65 days' notice of such
                         30 days of the anniversary date of    stockholders meeting is given to
                         the prior year's meeting. If the      Aronex Pharmaceuticals
                         above does not apply and public       stockholders, any notice to Aronex
                         disclosure of the current annual      Pharmaceuticals nominating a
                         meeting date is given at least 60     person for election as a director
                         days prior to such meeting, then      will be considered timely so long
                         the notice must be given at least     as it was received by Aronex
                         45 days prior to the annual           Pharmaceuticals not later than the
                         meeting. If neither of the above      close of business on the 15th day
                         applies, then notice must be given    following the day the notice of
                         at least 15 days after notice of      the stockholders meeting was
                         the current annual meeting is         mailed to Aronex Pharmaceuticals
                         given.                                stockholders.
Election of              Under the Antigenics certificate      Under the Aronex Pharmaceuticals
Directors:               of incorporation, holders of          restated certificate of
                         Antigenics common stock elect the     incorporation, as amended, holders
                         Board of Directors as a class.        of Aronex Pharmaceuticals common
                                                               stock elect the Board of Directors
                                                               as a class.
Classification of        Antigenics's certificate of           Aronex Pharmaceuticals's restated
Board of Directors:      incorporation provides that the       certificate of incorporation, as
                         Board of Directors shall be           amended, provides that the Board
                         divided into three classes as         of Directors shall be divided into
                         nearly equal in number as             three classes as nearly equal in
                         possible, with each class serving     number as possible, with each
                         a staggered three-year term.          class serving a staggered
                                                               three-year term.
Removal of Directors:    Under Antigenics's certificate of     Under Aronex Pharmaceuticals's
                         incorporation, a director may be      restated certificate of
                         removed for cause by a vote of the    incorporation, as amended, a
                         holders of a majority of shares       director may be removed for cause
                         entitled to vote for the election     by a vote of the holders of at
                         of directors.                         least 80% of the shares entitled
                                                               to vote for the election of
                                                               directors.
Stockholder Action by    According to Antigenics's             According to Aronex
Written Consent:         certificate of incorporation, the     Pharmaceuticals's restated
                         power of stockholders to act by       certificate of incorporation, as
                         consenting in writing without a       amended, the power of stockholders
                         meeting is specifically denied.       to act by consenting in writing
                                                               without a meeting is specifically
                                                               denied.
Notice of Business at    Under Antigenics's by-laws,           Under Aronex Pharmaceuticals's
Annual Meetings:         written notice of all meetings        restated by-laws, written notice
                         must include the date, time, place    of the date, time and place of any
                         and purposes and must be given not    meeting must be given not less
                         less than 10 nor more than 60 days    than 10 nor more than 60 days
                         prior to such meeting.                prior to such meeting, and in the
                                                               case of special meetings, the
                                                               purposes of the meeting must be
                                                               included in such notice.

                                                                     ARONEX PHARMACEUTICALS
                           ANTIGENICS STOCKHOLDER RIGHTS               STOCKHOLDER RIGHTS
                           -----------------------------             ----------------------
Special Meetings of      Antigenics's by-laws provide that     Aronex Pharmaceuticals's restated
Stockholders:            a special meeting of stockholders     bylaws provide that a special
                         may be called by the President or     meeting of stockholders may be
                         a majority of the board.              called by (1) a majority of the
                                                               board, (2) the Chairman of the
                                                               Board, (3) the President or (4) by
                                                               stockholders owning at least 30%
                                                               of the shares that would be
                                                               entitled to vote at such a
                                                               meeting.
Amendment of             Generally, Antigenics's               Aronex Pharmaceuticals's restated
Certificate of           certificate of incorporation may      certificate of incorporation, as
Incorporation and        be amended by the affirmative vote    amended, does not have a specific
By-Laws:                 of the majority of its outstanding    provision regarding its amendment;
                         stock entitled to vote on such        therefore, the provisions of the
                         amendment; provided, however, that    Delaware General Corporation Law,
                         the affirmative vote of 80% of the    or the DGCL, govern. Section 242
                         shares entitled to vote is            of the DGCL requires the vote of a
                         required for amendment of the         majority of the outstanding shares
                         provisions relating to (a)            entitled to vote thereon in order
                         classification of the board, (b)      to amend the certificate of
                         removal of directors by               incorporation; provided that, the
                         Antigenics's stockholders and (c)     amended certificate of
                         denial to stockholders of the         incorporation does not allow the
                         right to act by written consent.      amendment of rights already
                         Antigenics's by-laws may be           conferred under the certificate to
                         amended by (1) a majority of the      be amended retroactively. Aronex
                         board or (2) affirmative vote of a    Pharmaceuticals's restated by-laws
                         majority of stockholders present      and Section 109 of the DGCL
                         at any meeting duly called.           provide that either the board or
                                                               Aronex Pharmaceuticals's
                                                               stockholders entitled to vote at
                                                               any meeting may amend the restated
                                                               bylaws.
Voting Stock:            The outstanding voting securities     The outstanding voting securities
                         of Antigenics are the shares of       of Aronex Pharmaceuticals are the
                         Antigenics common stock. Holders      shares of Aronex Pharmaceuticals
                         of Antigenics common stock have       common stock. Holders of Aronex
                         one vote per share held by them.      Pharmaceuticals common stock have
                                                               one vote per share held by them.
Authorization and        The Antigenics certificate of         The Aronex Pharmaceuticals
Issuance of              incorporation does not require any    restated certificate of
Additional Classes of    approval from its stockholders for    incorporation, as amended, does
Capital Stock:           the issuance of any equity            not require any approval from its
                         securities, but it does provide       stockholders for the issuance of
                         for the issuance of preferred         any equity securities, but it does
                         stock with those preferences,         provide for the issuance of
                         rights and privileges as the board    preferred stock with those
                         may determine.                        preferences, rights and privileges
                                                               as the board may determine.
Stockholder Rights       Antigenics does not have a            Aronex Pharmaceuticals has a
Plan:                    stockholder rights plan.              stockholder rights plan. Please
                                                               see "Comparative Stock Prices and
                                                               Dividends -- Stockholder Rights
                                                               Plan" on page      for a
                                                               description of the rights plan.

                                                                     ARONEX PHARMACEUTICALS
                           ANTIGENICS STOCKHOLDER RIGHTS               STOCKHOLDER RIGHTS
                           -----------------------------             ----------------------
Certain Business         Under the DGCL, Antigenics is         Under the DGCL, Aronex
Combinations:            required to obtain the approval of    Pharmaceuticals is required to
                         a majority of its shares entitled     obtain the approval of a majority
                         to vote thereon for any merger or     of its shares entitled to vote
                         consolidation or sale of all or       thereon for any merger or
                         substantially all of its assets.      consolidation or sale of all or
                         In any merger or consolidation        substantially all of its assets.
                         transaction, appraisal rights         In any merger or consolidation
                         shall be available to the             transaction, appraisal rights
                         stockholders.                         shall be available to the
                                                               stockholders.
Liquidation and          Under Antigenics's certificate of     Under Aronex Pharmaceuticals's
Dividend Rights:         incorporation, holders of             restated certificate of
                         Antigenics common stock are           incorporation, as amended, holders
                         treated equally in terms of           of Aronex Pharmaceuticals common
                         liquidation and dividend rights.      stock are treated equally in terms
                                                               of liquidation and dividend
                                                               rights.
Conversion and           Holders of Antigenics common stock    Holders of Aronex Pharmaceuticals
Redemption Rights:       have no conversion or redemption      common stock have no conversion or
                         rights under the Antigenics           redemption rights under the Aronex
                         certificate of incorporation.         Pharmaceuticals restated
                                                               certificate of incorporation, as
                                                               amended.
Appraisal Rights:        Antigenics is incorporated under      Under sec.262(b) of the Delaware
                         Delaware law and the Delaware         General Corporation Law, Aronex
                         General Corporation Law governs       Pharmaceuticals stockholders are
                         the availability of appraisal         not entitled to appraisal rights
                         rights with respect to mergers        because, as of the record date,
                         involving Antigenics. Because         both Aronex Pharmaceuticals's and
                         approval by Antigenics's              Antigenics's common stock were
                         stockholders is not required to       traded on the Nasdaq National
                         complete the merger, they are not     Market.
                         entitled to appraisal rights under
                         the Delaware General Corporation
                         Law in connection with the merger.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the Antigenics common stock offered by this proxy statement/prospectus and has passed upon the tax treatment of the merger for Antigenics.

     Andrews & Kurth L.L.P., Houston, Texas has passed upon the tax treatment of the merger for Aronex Pharmaceuticals.

                                    EXPERTS

     The consolidated financial statements of Antigenics Inc. and subsidiary as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Aronex Pharmaceuticals, Inc. as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements. Reference is also made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for revenue recognition as discussed in Note 2 to the consolidated financial statements.

     The financial statements of Aquila Biopharmaceuticals, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated by reference in this proxy statement/prospectus by reference to Antigenics's current report on Form 8-K/A dated November 16, 2000 and filed on January 29, 2001 and have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              FUTURE ARONEX PHARMACEUTICALS STOCKHOLDER PROPOSALS

     Aronex Pharmaceuticals will hold its 2001 annual meeting of stockholders only if the merger is not completed. Under Aronex Pharmaceuticals's by-laws, if Aronex Pharmaceuticals stockholders wish to bring any matter (other than stockholder nominations of director candidates) before an annual meeting, the stockholder must notify Aronex Pharmaceuticals's secretary in writing between 50 and 75 days prior to the meeting. If notice or public announcement of the meeting date comes less than 65 days prior to the meeting, stockholders are required to submit a notice of nomination or proposal within 15 days after the meeting date is announced.

     Notices regarding each matter must contain:

     - a brief description of the business to be brought before the annual meeting and the reason for conducting the business at the annual meeting;

     - the name and address of record of the stockholder proposing the business;

     - the class and number of shares of stock that are beneficially owned by the stockholder; and

     - any material interest of the stockholder in the business to be conducted.

     If the Aronex Pharmaceuticals stockholder does not provide the proper notice by such date, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting.

                                 OTHER MATTERS

     Neither Antigenics nor Aronex Pharmaceuticals presently intends to bring before the Aronex Pharmaceuticals special meeting any matters other than those specified in the notice accompanying this proxy statement/prospectus, and neither Antigenics nor Aronex Pharmaceuticals has any knowledge of any other matters which may be brought up by other persons. However, if any other matters come before the Aronex Pharmaceuticals special meeting or any adjournments of the meeting, the persons named in the enclosed form of proxy, including any substitutes, will use their best judgment to vote the proxies.

                      WHERE YOU CAN FIND MORE INFORMATION

     Antigenics and Aronex Pharmaceuticals file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Antigenics and Aronex Pharmaceuticals file with the SEC at the SEC's public reference room, which is located at Headquarters Office, 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 or (202) 942-8090 for further information on its public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov".

     Antigenics filed a registration statement on Form S-4 to register with the SEC the Antigenics common stock and the contingent value rights to be issued to Aronex Pharmaceuticals stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Antigenics in addition to being a proxy statement of Aronex Pharmaceuticals. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Antigenics's registration statement or the exhibits to the registration statement.

     The SEC allows Antigenics and Aronex Pharmaceuticals to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later-filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the other documents set forth below that Antigenics and Aronex Pharmaceuticals have previously filed with the SEC. These documents contain important business and financial information about Antigenics and Aronex Pharmaceuticals that is not included in or delivered with this proxy statement/prospectus.

ANTIGENICS FILINGS (FILE NO. 000-29089)                   PERIOD AND/OR DATE FILED
---------------------------------------                   ------------------------
Annual Report on Form 10-K                     Fiscal year ended December 31, 2000 filed on
                                               March 28, 2001
Quarterly Report on Form 10-Q                  Quarter ended March 31, 2001 filed on May 11,
                                               2001
Current Reports on Form 8-K/A                  Filed on January 29, 2001
Current Report on Form 8-K                     Filed on April 24, 2001
Proxy Statement on Schedule 14A                Filed on April 30, 2001
The description of Antigenics common stock     Filed on January 24, 2000
  contained in Antigenics's Registration
  Statement on Form 8-A

ARONEX FILINGS (FILE NO. 000-20111)            PERIOD AND/OR DATE FILED
-----------------------------------            ------------------------
Annual Report on Form 10-K, as amended         Fiscal year ended December 31, 2000 filed on
                                               April 2, 2001, amended on April 30, 2001
Quarterly Report on Form 10-Q                  Quarter ended March 31, 2001 filed May 15,
                                               2001
Current Report on Form 8-K                     Filed on April 24, 2001
Schedule 14A                                   Filed on April 24, 2001
The description of Aronex Pharmaceuticals      Filed on April 23, 1992
  stock contained in Aronex Pharmaceuticals's
  Registration Statement on Form 8-A

     Antigenics and Aronex Pharmaceuticals also incorporate by reference additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Aronex Pharmaceuticals special meeting including any adjournments or postponements. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Antigenics has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Antigenics, and Aronex Pharmaceuticals has supplied all information relating to Aronex Pharmaceuticals.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Antigenics has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated
            , 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Antigenics common stock in the merger creates any implication to the contrary.

    INDEX TO ARONEX PHARMACEUTICALS, INC. CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................   F-3
Consolidated Statements of Operations for the Years ended
  December 31, 1998, 1999 and 2000, and the Period from
  Inception (June 13, 1986) through December 31, 2000.......   F-4
Consolidated Statements of Comprehensive Loss for the Years
  ended December 31, 1998, 1999 and 2000....................   F-5
Consolidated Statements of Stockholders' Equity for the
  Period from Inception (June 13, 1986) through December 31,
  2000......................................................   F-6
Consolidated Statements of Cash Flows for the Years ended
  December 31, 1998, 1999 and 2000, and the Period from
  Inception (June 13, 1986) through December 31, 2000.......  F-11
Notes to Consolidated Financial Statements..................  F-12
Consolidated Balance Sheets -- December 31, 2000 and March
  31, 2001 (unaudited)......................................  F-25
Consolidated Statements of Operations:
  Three Months Ended March 31, 2000 and March 31, 2001
     (unaudited) and for the Period from Inception (June 13,
     1986) through March 31, 2001 (unaudited)...............  F-26
Consolidated Statements of Comprehensive Income:
  Three Months Ended March 31, 2000 and March 31, 2001
     (unaudited)............................................  F-27
Consolidated Statements of Cash Flows:
  Three Months Ended March 31, 2000 and March 31, 2001
     (unaudited) and for the Period from Inception (June 13,
     1986) through March 31, 2001 (unaudited)...............  F-28
Consolidated Statements of Stockholders' Equity for the
  Three Months Ended March 31, 2001 (unaudited).............  F-29
Notes to Consolidated Financial Statements -- March 31, 2001
  (unaudited)...............................................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Aronex Pharmaceuticals, Inc.:

     We have audited the accompanying consolidated balance sheets of Aronex Pharmaceuticals, Inc. and subsidiaries (a Delaware corporation in the development stage), as of December 31, 1999 and 2000, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 and for the period from inception (June 13, 1986) through December 31, 2000. These consolidated financial statements are the responsibility of Aronex Pharmaceuticals' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aronex Pharmaceuticals, Inc. as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 and for the period from inception (June 13, 1986) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of accounting for revenue recognition.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to raising capital and performing research and development. In January 2001, the Company received a non-approval letter from the United States Food and Drug Administration (FDA) for its New Drug Application (NDA) amendment for ATRAGEN(R). In order to complete the research and development and other activities necessary to commercialize its products, additional financing will be required. The Company has not secured any commitments for any such additional financing. These events raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
February 9, 2001

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  11,528    $   8,254
  Short-term investments....................................      7,804           --
  Prepaid expenses and other assets.........................        453          116
                                                              ---------    ---------
          Total current assets..............................     19,785        8,370
Long-term investments.......................................        920          821
Furniture, equipment and leasehold improvements, net of
  accumulated depreciation of $3,450 and $3,914,
  respectively..............................................      2,029        1,851
                                                              ---------    ---------
          Total assets......................................  $  22,734    $  11,042
                                                              =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $   3,502    $   2,789
  Accrued payroll...........................................        644          313
  Current portion of notes payable..........................        340          459
  Current portion of deferred revenue.......................         --        1,196
                                                              ---------    ---------
          Total current liabilities.........................      4,486        4,757
Long-term liabilities:
  Notes payable, net of current portion.....................      3,517        3,154
  Deferred revenue, net of current portion..................         --          466
                                                              ---------    ---------
          Total long-term liabilities.......................      3,517        3,620
Commitments and contingencies
Stockholders' equity:
  Preferred stock $.001 par value, 5,000,000 shares
     authorized, none issued and outstanding................         --           --
  Common stock $.001 par value, 40,000,000 shares
     authorized, 22,853,782 and 25,973,674 shares issued and
     outstanding, respectively..............................         23           26
  Additional paid-in capital................................    113,262      118,697
  Common stock warrants.....................................        908        3,439
  Treasury stock............................................        (11)         (11)
  Deferred compensation.....................................        (69)          --
  Unrealized gain on securities available-for-sale..........      2,147           --
  Deficit accumulated during development stage..............   (101,529)    (119,486)
                                                              ---------    ---------
          Total stockholders' equity........................     14,731        2,665
                                                              ---------    ---------
          Total liabilities and stockholders' equity........  $  22,734    $  11,042
                                                              =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (ALL AMOUNTS IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)

                                                                              PERIOD FROM INCEPTION
                                              YEARS ENDED DECEMBER 31,           (JUNE 13, 1986)
                                          --------------------------------           THROUGH
                                            1998        1999        2000        DECEMBER 31, 2000
                                          --------    --------    --------    ---------------------
Revenues:
  Research and development grants and
     contracts..........................  $  6,737    $ 11,052    $  3,219          $  26,058
                                          --------    --------    --------          ---------
          Total revenues................     6,737      11,052       3,219             26,058
                                          --------    --------    --------          ---------
Expenses:
  Research and development..............    22,793      21,494      16,611            114,033
  Purchase of in-process research and
     development........................        --          --          --             11,625
  General and administrative............     3,354       4,652       3,241             25,051
                                          --------    --------    --------          ---------
          Total expenses................    26,147      26,146      19,852            150,709
                                          --------    --------    --------          ---------
Operating loss..........................   (19,410)    (15,094)    (16,633)          (124,651)
Other income (expense):
  Interest income.......................     1,265       1,330         926              9,102
  Gain on sale of investments...........        --          --       2,653              2,653
  Interest expense and other............       (86)       (330)       (448)            (2,135)
                                          --------    --------    --------          ---------
Other income, net.......................     1,179       1,000       3,131              9,620
Net loss before cumulative effect of
  change in accounting principle........   (18,231)    (14,094)    (13,502)          (115,031)
Cumulative effect of change in
  accounting principle..................        --          --      (4,455)            (4,455)
                                          --------    --------    --------          ---------
Net loss................................  $(18,231)   $(14,094)   $(17,957)         $(119,486)
                                          ========    ========    ========          =========
Net loss per share before cumulative
  effect of change in accounting
  principle.............................  $  (1.17)   $  (0.65)   $  (0.54)
Cumulative effect of change in
  accounting principle..................        --          --       (0.18)
                                          --------    --------    --------
Basic and diluted net loss per share....  $  (1.17)   $  (0.65)   $  (0.72)
                                          ========    ========    ========
Weighted average shares used in
  computing basic and diluted loss per
  share.................................    15,571      21,727      24,847
                                          ========    ========    ========
Pro forma amounts assuming the
  accounting change is applied
  retroactively:
  Net loss..............................  $(23,104)   $(13,676)
                                          ========    ========
  Net loss per share....................  $  (1.48)   $  (0.63)
                                          ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
             (ALL AMOUNTS IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)

                                                                              PERIOD FROM INCEPTION
                                              YEARS ENDED DECEMBER 31,           (JUNE 13, 1986)
                                          --------------------------------           THROUGH
                                            1998        1999        2000        DECEMBER 31, 2000
                                          --------    --------    --------    ---------------------
Comprehensive loss:
  Net loss..............................  $(18,231)   $(14,094)   $(17,957)         $(119,486)
Unrealized gain (loss) on securities
  available for sale:
  Unrealized gain.......................       803       1,431         506              2,653
  Realized gain.........................        --          --      (2,653)            (2,653)
     Net unrealized gain (loss) on
       securities available for sale....       803       1,431      (2,147)                --
                                          --------    --------    --------          ---------
Comprehensive loss......................  $(17,428)   $(12,663)   $(20,104)         $(119,486)
                                          ========    ========    ========          =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM INCEPTION (JUNE 13, 1986) THROUGH DECEMBER 31, 2000
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                  COMMON STOCK        ADDITIONAL     COMMON
                                              --------------------     PAID-IN       STOCK      TREASURY      DEFERRED
                                                SHARES      AMOUNT     CAPITAL      WARRANTS     STOCK      COMPENSATION
                                              ----------    ------    ----------    --------    --------    ------------
Sale of common stock for cash, August
  through December 1986 ($1.6396 per
  share)....................................     183,334     $--       $    301     $    --      $  --        $    --
Issuance of common stock for license
  agreement rights, October 1986 ($.006 per
  share)....................................      60,606      --              1          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1986................     243,940      --            302          --         --             --
Issuance of common stock in exchange for 8%
  convertible notes, May 1987 ($3.30 per
  share)....................................      90,909       1            299          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1987................     334,849       1            601          --         --             --
Issuance of common stock for cash, September
  and December 1988 ($.066 per share).......     130,303      --              8          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1988................     465,152       1            609          --         --             --
Issuance of common stock for cash, July and
  August 1989 ($.066 per share).............     158,182      --             10          --         --             --
Issuance of common stock for cash, August
  1989 ($3.63 per share)....................   1,220,386       1          4,429          --         --             --
Issuance of common stock for key man life
  insurance policies, December 1989
  ($3.63)...................................       3,862      --             14          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1989................   1,847,582     $ 2       $  5,062     $    --      $  --        $    --
Stock options exercised January 1990 ($.66
  per share)................................          30      --             --          --         --             --
Warrants issued to purchase 9,914 shares of
  common stock..............................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1990................   1,847,612       2          5,062          --         --             --
Stock options exercised, May 1991 ($.66 per
  share)....................................          75      --             --          --         --             --

                                               UNREALIZED        DEFICIT
                                               GAIN (LOSS)     ACCUMULATED
                                              ON SECURITIES      DURING           TOTAL
                                                AVAILABLE      DEVELOPMENT    STOCKHOLDERS'
                                                FOR SALE          STAGE          EQUITY
                                              -------------    -----------    -------------
Sale of common stock for cash, August
  through December 1986 ($1.6396 per
  share)....................................     $    --        $      --       $    301
Issuance of common stock for license
  agreement rights, October 1986 ($.006 per
  share)....................................          --               --              1
Net loss....................................          --              (40)           (40)
                                                 -------        ---------       --------
Balance at December 31, 1986................          --              (40)           262
Issuance of common stock in exchange for 8%
  convertible notes, May 1987 ($3.30 per
  share)....................................          --               --            300
Net loss....................................          --             (216)          (216)
                                                 -------        ---------       --------
Balance at December 31, 1987................          --             (256)           346
Issuance of common stock for cash, September
  and December 1988 ($.066 per share).......          --               --              8
Net loss....................................          --             (832)          (832)
                                                 -------        ---------       --------
Balance at December 31, 1988................          --           (1,088)          (478)
Issuance of common stock for cash, July and
  August 1989 ($.066 per share).............          --               --             10
Issuance of common stock for cash, August
  1989 ($3.63 per share)....................          --               --          4,430
Issuance of common stock for key man life
  insurance policies, December 1989
  ($3.63)...................................          --               --             14
Net loss....................................          --             (942)          (942)
                                                 -------        ---------       --------
Balance at December 31, 1989................     $    --        $  (2,030)      $  3,034
Stock options exercised January 1990 ($.66
  per share)................................          --               --             --
Warrants issued to purchase 9,914 shares of
  common stock..............................          --               --             --
Net loss....................................          --           (1,825)        (1,825)
                                                 -------        ---------       --------
Balance at December 31, 1990................          --           (3,855)         1,209
Stock options exercised, May 1991 ($.66 per
  share)....................................          --               --             --


                                                  COMMON STOCK        ADDITIONAL     COMMON
                                              --------------------     PAID-IN       STOCK      TREASURY      DEFERRED
                                                SHARES      AMOUNT     CAPITAL      WARRANTS     STOCK      COMPENSATION
                                              ----------    ------    ----------    --------    --------    ------------
Issuance of common stock for cash and notes
  payable including accrued interest of
  $96,505, October 1991 ($7.26 per share)...     596,095      --          4,328          --         --             --
Deferred compensation relating to certain
  stock options.............................          --      --            326          --         --           (326)
Compensation expense related to stock
  options...................................          --      --             --          --         --            138
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1991................   2,443,782       2          9,716          --         --           (188)
Stock options exercised, January, April,
  May, October and December 1992 ($.66 per
  share)....................................      37,198      --             24          --         --             --
Stock warrants exercised April, May and
  August 1992 ($3.63 per share).............      11,364      --             41          --         --             --
Issuance of common stock for cash in initial
  public offering, July 1992 ($14.00 per
  share)....................................     850,000       1         10,659          --         --             --
Deferred compensation relating to certain
  stock options.............................          --      --          1,644          --         --         (1,644)
Compensation expense related to stock
  options...................................          --      --             --          --         --            460
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1992................   3,342,344     $ 3       $ 22,084     $    --      $  --        $(1,372)
Issuance of common stock for compensation...       5,000      --             51          --         --             --
Warrants issued to purchase 50,172 shares of
  common stock..............................          --      --             --          --         --             --
Stock options exercised, February and
  November 1993 ($.66) per share............      14,465      --              9          --         --             --
Issuance of common stock for cash, September
  1993 ($14.00 per share)...................     357,143      --          4,538          --         --             --
Issuance of common stock for cash in
  secondary public offering November &
  December 1993 ($9.00 per share)...........   1,402,250       2         11,462          --         --             --
Compensation expense related to stock
  options...................................          --      --             --          --         --            396
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1993................   5,121,202       5         38,144          --         --           (976)

                                               UNREALIZED        DEFICIT
                                               GAIN (LOSS)     ACCUMULATED
                                              ON SECURITIES      DURING           TOTAL
                                                AVAILABLE      DEVELOPMENT    STOCKHOLDERS'
                                                FOR SALE          STAGE          EQUITY
                                              -------------    -----------    -------------
Issuance of common stock for cash and notes
  payable including accrued interest of
  $96,505, October 1991 ($7.26 per share)...          --               --          4,328
Deferred compensation relating to certain
  stock options.............................          --               --             --
Compensation expense related to stock
  options...................................          --               --            138
Net loss....................................          --           (2,914)        (2,914)
                                                 -------        ---------       --------
Balance at December 31, 1991................          --           (6,769)         2,761
Stock options exercised, January, April,
  May, October and December 1992 ($.66 per
  share)....................................          --               --             24
Stock warrants exercised April, May and
  August 1992 ($3.63 per share).............          --               --             41
Issuance of common stock for cash in initial
  public offering, July 1992 ($14.00 per
  share)....................................          --               --         10,660
Deferred compensation relating to certain
  stock options.............................          --               --             --
Compensation expense related to stock
  options...................................          --               --            460
Net loss....................................          --           (4,708)        (4,708)
                                                 -------        ---------       --------
Balance at December 31, 1992................     $    --        $ (11,477)      $  9,238
Issuance of common stock for compensation...          --               --             51
Warrants issued to purchase 50,172 shares of
  common stock..............................          --               --             --
Stock options exercised, February and
  November 1993 ($.66) per share............          --               --              9
Issuance of common stock for cash, September
  1993 ($14.00 per share)...................          --               --          4,538
Issuance of common stock for cash in
  secondary public offering November &
  December 1993 ($9.00 per share)...........          --               --         11,464
Compensation expense related to stock
  options...................................          --               --            396
Net loss....................................          --           (6,225)        (6,225)
                                                 -------        ---------       --------
Balance at December 31, 1993................          --          (17,702)        19,471


                                                  COMMON STOCK        ADDITIONAL     COMMON
                                              --------------------     PAID-IN       STOCK      TREASURY      DEFERRED
                                                SHARES      AMOUNT     CAPITAL      WARRANTS     STOCK      COMPENSATION
                                              ----------    ------    ----------    --------    --------    ------------
Deferred compensation relating to certain
  stock options.............................          --      --             66          --         --            (66)
Stock options exercised, January through
  October 1994 ($.66 per share).............      15,111      --             10          --         --             --
Warrants issued to purchase 537 shares of
  common stock..............................          --      --             --          --         --             --
Issuance of additional shares of common
  stock pursuant to collaborative
  agreement.................................      66,163      --             --          --         --             --
Compensation expense related to stock
  options...................................          --      --             --          --         --            546
Unrealized loss on available-for-sale
  securities................................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1994................   5,202,476     $ 5       $ 38,220     $    --      $  --        $  (496)
Deferred compensation relating to certain
  stock options.............................          --      --          1,380          --         --         (1,380)
Stock options exercised, January through
  December 1995 ($.66 per share)............      36,958      --             24          --         --             --
Issuance of common stock and warrants
  pursuant to merger agreements )...........   3,868,436       4         11,111       2,844         --             --
Warrants exercised ($4.50 per share)........     705,614       1          3,402        (226)        --             --
Issuance of common stock pursuant to
  settlement agreement......................     531,552      --          2,046      (1,130)        --             --
Issuance of common stock for services
  rendered..................................      37,500      --            159          --         --             --
Treasury stock purchased ($4.42 per
  share)....................................      (2,480)     --             --          --        (11)            --
Compensation expense related to stock
  options...................................          --      --             --          --         --            340
Unrealized gain on available-for-sale
  securities................................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1995................  10,380,056     $10       $ 56,342     $ 1,488      $ (11)       $(1,536)
Warrants redeemed January 1996..............          --      --            269        (269)        --             --
Deferred compensation relating to certain
  stock options.............................          --      --            966          --         --           (966)
Issuance of common stock for cash in
  secondary public offering, March & April
  1996 ($10.00 per share)...................   3,450,000       4         32,073          --         --             --
Stock options exercised, January through
  December 1996 ($0.04-$9.50 per share).....     106,041      --            343          --         --             --
Warrants exercised January through December
  1996 ($4.50-$12.00 per share).............     622,428       1          3,528        (194)        --             --
Issuance of common stock pursuant to
  settlement agreements.....................      38,722      --            221         (57)        --             --

                                               UNREALIZED        DEFICIT
                                               GAIN (LOSS)     ACCUMULATED
                                              ON SECURITIES      DURING           TOTAL
                                                AVAILABLE      DEVELOPMENT    STOCKHOLDERS'
                                                FOR SALE          STAGE          EQUITY
                                              -------------    -----------    -------------
Deferred compensation relating to certain
  stock options.............................          --               --             --
Stock options exercised, January through
  October 1994 ($.66 per share).............          --               --             10
Warrants issued to purchase 537 shares of
  common stock..............................          --               --             --
Issuance of additional shares of common
  stock pursuant to collaborative
  agreement.................................          --               --             --
Compensation expense related to stock
  options...................................          --               --            546
Unrealized loss on available-for-sale
  securities................................        (315)              --           (315)
Net loss....................................          --           (9,052)        (9,052)
                                                 -------        ---------       --------
Balance at December 31, 1994................     $  (315)       $ (26,754)      $ 10,660
Deferred compensation relating to certain
  stock options.............................          --               --             --
Stock options exercised, January through
  December 1995 ($.66 per share)............          --               --             24
Issuance of common stock and warrants
  pursuant to merger agreements )...........          --               --         13,959
Warrants exercised ($4.50 per share)........          --               --          3,177
Issuance of common stock pursuant to
  settlement agreement......................          --               --            916
Issuance of common stock for services
  rendered..................................          --               --            159
Treasury stock purchased ($4.42 per
  share)....................................          --               --            (11)
Compensation expense related to stock
  options...................................          --               --            340
Unrealized gain on available-for-sale
  securities................................         199               --            199
Net loss....................................          --          (17,429)       (17,429)
                                                 -------        ---------       --------
Balance at December 31, 1995................     $  (116)       $ (44,183)      $ 11,994
Warrants redeemed January 1996..............          --               --
Deferred compensation relating to certain
  stock options.............................          --               --             --
Issuance of common stock for cash in
  secondary public offering, March & April
  1996 ($10.00 per share)...................          --               --         32,077
Stock options exercised, January through
  December 1996 ($0.04-$9.50 per share).....          --               --            343
Warrants exercised January through December
  1996 ($4.50-$12.00 per share).............          --               --          3,335
Issuance of common stock pursuant to
  settlement agreements.....................          --               --            164


                                                  COMMON STOCK        ADDITIONAL     COMMON
                                              --------------------     PAID-IN       STOCK      TREASURY      DEFERRED
                                                SHARES      AMOUNT     CAPITAL      WARRANTS     STOCK      COMPENSATION
                                              ----------    ------    ----------    --------    --------    ------------
Compensation expense related to stock
  options...................................          --      --             --          --         --            553
Unrealized gain on available-for-sale
  securities................................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1996................  14,597,247      15         93,742         968        (11)        (1,949)
Warrants exercised February and March 1997
  ($8.00 per share).........................       3,499      --             28          (1)        --             --
Reversal of deferred compensation relating
  to forfeited stock options................          --      --           (578)         --         --            578
Issuance of common stock for services.......      22,278      --            130          --         --             --
Stock options exercised, January through
  December 1997 ($0.04-$5.50 per share).....     128,278      --            215          --         --             --
Stock purchased-employee stock purchase
  plan, June and December 1997 ($3.31 and
  $3.19 per share)..........................      21,392      --             69          --         --             --
Issuance of common stock pursuant to
  contingent stock agreement................     686,472      --          3,000          --         --             --
Compensation expense related to stock
  options...................................          --      --             --          --         --            464
Unrealized loss on securities
  available-for-sale........................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1997................  15,459,166     $15       $ 96,606     $   967      $ (11)       $  (907)
Reversal of deferred compensation relating
  to forfeited stock options................          --      --            (28)         --         --             28
Issuance of common stock for services.......      23,494      --             76          --         --             --
Warrants expired June 1998..................          --      --            917        (917)        --             --
Stock options exercised, January through
  December 1998 ($0.04 - $0.68 per share)...      19,144      --              7          --         --             --
Issuance of shares through the employee
  stock purchase plan, June and December
  1998 ($3.35 and $1.70 per share)..........      39,516      --             99          --         --             --
Issuance of shares for cash November 1998
  ($3.58 per share).........................     837,989       1          2,977          --         --             --
Compensation expense related to stock
  options...................................          --      --             --          --         --            499
Unrealized gain on securities
  available-for-sale........................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1998................  16,379,309     $16       $100,654     $    50      $ (11)       $  (380)
Reversal of deferred compensation relating
  to forfeited stock options................          --      --            (30)         --         --             30

                                               UNREALIZED        DEFICIT
                                               GAIN (LOSS)     ACCUMULATED
                                              ON SECURITIES      DURING           TOTAL
                                                AVAILABLE      DEVELOPMENT    STOCKHOLDERS'
                                                FOR SALE          STAGE          EQUITY
                                              -------------    -----------    -------------
Compensation expense related to stock
  options...................................          --               --            553
Unrealized gain on available-for-sale
  securities................................          41               --             41
Net loss....................................          --           (8,030)        (8,030)
                                                 -------        ---------       --------
Balance at December 31, 1996................         (75)         (52,213)        40,477
Warrants exercised February and March 1997
  ($8.00 per share).........................          --               --             27
Reversal of deferred compensation relating
  to forfeited stock options................          --               --             --
Issuance of common stock for services.......          --               --            130
Stock options exercised, January through
  December 1997 ($0.04-$5.50 per share).....          --               --            215
Stock purchased-employee stock purchase
  plan, June and December 1997 ($3.31 and
  $3.19 per share)..........................          --               --             69
Issuance of common stock pursuant to
  contingent stock agreement................          --               --          3,000
Compensation expense related to stock
  options...................................          --               --            464
Unrealized loss on securities
  available-for-sale........................         (12)              --            (12)
Net loss....................................          --          (16,991)       (16,991)
                                                 -------        ---------       --------
Balance at December 31, 1997................     $   (87)       $ (69,204)      $ 27,379
Reversal of deferred compensation relating
  to forfeited stock options................          --               --             --
Issuance of common stock for services.......          --               --             76
Warrants expired June 1998..................          --               --             --
Stock options exercised, January through
  December 1998 ($0.04 - $0.68 per share)...          --               --              7
Issuance of shares through the employee
  stock purchase plan, June and December
  1998 ($3.35 and $1.70 per share)..........          --               --             99
Issuance of shares for cash November 1998
  ($3.58 per share).........................          --               --          2,978
Compensation expense related to stock
  options...................................          --               --            499
Unrealized gain on securities
  available-for-sale........................         803               --            803
Net loss....................................          --          (18,231)       (18,231)
                                                 -------        ---------       --------
Balance at December 31, 1998................     $   716        $ (87,435)      $ 13,610
Reversal of deferred compensation relating
  to forfeited stock options................          --               --             --


                                                  COMMON STOCK        ADDITIONAL     COMMON
                                              --------------------     PAID-IN       STOCK      TREASURY      DEFERRED
                                                SHARES      AMOUNT     CAPITAL      WARRANTS     STOCK      COMPENSATION
                                              ----------    ------    ----------    --------    --------    ------------
Issuance of common stock for cash in
  secondary public offering February 1999
  ($2.1875 per share).......................   6,000,000       6         11,683          --         --             --
Issuance of common stock for services.......     162,116      --            475          --         --             --
Issuance of warrants to purchase 600,000
  shares of common stock....................          --      --           (758)        758         --             --
Issuance of warrants to purchase 50,000
  shares of common stock....................          --      --             --         150         --             --
Warrants expired December 1999..............          --      --             50         (50)        --             --
Stock options exercised, January through
  December 1999 ($0.22 - $4.75 per share)...     241,339       1            869          --         --             --
Issuance of shares through the employee
  stock purchase plan, June and December
  1999 ($1.65 and $2.66 per share)..........      71,023      --            141          --         --             --
Compensation expense related to stock
  options...................................          --      --            178          --         --            281
Unrealized gain on securities
  available-for-sale........................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 1999................  22,853,782     $23       $113,262     $   908      $ (11)       $   (69)
Issuance of common stock for cash in
  secondary offering ($2.75 per share)......   2,932,574       3          7,303          --         --             --
Issuance of common stock for services.......      60,107      --            233          --         --             --
Issuance of warrants to purchase 1,127,524
  shares of common stock....................          --      --         (2,561)      2,561         --             --
Stock options exercised, January through
  December 2000 ($2.00 - $5.06 per share)...      71,620      --            280          --         --             --
Stock warrants exercised....................      14,422      --             73         (30)        --             --
Issuance of shares through the employee
  stock purchase plan, June and December
  2000 ($2.60 per share)....................      41,169      --            107          --         --             --
Compensation expense related to stock
  options...................................          --      --             --          --         --             69
Unrealized gain on securities
  available-for-sale........................          --      --             --          --         --             --
Realized gain on securities
  available-for-sale........................          --      --             --          --         --             --
Net loss....................................          --      --             --          --         --             --
                                              ----------     ---       --------     -------      -----        -------
Balance at December 31, 2000................  25,973,674     $26       $118,697     $ 3,439      $ (11)       $    --
                                              ==========     ===       ========     =======      =====        =======

                                               UNREALIZED        DEFICIT
                                               GAIN (LOSS)     ACCUMULATED
                                              ON SECURITIES      DURING           TOTAL
                                                AVAILABLE      DEVELOPMENT    STOCKHOLDERS'
                                                FOR SALE          STAGE          EQUITY
                                              -------------    -----------    -------------
Issuance of common stock for cash in
  secondary public offering February 1999
  ($2.1875 per share).......................          --               --         11,689
Issuance of common stock for services.......          --               --            475
Issuance of warrants to purchase 600,000
  shares of common stock....................          --               --             --
Issuance of warrants to purchase 50,000
  shares of common stock....................          --               --            150
Warrants expired December 1999..............          --               --             --
Stock options exercised, January through
  December 1999 ($0.22 - $4.75 per share)...          --               --            870
Issuance of shares through the employee
  stock purchase plan, June and December
  1999 ($1.65 and $2.66 per share)..........          --               --            141
Compensation expense related to stock
  options...................................          --               --            459
Unrealized gain on securities
  available-for-sale........................       1,431               --          1,431
Net loss....................................          --          (14,094)       (14,094)
                                                 -------        ---------       --------
Balance at December 31, 1999................     $ 2,147        $(101,529)      $ 14,731
Issuance of common stock for cash in
  secondary offering ($2.75 per share)......          --               --          7,306
Issuance of common stock for services.......          --               --            233
Issuance of warrants to purchase 1,127,524
  shares of common stock....................          --               --             --
Stock options exercised, January through
  December 2000 ($2.00 - $5.06 per share)...          --               --            280
Stock warrants exercised....................          --               --             43
Issuance of shares through the employee
  stock purchase plan, June and December
  2000 ($2.60 per share)....................          --               --            107
Compensation expense related to stock
  options...................................          --               --             69
Unrealized gain on securities
  available-for-sale........................         506               --            506
Realized gain on securities
  available-for-sale........................      (2,653)              --         (2,653)
Net loss....................................          --          (17,957)       (17,957)
                                                 -------        ---------       --------
Balance at December 31, 2000................     $    --        $(119,486)      $  2,665
                                                 =======        =========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (ALL AMOUNTS IN THOUSANDS)

                                                                                                PERIOD FROM
                                                                                                 INCEPTION
                                                                                                 (JUNE 13,
                                                                 YEARS ENDED DECEMBER 31,      1986) THROUGH
                                                              ------------------------------   DECEMBER 31,
                                                                1998       1999       2000         2000
                                                              --------   --------   --------   -------------
Cash flows from operating activities:
  Net loss..................................................  $(18,231)  $(14,094)  $(17,957)    $(119,486)
    Adjustments to reconcile net loss to net cash used in
      operating activities..................................
    Depreciation and amortization...........................       821        611        570         6,028
    Loss on disposal of assets..............................        --         --         --           200
  Compensation expense related to stock and stock options...       547      1,084        312         5,179
  Charge for purchase of in-process research and
    development.............................................        --         --         --        11,547
  Unrealized gain on investment.............................       803      1,431        506         2,653
  Realized gain on investment...............................        --         --     (2,653)       (2,653)
  Acquisition costs, net of cash received...................        --         --         --          (270)
  Loss in affiliate.........................................        --         --         --           500
  Accrued interest payable converted to stock...............        --         --         --            97
Changes in assets and liabilities:
  Increase (decrease) in prepaid expenses and other
    assets..................................................       214       (193)       337            69
  Decrease (increase) in accounts receivable................       (32)       132         --            --
  Increase (decrease) in accounts payable and accrued
    expenses................................................     3,673     (2,058)    (1,044)        3,029
  Increase in deferred revenue..............................        --         --      1,662         1,309
                                                              --------   --------   --------     ---------
  Net cash used in operating activities.....................   (12,205)   (13,087)   (18,267)      (91,798)
Cash flows from investing activities:
  Purchases of investments..................................   (42,809)   (11,111)    (1,567)     (262,928)
  Sales of investments......................................    61,682     11,439      9,470       267,842
  Purchase of furniture, equipment and leasehold
    improvements............................................    (1,958)      (377)      (401)       (6,857)
  Proceeds from sale of assets..............................         9         --          9            72
  Decrease in deposits......................................       490         --         --            --
  Investment in affiliate...................................        --         --         --          (500)
                                                              --------   --------   --------     ---------
  Net cash provided by (used in) investing activities.......    17,414        (49)     7,511        (2,371)
Cash flows from financing activities:
  Proceeds from notes payable...............................     1,369        927        182         7,150
  Repayment of notes payable and principal payments under
    capital lease obligations...............................      (353)      (301)      (426)       (3,538)
  Purchase of treasury stock................................        --         --         --           (11)
  Proceeds from issuance of stock...........................     3,084     12,700      7,726        98,822
                                                              --------   --------   --------     ---------
  Net cash provided by financing activities.................     4,100     13,326      7,482       102,423
                                                              --------   --------   --------     ---------
  Net increase (decrease) in cash and cash equivalents......     9,309        190     (3,274)        8,254
  Cash and cash equivalents at beginning of period..........     2,029     11,338     11,528            --
                                                              --------   --------   --------     ---------
Cash and cash equivalents at end of period..................  $ 11,338   $ 11,528   $  8,254     $   8,254
                                                              ========   ========   ========     =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..................  $     81   $    273   $    391     $   1,530
Supplemental schedule of noncash financing activities:
  Conversion of notes payable and accrued interest to Common
    Stock...................................................  $     --   $     --   $     --     $   3,043

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     Aronex Pharmaceuticals, Inc. ("the Company", "Aronex Pharmaceuticals", "we", "us" or "our") was incorporated in Delaware on June 13, 1986 and merged with Triplex Pharmaceutical Corporation ("Triplex") and API Acquisition Company, Inc. ("API"), formerly Oncologix, Inc. effective September 11, 1995. In 1998, we formed a subsidiary, Aronex Europe Limited.

     Aronex Pharmaceuticals is a development-stage company that has devoted substantially all of its efforts to research and product development and has not yet generated any significant revenues, nor is there any assurance of future revenues. In addition, we expect to continue to incur losses for the foreseeable future, and there can be no assurance that we will successfully complete the transition from a development-stage company to successful operations. The development activities we engage in involve a high degree of risk and uncertainty. Our ability to successfully develop, manufacture and market our proprietary products is dependent upon many factors. These factors include, but are not limited to, the need for additional financing, attracting and retaining key personnel and consultants, and successfully developing manufacturing, sales and marketing operations. Our ability to develop these operations may be immensely impacted by uncertainties related to patents and proprietary technologies, technological change and obsolescence, product development, competition, government regulations and approvals, health care reform, third-party reimbursement and product liability exposure. Further, during the period required to develop these products, we will require additional funds which may not be available to us.

     We have operated as a development stage enterprise since our inception by devoting substantially all of our efforts to raising capital and performing research and development. In order to complete the development and other activities necessary to commercialize our products, additional financing will be required. We have not secured any commitments for any such additional financing.

     The majority of our clinical trials have reached the stage where we have completed patient enrollment in their current phase. At the current time, we are gathering clinical trial data for analysis. We anticipate reporting the data at appropriate scientific meetings. Before we initiate any new clinical trials, we will analyze each product's likelihood for approval, the cost of the proposed clinical trial, cash available at such time and the inherent risk profile. We anticipate these steps will assist us in maximizing shareholder value.

     In January 2001, we received a non-approval letter from the United States Food and Drug Administration (FDA) for our New Drug Application (NDA) amendment for ATRAGEN(R) for acute promyelocytic leukemia (APL). Following this event, we reduced expenditures in our research and development plans and activities. Additionally, we reduced the number of full-time employees in January 2001 from 77 to 29.

     We will continue to require substantial additional funds for our operations. At December 31, 2000, we had $9.1 million in cash, cash equivalents and investments. We believe that we can conserve our existing financial resources to satisfy our capital and operating requirements into the fourth quarter of 2001.

     The factors discussed above raise substantial doubt about our ability to continue as a going concern. We will, in all likelihood, need to further reduce our expenditures if we do not obtain additional financial resources by mid 2001. We retained Robertson Stephens, a San Francisco-based investment bank, to assist us in pursuing strategic alliances with companies in our industry. Also, we are actively pursuing other sources of financing. Sources of financing may not be available, or if available, will be dilutive or may have other adverse effect to the value of our shares. We may have to close operations and/or seek legal protection from our creditors. Accordingly, there can be no assurance of our future success. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. See "Business -- General" and

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

"Business -- Additional Business Risks" in the Company's Form 10-K for the year ended December 31, 2000.

2. ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Aronex Pharmaceuticals, Triplex, API and Aronex Europe Limited. All material intercompany transactions have been eliminated in consolidation.

  Cash, Cash Equivalents and Short- and Long-Term Investments

     Debt and equity securities that we have the intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Debt and equity securities that are held for current resale are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either "securities-held-to-maturity" or "trading securities" are classified as "securities-available-for-sale" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

     Cash and cash equivalents include money market accounts and investments with an original maturity of less than three months. Long-term investments at December 31, 2000 are available for sale securities which are United States mortgage backed securities with maturity dates over the next 22 years that have an amortized cost of $821,000 which approximates fair market value and cost. We currently have no trading securities.

  Furniture, Equipment and Leasehold Improvements

     Furniture and equipment are carried at cost and depreciation is calculated on the straight-line method using a five-year estimated useful life. Leasehold improvements are amortized on the straight-line method over the shorter of the life of the lease or a five-year estimated useful life. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred. Expenditures which improve or extend the life of assets are capitalized.

     A summary of furniture, equipment and leasehold improvements is as follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       2000
                                                           -------    -------
Office furniture and equipment...........................  $ 1,136    $ 1,390
Laboratory equipment.....................................    3,460      3,499
Leasehold improvements...................................      883        876
                                                           -------    -------
                                                             5,479      5,765
Less accumulated depreciation and amortization...........   (3,450)    (3,914)
                                                           -------    -------
Furniture, equipment and leasehold improvements, net.....  $ 2,029    $ 1,851
                                                           =======    =======

     At December 31, 2000, the cost of all furniture, equipment and leasehold improvements pledged as collateral on notes payable totaled $1,916,000.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     During 2000, we adopted United States Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), which requires up-front, non-refundable license fees to be deferred and recognized over the performance period. Payments for services under research and development grants and contracts that are specifically tied to a separate earnings process are recognized as revenue as the services are performed. In situations where we receive payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Non-refundable fees, including payments for up-front licensing fees and milestones (collectively, "Non-refundable Fees"), are recognized as revenue based on the percentage of costs incurred to date, estimated costs to complete, and total Non-refundable Fees received. Prior to January 1, 2000, we had recognized revenue from Non-refundable Fees when we had no obligations to return the fees under any circumstances, and there were no additional contractual services to be provided or costs to be incurred by us in connection with the Non-refundable Fees.

     The cumulative effect of adopting SAB 101 at January 1, 2000 resulted in a one-time, non-cash charge of $4.5 million, with a corresponding increase to deferred revenue that will be recognized in future periods. The $4.5 million represents portions of 1998 and 1999 Non-refundable Fees from Abbott Laboratories in consideration for the exclusive worldwide rights to market and sell Nyotran(R). For the year ended December 31, 2000, we recognized $2.8 million of research and development grants and contracts revenue that was included in the cumulative effect adjustment as of January 1, 2000. The balance of the deferred revenue from this adjustment, $1.7 million, will be recognized in the future as we incur costs relating to obtaining approval for Nyotran(R) from the FDA.

     Prior period financial statements have not been restated to apply SAB 101 retroactively; however, the pro forma amounts included in the consolidated statements of operations show the net loss and per share net loss assuming we had retroactively applied SAB 101 to all prior periods.

  Research and Development

     Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform certain research on our behalf.

  Comprehensive Loss

     SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and displaying comprehensive loss and its components in an entity's financial statements, and is effective for fiscal years beginning after December 15, 1997. Comprehensive loss is the total of net loss and all other non-owner changes in equity, which for the Company includes unrealized gains and losses on securities available for sale. A reconciliation of reported net loss to comprehensive loss is included in the consolidated statements of comprehensive loss.

  Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassification

     Certain reclassifications have been made to the prior year's financial statements to be consistent with the presentation in the current year.

3. INVESTMENT IN AFFILIATE

     In April 1994, we invested in and entered into a drug development agreement with RGene Therapeutics, Inc. ("RGene"). We purchased $500,000 of RGene's preferred stock, which was recorded in the financial statements as investment in affiliate. The original investment was written off as RGene incurred losses. This resulted in a zero basis when RGene was acquired by Targeted Genetics Corporation, a publicly traded company, in June 1996.

     We received 440,520 shares of Targeted Genetics common stock from the acquisition of RGene in June 1996 and an additional 104,496 shares upon the achievement of certain milestones in October 1998. The Company recorded the shares at zero value in the financial statements until 1998 when they were recorded at their fair market value of $716,000. As a result, an unrealized gain of $2,147,000 is reflected on the Company's balance sheet at December 31, 1999. In January 2000, we sold all of our shares of Targeted Genetics and realized a gain of $2,653,000.

4. NOTES PAYABLE

     In May 1998, we entered into a master loan agreement for the financing of furniture, office equipment and laboratory equipment acquisitions. Each loan is collateralized by the furniture and equipment and is payable in 60 monthly installments. In June 1998 and February 1999, we borrowed $1,369,000 and $547,000, respectively, through this agreement bearing interest at 12%. In May 1999, a $2.0 million advance from Genzyme Corporation ("Genzyme") and $500,000 in minimum royalties relating to ATRAGEN(R) due to Genzyme were converted into a $2.5 million convertible note payable to Genzyme. This note bears interest at 10% per annum with interest payable semi-annually, and the principal is due May 21, 2002. This note can be converted into common stock of the Company at $4.35 per share at Genzyme's option (See note 8). Future principal payments under these loan agreements at December 31, 2000 are as follows:

YEAR ENDING
DECEMBER 31,                                      NOTE PAYABLE
------------                                      ------------
2001..........................................     $  459,000
2002..........................................      2,867,000
2003..........................................        275,000
2004..........................................         12,000
                                                   ----------
Total.........................................     $3,613,000
                                                   ==========

5. STOCKHOLDERS' EQUITY

  Common Stock Warrants

     At December 31, 2000, we had warrants outstanding, relating to a certain financing transaction to purchase 2,944 shares of common stock at an exercise price of $12.00 per share. The warrants expired in March 2001.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 2000, we had warrants outstanding, relating to our February 1999 common stock offering to purchase 596,772 shares of common stock at a price of $3.28 per share. These warrants expire in February 2004.

     At December 31, 2000, we had warrants outstanding relating to our 1999 financing with Genzyme to purchase 50,000 shares of common stock at an exercise price of $4.00 per share. These warrants expire in May 2004.

     In connection with our April 2000 common stock offering, we issued warrants to purchase 977,524 shares of common stock at a price of $3.00 per share. At December 31, 2000, 965,403 of these warrants are outstanding, and they expire in April 2005. In addition, we issued to a placement agent warrants to purchase 150,000 shares of common stock at an exercise price of $3.25 per share. At December 31, 2000, all of these warrants are outstanding, and they expire in April 2007. The fair value of the warrants issued, $2,561,000, has been recorded in the accompanying financial statements. This amount has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 5.6% with no expected dividends, expected lives of five and seven years and expected volatility of 92%.

  Financing Agreement

     In November 2000, we entered into an agreement with Acqua Wellington North American Equity Fund Ltd. for an equity financing agreement covering the sale of up to $24 million of our common stock over a 28-month period ending in March 2003. We have not raised any funds under this agreement. In order to raise any funds under this agreement, we must maintain a minimum stock price and maximum market capitalization. At the present time, we do not meet these requirements and do not expect to meet these requirements in the near future.

6. STOCK OPTION PLANS

     In 1989, our stockholders approved the 1989 Stock Option Plan (the "Plan"). The Plan, as amended in 1992 and in May 1997, authorized the issuance of options through December 31, 1999. The term of each option ranges from five to seven years from the date of grant. The Plan expired at December 31, 1999 and has not been extended. Options granted under the Plan continue to be outstanding and expire at various dates through 2006.

     A summary of stock option activity for the Plan follows:

                                                    OPTIONS           PRICE
                                                  OUTSTANDING       PER SHARE
                                                  -----------    ---------------
Balance at December 31, 1997....................   1,960,717     $0.04 to $14.88
  Granted.......................................     336,114     $2.06 to $ 4.63
  Exercised.....................................     (42,638)    $0.04 to $ 0.68
  Forfeited.....................................    (228,946)    $3.88 to $14.88
                                                   ---------     ---------------
Balance at December 31, 1998....................   2,025,247     $0.04 to $14.88
  Granted.......................................     404,605     $1.94 to $ 5.81
  Exercised.....................................    (317,433)    $0.22 to $ 4.75
  Forfeited.....................................    (396,944)    $0.04 to $14.88
                                                   ---------     ---------------
Balance at December 31, 1999....................   1,715,475     $0.16 to $11.50
  Exercised.....................................     (64,120)    $2.38 to $ 5.06
  Forfeited.....................................    (361,948)    $2.38 to $11.50
                                                   ---------     ---------------

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                    OPTIONS           PRICE
                                                  OUTSTANDING       PER SHARE
                                                  -----------    ---------------
Balance at December 31, 2000....................   1,289,407     $0.16 to $11.50
                                                   =========     ===============
Exercisable at December 31, 2000................   1,024,783     $0.16 to $11.50
                                                   =========     ===============

     In June 1998, our stockholders approved the 1998 Stock Option Plan (the "1998 Plan"). This plan authorizes the issuance of options to purchase up to 750,000 shares of common stock. Shares issued under the 1998 Plan expire 10 years from the date of issuance. In 1998, options to purchase 370,000 shares of common stock were issued to employees, and 320,000 of these shares will vest at the earlier of various dates based on the achievement of corporate and personal goals as determined by the Board of Directors' compensation committee and the achievement of specific common stock price targets or nine years and ten months from the date of grant. At December 31, 2000, 28,243 shares were available for future grant under the Plan. In January 2001, the Board of Directors amended and restated 1998 Plan authorizing the issuance of options covering the greater of
(i) 2,600,000 shares of common stock or (ii) 10% of the shares of common stock outstanding on the last day of the preceding fiscal quarter, among other changes.

     A summary of stock option activity for the 1998 Plan follows:

                                                     OPTIONS          PRICE
                                                   OUTSTANDING      PER SHARE
                                                   -----------    --------------
Balance at December 31, 1997.....................         --      $           --
  Granted........................................    370,000      $2.44 to $3.88
                                                    --------      --------------
Balance at December 31, 1998.....................    370,000      $2.44 to $3.88
  Granted........................................    230,000      $         3.63
  Exercised......................................    (58,800)     $2.44 to $3.88
  Forfeited......................................   (143,200)     $         3.88
                                                    --------      --------------
Balance at December 31, 1999.....................    398,000      $3.63 to $3.88
  Granted........................................    281,807      $2.63 to $5.31
  Exercised......................................    (60,107)(i)  $           --
  Forfeited......................................    (16,850)     $3.00 to $3.38
                                                    --------      --------------
Balance at December 31, 2000.....................    602,850      $2.63 to $4.06
                                                    ========      ==============
Exercisable at December 31, 2000.................    130,450      $3.63 to $3.88
                                                    ========      ==============

---------------
(i) Represents stock issued at fair market value for services under consulting agreements.

     During 1993, we adopted the 1993 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan, as amended effective in May 1997, authorizes the issuance of options to purchase up to 600,000 shares of common stock. In January 2001, the Board of Directors amended the Director Plan to increase the number of shares of our common stock underlying options that may be granted under the Director Plan to 1,200,000 from 600,000. Shares issued under the Director Plan expire ten years from the date of issuance. The Director Plan allows for the issuance of two types of grants: Formula Grants and Discretionary Grants. Formula Grants are fully-vested when issued and are issued at a price equal to the fair market value of our stock at the date of issuance. The following Formula Grants are issued under the Director Plan: (1) options to purchase 25,000 shares of common stock to each Non-Employee Director upon first being elected to the Board of Directors and (2) options to purchase 7,500 shares of common stock annually to each Non-Employee Director who has served as a director for at least six months. The annual Formula Grants for 2000 were not granted until January 2001 because insufficient shares were

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

available on December 31, 2000. The expense associated with these annual Formula Grants for 2000 has been recorded in the December 31, 2000 financial statements. Discretionary Grants may be issued by the compensation committee of the Board of Directors and may be issued at less than the fair market value of our stock. In 2000, Discretionary Grants to purchase a total of 80,000 shares of common stock were issued to two Non-Employee Directors. These options vest over four years and were issued at the fair market value of our common stock at the date of grant. At December 31, 2000, 7,500 shares were available for future grant under the Plan.

     A summary of stock option activity for the Director Plan follows:

                                                      OPTIONS           PRICE
                                                    OUTSTANDING       PER SHARE
                                                    -----------    ---------------
Balance at December 31, 1997......................    367,500      $4.25 to $11.00
  Granted.........................................     62,500      $2.00 to $ 2.53
                                                      -------      ---------------
Balance at December 31, 1998......................    430,000      $2.00 to $11.00
  Granted.........................................    102,500      $2.97 to $ 3.13
  Forfeited.......................................    (32,500)     $5.50 to $ 9.38
                                                      -------      ---------------
Balance at December 31, 1999......................    500,000      $2.00 to $11.00
  Granted.........................................     80,000      $2.81 to $ 4.75
  Exercised.......................................     (7,500)     $          2.00
                                                      -------      ---------------
Balance at December 31, 2000......................    572,500      $2.00 to $11.00
                                                      =======      ===============
Exercisable at December 31, 2000..................    513,167      $2.00 to $11.00
                                                      =======      ===============

     We recorded deferred compensation for the difference between the grant price and the fair market value of the stock for financial statement presentation purposes related to options. At December 31, 2000, all of this compensation had been amortized to expense over the vesting periods of the options. In 1998, 1999 and 2000, $499,000, $281,000 and $69,000, respectively, in related expense was recorded.

     We account for these plans under APB Opinion No. 25, under which compensation expense is recorded. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("SFAS 123"), our net loss per share would have been increased to the following pro forma amounts:

                                                     YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                               1998            1999            2000
                                           ------------    ------------    ------------
Net Loss:
  As reported............................  $(18,231,000)   $(14,094,000)   $(17,957,000)
                                           ============    ============    ============
  Pro forma..............................  $(19,598,000)   $(15,567,000)   $(18,812,000)
                                           ============    ============    ============
Loss Per Share (basic and diluted):
  As reported............................  $      (1.17)   $      (0.65)   $      (0.72)
                                           ============    ============    ============
  Pro forma..............................  $      (1.26)   $      (0.72)   $      (0.75)
                                           ============    ============    ============

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black Scholes options pricing model with the following weighted-average assumptions used for grants in 1998, 1999 and

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2000, respectively: risk-free interest rates of 5.2%, 5.6% and 6.2%, with no expected dividends, expected lives of five years, 3.5 years and four years and expected volatility of 113%, 92% and 97%.

     A summary of the status of our three stock option plans as of December 31, 1998, 1999 and 2000 and charges during the years ending on those dates is presented below:

                                            1998                    1999                    2000
                                    ---------------------   ---------------------   ---------------------
                                                WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                                EXERCISE                EXERCISE                EXERCISE
FIXED OPTIONS                        SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
-------------                       ---------   ---------   ---------   ---------   ---------   ---------
Balance at beginning of year......  2,328,217     $5.37     2,825,247     $4.96     2,613,475     $4.69
  Granted.........................    768,614     $3.52       737,105     $3.30       361,807     $3.35
  Exercised.......................    (42,638)    $0.39      (376,233)    $3.27      (131,727)    $3.85
  Forfeited.......................   (228,946)    $5.27      (572,644)    $5.15      (378,798)    $5.95
                                    ---------               ---------               ---------
Balance at end of year............  2,825,247     $4.96     2,613,475     $4.69     2,464,757     $4.35
                                    =========               =========               =========
  Options exercisable at year
     end..........................  1,917,151     $5.40     1,654,649     $5.08     1,668,400     $4.70
                                    =========               =========               =========
  Weighted-average fair value of
     options granted during the
     year.........................      $2.68                   $2.24                   $2.36

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                  OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                 -----------------------------------------------------   ----------------------------------
                      NUMBER         WEIGHTED-AVERAGE     WEIGHTED-           NUMBER           WEIGHTED-
RANGE OF          OUTSTANDING AT        REMAINING          AVERAGE        EXERCISABLE AT        AVERAGE
EXERCISE PRICES  DECEMBER 31, 2000   CONTRACTUAL LIFE   EXERCISE PRICE   DECEMBER 31, 2000   EXERCISE PRICE
---------------  -----------------   ----------------   --------------   -----------------   --------------
$0.16 - $ 3.00         395,253             5.5              $2.62              158,870           $2.39
$3.01 - $ 7.00       1,878,710             4.4              $4.31            1,318,845           $4.46
$7.01 - $11.50         190,794             3.8              $8.30              190,685           $8.30
                     ---------                                               ---------
                     2,464,757                                               1,668,400
                     =========                                               =========

     In addition to the stock option plans in 1997, we issued 100,000 stock options to a former consultant. These options are vested, have an exercise price of $7.00 per share and expire in May 2002.

7. FEDERAL INCOME TAXES

     We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently in the financial statements and tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the statutory federal income tax rate to our effective income tax rate for the periods ended December 31, 1998, 1999 and 2000 is as follows:

                                                              1998     1999     2000
                                                              -----    -----    -----
Statutory rate..............................................  (34.0)%  (34.0)%  (34.0)%
Cumulative effect of accounting change not deductible.......    0.0%     0.0%     3.1%
Equity in loss of foreign subsidiary not deductible.........    0.0%     2.2%     0.8%
Deductible stock option compensation........................    0.0%    (0.4)%    0.0%
Other.......................................................    0.9%     0.1%     0.2%
Adjustment due to deferred tax valuation allowance..........   33.1%    32.1%    29.9%
                                                              =====    =====    =====
                                                                0.0%     0.0%     0.0%
                                                              =====    =====    =====

     Significant components of our net deferred tax asset at December 31, 1999 and 2000 are as follows:

                                                       1999           2000
                                                    -----------    -----------
Deferred tax assets relating to:
  Federal net operating loss carryforwards........  $39,023,000    $44,386,000
  Financial statement depreciation and
     amortization in excess of amount deductible
     for income tax purposes......................      240,400        241,300
  Accrued liabilities not currently deductible for
     income tax purposes..........................      748,000        748,000
  Equity in loss of affiliate not currently
     deductible for income tax purposes...........      170,000        170,000
  Other items, net................................      (34,300)       (37,600)
                                                    -----------    -----------
Total deferred items, net.........................   40,147,100     45,507,700
Deferred tax valuation allowance..................  (40,147,100)   (45,507,700)
                                                    -----------    -----------
Net deferred tax asset............................  $        --    $        --
                                                    ===========    ===========

     At December 31, 2000, we had net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $130.6 million. The Tax Reform Act of 1986 provided a limitation on the use of NOL and tax credit carryforwards following certain ownership changes that could limit our ability to utilize these NOLs and tax credits. Accordingly, our ability to utilize the above NOL and tax credit carryforwards to reduce future taxable income and tax liabilities may be limited. As a result of the merger with Triplex and API in 1995, a change in control as defined by federal income tax law occurred, causing the use of these carryforwards to be limited and possibly eliminated. Additionally, because United States tax laws limit the time during which NOLs and the tax credit carryforwards may be applied against future taxable income and tax liabilities, we may not be able to take full advantage of our NOLs and tax credit carryforwards for federal income tax purposes. The carryforwards will begin to expire in 2001 if not otherwise used. Due to the possibility of not reaching a level of profitability that will allow for the utilization of our deferred tax assets, a valuation allowance has been established to offset these tax assets. The valuation allowance increased $8,108,400, $3,401,700 and $5,360,600 for the years ended December 31, 1998, 1999 and 2000, respectively. These increases were primarily due to our losses from operations for such periods and the valuation allowance for the net operating loss carryforwards acquired in the 1995 mergers with Triplex and API. We have not made any federal income tax payments since inception.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. LICENSE, RESEARCH AND DEVELOPMENT AGREEMENTS

     We have two exclusive license agreements with The University of Texas M.D. Anderson Cancer Center ("M.D. Anderson") that may be terminated in the event of a material breach of the terms of the agreement or for failure to convert the licensed subject matter to a commercial form. However, management believes our ongoing development efforts currently satisfy this obligation to commercialize.

     The license agreements require us to pay royalties for licensed patent products or processes based on net sales percentages. We must also pay M.D. Anderson $200,000 for each FDA-approved product resulting from certain licensed research tasks. No royalties have been paid to date since we have had no sales.

     For the years ended December 31, 1998, 1999 and 2000, we paid M.D. Anderson $23,000, $157,000 and $23,000, respectively, for research performed on our behalf.

     In 1993, we entered into a non-exclusive license agreement with a pharmaceutical company to use a patented process in the manufacture, use and sale of certain of our products with an initial fee of $30,000. Annual royalty payments by us are to be computed as a percentage of sales, as defined in the agreement. The royalty payments shall not exceed $1 million in a calendar year and expire upon expiration of the licensed patents.

     In 1993, we entered into a license and development agreement with Genzyme to develop and commercialize ATRAGEN(R). In September 1996, Genzyme advanced us $2.0 million. Early in 1997, the Company amended the agreement through which (1) we released Genzyme from any further obligation to perform development work for ATRAGEN(R) and (2) the license granted to Genzyme under the agreement was converted to an option to acquire the right to market and sell ATRAGEN(R) worldwide.

     In March 1999, Genzyme notified us that they did not intend to exercise their option to acquire the right to market and sell ATRAGEN(R) worldwide. As a result of the election, we have regained full marketing rights to ATRAGEN(R) on a worldwide basis and we were obligated to repay Genzyme the $2.0 million advance by May 21, 1999 and pay product royalties, including $500,000 in minimum royalties by April 24, 2000. In May 1999, the $2.0 million advance from Genzyme and the $500,000 in minimum royalties were converted into a $2.5 million convertible note payable to Genzyme, which has a maturity date in May 2002. This note can be converted into our common stock at $4.35 per share at Genzyme's option. In connection with this financing, we issued Genzyme warrants to purchase 50,000 shares of common stock at an exercise price of $4.00 per share. These warrants are exercisable until May 21, 2004. The fair value of the warrants, $150,000, has been recorded in the accompanying financial statements. This amount has been estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions: a risk free interest rate of 5.2% with an expected life of five years and expected volatility of 114%.

     In 1996, we entered into a license agreement with Boehringer Mannheim GmbH (subsequently acquired by F. Hoffman-LaRoche Ltd. ("Roche")) to develop and commercialize one of our products, AR209. Under the agreement, Roche was responsible for funding the costs of all remaining preclinical and clinical development of AR209 and for manufacturing the product. Roche paid us $150,000 in license fees in connection with this agreement in 1997 and agreed to pay minimum annual license fees of $100,000 during the term of the agreement. The agreement was terminated without cause by Roche in September 1998, as a result of which all rights to AR209 have reverted to us.

     On November 12, 1998, we entered into a license agreement with Abbott for Nyotran(R). The license agreement provides Abbott with exclusive worldwide rights to market and sell Nyotran(R), subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain co-promotion

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

rights retained by us in the United States and Canada. Under the license agreement, Abbott has paid us up-front payments, development milestones and development payments. Abbott purchased 837,989 shares of our common stock for $3.0 million under a related stock purchase agreement on November 30, 1998. Abbott has provided funding for the clinical development of Nyotran(R) and will make subsequent milestone payments if specified sales targets are achieved. Abbott will also pay to us escalating royalties on all product sales of Nyotran(R).

     In December 2000, we entered into a license agreement with Sumitomo Pharmaceuticals Co., Ltd. that gives us the exclusive right in the United States to a particular class of DACH platinum compounds. Aroplatin(TM), one of our products in clinical development, is a liposomal formulation of a novel platinum compound from this class of drugs. Under this agreement, Sumitomo Pharmaceuticals received a $500,000 up-front payment from us in 2001, (such amount was expensed in the 2000 financial statements) and will receive subsequent milestone payments based on regulatory filings, approval and sales of Aroplatin(TM), and royalties on the sales of Aroplatin(TM) in the United States. Except for the treatment of hepatoma, the license agreement gives us the exclusive right to make, use, develop, import and sell Aroplatin(TM) in the United States.

9. COMMITMENTS AND CONTINGENCIES

     We lease laboratory and office space under operating leases and certain office equipment on a short-term basis. Under a current building lease, we have committed to lease 30,000 square feet for ten years beginning in January 1998. Rental expense relating to these leases was approximately $667,000, $756,000, and $713,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

     Future minimum noncancellable payments under operating leases at December 31, 2000 are as follows:

YEAR ENDING
DECEMBER 31,                                         AMOUNT
------------                                       ----------
2001.............................................  $  713,000
2002.............................................     710,000
2003.............................................     707,000
2004.............................................     692,000
2005.............................................     676,000
Thereafter.......................................   1,379,000
                                                   ----------
Total............................................  $4,877,000
                                                   ==========

     We are subject to numerous risks and uncertainties because of the nature of and status of our operations. We maintain insurance coverage for events and in amounts that we deem appropriate. Management believes that uninsured losses, if any, will not be materially adverse to our financial position or results of operations.

  Litigation

     In the normal course of doing business, we occasionally become a party to litigation. It the opinion of management, pending or threatened litigation involving the Company will not have a material adverse material effect on our financial condition.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. RELATED PARTY TRANSACTIONS AND EMPLOYMENT AGREEMENTS

     We entered into employment agreements with our chief executive officer and key employees that have initial termination dates ranging from 2001 to 2002. These agreements are thereafter automatically renewed for successive periods of 12 to 18 months unless terminated by either party. Such agreements provide that in the case of termination without cause by the Company or termination by the employee for good reason, the officers are entitled to payments ranging from 100 to 250% of their annual salaries. Additionally, one officer has an outstanding loan with Aronex Pharmaceuticals with a balance of approximately $10,000 at December 31, 2000. This loan will be repaid over the next two years. Current annual salaries relating to these agreements total $1.2 million at December 31, 2000.

     In February 1998, we amended a consulting agreement with our chief scientific advisor for a three-year period ending December 31, 2000, whereby we were committed to pay consulting fees of $156,000 per year through December 31, 2000. One-half of the amount was paid in cash and one-half was paid in our common stock. We paid cash of $78,000 for the years ended December 31, 1998, 1999 and 2000, respectively, and issued 18,352, 40,248 and 21,584 shares of our common stock in 1998, 1999 and 2000, respectively, pursuant to this agreement. In December 2000, this agreement was renewed for an additional 12-month period.

11. 401(k) PLAN

     We maintain a retirement savings plan, effective as amended on January 1, 1991, in which any of our employees who has completed one month of employment may elect to participate. The plan is an individual account plan providing for deferred compensation as described in Section 401(k) of the United States Internal Revenue Service Code and is subject to, and intended to comply with, the Employee Retirement Income Security Act of 1974, as amended. Each eligible employee is permitted to contribute up to 20% of his/her annual salary up to the applicable statutory maximum prescribed in the Code. We may, in our discretion, contribute an amount equal to the employee's contribution, but our contribution may not exceed an amount equal to 6% of the employee's compensation. A participant is 50% vested in the accrued benefits derived from our contributions after completion of one year of employment following his/her election to participate in the plan, and 100% vested in such contributions after completion of two years of employment following such election. Participants may receive hardship loans under the terms of the plan. The plan provides for distributions in the event a participant dies, reaches the age of 65, becomes disabled or terminates his/her employment prior to the age of 65. Aronex Pharmaceuticals made contributions of approximately $56,500, $65,200 and $64,300 under the 401(k) plan for the years ended December 31, 1998, 1999 and 2000, respectively.

12. EMPLOYEE STOCK PURCHASE PLAN

     In December 1996, the Board of Directors adopted the 1997 Employee Stock Purchase Plan and reserved 250,000 shares of common stock for issuance thereunder. The plan permits employees to purchase common stock through payroll deductions of up to 15% of their compensation subject to limitations as defined by the Internal Revenue Service. Purchases of common stock are made at the lower of 85% of fair market value at the beginning or end of each six-month offering period. In 1998, 39,516 shares were purchased by employees at $3.35 and $1.70 per share. In 1999, 71,023 shares were purchases by employees at $1.65 and $2.66 per share. In 2000, 41,169 shares were purchased by employees at $2.60 per share.

13. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Effective January 1, 2000, we changed our method of accounting for revenue recognition to conform with the guidance provided by SAB 101 (See Note 2). The cumulative effect of adopting SAB 101 at

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

January 1, 2000 resulted in a one-time, non-cash charge of $4.5 million, with a corresponding increase to deferred revenue that will be recognized in future periods. The $4.5 million represents portions of 1998 and 1999 payments received from Abbott Laboratories in consideration for the exclusive worldwide rights to market and sell Nyotran(R). For the year ended December 31, 2000, we recognized $2.8 million of research and development grants and contracts revenue that was included in the cumulative effect adjustment as of January 1, 2000.

     Summarized quarterly financial data for the years ended December 31, 2000 and 1999 are displayed in the following tables:

                                                                  FIRST QUARTER ENDED
                                                                     MARCH 31, 2000
                                                              ----------------------------
                                                              AS PREVIOUSLY
                                                                REPORTED       AS RESTATED
                                                              -------------    -----------
                                                                      (UNAUDITED)
Total revenues..............................................     $   300         $ 1,451
                                                                 =======         =======
Operating loss..............................................     $(6,199)        $(5,048)
                                                                 =======         =======
Other income, net...........................................     $ 2,747         $ 2,747
                                                                 =======         =======
Net loss before cumulative effect of change in accounting
  principle.................................................     $(3,452)        $(2,301)
Cumulative effect of change in accounting principle.........          --          (4,455)
                                                                 -------         -------
Net loss....................................................     $(3,452)        $(6,756)
                                                                 =======         =======
Net loss per share, basic and diluted:
Net loss before cumulative effect of change in accounting
  principle.................................................     $ (0.15)        $ (0.10)
Cumulative effect of change in accounting principle.........          --           (0.19)
                                                                 -------         -------
Net loss per share..........................................     $ (0.15)        $ (0.29)
                                                                 =======         =======

                                     SECOND QUARTER ENDED           THIRD QUARTER ENDED
                                         JUNE 30, 2000              SEPTEMBER 30, 2000
                                  ---------------------------   ---------------------------
                                  AS PREVIOUSLY                 AS PREVIOUSLY                 FOURTH QUARTER ENDED
                                    REPORTED      AS RESTATED     REPORTED      AS RESTATED    DECEMBER 31, 2000
                                  -------------   -----------   -------------   -----------   --------------------
                                                                    (UNAUDITED)
Total revenues..................     $    --        $   587        $    26        $   711           $   470
Operating loss..................     $(4,636)       $(4,049)       $(4,270)       $(3,585)          $(3,951)
Other income, net...............     $   170        $   170        $   139        $   139           $    75
Net loss........................     $(4,466)       $(3,879)       $(4,131)       $(3,446)          $(3,876)
Net loss per share, basic and
  diluted.......................     $ (0.18)       $ (0.16)       $ (0.16)       $ (0.13)          $ (0.15)

                             FIRST QUARTER ENDED   SECOND QUARTER ENDED   THIRD QUARTER ENDED   FOURTH QUARTER ENDED
                               MARCH 31, 1999         JUNE 30, 1999       SEPTEMBER 30, 1999     DECEMBER 31, 1999
                             -------------------   --------------------   -------------------   --------------------
                                                                   (UNAUDITED)
Total revenues.............        $ 3,282               $ 6,591                $   854               $   325
Operating income (loss)....        $(3,437)              $   954                $(5,595)              $(7,016)
Other income, net..........        $   262               $   315                $   196               $   227
Net income (loss)..........        $(3,175)              $ 1,269                $(5,399)              $(6,789)
Net income (loss) per
  share, basic and
  diluted..................        $ (0.17)              $  0.06                $ (0.24)              $ (0.30)
Pro forma amounts assuming
  the accounting change is
  applied retroactively:
Net loss...................        $(4,353)              $(1,205)               $(3,757)              $(4,361)
Net loss per share,basic
  and diluted..............        $ (0.23)              $ (0.05)               $ (0.17)              $ (0.19)

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               MARCH 31,
                                                              DECEMBER 31,       2001
                                                                  2000        (UNAUDITED)
                                                              ------------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $   8,254       $   4,485
  Prepaid expenses and other assets.........................         116             246
                                                               ---------       ---------
          Total current assets..............................       8,370           4,731
Long-term investments.......................................         821             773
Furniture, equipment and leasehold improvements, net of
  accumulated depreciation of $3,914 and $4,020,
  respectively..............................................       1,851           1,679
                                                               ---------       ---------
          Total assets......................................   $  11,042       $   7,183
                                                               =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   $   2,789       $   2,011
  Accrued payroll...........................................         313             505
  Current portion of notes payable..........................         459             424
  Current portion of deferred revenue.......................       1,196           1,196
                                                               ---------       ---------
          Total current liabilities.........................       4,757           4,136
Long-term liabilities:
  Notes payable, net of current portion.....................       3,154           3,071
  Deferred revenue, net of current portion..................         466             374
                                                               ---------       ---------
          Total long-term liabilities.......................       3,620           3,445
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock $.001 par value, 5,000,000 shares
     authorized, none issued and outstanding................          --              --
  Common stock $.001 par value, 40,000,000 shares
     authorized, 25,973,674 and 25,973,843 shares issued and
     outstanding, respectively..............................          26              26
  Additional paid-in capital................................     118,697         118,697
  Common Stock warrants.....................................       3,439           3,439
  Treasury stock............................................         (11)            (11)
  Deficit accumulated during development stage..............    (119,486)       (122,549)
                                                               ---------       ---------
          Total stockholders' equity (deficit)..............       2,665            (398)
                                                               ---------       ---------
          Total liabilities and stockholders' equity
            (deficit).......................................   $  11,042       $   7,183
                                                               =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (ALL AMOUNTS IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)
                                  (UNAUDITED)

                                                                                    PERIOD FROM
                                                                                     INCEPTION
                                                             THREE MONTHS ENDED      (JUNE 13,
                                                                 MARCH 31,         1986) THROUGH
                                                             ------------------      MARCH 31,
                                                              2000       2001          2001
                                                             -------    -------    -------------
Revenues:
  Research and development grants and contracts............  $ 1,451    $    92      $  26,150
                                                             -------    -------      ---------
          Total revenues...................................    1,451         92         26,150
                                                             -------    -------      ---------
Expenses:
  Research and development.................................    5,800      2,090        116,123
  Purchase of in-process research and development..........       --         --         11,625
  General and administrative...............................      699      1,009         26,060
                                                             -------    -------      ---------
          Total expenses...................................    6,499      3,099        153,808
                                                             -------    -------      ---------
Operating loss.............................................   (5,048)    (3,007)      (127,658)
                                                             -------    -------      ---------
Other income (expense):
  Interest income..........................................      221        106          9,208
  Gain on sale of investments..............................    2,653         --          2,653
  Interest expense and other...............................     (127)      (162)        (2,297)
                                                             -------    -------      ---------
Other income (expense), net................................    2,747        (56)         9,564
Net loss before cumulative effect of change in accounting
  principle................................................   (2,301)    (3,063)      (118,094)
  Cumulative effect of change in accounting principle......   (4,455)        --         (4,455)
                                                             -------    -------      ---------
Net loss...................................................  $(6,756)   $(3,063)     $(122,549)
                                                             =======    =======      =========
Net loss per share before cumulative effect of change in
  accounting principle.....................................  $ (0.10)   $ (0.12)
  Cumulative effect of change in accounting principle......    (0.19)        --
                                                             -------    -------
Basic and diluted loss per share...........................  $ (0.29)   $ (0.12)
                                                             =======    =======
Weighted average shares used in computing basic and diluted
  loss per share...........................................   22,881     25,974

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             (ALL AMOUNTS IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       2001
                                                              -------    -------
Comprehensive income:
  Net loss..................................................  $(6,756)   $(3,063)
  Unrealized gain...........................................    2,147         --
  Realized gain.............................................   (2,653)        --
                                                              -------    -------
          Comprehensive income..............................  $(7,262)   $(3,063)
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (ALL AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                              THREE MONTHS ENDED   (JUNE 13, 1986)
                                                                  MARCH 31,            THROUGH
                                                              ------------------      MARCH 31,
                                                                2000      2001          2001
                                                              --------   -------   ---------------
Cash flows from operating activities:
  Net loss..................................................  $ (6,756)  $(3,063)     $(122,549)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................       149       132          6,160
     Loss on disposal of assets.............................        --        40            240
     Compensation expense related to stock and stock
       options..............................................       171        --          5,179
     Technology purchased through acquisition...............        --        --         11,547
     Unrealized gain (loss) on investment...................    (2,147)       --          2,653
     Realized gain on sale of investments...................    (2,653)       --         (2,653)
     Acquisition costs, net of cash received................        --        --           (270)
     Accrued interest payable converted to stock............        --        --             97
     Loss in affiliate......................................        --        --            500
  Changes in assets and liabilities:
     (Increase) decrease in prepaid expenses and other
       assets, net..........................................        49      (130)           (61)
     Increase (decrease) in accounts payable and accrued
       expenses.............................................      (942)     (586)         2,443
     (Increase) decrease in deferred revenue................     3,304       (92)         1,217
                                                              --------   -------      ---------
       Net cash used in operating activities................    (8,825)   (3,699)       (95,497)
Cash flows from investing activities:
  Purchases of investments..................................        --        --       (262,928)
  Sales of investments......................................    10,461        48        267,890
  Purchase of furniture, equipment and leasehold
     improvements...........................................       (68)       --         (6,857)
  Proceeds from sale of assets..............................        --        --             72
  Investment in affiliate...................................        --        --           (500)
                                                              --------   -------      ---------
       Net cash provided by (used in) investing
          activities........................................    10,393        48         (2,323)
Cash flows from financing activities:
  Proceeds from notes payable...............................        12        12          7,162
  Repayment of notes payable and principal payments under
     capital lease obligations..............................       (72)     (130)        (3,668)
  Purchase of treasury stock................................        --        --            (11)
  Proceeds from issuance of stock...........................       122        --         98,822
                                                              --------   -------      ---------
       Net cash provided by (used in) financing
          activities........................................        62      (118)       102,305
                                                              --------   -------      ---------
Net increase (decrease) in cash and cash equivalents........     1,630    (3,769)         4,485
Cash and cash equivalents at beginning of period............    11,528     8,254             --
                                                              --------   -------      ---------
Cash and cash equivalents at end of period..................  $ 13,158   $ 4,485      $   4,485
                                                              ========   =======      =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..................  $    177   $   155      $   1,685
Supplemental schedule of noncash financing activities:
  Conversion of notes payable and accrued interest to common
     stock..................................................  $     --   $    --      $   3,043

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                          DEFICIT
                                                                                        ACCUMULATED
                                  COMMON STOCK       ADDITIONAL    COMMON                 DURING           TOTAL
                               -------------------    PAID-IN      STOCK     TREASURY   DEVELOPMENT    STOCKHOLDERS'
                                 SHARES     AMOUNT    CAPITAL     WARRANTS    STOCK        STAGE      EQUITY (DEFICIT)
                               ----------   ------   ----------   --------   --------   -----------   ----------------
Balance at December 31,
  2000.......................  25,973,674    $26      $118,697     $3,439      $(11)     $(119,486)       $ 2,665
Stock options exercised
  January 2001 ($0.16 per
  share).....................         169     --            --         --        --             --             --
Net loss.....................                 --                                            (3,063)        (3,063)
                               ----------    ---      --------     ------      ----      ---------        -------
Balance at March 31, 2001....  25,973,843    $26      $118,697     $3,439      $(11)     $(122,549)       $  (398)
                               ==========    ===      ========     ======      ====      =========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                  (UNAUDITED)

1. ORGANIZATION

     Aronex Pharmaceuticals, Inc. ("the Company", "Aronex Pharmaceuticals", "we", "us" or "our") was incorporated in Delaware on June 13, 1986 and merged with Triplex Pharmaceutical Corporation ("Triplex") and API Acquisition Company, Inc. ("API"), formerly Oncologix, Inc. effective September 11, 1995. In 1998, we formed a subsidiary, Aronex Europe Limited.

     In order to address our lack of capital, among other things, we entered into an agreement and plan of merger dated as of April 23, 2001 (the "Merger") with Antigenics Inc. ("Antigenics") and Nasa Merger Corp., a newly-formed, wholly-owned subsidiary of Antigenics. The proposed Merger is subject to approval of our stockholders. The Merger is expected to be completed in the third quarter of 2001. Upon closing of the Merger, we will become a wholly-owned subsidiary of Antigenics.

     Aronex Pharmaceuticals is a development stage company that has devoted substantially all of its efforts to research and product development and has not yet generated any significant revenues, nor is there any assurance of future revenues. In addition, we expect to continue to incur losses for the foreseeable future, and there can be no assurance that we will successfully complete the transition from a development-stage company to successful operations. The development activities we engage in involve a high degree of risk and uncertainty. Our ability to successfully develop, manufacture and market our proprietary products is dependent upon many factors. These factors include, but are not limited to, our ability to consummate the Merger, the need for additional financing in the event the Merger is not completed on a timely basis or at all, attracting and retaining key personnel and consultants, and successfully developing manufacturing, sales and marketing operations. Our ability to develop these operations may be immensely impacted by uncertainties related to patents and proprietary technologies, technological change and obsolescence, product development, competition, government regulations and approvals, health care reform, third-party reimbursement and product liability exposure. Further, during the period required to develop these products, we will require additional funds which may not be available to us.

     We have operated as a development stage enterprise since our inception by devoting substantially all of our efforts to raising capital and performing research and development. In order to complete the development and other activities necessary to commercialize our products, additional financing will be required. If we are not able to consummate the Merger, such financing may not be available.

     The majority of our clinical trials have reached the stage where we have completed patient enrollment in their current phase. At the current time, we are gathering clinical trial data for analysis. We anticipate reporting the data at appropriate scientific meetings. Before we initiate any new clinical trials, we will analyze each product's likelihood for approval, the cost of the proposed clinical trial, cash available at such time and the inherent risk profile. We anticipate these steps will assist us in maximizing shareholder value.

     In January 2001, we received a non-approval letter from the United States Food and Drug Administration (FDA) for our New Drug Application (NDA) amendment for ATRAGEN(R) for acute promyelocytic leukemia (APL). Following this event, we reduced expenditures in our research and development plans and activities. Additionally, we reduced the number of full-time employees in January 2001 from 77 to 29.

     We will continue to require substantial additional funds for our operations. At March 31, 2001, we had $5.3 million in cash, cash equivalents and investments. We believe that we can conserve our existing financial resources to satisfy our capital and operating requirements until consummation of the Merger.

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2001
                                  (UNAUDITED)

     The factors discussed above raise substantial doubt about our ability to continue as a going concern. If the Merger is not completed, we will have to pursue other sources of financing. Sources of financing may not be available, or if available, will be dilutive or may have other adverse effects to the value of our shares. If we are not able to secure such financing, we may have to close operations and/or seek legal protection from our creditors. Accordingly, there can be no assurance of our future success. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. See "Business -- General" and "Business -- Additional Business Risks" in the Company's Form 10-K for the year ended December 31, 2000.

     The consolidated balance sheet at March 31, 2001 and the related consolidated statements of operations and cash flows for the three month periods ending March 31, 2001 and 2000 and the period from inception (June 13, 1986) through March 31, 2001 are unaudited. These interim financial statements should be read in conjunction with the audited financial statements and related notes included in our 2000 Form 10-K. The financial statements included in our 2000 Form 10-K have been audited by Arthur Andersen LLP, independent public accountants. In order to complete the development and other activities to commercialize our products, additional financing will be required. Accordingly, our independent public accountants' report on the financial statements for the year ended December 31, 2000 includes an explanatory fourth paragraph expressing substantial doubt about our ability to continue as a going concern. The unaudited interim consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of results for the interim periods presented and all such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of results for a full year.

2. ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Aronex Pharmaceuticals, Triplex, API and Aronex Europe Limited. All material intercompany transactions have been eliminated in consolidation.

  Cash, Cash Equivalents and Short- and Long-Term Investments

     Cash and cash equivalents include money market accounts and investments with an original maturity of less than three months. Long-term investments at March 31, 2001 are available for sale securities which are United States mortgage-backed securities with maturity dates over the next 23 years that have an amortized cost of $773,000, which approximates fair market value and cost. Aronex Pharmaceuticals currently has no trading securities.

  Revenue Recognition

     During 2000, United States Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101) which requires up-front, non-refundable license fees to be deferred and recognized over the performance period. We adopted SAB 101 which required us to recognize payments for services under research and development grants and contracts that are specifically tied to a separate earnings process as revenue as the services are performed. In situations where we receive payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Non-refundable fees, including payments for up-front licensing fees and milestones (collectively, "Non-refundable Fees"), are recognized as revenue based on the percentage of costs incurred to date, estimated costs to complete, and total Non-refundable Fees received. Prior to January 1, 2000, we had recognized revenue from Non-refundable Fees when we

                 ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2001
                                  (UNAUDITED)

had no obligations to return the fees under any circumstances, and there were no additional contractual services to be provided or costs to be incurred by us in connection with the Non-refundable Fees.

     The cumulative effect of adopting SAB 101 at January 1, 2000 resulted in a one-time, non-cash charge of $4.5 million, with a corresponding increase to deferred revenue that will be recognized in future periods. The $4.5 million represents portions of 1998 and 1999 Non-refundable Fees received from Abbott Laboratories in consideration for the exclusive worldwide rights to market and sell Nyotran(R). For the quarters ended March 31, 2000 and 2001, we recognized $1.2 million and $92,000, respectively, of research and development grants and contracts revenue that was included in the cumulative effect adjustment as of January 1, 2000. The balance of the deferred revenue from this adjustment, $1.6 million, will be recognized in the future as we incur costs relating to obtaining approval for Nyotran(R) from the FDA.

  Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassification

     Certain reclassifications have been made to the prior year's financial statements to be consistent with the presentation in the current year.

3. FEDERAL INCOME TAXES

     At December 31, 2000, we had net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $130.6 million. The Tax Reform Act of 1986 provided a limitation on the use of NOL and tax credit carryforwards following certain ownership changes that could limit our ability to utilize these NOLs and tax credits. Accordingly, our ability to utilize the above NOL and tax credit carryforwards to reduce future taxable income and tax liabilities may be limited. As a result of the merger with Triplex and API, a change in control as defined by federal income tax law occurred, causing the use of these carryforwards to be limited and possibly eliminated. Additionally, because United States tax laws limit the time during which NOLs and the tax credit carryforwards may be applied against future taxable income and tax liabilities, we may not be able to take full advantage of our NOLs and tax credit carryforwards for federal income tax purposes. The carryforwards will begin to expire in 2001 if not otherwise used. Due to the possibility of not reaching a level of profitability that will allow for the utilization of our deferred tax assets, a valuation allowance has been established to offset these tax assets. We have not made any federal income tax payments since inception.

4. SEVERANCE AGREEMENTS

     In January 2001, we entered into severance agreements with all employees who do not have employment contracts with us. Under such agreements, all employees are entitled to at least three months severance if they are terminated as a result of a reduction in staff, merger or acquisition or sale of the Company, including the Merger with Antigenics. At March 31, 2001, there are employment and severance agreements which could require severance payments of $2.3 million relating to the salaries of current employees.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      ANTIGENICS INC., NASA MERGER CORP.,

                        AND ARONEX PHARMACEUTICALS, INC.

                           DATED AS OF APRIL 23, 2001

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
SECTION 1 -- THE MERGER.............................................   A-5
  1.1   The Merger..................................................   A-5
  1.2   Effective Time..............................................   A-5
  1.3   Effects of the Merger.......................................   A-5
  1.4   Certificate of Incorporation and By-Laws....................   A-5
  1.5   Directors and Officers......................................   A-6
  1.6   Conversion of Common Stock..................................   A-6
  1.7   Company Options, Warrants, Convertible Note, and Purchase      A-6
        Rights......................................................
  1.8   Closing of Company Transfer Books...........................   A-8
  1.9   Exchange of Certificates....................................   A-8
  1.10  No Liability................................................   A-9
  1.11  Lost Certificates...........................................   A-9
  1.12  Withholding Rights..........................................   A-9
  1.13  Distributions with Respect to Unexchanged Shares............   A-9
  1.14  Further Assurances..........................................   A-9
SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF COMPANY..............   A-9
  2.1   Organization and Qualification..............................   A-9
  2.2   Authority to Execute and Perform Agreements.................  A-10
  2.3   Capitalization and Title to Shares..........................  A-10
  2.4   Company Subsidiaries and Company Joint Ventures.............  A-11
  2.5   SEC Reports.................................................  A-12
  2.6   Financial Statements........................................  A-12
  2.7   Absence of Undisclosed Liabilities..........................  A-12
  2.8   Absence of Adverse Changes..................................  A-13
  2.9   Compliance with Laws........................................  A-13
  2.10  Actions and Proceedings.....................................  A-13
  2.11  Contracts and Other Agreements..............................  A-14
  2.12  Intellectual Property.......................................  A-15
  2.13  Insurance...................................................  A-15
  2.14  Commercial Relationships....................................  A-15
  2.15  Tax Matters.................................................  A-16
  2.16  Employee Benefit Plans......................................  A-17
  2.17  Employee Relations..........................................  A-19
  2.18  Environmental Matters.......................................  A-19
  2.19  No Breach...................................................  A-21
  2.20  Board Approvals.............................................  A-21
  2.21  Financial Advisor...........................................  A-22
  2.22  Proxy Statement and Registration Statement..................  A-22

                                                                      PAGE
                                                                      ----
SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
SUB.................................................................  A-22
  3.1   Organization and Qualification..............................  A-22
  3.2   Authority to Execute and Perform Agreement..................  A-22
  3.3   Capitalization..............................................  A-23
  3.4   SEC Reports.................................................  A-23
  3.5   Financial Statements........................................  A-23
  3.6   Absence of Undisclosed Liabilities..........................  A-23
  3.7   Absence of Adverse Changes..................................  A-23
  3.8   Actions and Proceedings.....................................  A-23
  3.9   No Breach...................................................  A-24
  3.10  Compliance with Laws........................................  A-24
  3.11  Intellectual Property.......................................  A-24
  3.12  Commercial Relationships....................................  A-24
  3.13  Proxy Statement and Registration Statement..................  A-24
  3.14  Interim Operations of Merger Sub............................  A-25
SECTION 4 -- COVENANTS AND AGREEMENTS...............................  A-25
  4.1   Conduct of Business.........................................  A-25
  4.2   Corporate Examinations and Investigations...................  A-27
  4.3   Expenses....................................................  A-27
  4.4   Authorization from Others...................................  A-27
  4.5   Further Assurances..........................................  A-27
  4.6   Preparation of Disclosure Documents.........................  A-28
  4.7   Public Announcements........................................  A-28
  4.8   Affiliate Letters...........................................  A-29
  4.9   Nasdaq Listings.............................................  A-29
  4.10  No Solicitation.............................................  A-29
  4.11  Regulatory Filings..........................................  A-30
  4.12  Termination of 401(k) Plan..................................  A-30
  4.13  Termination of Severance and Salary Continuation Plans......  A-30
  4.14  Notification of Certain Matters.............................  A-30
  4.15  Registration of Certain Shares..............................  A-30
  4.16  Employee Matters............................................  A-30
  4.17  Indemnification.............................................  A-31
  4.18  Participation in Certain Actions and Proceedings............  A-31
SECTION 5 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY
            TO CONSUMMATE THE MERGER................................  A-31
  5.1   Stockholder Approval........................................  A-31
  5.2   Registration Statement......................................  A-31
  5.3   Absence of Order............................................  A-31
  5.4   Regulatory Approvals........................................  A-32
  5.5   HSR Act.....................................................  A-32

                                                                      PAGE
                                                                      ----
SECTION 6 -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
            MERGER SUB TO CONSUMMATE THE MERGER.....................  A-32
  6.1   Representations, Warranties and Covenants...................  A-32
  6.2   Corporate Certificates......................................  A-32
  6.3   Secretary's Certificate.....................................  A-32
  6.4   Affiliate Letters...........................................  A-32
  6.5   Tax Opinion.................................................  A-32
  6.6   Consents....................................................  A-32
SECTION 7 -- CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO
            CONSUMMATE THE MERGER...................................  A-33
  7.1   Representations, Warranties and Covenants...................  A-33
  7.2   Tax Opinion.................................................  A-33
SECTION 8 -- TERMINATION, AMENDMENT AND WAIVER......................  A-33
  8.1   Termination.................................................  A-33
  8.2   Effect of Termination.......................................  A-34
  8.3   Termination Fee.............................................  A-34
  8.4   Amendment...................................................  A-35
  8.5   Waiver......................................................  A-35
SECTION 9 -- MISCELLANEOUS..........................................  A-35
  9.1   No Survival.................................................  A-35
  9.2   Notices.....................................................  A-35
  9.3   Entire Agreement............................................  A-36
  9.4   Governing Law...............................................  A-36
  9.5   Binding Effect; No Assignment; No Third-Party                 A-36
        Beneficiaries...............................................
  9.6   Section Headings, Construction..............................  A-36
  9.7   Counterparts................................................  A-36
  9.8   Severability................................................  A-36
  9.9   Submission to Jurisdiction; Waiver..........................  A-37
  9.10  Enforcement.................................................  A-37
  9.11  Rules of Construction.......................................  A-37
  9.12  Waiver of Jury Trial........................................  A-37

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of April 23, 2001 is among Antigenics Inc. ("Parent"), a Delaware corporation, Nasa Merger Corp. ("Merger Sub"), a Delaware corporation and Aronex Pharmaceuticals, Inc. (the "Company"), a Delaware corporation. The parties wish to effect the acquisition of the Company by Parent through a merger (the "Merger") of Merger Sub with and into the Company on the terms and conditions set forth herein.

                                R E C I T A L S

     A. For United States Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. For financial accounting purposes, it is intended that the Merger will be accounted for using the purchase method of accounting.

     B. As a condition to, and concurrently with the execution of, this Agreement, Essex Woodlands Health Ventures IV, L.L.C., executive officers, and directors have executed and delivered to Parent an irrevocable agreement to vote all shares of voting stock held by them in favor of adoption of this Agreement.

     In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   SECTION 1

                                   THE MERGER

     1.1 The Merger.

          (a) Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, the Company shall continue as the surviving corporation (sometimes referred herein as the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

          (b) The name of the Surviving Corporation shall be Aronex Pharmaceuticals, Inc.

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming the foregoing. The date on which the Closing occurs is referred to herein as the "Closing Date," and, unless the parties otherwise agree, shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 5, 6 and 7 (other than delivery of items to be delivered at the Closing).

     1.3 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

     1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law.

     1.5 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected and qualified. Each current director of the Company shall submit his or her resignation at the Closing to be effective at the Effective Time.

     1.6 Conversion of Common Stock.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company:

             (i) Subject to payment of cash in lieu of fractional shares as provided in Section 1.6(a)(ii), each share of Company common stock, $0.001 par value per share (together with the associated Rights, as defined in Section 2.20(c), the "Company Common Stock"), outstanding immediately prior to the Effective Time, other than shares held by the Company as treasury stock or shares held by any Company Subsidiary (as defined in Section 2.4(a)), shall be cancelled and extinguished and automatically converted into and become the right to receive (a) a fraction of a share of Parent common stock, $0.01 par value per share ("Parent Common Stock") equal to the Exchange Ratio and (b) one contingent value right (a "Contingent Value Right") to be issued pursuant to the Contingent Value Rights Agreement (the "CVR Agreement") in the form of Exhibit A hereto entered into between Parent and a bank or financial or similar institution. The Exchange Ratio shall equal $1.10 divided by the Closing Parent Price, provided, however, in no event shall the Exchange Ratio exceed .0917 or be less than .0550. The "Closing Parent Price" shall equal the average of the per share closing prices of Parent Common Stock as reported by the Nasdaq National Market for the ten trading days ending two trading days prior to the Closing Date, rounded to the fourth decimal place. Notwithstanding the foregoing, if prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the number of shares of Parent Common Stock issued in the Merger shall be equitably adjusted to give effect to such event. The shares of Parent Common Stock payable pursuant to this Section 1.6(a)(i), together with cash payments in lieu of fractional shares pursuant to Section 1.6(a)(ii) and any cash paid or additional shares of Parent Common Stock issued in connection with the Contingent Value Rights, are referred to collectively as the "Merger Consideration."

             (ii) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share closing price of Parent Common Stock as reported by the Nasdaq on the trading day on which the Effective Time occurs (or, if the Effective Time occurs on a date that is not a trading day, on the immediately preceding trading day).

          (b) All shares of Company Common Stock held at the Effective Time by the Company as treasury stock or by a Company Subsidiary shall be cancelled and extinguished and no payment shall be made with respect thereto.

          (c) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     1.7 Company Options, Warrants, Convertible Note, and Purchase Rights.

          (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options") under the Company's Amended and Restated 1989 Stock Option Plan, the Company's Amended and Restated 1998 Stock Option Plan, and the Company's Amended and Restated 1993 Non-Employee Director Stock Option Plan, as amended (the "Company Stock Option Plans"), whether or not then exercisable, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for
     (a) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (b) either (A) if the Company Option is exercised prior to the Milestone Date as such term is defined in the CVR Agreement, that number of Contingent Value Rights equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (the "Option Contingent Value Rights"), or (B) if the Company Option is exercised after the Milestone Date as such term is defined in the CVR Agreement, that number of shares of Parent Common Stock that would have been issued, if any, had the holder of the Company Option held such Option Contingent Value Rights on the Milestone Date; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent shall issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent. The adjustments provided herein with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so as to preserve the benefits of such "incentive stock options."

          (b) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (the "Company Warrants"), whether or not then exercisable, shall be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for (a) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (b) either (A) if the Company Warrant is exercised prior to the Milestone Date as such date is defined in the CVR Agreement, that number of Contingent Value Rights equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time (the "Warrant Contingent Value Rights"), or (B) if the Company Warrant is exercised after the Milestone Date as such term is defined in the CVR Agreement, that number of shares of Parent Common Stock that would have been issued, if any, had the holder of the Company Warrant held such Warrant Contingent Value Rights on the Milestone Date; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. After the Effective Time, Parent shall issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumption of such Company Warrants by Parent.

          (c) At the Effective Time, the Surviving Corporation shall assume all obligations and duties of the Company under its outstanding $2.5 million 10% Convertible Note dated May 21, 1999 (the "Convertible Note") and the Convertible Note shall continue to have, and be subject to, the same terms and conditions set forth in the Convertible Note immediately prior to the Effective Time, except that the Convertible Note shall be convertible into whole shares of Parent Common Stock and cash in lieu of fractional shares calculated as follows: (A) the Conversion Price (as defined in the Convertible Note), immediately after the Effective Time, shall equal the (x) the Conversion Price in effect immediately prior to the Effective Time divided by (y) the Exchange Ratio, (B) cash in lieu of fractional shares shall be paid, immediately after the Effective Time, based upon the Conversion Price in effect immediately after the Effective Time, and (C) either (i) if the Convertible Note is converted prior to the Milestone Date as such term is defined in the CVR Agreement, that number of Contingent Value Rights equal to the number of shares of Company Common Stock issuable upon conversion of the Convertible Note immediately prior to the Effective Time (the "Note Contingent Value Rights"), or (ii) if the Convertible Note is converted after the Milestone Date as such term is defined in the CVR Agreement, that number of shares of Parent Common Stock that would have been issued, if any, had the holder of the Convertible Note held such Note Contingent Value Rights on the Milestone Date.

          (d) The Company shall amend its 1997 Employee Stock Purchase Plan (the "Company Purchase Plan") so that as of the Effective Time (i) the Company Purchase Plan is terminated and (ii) there are no outstanding rights of participants under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to give effect to this Section 1.7(d).

     1.8 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent (as defined in Section 1.9) or Parent for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section
1.13. For purposes of this Agreement, a "Certificate" is a stock certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration.

     1.9 Exchange of Certificates. Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail, to all former holders of record of shares of Company Common Stock that were converted into the right to receive Merger Consideration, instructions for surrendering their Certificates in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to the provisions of this Agreement, (b) a certificate representing that number of Contingent Value Rights to which the holder is entitled under this Agreement, and (c) a check in the amount of any cash due pursuant to Section 1.6(a)(ii) or Section 1.13. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.13. Shares of Parent Common Stock into which shares of Company Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     1.10 No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

     1.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, applicable certificates representing shares of Parent Common Stock, certificates representing Contingent Value Rights, cash in lieu of fractional shares and any amounts due pursuant to Section 1.13.

     1.12 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

     1.13 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates until such holders surrender such Certificates. Upon the surrender of such Certificates in accordance with Section 1.9, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender such Certificates for exchange.

     1.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   SECTION 2

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Company hereby makes the following representations and warranties to Parent and Merger Sub:

     2.1 Organization and Qualification.

          (a) Each of Company, each Company Subsidiary (as defined in Section 2.4(a)) and each Company Joint Venture (as defined in Section 2.4(c)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Company, each Company Subsidiary and each Company Joint Venture is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

          (b) The Company has previously provided to Parent true and complete copies of the charter and bylaws or other organizational documents of the Company, each Company Subsidiary and each Company Joint Venture as presently in effect, and none of Company, any Company Subsidiary, or any Company Joint Venture is in default in the performance, observation or fulfillment of such documents, except, in the case of Company Subsidiaries and Company Joint Ventures, such defaults that, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     2.2 Authority to Execute and Perform Agreements. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, in the case of consummation of the Merger, subject to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The only vote of Company stockholders required in connection with this Agreement is the affirmative vote of a majority of the outstanding shares to adopt this Agreement.

     2.3 Capitalization and Title to Shares.

          (a) The Company is authorized to issue 40,000,000 shares of Company Common Stock, of which 26,020,191 shares were issued and outstanding as of April 20, 2001. All of the issued and outstanding shares of Company's Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

          (b) The Company has reserved 4,726,108 shares of Company Common Stock for issuance pursuant to all of the Company Options. Company Options to purchase 3,032,114 shares of Company Common Stock were outstanding as of April 20, 2001. Section 2.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent. Except as indicated in Section 2.3(b) of the Company Disclosure Schedule, the Company is not obligated to accelerate the vesting of any Company Options as a result of the Merger.

          (c) The Company has reserved 1,762,175 shares of Company Common Stock for issuance pursuant to all of the Company Warrants. Company Warrants to purchase 1,762,175 shares of Company Common Stock were outstanding as of April 20, 2001. Section 2.3(c) of the Company Disclosure Schedule includes a true and complete list of all outstanding warrants with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished previously to Parent.

          (d) The Company has reserved 574,713 shares of Company Common Stock for issuance upon conversion of the Convertible Note. A true and complete copy of the Convertible Note has been furnished previously to Parent.

          (e) The Company has reserved 76,900 shares of Company Common Stock for future issuance under the Company Purchase Plan through December 31, 2001.

          (f) The Company is authorized to issue 5,000,000 shares of Preferred Stock ("Company Preferred Stock"), of which 750,000 shares are currently designated Series One Junior Participating Preferred Stock, none of which are issued and outstanding.

          (g) Except for (i) shares indicated as issued and outstanding on April 20, 2001 in Section 2.3(a), and (ii) shares issued after April 20, 2001, upon (A) the exercise of outstanding Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, (B) the exercise of outstanding Company Warrants listed in Section 2.3(c) of the Company Disclosure Schedule, (C) conversion of the Convertible Note or (D) the exercise of purchase rights in accordance with the Company Purchase Plan and in an amount not in excess of the number indicated as reserved for such purpose in Section 2.3(e), there are not as of the date hereof, and at the Effective Time, except as set forth in Section 2.3(g) of the Company Disclosure Schedule, there will not be, any shares of Company Common Stock issued and outstanding.

          (h) The Company's authorized capital stock consists solely of the Company Common Stock described in Section 2.3(a) and the Company Preferred Stock described in Section 2.3(f). Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, Company Warrants listed in Section 2.3(c) of the Company Disclosure Schedule, the Convertible Note and rights to purchase shares of Company Common Stock pursuant to the Company Purchase Plan. Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.

          (i) Neither the Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

          (j) The Company has no outstanding bonds, debentures, notes or other indebtedness which have the right to vote on any matters on which stockholders may vote.

     2.4 Company Subsidiaries and Company Joint Ventures.

          (a) Section 2.4(a) of the Company Disclosure Schedule sets forth all of the Company Subsidiaries and the jurisdiction in which each is incorporated or organized, and each jurisdiction in which it is qualified to do business. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims.
     Section 2.4(a) of the Company Disclosure Schedule also sets forth for each Company Subsidiary the individuals who comprise the board of directors or comparable body for each such entity. The Company agrees to take, or cause to be taken, the actions necessary so that those individuals will resign and be replaced by individuals specified by Parent effective as of the Effective Time. As used in this Agreement, "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

          (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements,

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     or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements,instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

          (c) Section 2.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture, the interest held by the Company and the jurisdiction in which such Company Joint Venture is organized. Interests in Company Joint Ventures held by the Company are held directly by the Company, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term "Company Joint Venture" means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

     2.5 SEC Reports. The Company previously has delivered to Parent its (i) Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company 10-K"), as amended and as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to the Company's meetings of stockholders held or to be held after December 31, 2000, if any, and (iii) all other documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since March 1, 1998. As of their respective dates, such documents complied, and all documents filed by the Company with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 1, 1998, the Company has filed, and since May 1, 1999 the Company has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all reports required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC.

     2.6 Financial Statements. The consolidated financial statements contained in the Company 10-K have been prepared from, and are in accordance with, the books and records of the Company and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein.

     2.7 Absence of Undisclosed Liabilities. As of December 31, 2000, the Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2000 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") that were not adequately reflected or reserved against on the Company Balance Sheet. The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) included in
Section 2.7 of the Company Disclosure Schedule or (iii) incurred since December 31, 2000 in the ordinary course of business consistent with past practice.

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     2.8 Absence of Adverse Changes.

          (a) Since December 31, 2000, except as disclosed in the Company 10-K, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

          (b) Except as set forth in Section 2.8 of the Company Disclosure Schedule, there has not been any action taken by the Company or any Company Subsidiary during the period after December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

     2.9 Compliance with Laws.

          (a) The Company and the Company Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of their businesses as presently being conducted (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

          (b) The Company and the Company Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) To the Company's knowledge and except as set forth in Section 2.9 of the Company Disclosure Schedule, each product or product candidate subject to the United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") that is manufactured, tested, distributed, held, and/or marketed by the Company or any Company Subsidiary is being manufactured, tested, distributed, held and marketed in compliance with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

          (d) To the Company's knowledge, the Company has, prior to the execution of this Agreement, provided to Parent copies of or access to all documents in its or any Company Subsidiary's possession material to assessing compliance with the FDCA and its implementing regulations, including, but not limited to, copies of (i) all warning letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all audit reports performed during the last three years, and
     (iii) any document concerning any significant oral or written communication received from the FDA in the last three years.

          (e) Neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company, or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law. Neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     2.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company, any Company Subsidiary, any Company Joint Venture or any of their assets or properties. Except as set forth

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in Section 2.10 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, any Company Joint Venture or any of their securities, assets or properties. To the knowledge of the Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or materially interfere with the Company's ability to consummate the transactions contemplated hereby.

     2.11 Contracts and Other Agreements.

          (a) Neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company 10-K. All of such contracts and other agreements and all of the contracts required to be set forth in Section 2.11 of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. True and complete copies of all of the contracts and other agreements referred to in this Section 2.11 have been provided previously to Parent.

          (b) Section 2.11 of the Company Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Company or any Company Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

             (i) any agreement (A) involving research, development or the license of Proprietary Rights (as defined in Section 2.12), (B) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (C) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (D) providing for the payment or receipt by the Company or a Company Subsidiary of milestone payments or royalties, or (E) that individually requires aggregate expenditures by the Company and/or any Company Subsidiary in any one year of more than $50,000;

             (ii) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

             (iii) any agreement of surety, guarantee or indemnification that involves potential obligations in excess of $50,000;

             (iv) any agreement that limits or restricts the Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person;

             (v) any interest rate, equity or other swap or derivative instrument; or

             (vi) any agreement obligating the Company to register securities under the Securities Act of 1933, as amended (the "Securities Act");

          (c) No executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of the Company or a Company Subsidiary or any person that is currently a party to any material contract or agreement with the Company or a Company Subsidiary.
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          (d) The Company and the Company Subsidiaries own no real property.

     2.12 Intellectual Property. Except as disclosed in the Company 10-K, the Company, the Company Subsidiaries and the Company Joint Ventures own, or are licensed to use, or otherwise have the full right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights, and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from the Company, a Company Subsidiary or a Company Joint Venture relating to any of the foregoing that are material to their businesses as presently conducted or as contemplated to be conducted (collectively, the "Proprietary Rights"). A list of all registered copyrights and trademarks, service marks, trade names, patents and patent applications, computer programs (except off-the-shelf office software for word processing, spreadsheet or similar applications), databases and biological materials held by or licensed to the Company or a Company Subsidiary has been delivered previously to Parent and is included in Section 2.12 of the Company Disclosure Schedule. All patents, registered trademarks and copyrights set forth on the list referred to above are valid and subsisting and are not subject to any taxes, maintenance fees or actions falling due within 90 days of the Closing Date, except as described in
Section 2.12 of the Company Disclosure Schedule. The Company is not aware of any basis for any claim by any third party that the businesses of the Company, the Company Subsidiaries or the Company Joint Ventures infringe upon the proprietary rights of others, nor has the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture received any notice or claim of infringement from any third party. The Company is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Except as disclosed in
Section 2.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of the Company, none of the activities of the employees of the Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. The policies and procedures of the Company and the Company Subsidiaries designed to establish and protect the Proprietary Rights are described in Section 2.12 of the Company Disclosure Schedule. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to the Company or a Company Subsidiary by any party other than a consultant to the Company or Company Subsidiary) did so either (a) within the scope of his or her employment such that, in accordance with applicable law, all Proprietary Rights arising therefrom became the exclusive property of the Company or the Company Subsidiary or (b) pursuant to written agreements assigning or licensing all Proprietary Rights arising therefrom to the Company or the Company Subsidiary.

     2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of the Company and the Company Subsidiaries. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company and the Company Subsidiaries and are in conformity with the requirements of all leases or other agreements to which the Company or the relevant Company Subsidiary is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. Neither the Company nor any Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

     2.14 Commercial Relationships. The relationships of the Company, the Company Subsidiaries and the Company Joint Ventures with their suppliers, collaborators, licensors and licensees are generally good commercial working relationships. No such entity has canceled or otherwise terminated its relationship with the Company, a Company Subsidiary or a Company Joint Venture or has, during the last twelve months, materially altered its relationship with the Company, a Company Subsidiary or a Company Joint Venture. The Company does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company, a Company Subsidiary or a Company Joint Venture.

     2.15 Tax Matters.

          (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

          (b) All Tax Returns required to be filed on or before the date hereof by or with respect to the Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. The Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

          (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

          (d) No audit is currently pending with respect to any Tax Return of the Company or the Company Subsidiaries, nor is the Company or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid in full. No issue relating to the Company or the Company Subsidiaries or involving any Tax for which the Company or the Company Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of the Company or the Company Subsidiaries for any subsequent period, and neither the Company nor its officers or directors knows of any other basis for the assertion of such a deficiency.

          (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to the Company or the Company Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Company or any Company Subsidiary is in force. The Company has delivered to Parent complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Company or the Company Subsidiaries.

          (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Company's books and records.

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

          (g) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Company Subsidiary or any of their assets or properties.

          (h) The Company and the Company Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries up to and including the date hereof have been satisfied.

          (i) Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (j) There is no contract or agreement, plan or arrangement obligating the Company or the Company Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither the Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (k) Neither the Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     2.16 Employee Benefit Plans.

          (a) Section 2.16 of the Company Disclosure Schedule sets forth a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the "Plans"), including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or the Company Subsidiaries or to which the Company or any of the Company Subsidiaries are parties or required to contribute.

          (b) The Company has delivered or made available to Parent current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description),
     (iv) for each Plan intended to be qualified under Section 401(a) or Section 501(c)(9) of the Code, the most recent determination letter or exemption determination issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connections with any Plan, (vii) copies of any correspondence from the IRS, Department of Labor ("DOL") or other U.S. government agency or department relating to an audit or an asserted or assessed penalty with respect to a Plan or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's EPCRS, APRSC, VCR, CAP or Walk-in Cap programs or the DOL's amnesty programs for late filers and non-filers),
     (viii) for each Plan that is a defined benefit pension plan, copies of the most recent actuarial valuation report and actuarial valuation report for the two preceding years, (ix) for each Plan that is intended to be qualified under Code Section 401(a),

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

     copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the most recent plan year and three preceding plan years, and (x) copies of COBRA and HIPAA forms and notices used for each Plan that is a group health plan. No employee benefit handbook or similar employee communication relating to any Plan nor any written communication of benefits under such Plan describes the Plan in a manner materially inconsistent with the documents and summary plan descriptions relating to such Plan that have been delivered pursuant to the preceding sentence.

          (c) There is no entity (other than the Company or any Company Subsidiary) that together with the Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c),
     (m) or (o) of the Code or Section 4001(b) of ERISA. Neither the Company nor any Company Subsidiary has ever maintained, contributed to or incurred any liability under any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code. Neither the Company nor any Company Subsidiary has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

          (d) Each Plan maintained by the Company or a Company Subsidiary which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") has been determined to be so qualified by the Internal Revenue Service, and no circumstances exist that could reasonably be expected to cause the Qualified Plans to lose such qualified status. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of the Company, nothing has been done or not done with respect to any Plan that could result in any liability on the part of the Company or any Company Subsidiary with respect to a violation of any requirement of Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed. All contributions, premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made, and provision has been made on the balance sheet included in the Company 10-K for such contributions, premiums and other amounts that were due as of the date of the balance sheet but were attributable to service before such date.

          (e) No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Plan subject to Title IV of ERISA. With respect to each Plan subject to Title IV of ERISA, such Plan has no unfunded benefit liabilities and such Plan could be terminated in a "standard termination" under Section 4041(b) of ERISA on or before the Effective Time without any additional contribution from any contributing employer (but disregarding any other prerequisites for terminating such Plan). With respect to each Plan subject to Section 412 of the Code, there is no accumulated funding deficiency (whether or not waived) under such Plan.

          (f) All claims for benefits incurred by employees on or before the Closing Date are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing benefits after termination of employment.

          (g) Except as disclosed in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has contracted with any "leased employee" within the meaning of Section 414 of the Code or any "independent contractor".

          (h) Except for individual employment agreements, each Plan can be amended, modified or terminated without advanced notice to or consent by any employee, former employee or beneficiary, except as required by law.

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     2.17 Employee Relations.

          (a) The Company and the Company Subsidiaries, collectively, have approximately 26 full-time equivalent employees and generally enjoy good employer-employee relations. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as disclosed in Section 2.17 of the Company Disclosure Schedule, upon termination of the employment of any employees, none of the Company, the Company Subsidiaries nor Parent shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to all current directors, officers, employees or consultants of the Company and the Company Subsidiaries including, in each case, name, current job title and annual rate of compensation has been made available previously to Parent.

          (b) The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

          (c) No work stoppage or labor strike against the Company or any Company Subsidiary is pending or threatened. Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to the Company. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, directly or indirectly result in material liability to the Company. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 2.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or, to the knowledge of the Company, threatened.

     2.18 Environmental Matters.

          (a) Neither the Company nor any of the Company Subsidiaries has violated, is in violation of, or has been notified that it is in violation of, Environmental Laws, and except in full compliance with Environmental Laws, neither the Company nor any of the Company Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Laws at any site owned or operated by, or premises leased by, the Company or any of the Company Subsidiaries during the period of the Company's or such Company Subsidiary's ownership, operation or lease or, to the Company's knowledge, prior thereto, nor has there been or is there threatened any Release of any Environmental Contaminants into, on, at or from any such site or premises, including without limitation into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the Company's knowledge, prior thereto in violation of any Environmental Laws or which created or will create an obligation to report or respond in any way to such Release. There is

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     no underground storage tank or other container at any site owned or operated by, or premises leased by the Company or any Company Subsidiary or, to the Company's knowledge, on any site formerly owned or operated by, or premises formerly leased by, the Company or any Company Subsidiary.

          (b) Neither the Company nor any Company Subsidiary has received notification in any form that, and the Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Environmental Contaminant. No such site or premises is listed, or to the Company's knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any comparable state or local governmental lists. Neither the Company nor any Company Subsidiary has received written notification of, and the Company has no knowledge of, any potential responsibility of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local or other Environmental Laws, or (iii) any order issued pursuant to the provisions of any such Environmental Laws with respect to any Environmental Contaminant used, manufactured, generated, stored, or treated at, transported from, or disposed of on, any site currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any Company Subsidiary.

          (c) The Company and the Company Subsidiaries have obtained all permits required by Environmental Laws necessary to enable them to conduct their respective businesses and are in compliance with all material aspects of said permits.

          (d) There is no environmental or health and safety matter that reasonably could be expected to have a Company Material Adverse Effect. The Company previously has furnished to Parent copies of any and all environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and all other material correspondence, documents or communications with any governmental agency or other entity regarding the foregoing.

          (e) For purposes of this Agreement:

             (i) "Environmental Laws" means any Federal, state, local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations pertaining to the environment, pollution or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.
        Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.
        Section 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.
        Section 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. Section 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. Section 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes as any such laws have been amended;

             (ii) "Environmental Contaminant" means Hazardous Materials, or any other pollutants, contaminants, toxic or constituent substances or waste radioactive substances, materials or special wastes, petroleum or petroleum products, polychlorinated biphenyls, asbestos containing materials, or any other substance or material, in each case regulated by applicable Environmental Laws;

             (iii) "Hazardous Materials" means (A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

             (iv) "Release" has the meaning specified in CERCLA.

     2.19 No Breach. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of Delaware, (c) any filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act") and (d) matters listed in Section 2.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company, any Company Subsidiary or any Company Joint Venture is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to the Company or the Company Subsidiaries or by which any of the Company's or the Company Subsidiaries' assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other governmental entity, excluding from the foregoing clauses (ii), (iii), (iv),
(v), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or materially interfere with the ability of the Company to consummate the transactions contemplated hereby.

     2.20 Board Approvals.

          (a) The Board of Directors of the Company, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of the Company adopt this Agreement.

          (b) The Company has taken all action necessary such that no "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

          (c) The Board of Directors has approved an amendment (the "Rights Amendment") to the Shareholder Rights Agreement dated as of October 6, 1999 between the Company and American Stock Transfer & Trust Company (the "Company Rights Plan") so as to provide that (i) Parent will not become an "Acquiring Person," (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Plan) will occur as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (iii) the Rights (as defined in the Company Rights Plan) will terminate immediately prior to the Effective Time. Promptly following the execution and delivery of this Agreement, the Company shall take all action necessary to make the Rights Amendment effective.

     2.21 Financial Advisor.

          (a) The Company has received the opinion of Robertson Stephens, Inc., dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion has been made available to Parent.

          (b) Other than Robertson Stephens, Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and, other than the fee payable to Robertson Stephens, Inc., there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company. The Company previously has provided Parent with a copy of Robertson Stephens, Inc.'s engagement letter.

     2.22 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus") or delivered together with the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting (as defined in Section 4.6(b)), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                                   SECTION 3

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth on the disclosure schedule delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Merger Sub hereby make the following representations and warranties to the Company:

     3.1 Organization and Qualification. Both Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have corporate or similar power and authority to own, lease and operate their assets and to carry on their business as now being and as heretofore conducted. Parent is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent (a "Parent Material Adverse Effect").

     3.2 Authority to Execute and Perform Agreement. Each of Parent and Merger Sub has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the

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

transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes their valid and binding obligations, enforceable against each of them in accordance with its terms.

     3.3 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share ("Parent Preferred Stock"). As of March 19, 2001, 27,448,353 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All issued and outstanding shares of Parent Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

     3.4 SEC Reports. Parent previously has delivered to the Company (i) Parent's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Parent 10-K"), (ii) all proxy statements relating to Parent's meetings of stockholders held since December 31, 2000 and (iii) all other periodic reports filed by Parent with the SEC under the Exchange Act since December 31, 2000 (collectively with clauses (i), (ii) and (iii) hereunder and the periodic reports filed by Parent with the SEC under the Exchange Act prior to the Effective Time, the "Parent SEC Reports"). As of their respective dates, such periodic reports complied, and all periodic reports filed by Parent with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, and in the case of periodic reports filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since March 1, 2000, Parent has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all periodic reports required to be filed under the Exchange Act.

     3.5 Financial Statements. The consolidated financial statements contained in the Parent 10-K have been prepared from, and are in accordance with, the books and records of Parent and fairly present the consolidated financial condition, results of operations and cash flows of Parent and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein.

     3.6 Absence of Undisclosed Liabilities. As of December 31, 2000, Parent had no material liabilities of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2000 (or the notes thereto), that were not adequately reflected or reserved against on such balance sheet. Except as disclosed in the Parent SEC Reports, Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) incurred since December 31, 2000, in the ordinary course of business, or (iii) that would not, in the aggregate, have a Parent Material Adverse Effect.

     3.7 Absence of Adverse Changes. Since December 31, 2000, except as disclosed in the Parent SEC Reports, there has not been any event, change or circumstance which has had a Parent Material Adverse Effect.

     3.8 Actions and Proceedings. Except as set forth in the Parent SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent that individually or in the aggregate could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. To the knowledge of Parent, except as disclosed in the Parent SEC Reports, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby.

     3.9 No Breach. Except for (a) filings under the Securities Act, (b) filings under the Exchange Act, (c) filings with the Secretary of State of Delaware, and (d) any required filing of a Notification and Report form under the HSR Act, the delivery and performance of this Agreement by Parent and Merger Sub and consummation by each of them of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent or Merger Sub, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate obligations under, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent or Merger Sub is party or to which either of them or any of their assets or properties is bound or subject, (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or Merger Sub or by which any of their assets or properties is bound, (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any lien or other encumbrance on the assets or properties of Parent or Merger Sub, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, will not have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby.

     3.10 Compliance with Laws. Except as disclosed in the Parent SEC Reports, to Parent's knowledge:

          (a) Parent has all Permits material to the conduct of its business as presently conducted; such Permits are in full force and effect; and no proceeding is pending or threatened to revoke or limit any Permit.

          (b) Parent is not in violation of and has no liabilities, whether accrued, absolute, contingent, or otherwise, under any federal, state, local, or foreign law, ordinance, or regulation or any order, judgment, injunction, decree, or other requirement of any court, arbitrator, or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution, or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (c) Each product or product candidate subject to the FDA's jurisdiction under the FDCA that is manufactured, tested, distributed, held, and/or marketed by Parent is being manufactured, tested, distributed, held, and marketed in compliance with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

     3.11 Intellectual Property. Except as disclosed in the Parent SEC Reports, Parent owns, or is licensed to use, or otherwise has the full right to use all Proprietary Rights that are material to its business; all patents listed on
Section 3.11 of the Parent Disclosure Schedule are valid and subsisting; Parent is not aware of any basis for any claim by any third party that the business of Parent infringes upon the proprietary rights of others, nor has Parent received any notice or claim of infringement from any third party; and Parent is not aware of any existing or threatened infringement from any third party on, or any competing claim of right to use or own any of, its Proprietary Rights.

     3.12 Commercial Relationships. The relationships of Parent with its suppliers, collaborators, licensors, and licensees are generally good commercial working relationships. No such entity has cancelled or otherwise terminated its relationship with Parent, or has, during the last twelve months, materially altered its relationship with Parent.

     3.13 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement will, at the time it becomes effective under
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

the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   SECTION 4

                            COVENANTS AND AGREEMENTS

     4.1 Conduct of Business. Except with the prior written consent of Parent and except as otherwise contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company shall observe the following covenants:

          (a) Affirmative Covenants Pending Closing.  The Company shall:

             (i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present employees of the Company and the Company Subsidiaries;

             (ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

             (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of the Company, advertise, promote and market the Company's business activities in accordance with past practices over the last twelve months, keep the Company's properties intact, preserve its goodwill and business, maintain all physical properties in such operating condition as will permit the conduct of the Company's business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the contracts referred to in Section 2.11.

             (iv) Intellectual Property Rights. Use best efforts to preserve and protect the Proprietary Rights;

             (v) Ordinary Course of Business. Operate the Company's business solely in the ordinary course consistent with past practices;

             (vi) Company Options, Warrants and Convertible Note. Take all actions necessary with respect to Company Options, Company Warrants and the Convertible Note to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify terms of the underlying instruments; and, to the extent permitted by the applicable stock option plans and agreements, suspend exercise of Company Options during the three trading days prior to the Closing Date; and

             (vii) FDA Matters. Notify and consult with Parent immediately (A) after receipt of any material communication from the FDA and before giving any material submission to the FDA, and (B) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any its product candidates or programs.

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

          (b) Negative Covenants Pending Closing.  The Company shall not:

             (i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding $50,000;

             (ii) Liabilities. Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments to or by the Company or any Company Subsidiary of $50,000 or more;

             (iii) Compensation. Except as required or permitted by this Agreement, change the compensation payable to any officer, director, employee, agent or consultant; or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of the Company or a Company Subsidiary; or adopt, or increase the benefits under, any employee benefit plan, except as required by law;

             (iv) Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on the date of this Agreement and disclosed herein;

             (v) Charter and By-Laws. Cause, permit or propose any amendments to the Certificate of Incorporation or By-laws of the Company;

             (vi) Acquisitions. Make, or permit to be made, any material acquisition of property or assets outside the ordinary course of business;

             (vii) Capital Expenditures. Authorize any single capital expenditure in excess of $50,000 or capital expenditures which in the aggregate exceed $100,000;

             (viii) Accounting Policies. Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K;

             (ix) Tax Treatment. Take, or permit any of the Company Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (x) Taxes. Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

             (xi) Legal. Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

             (xii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

             (xiii) Payment of Indebtedness. Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past

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        practice, of liabilities reflected or reserved against in the Company
        Balance Sheet or incurred in the ordinary course of business after December 31, 2000;

             (xiv) Rights Plan. Amend, modify or waive any provisions of the Company Rights Plan, or take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the Merger;

             (xv) New Agreements/Amendments. Enter into or modify, or permit a Company Subsidiary to enter into or modify, any license, development, research or collaboration agreement with any other person or entity;

             (xvi) Confidentiality Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party; or

             (xvii) Obligations.  Obligate itself to do any of the foregoing.

          (c) Control of the Company's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     4.2 Corporate Examinations and Investigations. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company, as is reasonably necessary or appropriate in connection with Parent's investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the Company's business and the Company shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

     4.3 Expenses. Except as otherwise provided in Section 8, the Company and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement.

     4.4 Authorization from Others. Prior to the Closing Date, the parties shall use reasonable commercial efforts to obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement.

     4.5 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including delivering customary representation letters contemplated by Sections 6.5 and 7.2. Without limiting the generality of the foregoing, the Company agrees to duly execute and deliver, and to use commercially reasonable efforts to cause any individual or entity listed as a co-owner of, or who otherwise has any power of attorney or other rights with respect to, any of the Proprietary Rights of the Company, to duly execute and deliver such further instruments and do and cause to be done such further actions and things, including, without limitation, the execution of such additional assignments, agreements, documents and instruments, that Parent may at any time and from time to time reasonably request to more effectively transfer ownership,

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control and/or administration of such Proprietary Rights to the Surviving
Corporation. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Nothing in this Agreement shall require Parent or Merger Sub to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate, licensing or other disposition of, any assets of Parent or Merger Sub, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.

     4.6 Preparation of Disclosure Documents

          (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare the Proxy Statement/Prospectus. The Company shall, in cooperation with Parent, file the Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Company and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

          (b) (i) The Company shall, as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of the Company, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of the Company to the stockholders of the Company (as determined in good faith by the Board of Directors of the Company after consulting with outside counsel), shall give its unqualified recommendation that its stockholders adopt this Agreement and (iii) the Company shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Board of Directors of the Company shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company to present the Merger Agreement for adoption at a the Company Stockholders Meeting. The Company agrees to give Parent written notice at least three business days prior to publicly indicating any withdrawal, modification, change or qualification in the recommendation of the Board of Directors of the Company.

          (c) Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or the Company without the approval of the other party (which shall not be unreasonably withheld or delayed).

          (d) The Company shall use reasonable efforts to cause to be delivered to Parent a letter from the Company's independent public accountants, dated the date on which the Registration Statement shall become effective, addressed to the Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     4.7 Public Announcements. The Company shall consult with Parent to get Parent's approval (which will not be unreasonably withheld), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make

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

any such public statement prior to such consultation and approval, except as may be required by law or by regulatory bodies.

     4.8 Affiliate Letters. Prior to the Closing Date, the Company shall identify to Parent all persons who, at the time of the Company Stockholders Meeting, the Company believes may be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall use its best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of the Company. The Company shall use its best efforts to deliver to Parent prior to the Closing Date a letter from each of such affiliates identified by the Company and Parent in substantially the form attached hereto as Exhibit B (the "Affiliate Letters").

     4.9 Nasdaq Listings. Prior to the Closing Date, Parent shall file with Nasdaq a Notification for Listing of Additional Shares covering the shares of Parent Common Stock to be issued in the Merger, including the shares of Parent Common Stock issuable upon exercise of the Company Options and Company Warrants and upon conversion of the Convertible Note. Prior to the Closing Date, the Company shall take such actions as are necessary so that trading of Company Common Stock on the Nasdaq National Market ceases immediately prior to the Effective Time.

     4.10 No Solicitation. The Company shall not, and shall cause each Company Subsidiary and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of the Company and each Company Subsidiary not to, (a) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than Parent, relating to the possible acquisition of the Company or any Company Subsidiary or of all or a material portion of the assets or capital stock of the Company or any Company Subsidiary or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Company Subsidiary (an "Alternative Transaction"), (b) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction or (c) grant any waiver or release under any standstill or similar agreement. Notwithstanding the foregoing, the Company and the Board of Directors of the Company shall be permitted (i) to comply with Rule 14e-2(a) under the Exchange Act with regard to an Alternative Transaction (to the extent applicable) and (ii) prior to the date on which the stockholders of the Company adopt the Merger Agreement, to engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide written proposal for an Alternative Transaction if (and only if) (A) the Company is not in breach of its obligations under this Section 4.10, (B) the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor) that the proposal is reasonably likely to lead to an Alternative Transaction more favorable for the Company's stockholders than the Merger (including adjustment to the terms and conditions proposed by Parent in response to the proposal for the Alternative Transaction), (C) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel) that the engaging in such negotiations or discussions or the provision of such information is required by the directors' fiduciary duties under Delaware law and (D) prior to providing any information or data, the recipient delivers to the Company an executed confidentiality agreement with terms substantially similar to those contained in the confidentiality agreements (the "Confidentiality Agreements") dated July 24, 2000 and April 18, 2001, respectively, between Parent and the Company. The Company shall notify Parent promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Alternative Transaction, indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials. The Company agrees that it will keep Parent informed, on a prompt basis (and, in any case, within 24 hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement and request the return or destruction of all

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

confidential information regarding the Company previously provided in connection with such activities, discussions or negotiations. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 4.10 of the obligations undertaken in this Section 4.10.

     4.11 Regulatory Filings. As soon as is reasonably practicable, if required, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

     4.12 Termination of 401(k) Plan. The Company agrees to terminate its 401(k) Plan immediately prior to the Closing, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such policy by providing the Company with written notice of its election at least three (3) days prior to the Closing Date.

     4.13 Termination of Severance and Salary Continuation Plans. The Company agrees to terminate, to the extent applicable, any and all group severance, separation or salary continuation plans, programs or arrangements that may be covered under ERISA immediately prior to the Closing.

     4.14 Notification of Certain Matters. Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company, Parent and Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     4.15 Registration of Certain Shares. Promptly after the Effective Time but not later than 60 days following the Closing, Parent shall file registration statements on Form S-3 and Form S-8 (or any successors or other appropriate forms), with respect to the shares of Parent Common Stock subject to (i) Company Options or purchase rights under the Company Purchase Plan, (ii) Company Warrants, and (iii) the Convertible Note, to the extent required under the particular instrument governing such securities, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such options, purchase rights, warrants, and note remain outstanding. With respect to the Form S-3 or successor form, Parent shall use commercially reasonable efforts to obtain its effectiveness within 180 days following the Closing Date.

     4.16 Employee Matters.

          (a) Parent shall give individuals who are employed by the Company immediately prior to the Effective Time and remain as employees of the Surviving Corporation or Parent ("Affected Employees") full credit for purposes of eligibility, vesting, benefit accrual (except for purposes of benefit accrual under any defined benefit pension plans and except as would result in duplication of benefits) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent for such Affected Employees' service with the Company to the same extent recognized by the Company immediately prior to the Effective Time.

          (b) Parent shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any medical or dental benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such

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

     employees and that have not been satisfied as of the Effective Time under any plan maintained for the Affected Employees immediately prior to the Effective Time.

          (c) As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Company and any director, officer, or employee thereof, each as described in Section 2.17 of the Company Disclosure Schedule, except as otherwise expressly agreed between Parent and such person.

     4.17 Indemnification.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of the Company pursuant to the indemnification agreements between the Company and certain of its directors and officers (the "Indemnified Parties") that are listed in Section 4.17 of the Company Disclosure Schedule and any indemnification provisions under the Company's Certificate of Incorporation or By-laws as in effect on the date hereof.

          (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers substantially all of its assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall either guarantee the indemnification obligations referred to in this Section 4.17 or will make or cause to be made proper provision so that the successors and assigns of the Surviving Corporation assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

          (c) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a six-year "tail" insurance policy that provides coverages substantially similar to the coverage provided under the Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time; provided, however, without Parent's prior written consent, the Company shall not pay more than $250,000 to purchase such policy.

     4.18 Participation in Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

                                   SECTION 5

 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the other party, at or before the Effective Time, of each of the following conditions:

     5.1 Stockholder Approval. The Company shall have obtained the vote of holders of Company Common Stock necessary to adopt this Agreement.

     5.2 Registration Statement. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time.

     5.3 Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

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

     5.4 Regulatory Approvals. All approvals from governmental entities shall have been obtained; provided, however, that the conditions of this Section 5.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

     5.5 HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                                   SECTION 6

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
                      MERGER SUB TO CONSUMMATE THE MERGER

     The obligations of Parent and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

     6.1 Representations, Warranties and Covenants. The representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement and (without giving effect to any materiality qualifiers) shall be accurate as of the Closing Date as if made on and as of the Closing Date except (other than representations and warranties set forth in Section 2.3) to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The representation and warranties set forth in Section 2.3 shall be true and correct in all respects (other than de minimis variations) as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have delivered to Parent a certificate from its chief executive officer, dated the Closing Date, to the foregoing effect.

     6.2 Corporate Certificates. The Company shall have delivered a copy of the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the Company's corporate good standing.

     6.3 Secretary's Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Board of Directors of the Company until the Closing Date, (c) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the stockholders of the Company adopting this Agreement.

     6.4 Affiliate Letters. Parent shall have received the Affiliate Letters referred to in Section 4.8.

     6.5 Tax Opinion. Parent shall have received the opinion of Palmer & Dodge LLP, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent, the Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, the Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Palmer & Dodge LLP was unwilling to deliver such opinion, this condition shall be deemed satisfied if Andrews & Kurth L.L.P. delivered such opinion.

     6.6 Consents. The Company shall have obtained waivers or consents, which shall remain in full force and effect, with respect to each agreement required to be disclosed in Section 2.19 of the Company Disclosure Schedule such that this Agreement and the consummation of the transactions contemplated hereby do not result in any material modification or termination of, or a payment or default under, any such agreement.
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                                   SECTION 7

   CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO CONSUMMATE THE MERGER

     The obligation of the Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

     7.1 Representations, Warranties and Covenants. The representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement and (without giving effect to any materiality qualifiers) shall be accurate as of the Closing Date as if made on and as of the Closing Date except to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent and Merger Sub shall have delivered to the Company a certificate from an executive officer, dated the Closing Date, to the foregoing effect.

     7.2 Tax Opinion. The Company shall have received the opinion of Andrews & Kurth L.L.P., dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent, the Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, the Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Andrews & Kurth L.L.P. was unwilling to deliver such opinion, this condition shall be deemed satisfied if Palmer & Dodge LLP delivered such opinion.

                                   SECTION 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Company adopt this Agreement:

          (a) by either Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before September 30, 2001; provided, however, that the right to terminate this Agreement under this
     Section 8.1(a) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before such date;

          (b) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Parent, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to the Company's obligation to close that are set forth in Section 7.1 will not be satisfied; provided, however, the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(b), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by Parent and (ii) within 20 days after written notice from the Company, Parent effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to the Company's obligation to close that are set forth in
     Section 7.1 will not be satisfied;

          (c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the Company, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Parent's obligation to close that are set forth in Section 6.1 will not be satisfied; provided, however, Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(c), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by the Company and (ii) within 20 days after written notice from Parent, the Company effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to the Company's obligation to close that are set forth in Section 6.1 will not be satisfied;

          (d) by either Parent or the Company, by written notice to the other, if any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

          (e) by either Parent or the Company, by written notice to the other, if the stockholders of the Company shall not have adopted this Agreement within sixty (60) days after the later of (i) the date the Company mails the Proxy Statement/Prospectus to the Company stockholders or (ii) the date of the most recent supplemental proxy materials that the Company is legally required to distribute to its stockholders; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of a representations or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure to receive such stockholder votes on or before such date;

          (f) by Parent, by written notice to the Company, if the Board of Directors of the Company (i) fails to include in the Proxy Statement/Prospectus its recommendation that the Company's stockholders vote to adopt this Agreement, (ii) withdraws, modifies or qualifies its approval of, or its recommendation that its stockholders vote in favor of, such actions or takes any action or makes any statement inconsistent with such approval or recommendation, (iii) adopts resolutions approving or otherwise authorizes or recommends an Alternative Transaction or (iv) fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act;

          (g) by Parent in the event that the Company or any of its directors or representatives takes any of the actions described in clause (ii) of the second sentence of Section 4.10 in response to a proposal for an Alternative Transaction;

          (h) by Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 15% of the outstanding shares of Company Common Stock; or

          (i) at any time with the written consent of Parent and the Company.

     8.2 Effect of Termination.  If this Agreement is terminated as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent, Merger Sub and the Company and their respective directors, officers or stockholders, except that (a) the provisions of this Section 8, Section 9, Section 4.3 relating to expenses, and Section 4.7 relating to publicity shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     8.3 Termination Fee.

          (a) Fee.  If this Agreement is terminated by the Company pursuant to
     Section 8.1(e), or by Parent (i) pursuant to Section 8.1(e) or (f) or (ii) pursuant to Section 8.1(c), then the Company shall pay to Parent in cash $1.2 million (the "Fee"); provided, however, that the Fee shall not be owed if this Agreement is terminated by either party pursuant to 8.1(e) unless at the time of termination an Alternative Transaction shall have been announced or the Company has or the Company's stockholders shall have received a proposal for an Alternative Transaction. The Company shall pay the Fee to Parent concurrently with the Company terminating this Agreement and within one business day of Parent terminating this Agreement. In the event that the Company complies with all of the requirements set forth in Sections 5 and 6 of this Agreement and is otherwise not in breach of any other provisions of this Agreement, and the Company terminates this Agreement pursuant to Section 8.1(b), then Parent shall pay to the Company in cash the Fee; provided however, that the Fee shall not be owed by Parent if an Alternative Transaction shall have been announced or the Company has or the Company's stockholders shall have received a proposal for an Alternative

     Transaction. The payment of the Fee shall be the Company's sole and exclusive remedy for any breach of Parent's obligations under the Agreement. Parent shall pay the Fee to the Company within one business day after the Termination Date.

          (b) Expense Reimbursement. If this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay to Parent an amount equal to the reasonable out-of-pocket fees and reasonable expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby. Such expense reimbursement, whether pursuant to
     Section 8.1(a) or (b) shall be due one business day after receipt of an invoice indicating the amount of the fees and expenses.

          (c) Payments.  Any payments required by either party under this
     Section 8.3 shall be payable by wire transfer of immediately available funds to an account designated by the other party. If such party fails to promptly make any payment required under this Section 8.3 and the other party commences a suit to collect such payment, the party required to make such payment shall indemnify the other party for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay the other party interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.3.

     8.4 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of the Company, without the further approval of the stockholders of the Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in
Section 1.6, (b) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

     8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                                   SECTION 9

                                 MISCELLANEOUS

     9.1 No Survival. None of the representations and warranties of the Company, Parent or Merger Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

     9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

     (a) if to Parent or Merger Sub, to:

        Antigenics Inc.
        630 Fifth Avenue, Suite 1200
        New York, New York 10111
        Attn: Garo H. Armen, Ph.D.
        Telephone: (212) 332-4774
        Facsimile: (212) 332-4778
     with a copy to:

        Palmer & Dodge LLP
        One Beacon Street
        Boston, Massachusetts 02108
        Attn: Paul M. Kinsella
        Telephone: (617) 573-0100
        Facsimile: (617) 227-4420

     (b) if to the Company, to:

        Aronex Pharmaceuticals, Inc.
        8707 Technology Forest Place
        The Woodlands, TX 77381-1191
        Attn: Geoffrey Cox
        Telephone: (281) 367-1666
        Facsimile: (281) 367-1676

     with a copy to:

        Andrews & Kurth L.L.P.
        2170 Buckthorne Place, Suite 150
        The Woodlands, Texas 77380
        Attn: Jeffrey R. Harder
        Telephone: (713) 220-4312
        Facsimile: (713) 220-4815

Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

     9.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Merger and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreements between Parent and the Company, which shall survive execution of this Agreement and any termination of this Agreement.

     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws provisions.

     9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

          (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns and right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.6 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     9.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

     9.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     9.9 Submission to Jurisdiction; Waiver. Each of Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.10 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     9.11 Rules of Construction.

          (a) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (b) The phrase "to Company's knowledge" and similar qualifiers shall mean and be limited to the actual knowledge of the persons identified in
     Section 9.11 of the Company Disclosure Schedule after due inquiry of officers and other employees who may reasonably be expected to have knowledge of such matters.

     9.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

                                          ANTIGENICS INC.

                                          By /s/       GARO ARMEN
                                            ------------------------------------
                                             Name: Garo Armen
                                             Title: Chairman and Chief Executive
                                             Officer

                                          NASA MERGER CORP.

                                          By /s/       GARO ARMEN
                                            ------------------------------------
                                             Name: Garo Armen
                                             Title: President

                                          ARONEX PHARMACEUTICALS, INC.

                                          By /s/      GEOFFREY COX
                                            ------------------------------------
                                             Name: Geoffrey Cox
                                             Title: President and Chief
                                             Executive Officer

                [Signature Page to Agreement and Plan of Merger]

                                                                       EXHIBIT A

                            PLEASE REFER TO ANNEX B
                       OF THIS PROXY STATEMENT/PROSPECTUS

                                                                       EXHIBIT B

                           [FORM OF AFFILIATE LETTER]
                                           , 2001
Antigenics Inc.
630 Fifth Avenue, Suite 1200
New York, New York 10111

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Aronex Pharmaceuticals, Inc. (the "Company"), a Delaware corporation, as the term "affiliate" is used in Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 23, 2001 between Antigenics Inc. ("Parent"), a Delaware corporation, and the Company, the Company will be merged with and into a wholly owned subsidiary of Parent (the "Merger").

     In connection with the Merger, I am entitled to receive shares of common stock, $0.01 par value per share, of Parent (including shares of Parent common stock issuable under Contingent Value Rights granted pursuant to the Merger Agreement, the "Parent Shares"), in exchange for the shares owned by me of common stock, $0.001 par value per share, of the Company (the "Company Shares").

     I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

          (a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Securities Act or the rules and regulations thereunder.

          (b) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

          (c) I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4; however, because I may be deemed to be an affiliate of the Company and the distribution of the Parent Shares by me or on my behalf has not been registered under the Securities Act, dispositions of the Parent Shares by me or on my behalf may be restricted under the Securities Act and the rules and regulations thereunder. I will not sell, transfer, hedge, encumber or otherwise dispose of the Parent Shares issued to me in the Merger unless the disposition (x) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (y) is made pursuant to an effective Registration Statement under the Securities Act, or (z) is, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the staff of the SEC, exempt from registration under the Securities Act.

          (d) I understand that Parent is under no obligation to register under the Securities Act the disposition of the Parent Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (e) I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

        THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE

        TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ANTIGENICS INC.

          (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

     It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a "no action" or interpretive letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to Parent in form and substance satisfactory to Parent, to the effect that disposition of the shares by the holder thereof is not restricted under the Securities Act.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          Name (print):
                                          Address:

Accepted:

ANTIGENICS INC.

By:
------------------------------------------------------
Name (print):
Title:
Dated:
---------------------------------------------------

                                                                         ANNEX B

                   FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

     CONTINGENT VALUE RIGHTS AGREEMENT, dated             2001, between
Antigenics Inc. ("Parent"), a Delaware corporation, and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), in favor of each person (a "Holder") who from time to time holds one or more Contingent Value Rights (the "CVRs") to receive a number of shares of Parent common stock, $0.01 par value per share (the "Parent Common Stock"), in the amounts and subject to the terms and conditions set forth herein. A registration statement on Form S-4 (No.
333-     ) (the "Registration Statement") with respect to, among other securities, the CVRs, has been prepared and filed by Parent with the Securities and Exchange Commission (the "Commission") and has become effective in accordance with the Securities Act of 1933 (the "Act"). This Agreement is entered into in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 23, 2001, by and among Parent, Nasa Merger Corp. ("Merger Sub"), and Aronex Pharmaceuticals, Inc. (the "Company"), which sets forth the initial allocation of one CVR to each outstanding share of Company Common Stock (as defined in the Merger Agreement) and each share of Company Common Stock subject to issuance under the Company Options (as defined in the Merger Agreement), the Company Warrants (as defined in the Merger Agreement) and the Convertible Note.

     Section 1. Appointment of Rights Agent. Parent hereby appoints the Rights Agent to act as agent for the Holders in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

     Section 2. Form of CVR Certificate.

     2.1 The CVRs shall be evidenced by certificates (the "CVR Certificates"). The CVR Certificates may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as Parent may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto.

     2.2 The CVR Certificates shall be executed on behalf of Parent by the manual or facsimile signature of the present or any future President or Vice President of Parent, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Parent. CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, as the case may be.

     Section 3. Registration.

     3.1 The Rights Agent shall maintain books for the registration of the CVR Certificates.

     3.2 Prior to transfer of the CVR Certificates as provided for herein, Parent and the Rights Agent may deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Parent or the Rights Agent), for the purpose of the CVR Consideration (as defined herein) and for all other purposes, and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

     Section 4. Payment and Exchange of CVRs.

     4.1 Milestone and Exchange Ratio. For purposes of this Agreement, "Milestone" means the granting of final approval by the U.S. Food and Drug Administration (the "FDA") of the Company's New Drug Application, on or before July 6, 2002, for ATRAGEN(R) (tretinoin liposome for injection) as a treatment for patients with acute promyelocytic leukemia in any indication. Unless this Agreement and the CVRs shall have been earlier terminated as provided herein, the Holders shall be entitled to the following consideration, to be delivered by the Rights Agent in accordance with the procedures set forth herein.

          (a) On the date the Milestone occurs (the "Milestone Date"), each CVR outstanding immediately prior to the Milestone Date shall be cancelled and extinguished and automatically converted into and become the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio, subject to payment of cash in lieu of fractional shares as provided in Section 4.1(b). The Exchange Ratio shall equal (A) $.15 divided by (B) the Closing Parent Price (as defined below); provided, however, that the Exchange Ratio shall not be less than .0075 (the "Floor") nor greater than .0125 (the "Ceiling"); and provided, further, that the Exchange Ratio (including the Floor or the Ceiling, if applicable) shall be reduced in 10% increments for each $50,000 increment above $4,000,000 that the Company exceeds the Transaction Expenses (as defined below), such that the Exchange Ratio shall equal 0 if the Transaction Expenses exceed $4,500,000. The "Transaction Expenses" are (i) fees and expenses of the Company's attorneys, accountants, financial advisors and other outside advisors directly relating to the Merger Agreement or the Merger and (ii) severance payments triggered or to be triggered by the transaction or the termination of the Company's employees by the Company as a direct result of the Merger Agreement or the Merger. The "Closing Parent Price" shall equal the average of the per share closing prices of Parent Common Stock as reported by the Nasdaq National Market for the ten trading days ending three trading days prior to the Milestone Date, rounded to the fourth decimal place. Notwithstanding the foregoing, if prior to the Milestone Date, there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the number of shares of Parent Common Stock issued in exchange for the CVRs shall be equitably adjusted to give effect to such event. The shares of Parent Common Stock payable pursuant to this Section, together with cash payments in lieu of fractional shares pursuant to Section 4.1(b), are referred to collectively as the "CVR Consideration."

          (b) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such Holder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share closing price of Parent Common Stock as reported by the Nasdaq National Market on the trading day on which the Milestone Date occurs (or, if the Milestone Date occurs on a date that is not a trading day, on the immediately preceding trading day).

     4.2 Exchange of Certificates. As soon as practicable after the Milestone Date, Parent shall notify the Rights Agent and the Rights Agent shall promptly thereafter mail, to all Holders of record of CVRs that were converted into the right to receive CVR Consideration, instructions for surrendering their CVR Certificates in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of CVR Certificates for cancellation to the Rights Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the CVR Certificates shall pass, only upon delivery of the CVR Certificates to the Rights Agent) and other requested documents and in accordance with the instructions thereon, the Holder of such Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore represented by the CVR Certificates so surrendered shall have been converted pursuant to the provisions of this Agreement and (b) a check in the amount of any cash due pursuant to Section 4.1(b) or Section 4.4. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this Section, each CVR Certificate shall represent for all purposes only the right to receive CVR Consideration and, if applicable, amounts under Section 4.4. Shares of Parent Common Stock into which the CVRs shall be converted at the Milestone Date shall be deemed to have been issued on the Milestone Date. Subject to Section 6 hereof, if any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Milestone Date, Parent shall act as the Rights Agent and thereafter any holder of an unsurrendered CVR Certificate shall look solely to Parent for any amounts to which such Holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the CVR Consideration remaining unclaimed five years after the Milestone Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     4.3 Lost Certificates. If any CVR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CVR Certificate to be lost, stolen or destroyed and, if required by Parent or the Rights Agent, the posting by such person of a bond in such reasonable amount as Parent or the Rights Agent may direct as indemnity against any claim that may be made against it with respect to such CVR Certificate, the Rights Agent shall deliver in exchange for such lost, stolen or destroyed CVR Certificate (a) if prior to the Milestone Date, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so lost, stolen or destroyed or (b) if after the Milestone Date, the applicable certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and any amounts due pursuant to Section 4.4.

     4.4 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Milestone Date shall be paid to holders of unsurrendered CVR Certificates until such holders surrender such CVR Certificates. Upon the surrender of such CVR Certificates in accordance with Section 4.2, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to surrender such CVR Certificates for exchange.

     4.5 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of CVRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the CVRs in respect of which such deduction and withholding was made.

     Section 5. Non-Transferability and Registration of CVRs.

     5.1 The CVRs and any interest therein may not be sold, assigned, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.

     5.2 The CVRs have been registered pursuant to the Registration Statement under the Act. Parent covenants and agrees:

          (a) To use its reasonable best efforts to register or qualify any transfers of the CVRs pursuant to Section 6 hereof under the Securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

          (b) To pay all expenses incurred by it in complying with this Section 5.2, including, without limitation, (i) all registration and filing fees,
     (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for Parent, and (iv) all Blue Sky fees and expenses.

     Section 6. Exchange, Transfer, or Assignment of CVRs.

     6.1 CVRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein). A "Permitted Transfer" shall mean (i) the transfer of any or all of the CVRs on death by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order; (iv) if the Holder is a partnership, a distribution to the transferring partnership to its partners; or (v) a transfer made by operation of law.

     6.2 In the event of a Permitted Transfer, CVRs may be assigned or transferred upon surrender of CVR Certificates to the Rights Agent, accompanied (if so required by Parent or the Rights Agent) by a written instrument or instruments of transfer in form satisfactory to Parent and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be guaranteed by a commercial bank or trust company having an office in the United States, by a broker or dealer that is a member of the National Association of Securities Dealers, Inc., or by a member of a national securities exchange. Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be cancelled by the Rights Agent. CVR Certificates so cancelled shall be delivered by the Rights Agent to Parent from time to time or otherwise disposed of by the Rights Agent in a manner satisfactory to Parent.

     6.3 Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the holder and any new CVR Certificates issued pursuant to this Section 6 shall be dated the date of such transfer or assignment.

     Section 7. Rights of CVR Certificate Holder. The Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Parent, either at law or in equity, and the rights of the Holders are limited to those expressed in this Agreement.

     Section 8. Availability of Information. Parent will provide to the Rights Agent all information in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

     Section 9. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Parent and the Holders, by their acceptance hereof, shall be bound.

     9.1 The statements contained herein and in the CVR Certificates shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the CVR Consideration except as herein otherwise provided.

     9.2 The Rights Agent shall not be responsible for any failure of Parent to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Parent.

     9.3 The Rights Agent shall not be responsible for (i) determining if the Milestone Date has occurred, (ii) calculating the Exchange Ratio, nor (iii) assessing the amount of Transaction Expenses. Parent shall be responsible for providing this information to the Rights Agent.

     9.4 The Rights Agent may consult at any time with counsel satisfactory to it (who may be counsel for Parent), and the Rights Agent shall incur no liability or responsibility to Parent or to any Holder with respect to any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided that the Rights Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

     9.5 The Rights Agent shall incur no liability or responsibility to Parent or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document, or instrument believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties.

     9.6 Parent agrees (i) to pay to the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the execution of this Agreement and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses, and other charges of any kind and nature incurred by the

Rights Agent in connection with this Agreement. Parent shall reimburse the Rights Agent for the reasonable costs of any counsel engaged by the Rights Agent for the purposes contemplated by Section 9.4, provided that (x) such engagement is reasonably necessary in the discharge of the Rights Agent's function hereunder and relates to matters outside the ordinary course and (y) the Rights Agent first consults with Parent a reasonable amount of time prior to incurring any such liability. The Rights Agent shall be paid any compensation or reimbursement owed to it directly.

     9.7 The Holders of at least two-thirds of the outstanding CVRs may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder and pursuant to the CVRs. The Rights Agent shall be under no obligation to institute any action, suit, or legal proceeding or to take any other action likely to involve material expense unless the Holders shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the CVR Certificates may be enforced by the Rights Agent without the possession of any of the CVR Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit, or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the registered Holders, as their respective rights or interests may appear.

     9.8 The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

     9.9 Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim or expense ("Loss") arising out of or in connection with Rights Agent's duties under this Agreement, including the costs and expenses of defending Rights Agent against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent's negligence, bad faith or willful or intentional misconduct.

     Rights Agent agrees to notify Parent in writing of any receipt of an assertion of a claim or any action commenced against Rights Agent, within seven
(7) business days after the receipt of notice of such assertion or having been served with the summons or other first legal process giving information as to the nature and basis of any such assertion or action. The failure to so notify Parent will not relieve Parent from liability hereunder unless prejudice is suffered by Parent as a result of such failure. At its election, Parent may assume the conduct of Rights Agent's defense in any such action or claim, at its sole cost and expense. In the event that Parent elects to assume the defense, Parent shall not be liable for fees and expenses of any counsel thereafter retained by Rights Agent. In no case will Parent be liable for special, indirect, incidental or consequential loss or damages of any kind whatsoever (including but not limited to lost profits).

     The obligations of Parent under this section shall survive the termination of this Agreement.

     Section 10. Change of Rights Agent.

     10.1 Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

     10.2 The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Parent notice in writing, specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Parent shall appoint a successor to the Rights Agent. After appointment the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent copies of all books, records, plans, and other documents in the former Rights Agent's possession relating to the CVRs or this Agreement and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Failure to give any notice provided for in this Section 10.2 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

     Section 11. Successors. All covenants and provisions of this Agreement by or for the benefit of Parent, the Rights Agent, or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs, and personal representatives.

     Section 12. Termination. This Agreement shall terminate on the earlier to occur of the following events:

          (i) Six months after the Milestone Date; or

          (ii) July 6, 2002.

     Section 13. Counterparts. This Agreement may be executed in any number of counterparts; and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

     Section 14. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

     Section 15. Amendments. This Agreement may be amended by the written consent of Parent and the affirmative vote or the written consent of holders holding not less than two-thirds in interest of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, without the consent of each Holder affected thereby, change in manner adverse to the Holders, (a) any provision contained herein with respect to termination of this Agreement or the CVRs, (b) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (c) the provisions of this Section 15. Notwithstanding the foregoing, Parent and the Rights Agent may from time to time supplement or amend this Agreement, without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement which Parent and the Rights Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CVRs and which shall not adversely affect the interests of the Holders.

     Section 16. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery, or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to Parent:

          Antigenics Inc.
          630 Fifth Avenue, Suite 1200
          New York, New York 10111
          Attn: Garo H. Armen, Ph.D.
          Telephone: (212) 332-4774

     If to the Rights Agent:

          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY 10038
          Attn: Angela Francis-Brown
                Herb Lemmer
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date of receipt.

     Section 17. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation, other than Parent, the Rights Agent, and the registered Holders, any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Rights Agent, and the registered Holders.

     Section 18. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 16 shall be deemed effective service of process on such party.

        [The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          ANTIGENICS INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          AMERICAN STOCK TRANSFER & TRUST
                                          COMPANY, as Rights Agent

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                         ANNEX C

                                 April 23, 2001

Board of Directors
Aronex Pharmaceuticals, Inc.
8707 Technology Forest Place
The Woodlands, TX 77381-1191

Members of the Board:

We understand that Aronex Pharmaceuticals, Inc. (the "Company"), Antigenics, Inc. ("Acquiror"), and NASA Merger Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror.

Under the terms, and subject to the conditions, set forth in the draft of the Agreement dated April 20, 2001 (the "Draft Agreement"), at effective time of the Merger, each outstanding share of common stock of the Company, par value $0.001 per share ("Company Common Stock"), will be converted into the right to receive
(i) a fraction of a share of common stock of Acquiror, par value $0.01 per share ("Acquiror Common Stock"), equal to $1.10 divided by the average of the per share closing prices of the Acquiror Common Stock as reported by the Nasdaq National Market for the ten trading days ending two trading days prior to the consummation of the Merger (the "Exchange Ratio") and (ii) subject to certain conditions, one contingent value right (a "CVR") issued pursuant to the Contingent Value Rights Agreement (the "CVR Agreement") in the form attached as an exhibit to the Draft Agreement. The Draft Agreement further provides that in no event will the Exchange Ratio exceed 0.0917 or be less than 0.0550. The shares of Acquiror Common Stock and the CVRs to be issued in the Merger are collectively referred to herein as the "Consideration". In connection with the Agreement, certain holders of shares of Company Common Stock will enter into a Stockholder Voting Agreement with Acquiror (the "Voting Agreement"). The terms and conditions of the Merger are set out more fully in the Draft Agreement.

You have asked us whether, in our opinion, the Consideration is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock." The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Company Common Stock who are officers or directors (or who have representatives serving as directors) of the Company.

For purposes of this opinion we have, among other things:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning the Company prepared by the management of the Company;

          (iii) reviewed with the Acquiror certain publicly available estimates of research analysts relating to Acquiror;

          (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

Board of Directors
Aronex Pharmaceuticals, Inc.
April 23, 2001
Page  2

          (v) reviewed the financial terms and conditions set forth in the Draft Agreement and drafts, dated April 20, 2001, of the CVR Agreement and the Voting Agreement (collectively, the "Draft Agreements");

          (vi) reviewed the stock price and trading history of Acquiror Common Stock and Company Common Stock;

          (vii) compared the financial performance of Acquiror and the prices and trading activity of Acquiror Common Stock with that of certain other publicly traded companies comparable with Acquiror;

          (viii) compared the financial performance of the Company with that of certain publicly traded companies comparable to the Company;

          (ix) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

          (x)   reviewed the pro forma impact of the Merger;

          (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

          (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and other forward looking financial information (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, we have assumed that such forecasts and other forward looking financial information have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of each of the Company and Acquiror, respectively, and we have further assumed that such projections and other forward looking financial information will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreements without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel to the Company.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent

Board of Directors
Aronex Pharmaceuticals, Inc.
April 23, 2001
Page  3

developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Consideration. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion irrespective of the conclusion reached herein and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Acquiror including acting as co-manager for the Acquiror's filing of an initial public offering. In the ordinary course of business, we may trade in Acquiror's securities and the Company's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Acquiror's securities or the Company's securities.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Consideration is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          /s/ ROBERTSON STEPHENS INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

     Article V of Antigenics's By-laws provides that Antigenics shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Antigenics, or is or was serving, or has agreed to serve, at the request of Antigenics, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprises. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

     Section 145(g) of the Delaware General Corporation Law and Article V of By-laws of Antigenics provide that the company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

     Antigenics has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring Antigenics against certain of its obligations to indemnify its directors and officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Pursuant to the Delaware General Corporation Law, Section 6 of Article FIFTH of the Certificate of Incorporation of Antigenics eliminates a director's personal liability for monetary damages to Antigenics and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to Antigenics or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index immediately following the signature page.

     (b) Not applicable.

     (c) Opinion of Robertson Stephens, Inc. (included as Annex C to the proxy statement/prospectus which is a part of this Registration Statement).

ITEM 22.  UNDERTAKINGS

     (a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Woburn, Commonwealth of Massachusetts, as of May 22, 2001.

                                          ANTIGENICS INC.

                                          By: /s/ GARO H. ARMEN
                                            ------------------------------------
                                              Garo H. Armen
                                              President, Chief Executive Officer
                                              and Chairman of the Board of
                                              Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.

SIGNATURE                                                          TITLE                      DATE
---------                                                          -----                      ----

/s/ GARO H. ARMEN                                    President, Chief Executive           May 22, 2001
---------------------------------------------------  Officer and Chairman of the Board
Garo H. Armen, Ph.D.                                 of Directors (Principal Executive
                                                     Officer and Principal Financial
                                                     and Accounting Officer)

*                                                    Director                             May 22, 2001
---------------------------------------------------
Pramod Srivastava, Ph.D.

*                                                    Director                             May 22, 2001
---------------------------------------------------
Noubar Afeyan, Ph.D.

*                                                    Vice Chairman of the Board of        May 22, 2001
---------------------------------------------------  Directors, Executive Vice
Gamil de Chadarevian                                 President, International

*                                                    Director                             May 22, 2001
---------------------------------------------------
Tom Dechaene

                                                     Director
---------------------------------------------------
Sanford M. Litvack

*                                                    Director                             May 22, 2001
---------------------------------------------------
Donald Panoz

*                                                    Director                             May 22, 2001
---------------------------------------------------
Martin Taylor

*By: /s/ GARO H. ARMEN                                                                    May 22, 2001
-------------------------------------------------
     Garo H. Armen, Ph.D.
     Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  2.1     Agreement and Plan of Merger dated as of April 23, 2001,
          among Antigenics Inc., Nasa Merger Corp., and Aronex
          Pharmaceuticals (attached as Annex A to the proxy
          statement/prospectus contained in this registration
          statement).
  3.1+    Certificate of Incorporation of Antigenics Inc.
  3.2+    By-laws of Antigenics Inc.
  4.1+    Form of Common Stock Certificate.
  4.2+    Form of Warrant to purchase Common Stock, together with a
          list of holders.
  4.3+    Form of Subscription Agreement, as amended, together with a list of parties thereto.
  4.4     Form of Contingent Value Rights Agreement (included as Annex
          B to the proxy statement/prospectus which is a part of this registration statement).
  4.5     Form of Debenture. Filed as Exhibit 4.1 to the Report on
          From 8-K of Aquila Biopharmaceuticals, Inc. (File No.
          0-12081) and incorporated herein by reference.
  5.1     Opinion of Palmer & Dodge LLP. Filed herewith.
  8.1     Opinion of Palmer & Dodge LLP regarding certain U.S. federal income tax consequences of the merger. Filed herewith.
  8.2     Opinion of Andrews & Kurth L.L.P. regarding certain U.S.
          federal income tax consequences of the merger. Filed
          herewith.
  9.1     Form of Stockholder Voting Agreement, together with the list of signatories. Filed as Exhibit 2.2 to Antigenics's Current
          Report on Form 8-K on April 24, 2001, and incorporated
          herein by reference.
 23.1     Consent of KPMG LLP, independent accountants to Antigenics.
          Filed herewith.
 23.2     Consent of Arthur Andersen LLP, independent accountants to
          Aronex Pharmaceuticals, Inc. Filed herewith.
 23.3     Consent of Palmer & Dodge LLP (contained in Exhibit 5.1 and
          Exhibit 8.1 hereto).
 23.4     Consent of Andrews & Kurth L.L.P. (contained in Exhibit 8.2 hereto).
 23.5     Consent of PricewaterhouseCoopers LLP. Filed herewith.
 24.1     Power of Attorney. Filed herewith.
 99.1     Form of Proxy Card for holders of Aronex Pharmaceuticals
          stock. Filed herewith.
 99.2     Opinion of Robertson Stephens, Inc. (attached as Annex C to the proxy statement/prospectus contained in this
          registration statement).
 99.3     Consent of Robertson Stephens, Inc. Filed herewith.

---------------
+ Filed as an exhibit with the same number to Antigenics Inc.'s Registration
  Statement on Form S-1 (File No. 333-91747) and incorporated herein by reference.